     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1997
                                                               FILE NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           LAM RESEARCH CORPORATION
        (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CERTIFICATE)

        DELAWARE                     3559                    94-2634797
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                           LAM RESEARCH CORPORATION
                             4650 CUSHING PARKWAY
                           FREMONT, CALIFORNIA 94538
                                (510) 659-0200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              RICHARD H. LOVGREN
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           LAM RESEARCH CORPORATION
                             4650 CUSHING PARKWAY
                           FREMONT, CALIFORNIA 94538
                                (510) 659-0200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                                WITH COPIES TO:

      M. GREG ALLIO, ESQ.                   KENTON J. KING, ESQ.                   SARAH A. O'DOWD, ESQ.
SHARTSIS, FRIESE & GINSBURG LLP         SKADDEN, ARPS, SLATE, MEAGHER         HELLER EHRMAN WHITE & MCAULIFFE
ONE MARITIME PLAZA, 18TH FLOOR                   & FLOM LLP                        525 UNIVERSITY AVENUE
SAN FRANCISCO, CALIFORNIA 94111            FOUR EMBARCADERO CENTER              PALO ALTO, CALIFORNIA 94301
        (415) 421-6500                 SAN FRANCISCO, CALIFORNIA 94111                (415) 324-7000
                                               (415) 984-6400

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             Upon consummation of the Merger (as defined herein).
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================
                                                       PROPOSED
 TITLE OF EACH CLASS        AMOUNT         PROPOSED     MAXIMUM
         OF                 TO BE          MAXIMUM     AGGREGATE    AMOUNT OF
  SECURITIES TO BE      REGISTERED(1)   OFFERING PRICE OFFERING   REGISTRATION
     REGISTERED             SHARES       PER SHARE(2)  PRICE(2)       FEE(3)
----------------------------------------------------------------------------------
Common Stock ($0.001
 par value)...         8,843,361 shares     $29.21     $258,314,574.81  $78,277.14
==================================================================================

(1) Represents the number of shares of common stock of the Registrant which may be issued to former stockholders of OnTrak Systems, Inc. ("OnTrak") pursuant to the Merger described herein.
(2) Based on each share of OnTrak being converted into 0.83 of a share of common stock of the Registrant pursuant to the Merger described herein. Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee has been calculated as of June 24, 1997.
(3) The amount of the registration fee includes $62,775 previously paid pursuant to Section 14(g) of the Securities Act of 1934, as amended, in connection with the filing by the Registrant and OnTrak of a preliminary Joint Proxy Statement/Prospectus related to the proposed Merger.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A)
OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
             SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS
              OF THE INFORMATION REQUIRED BY THE ITEMS OF FORM S-4

                                                         LOCATION IN PROXY
              S-4 ITEM NUMBER AND CAPTION               STATEMENT/PROSPECTUS
              ---------------------------               --------------------
A.INFORMATION ABOUT THE TRANSACTION
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.......  Cover Page of Registration
                                                     Statement; Cross Reference
                                                     Sheet; Outside Front Cover
                                                     Page
  2. Inside Front and Outside Back Cover Pages of
     Prospectus...................................  Inside Front Cover Page;
                                                     Available Information;
                                                     Incorporation of Certain
                                                     Documents by Reference;
                                                     Table of Contents
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges, and Other Information...............  Summary; Risk Factors;
                                                     Comparative Per Share
                                                     Data; Comparative Market
                                                     Price Data
  4. Terms of the Transaction.....................  Summary; The Merger and
                                                     Related Transactions; Terms
                                                     of the Merger Agreement;
                                                     Comparison of Capital Stock
                                                     and Stockholder Rights
  5. Pro Forma Financial Information..............  Summary; Pro Forma Combined
                                                     Condensed Financial
                                                     Statements
  6. Material Contacts with the Company Being
     Acquired.....................................  The Merger and Related
                                                    Transactions
  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters..............................               *
  8. Interests of Named Experts and Counsel.......  Legal Matters; Experts
  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..................................               *

B.INFORMATION ABOUT THE REGISTRANT
 10. Information with Respect to S-3 Registrants..  Summary; Risk Factors;
                                                     Incorporation of Certain
                                                     Documents By Reference
 11. Incorporation of Certain Information by
     Reference....................................  Incorporation of Certain
                                                     Documents By Reference
 12. Information with Respect to S-2 or S-3
     Registrants..................................               *
 13. Incorporation of Certain Information by
     Reference....................................               *
 14. Information with Respect to Registrants Other
     Than S-3 or S-2 Registrants..................               *

C.INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15. Information with Respect to S-3 Companies....  Summary; Risk Factors; Pro
                                                     Forma Combined Condensed
                                                     Financial Statements;
                                                     Incorporation of Certain
                                                     Documents By Reference
 16. Information with Respect to S-2 or S-3
     Companies....................................               *
 17. Information with Respect to Companies Other
     Than S-2 or S-3 Companies....................               *

                                                        LOCATION IN PROXY
              S-4 ITEM NUMBER AND CAPTION             STATEMENT/PROSPECTUS
              ---------------------------             --------------------
 D.  VOTING AND MANAGEMENT INFORMATION
 18. Information if Proxies, Consents or
     Authorizations are to be Solicited...........  Incorporation of Certain
                                                     Documents By Reference;
                                                     Summary; Lam Special
                                                     Meeting; OnTrak Special
                                                     Meeting; The Merger and
                                                     Related Transactions
 19. Information if Proxies, Consents or
     Authorizations are not to be Solicited, or in
     an Exchange Offer............................              *

--------
* Omitted because inapplicable or answer is negative.

               LAM RESEARCH CORPORATION AND ONTRAK SYSTEMS, INC.

                             JOINT PROXY STATEMENT

                               ----------------

                      LAM RESEARCH CORPORATION PROSPECTUS

  Lam Research Corporation, a Delaware corporation ("Lam"), and OnTrak Systems, Inc., a Delaware corporation ("OnTrak"), have entered into an Agreement and Plan of Merger, dated as of March 24, 1997 (the "Merger Agreement") among Lam, OnTrak and Omega Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Lam ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into OnTrak, (the "Merger"), OnTrak will become a wholly-owned subsidiary of Lam, and each outstanding share of common stock of OnTrak, $0.0001 par value per share ("OnTrak Common Stock") will be converted into 0.83 of a share of the common stock of Lam, $0.001 par value per share ("Lam Common Stock"), subject to the following adjustment (the "Exchange Ratio"). If the average of the daily sales prices per share of the Lam Common Stock as reported on the Nasdaq National Market (the "Lam Closing Value") on the ten trading days ending the eighth trading day preceding the special meeting of the stockholders of OnTrak (the "Closing Calculation Period") is less than $30.00 and the Lam Closing Value is less than the OnTrak Walk Away Threshold (as defined in "Summary--The Merger" on page 12 below), then Lam may elect to adjust the Exchange Ratio to that number of shares of Lam Common Stock equal to $24.90 divided by the Lam Closing Value. If Lam determines not to adjust the Exchange Ratio in those circumstances, OnTrak has the option to terminate the Merger Agreement. As of June 25, 1997 assuming the Closing Calculation Period to be the ten trading days ending the trading day preceding June 25, 1997, the OnTrak Walk Away Threshold was $34.04. If adjusted, the Exchange Ratio will be fixed prior to the respective special meetings of stockholders of Lam and OnTrak. Stockholders may ascertain whether Lam has adjusted the Exchange Ratio or whether OnTrak has terminated the Merger Agreement by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www. lamrc.com at any time after July 25, 1997. If, subsequent to the mailing of the Proxy Card, a stockholder wishes to revoke or change such stockholder's vote, the stockholder may do so by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www.lamrc.com at any time after July 25, 1997 and following the instructions provided by the messages thereon. Based on the number of shares of OnTrak Common Stock outstanding as of March 31, 1997 and assuming an Exchange Ratio of 0.83 of a share of Lam Common Stock for each share of OnTrak Common Stock, a total of 6,422,165 shares of Lam Common Stock, representing an aggregate value of $229.6 million (based on the closing price for Lam Common Stock on June 25, 1997) and 17.3% of the outstanding shares of Lam Common Stock as of March 31, 1997, will be issued in connection with the Merger. In the event that Lam elects to adjust the Exchange Ratio, additional shares of Lam Common Stock may be issued in exchange for shares of OnTrak Common Stock. The issuance of additional shares of Lam Common Stock would result in the further dilution of the equity interests of Lam stockholders. As provided for in the Shareholder Rights Agreement dated as of January 23, 1997 between Lam and ChaseMellon Shareholder Services LLC ("Lam Rights Plan"), each share of Lam Common Stock issued in the Merger will be accompanied by one Lam right (a "Lam Right") to purchase one unit of a share of preferred stock of Lam for $250.00. In addition, each outstanding option or right to purchase shares of OnTrak Common Stock under OnTrak's stock option and stock purchase plans (the "OnTrak Stock Plans") will be assumed by Lam and will be converted into an option or right to purchase shares of Lam Common Stock, with appropriate adjustments based on the Exchange Ratio made to the number of shares issuable under such option, and to the exercise or purchase price of such options or rights. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated by reference herein. See "Terms of the Merger."

  On June 25, 1997, the last practicable date before the printing of this Joint Proxy Statement/Prospectus, the closing price of Lam Common Stock as reported on the Nasdaq National Market ("Nasdaq") was $35.75, and the closing price of OnTrak Common Stock as reported on Nasdaq was $28.75. The equivalent market price per share of OnTrak Common Stock, based on an Exchange Ratio of
0.83 of a share of Lam Common Stock for each share of OnTrak Common Stock and assuming that the Merger had been consummated on such day, is $29.67.

  Pursuant to stockholder agreements, certain executive officers and directors who beneficially own shares of OnTrak Common Stock, and certain other stockholders of OnTrak, who in the aggregate beneficially own approximately 26% of all outstanding shares of OnTrak Common Stock, intend to vote in favor of the adoption of the Merger Agreement.

                                                       (Continued on next page)

      The date of this Joint Proxy Statement/Prospectus is July 7, 1997.

(Continued from preceding page)

  In addition to approval of the issuance of shares of Lam Common Stock pursuant to the Merger Agreement (the "Share Issuance"), at the special meeting of the stockholders of Lam, holders of Lam Common Stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Lam 1997 Stock Incentive Plan (the "Lam 1997 Stock Plan"), (ii) a proposal to amend the Certificate of Incorporation of Lam (the "Certificate") to eliminate stockholder action by written consent (the "Written Consent Amendment"), and
(iii) a proposal to amend the Certificate to eliminate cumulative voting in the election of members of the Lam Board of Directors (the "Cumulative Voting Amendment" and together with the "Written Consent Amendment," the "Certificate of Incorporation Amendments"). See "Lam Special Meeting."

  This Joint Proxy Statement/Prospectus is being furnished to holders of Lam Common Stock, in connection with the solicitation of proxies by the Lam Board of Directors (the "Lam Board") for use at the special meeting of Lam stockholders (the "Lam Special Meeting") to be held on August 5, 1997, at the offices of Lam at 4650 Cushing Parkway, Fremont, California, commencing at 2:00 p.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of OnTrak Common Stock, in connection with the solicitation of proxies by the OnTrak Board of Directors (the "OnTrak Board") for use at the special meeting of OnTrak stockholders (the "OnTrak Special Meeting") to be held on August 5, 1997, at the offices of OnTrak at 1010 Rincon Circle, San Jose, California, commencing at 2:00 p.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus constitutes the prospectus of Lam with respect to shares of Lam Common Stock to be issued in the Merger in exchange for outstanding shares of OnTrak Common Stock.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. THE RESPECTIVE STOCKHOLDERS OF LAM AND ONTRAK ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 23 UNDER "RISK FACTORS."

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to the respective stockholders of Lam and OnTrak on or about July 7, 1997.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   4
TRADEMARKS...............................................................   5
FORWARD-LOOKING STATEMENTS...............................................   5
SUMMARY..................................................................   6
  The Companies..........................................................   6
  Special Meeting of Stockholders of Lam.................................   7
  Special Meeting of Stockholders of OnTrak..............................   9
  Risk Factors...........................................................  10
  Reasons for the Merger.................................................  10
  Opinions of Financial Advisors.........................................  10
  Income Tax Treatment...................................................  11
  Regulatory Matters.....................................................  11
  Accounting Treatment...................................................  11
  The Merger.............................................................  11
  Interests of Certain Persons in the Merger.............................  16
  Market and Price Data for Lam Common Stock and OnTrak Common Stock.....  18
  Comparative Rights of Stockholders of Lam and OnTrak...................  18
  Appraisal Rights.......................................................  18
  Lam 1997 Stock Plan....................................................  18
  Certificate of Incorporation Amendments................................  19
RECENT EVENTS............................................................  19
  Lam Third Quarter 1997 Results.........................................  19
  Lam Reserve and Non-Recurring Charge for At-Risk Receivables...........  19
  Sublease Between Lam and OnTrak........................................  19
SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA.......  20
RISK FACTORS.............................................................  23
COMPARATIVE PER SHARE DATA...............................................  32
COMPARATIVE MARKET PRICE DATA............................................  33
LAM SPECIAL MEETING......................................................  34
  Date, Time and Place of Lam Special Meeting............................  34
  Purpose................................................................  34
  Record Date and Outstanding Shares.....................................  34
  Vote Required..........................................................  34
  Proxies................................................................  34
  Solicitation of Proxies; Expenses......................................  35
ONTRAK SPECIAL MEETING...................................................  36
  Date, Time and Place of OnTrak Special Meeting.........................  36
  Purpose................................................................  36
  Record Date and Outstanding Shares.....................................  36
  Vote Required..........................................................  36
  Proxies................................................................  36
  Solicitation of Proxies; Expenses......................................  37
THE MERGER AND RELATED TRANSACTIONS......................................  38
(Proposal No. 1 for Lam Stockholders and the Only Proposal for OnTrak
 Stockholders)...........................................................  38
  Joint Reasons For the Merger...........................................  38
  Lam's Reasons For the Merger...........................................  39
  OnTrak's Reasons For the Merger........................................  40

                                                                            PAGE
                                                                            ----
  Material Contacts and Board Deliberations...............................   41
  Opinion of Lam's Financial Advisor......................................   44
  Opinion of OnTrak's Financial Advisor...................................   48
  Certain Federal Income Tax Considerations...............................   52
  Governmental and Regulatory Approvals...................................   54
  Accounting Treatment....................................................   54
TERMS OF THE MERGER.......................................................   56
  Effective Time..........................................................   56
  Manner and Basis of Converting Shares...................................   56
  Stock Ownership Following the Merger....................................   57
  Conduct Following the Merger............................................   58
  Conduct of Lam's Business and OnTrak's Business Prior to the Merger.....   58
  No Solicitation.........................................................   60
  Fees; Expenses and Break Up Fees........................................   62
  Conditions to the Merger................................................   62
  Termination of the Merger Agreement.....................................   63
  Affiliate Agreements....................................................   64
  Stockholder Agreements..................................................   65
  New Bagley Employment Agreement.........................................   65
  Employee Benefits.......................................................   66
  Interests of Certain Persons............................................   67
  Appraisal Rights........................................................   68
COMPARISON OF CAPITAL STOCK AND STOCKHOLDER RIGHTS........................   69
  Description of Lam Capital Stock........................................   69
  Description of OnTrak Capital Stock.....................................   70
  Comparison of Stockholder Rights........................................   71
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.........................   74
PRO FORMA COMBINED CONDENSED BALANCE SHEET................................   75
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS......................   76
NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................   81
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY LAM STOCKHOLDERS.....   82
  Proposal Two--Approval and Adoption of Lam 1997 Stock Plan..............   82
  Proposal Three--Amendment to Certificate of Incorporation--Elimination
   of Stockholder Written Consent.........................................   90
  Proposal Four--Amendment to Certificate of Incorporation--Elimination of
   Cumulative Voting......................................................   91
LEGAL MATTERS.............................................................   92
EXPERTS...................................................................   92
ANNEX A    Agreement and Plan of Merger, dated as of March 24, 1997, among
           Lam Research Corporation, Omega Acquisition Corporation and
           OnTrak Systems, Inc............................................  A
ANNEX B-1Form of Lam Affiliates Agreement, dated as of March 24, 1997.....  B-1
ANNEX B-2Form of OnTrak Affiliates Agreement, dated as of March 24, 1997..  B-2
ANNEX C-1Form of Stockholder Agreement for individual stockholders, dated as of March 24, 1997.....................................................  C-1
ANNEX C-2Form of Stockholder Agreement for TA Associates, dated as of
 March 24, 1997...........................................................  C-2
ANNEX D Form of Lam Research Corporation 1997 Stock Incentive Plan........  D
ANNEX E Certificate of Amendment of Certificate of Incorporation of Lam
 Research Corporation ....................................................  E
ANNEX F Opinion of Smith Barney Inc. .....................................  F
ANNEX G Opinion of Deutsche Morgan Grenfell Inc...........................  G

                             AVAILABLE INFORMATION

  Lam and OnTrak are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Electronic copies of all such reports are also available on the World Wide Web at http://www.sec.gov/edgarhp.htm. In addition, each of the Lam Common Stock and OnTrak Common Stock is listed and traded on Nasdaq, and such reports, proxy statements and other information concerning Lam and OnTrak are available for inspection and copying at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Lam has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Lam Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission or obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LAM, ONTRAK, OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LAM OR ONTRAK SINCE THE DATE HEREOF, OR THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Lam incorporates by reference herein the following documents filed with the Commission (File Number 000-12933) pursuant to the Exchange Act:

    1. Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

    2. Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997.

    3. Current Reports on Form 8-K reporting events on January 23, 1997 (filed on February 4, 1997 and amended on March 17, 1997), and March 24, 1997 (filed on March 31, 1997).

    4. Description of Lam Common Stock contained in Registration Statement on Form S-1 filed with the Commission on May 4, 1984.

    5. Description of Lam Preferred Stock Purchase Rights contained in Registration Statement on Form 8-A filed with the Commission on January 28, 1997 (amended on January 30, 1997).

  OnTrak incorporates by reference herein the following documents filed with the Commission (File Number 000-26222) pursuant to the Exchange Act:

    1. Annual Report on Form 10-K for the fiscal year ended June 30, 1996, as amended by Annual Report on Form 10-K/A.

    2. Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997.

    3. Current Reports on Form 8-K reporting events on September 18, 1996 (filed on September 23, 1996), November 22, 1996 (filed on November 26,
  1997) and March 24, 1997 (filed on April 1, 1997).

    4. Description of OnTrak Common Stock contained in Registration Statement on Form 8-A filed with the Commission on June 9, 1995.

  All documents filed by OnTrak and Lam pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Lam Special Meeting and the OnTrak Special Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents and reports.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to OnTrak and its subsidiaries has been supplied by OnTrak and all such information relating to Lam and its subsidiaries has been supplied by Lam.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO LAM, FROM LAM, 4650 CUSHING PARKWAY, FREMONT, CALIFORNIA 94538 ATTENTION: DAVID L. RINGLER; TELEPHONE NUMBER (510) 659-0200, AND IN THE CASE OF DOCUMENTS RELATING TO ONTRAK, FROM ONTRAK, 1010 RINCON CIRCLE, SAN JOSE,

CALIFORNIA 95131, ATTENTION: KATHLEEN BELA; TELEPHONE NUMBER: (408) 577-1010. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY SUCH REQUEST SHOULD BE MADE BY JULY 28, 1997.

                                  TRADEMARKS

  Aurora 2000(TM), Aurora 4000(TM), DSS(R), DSS-150(R), DSS-200(R),
Synergy(TM) and Synergy Integra(TM) are trademarks of OnTrak. Advanced Capabilities Rainbow(TM), Transformer Coupled Plasma(TM), TCP(TM), DSM(TM), Alliance(TM) and Continuum(TM) are trademarks of Lam. Tradenames and trademarks of other companies appearing in this Joint Proxy
Statement/Prospectus are the property of their respective holders.

                          FORWARD-LOOKING STATEMENTS

  Other than statements of historical fact, statements made in this Joint Proxy Statement/Prospectus, including statements as to the benefits expected to result from the Merger and as to future operating results and financial performance and the analyses performed by the financial advisors to Lam and OnTrak, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" below, which stockholders should carefully review.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated by reference herein. Stockholders of both Lam and OnTrak are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto. Capitalized terms used herein and not defined shall have the meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus.

THE COMPANIES

 Lam Research Corporation

  Lam is a leading global supplier of advanced processing equipment used in the fabrication of semiconductors. Lam's processing systems are used to deposit special films on a substrate ("deposition") and to selectively remove portions of various films ("etch") to create an integrated circuit. Deposition and etch processes, which are repeated numerous times during the fabrication cycle, are required to manufacture every semiconductor device produced today. Lam's advanced etch technology is also used to process device features in flat panel displays ("FPDs").

  Lam currently sells a broad range of plasma (dry) etch products to address specific applications, including the Advanced Capabilities Rainbow(TM) and TCP(TM) product lines. Lam's TCP etchers utilize a high density plasma process to etch device features down to 0.18 micron. In the deposition market, Lam offers its DSM(TM) 9800 low pressure (LP) chemical vapor deposition ("CVD") systems, a fully automated batch thermal CVD system for pre-metal dielectric applications, and its DSM 9900 high density plasma (HDP) CVD system, which addresses advanced intermetal passivation dielectric applications for logic and microprocessor integrated circuits as well as shallow trenches for isolation in memory circuits. All current generation TCP and DSM 9900 modules are available on Lam's Alliance(TM) multi-chamber platform. Lam formally entered the FPD market in 1996 with the introduction of its TCP-based Continuum(TM) etch system.

  Lam is focused on providing its global customer base with advanced process solutions with the highest reliabilities for the lowest possible cost. Lam is highly regarded for its leading-edge technology and outstanding worldwide customer service.

  In the event the Merger is not approved by Lam stockholders, Lam will continue current operations, focussing on its etch, CVD and FPD product lines. Lam will also continue to evaluate the addition of complementary product lines, including post-chemical mechanical planarization or CMP, either through combinations or alliances with other companies or internal development.

  Lam was originally incorporated in California in 1980 and reincorporated in Delaware in 1989. Lam's executive offices are located at 4650 Cushing Parkway, Fremont, California 94538, and its telephone number is (510) 659-0200. For further information concerning Lam, see "--Selected Historical and Selected Pro Forma Combined Financial Data," "Available Information" and "Incorporation of Certain Documents By Reference."

 OnTrak Systems, Inc.

  OnTrak is a provider of semiconductor capital equipment for use in the cleaning stage of CMP. CMP enables the fabrication of advanced semiconductor devices featuring design rules of 0.5 micron and below with multiple metal layers. CMP consists of two steps: first, polishing the wafer through the use of a chemical and mechanical polishing process; and, second, cleaning the residue from the polished wafer. OnTrak has focused on the cleaning stage of CMP since 1991 and has gained expertise in CMP process technology through its internal research and development programs, close working relationships with customers and technology collaboration activities with industry consortia and with suppliers of complementary equipment and consumables. OnTrak offers products to address the requirements of its customers for CMP cleaning and other application-specific cleaning systems.


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


  OnTrak currently offers a family of products for wafer cleaning applications and is developing a CMP polishing system. In addition to CMP cleaning, OnTrak's cleaning systems can be used before and after a number of essential semiconductor process steps, such as CVD, etch and photoresist removal. As a result, OnTrak's cleaning systems are used repeatedly in the fabrication cycle to remove yield-impairing residue and contaminants from wafer surfaces. OnTrak sells its products to leading semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim.

  OnTrak's strategy is to maintain a leading market position in CMP cleaning systems, to pursue additional cleaning applications, and to leverage its CMP expertise to develop and introduce its CMP polishing system. OnTrak's CMP polisher, which is currently under development, is being used at OnTrak's facility and at selected customer development sites for preliminary evaluation.

  If the Merger is not consummated, OnTrak will continue current operations. OnTrak may, from time to time, also consider strategic alliances or other relationships to strengthen its business in light of then existing market conditions.

  OnTrak was originally incorporated in California in June 1985 as "Teleparts International, Inc.," changed its name to OnTrak Systems, Inc. in July 1991 and reincorporated in Delaware in November 1996. OnTrak's executive offices are located at 1010 Rincon Circle, San Jose, California 95131, and its telephone number is (408) 577-1010. For further information concerning OnTrak, see "-- Selected Historical and Selected Pro Forma Combined Financial Data," "Available Information" and "Incorporation of Certain Documents by Reference."

 Omega Acquisition Corporation

  Omega Acquisition Corporation ("Merger Sub") is a corporation incorporated in Delaware on March 18, 1997 by Lam for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 4650 Cushing Parkway, Fremont, California 94538, and its telephone number is (510) 659-0200.

 Combined Company

  The combined company, on a pro forma basis, had revenues of $790.6 million for the nine months ended March 31, 1997, 94% of which were attributable to Lam and 6% of which were attributable to OnTrak. Total assets as of March 31, 1997, on a pro forma basis, were $990.1 million, 93% of which were attributable to Lam and 7% of which were attributable to OnTrak.

  Following consummation of the Merger, Lam intends to integrate the operations of OnTrak into those of Lam while maintaining OnTrak as a separate business unit which will continue to focus on CMP cleaning and polishing. To the extent possible, Lam will integrate sales and administrative functions currently conducted by OnTrak with Lam's existing operations.

SPECIAL MEETING OF STOCKHOLDERS OF LAM

 Time, Date, Place and Purpose

  The Lam Special Meeting will be held at the offices of Lam at 4650 Cushing Parkway, Fremont, California on August 5, 1997 at 2:00 p.m., local time. The purpose of the Lam Special Meeting is to consider and vote upon (i) a proposal (the "Share Issuance") to approve the issuance of shares of Lam Common Stock to the stockholders of OnTrak pursuant to the Merger Agreement, (ii) a proposal (the "Lam 1997 Stock Plan Adoption") to approve and adopt the Lam Research Corporation 1997 Stock Incentive Plan (the "Lam 1997 Stock Plan"), (iii) a proposal to amend the Certificate of Incorporation of Lam (the "Certificate") to eliminate stockholder action by written consent (the "Written Consent Amendment"), and (iv) a proposal to amend the Certificate to eliminate cumulative voting in the election of members of the Lam Board (the "Cumulative Voting

Amendment" and together with the Written Consent Amendment, the "Certificate of Incorporation Amendments"). The Share Issuance, the Lam 1997 Stock Plan Adoption, and the Certificate of Incorporation Amendments shall be collectively referred to herein as the "Lam Proposals." See "Lam Special Meeting--Date, Time and Place of Special Meeting," and "--Purpose."

 Record Date, Proxies and Vote Required

  Only Lam stockholders of record at the close of business on July 3, 1997 (the "Lam Record Date") are entitled to notice of and to vote at the Lam Special Meeting. Each stockholder is entitled to one vote for each share of Lam Common Stock on all matters proposed at the Lam Special Meeting.

  Pursuant to the rules of Nasdaq, the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote is required to approve the Share Issuance and the Lam 1997 Stock Plan Adoption. Pursuant to Delaware General Corporation Law ("DGCL"), the affirmative vote of a majority of the shares of Lam Common Stock issued and outstanding as of the Lam Record Date is required to approve the Certificate of Incorporation Amendments.

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Lam Common Stock entitled to vote at the Lam Special Meeting shall constitute a quorum. Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Lam Special Meeting. In the Share Issuance and the Lam 1997 Stock Plan Adoption, requiring approval by a majority of the total present in person or by proxy and entitled to vote, abstentions will be counted in the tabulation of the voting results and will be treated as votes against the proposal. Broker non-votes will not be treated as "entitled to vote" and will have no effect on the voting result. In the Certificate of Incorporation Amendments, requiring approval by a majority of the shares of Lam Common Stock issued and outstanding as of the Record Date, abstentions and broker non-votes will be treated as votes against the proposals. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. It is not expected that any matters other than those contemplated by the Lam Proposals will be brought before the Lam Special Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any such matters, including without limitation, a proposal to adjourn the Lam Special Meeting. If a proxy is returned which specifies a vote against the Share Issuance, such discretionary authority will not be used to adjourn the Lam Special Meeting in order to solicit additional votes in favor of the Share Issuance. See "Special Meeting--Record Date and Outstanding Shares" and "--Vote Required."

  As of March 31, 1997, officers and directors of Lam beneficially owned an aggregate of 162,161 shares of Lam Common Stock representing 0.529% of the issued and outstanding shares of Lam Common Stock. As of the Lam Record Date, there were approximately 1,081 stockholders of record of Lam Common Stock and 30,884,205 shares of Lam Common Stock outstanding, each of which shares will be entitled to one vote on each matter to be acted upon at the Lam Special Meeting. See "Special Meeting--Vote Required."

 Recommendations of the Lam Board

  The Lam Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of Lam and its stockholders. After careful consideration, the Lam Board unanimously recommends a vote in favor of (i) the Share Issuance, (ii) the Lam 1997 Stock Plan Adoption, (iii) the Written Consent Amendment, and (iv) the Cumulative Voting Amendment. Stockholders should read this Joint Proxy Statement/Prospectus (including information deemed incorporated herein by reference) carefully before voting. See "The Merger and Related Transactions--Joint Reasons For the Merger," "--Lam's Reasons For the Merger" and "--Material Contacts and Board Deliberations."

SPECIAL MEETING OF STOCKHOLDERS OF ONTRAK

 Time, Date, Place and Purpose

  The OnTrak Special Meeting will be held at the offices of OnTrak at 1010 Rincon Circle, San Jose, California on August 5, 1997, 2:00 p.m., local time. The purpose of the OnTrak Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, providing for the Merger of Merger Sub with and into OnTrak. As a result of the Merger, OnTrak will become a wholly-owned subsidiary of Lam. In the Merger, each outstanding share of OnTrak Common Stock will be converted into and represent the right to receive
0.83 of a share of Lam Common Stock, subject to adjustment in certain circumstances. (See "Terms of the Merger--Manner and Basis of Converting Shares.") Each share of Lam Common Stock issued in connection with the Merger will be accompanied by one Lam Right pursuant to the Lam Rights Plan adopted by the Lam Board on January 23, 1997. See "OnTrak Special Meeting--Date, Time and Place of OnTrak Special Meeting," and "--Purpose."

 Record Date, Proxies and Vote Required

  Only stockholders of OnTrak at the close of business on July 3, 1997 (the "OnTrak Record Date") are entitled to notice of and to vote at the OnTrak Special Meeting. Each stockholder is entitled to one vote for each share of OnTrak Common Stock.

  Pursuant to the DGCL, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of OnTrak Common Stock entitled to vote thereon. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of OnTrak Common Stock entitled to vote at the OnTrak Special Meeting shall constitute a quorum. Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the OnTrak Special Meeting. Since approval and adoption of the Merger Agreement requires approval of a majority of the shares of OnTrak Common Stock issued and outstanding as of the OnTrak Record Date, abstentions and broker non-votes will be treated as votes against such proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. It is not expected that any other matter other than approval and adoption of the Merger Agreement will be brought before the OnTrak Special Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on such matters, including without limitation, any proposal to adjourn the OnTrak Special Meeting. If a proxy is returned which specifies a vote against approval and adoption of the Merger Agreement, such discretionary authority will not be used to adjourn the OnTrak Special Meeting in order to solicit additional votes in favor of the Merger.

  Certain executive officers and directors who beneficially own shares of OnTrak Common Stock and certain other stockholders of OnTrak, who in the aggregate beneficially own approximately 26% of the outstanding shares of OnTrak Common Stock as of March 31, 1997, have entered into Stockholder Agreements (the "Stockholder Agreements") with Lam. Pursuant to the Stockholder Agreements, the foregoing persons have agreed to vote their shares in favor of the adoption of the Merger Agreement. In addition, such persons have granted irrevocable proxies to Lam to vote such persons' OnTrak Common Stock in favor of the Merger.

  As of March 31, 1997, officers and directors of OnTrak beneficially owned an aggregate of 1,153,924 outstanding shares of OnTrak Common Stock representing 14.9% of the issued and outstanding shares of OnTrak Common Stock. As of the OnTrak Record Date, there were approximately 165 stockholders of record of OnTrak Common Stock and 7,763,177 shares of OnTrak Common Stock outstanding, each of which shares will be entitled to one vote on each matter to be acted upon at the Special Meeting. See "OnTrak Special Meeting--Vote Required."

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


 Recommendation of the OnTrak Board

  The OnTrak Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of OnTrak and its stockholders. After careful consideration, the OnTrak Board unanimously recommends a vote in favor of approval and adoption of the Merger Agreement and approval of the Merger. Stockholders should read this Joint Proxy Statement/Prospectus (including information deemed incorporated herein by reference) carefully prior to voting. See "The Merger and Related Transactions--Joint Reasons For the Merger," "-- OnTrak's Reasons For the Merger," and "--Material Contacts and Board Deliberations."

RISK FACTORS

  Stockholders of Lam and OnTrak should carefully evaluate the matters set forth under "Risk Factors." Factors to be considered, among other things, include the potential for fluctuation in the number of shares of Lam Common Stock to be issued in the Merger as well as certain risks associated with the business and operations of Lam and its subsidiaries. See "Risk Factors."

REASONS FOR THE MERGER

  The Boards of Directors of Lam and OnTrak have unanimously approved the Merger and the Merger Agreement and the transactions contemplated thereby with the expectation that, by combining the complementary product lines of the two companies, the combined company will have the potential to realize long-term synergies and improved financial and operating results. See "The Merger and Related Transactions--Joint Reasons for the Merger," "--Lam's Reasons for the Merger," and "--OnTrak's Reasons for the Merger."

OPINIONS OF FINANCIAL ADVISORS

 Lam

  Smith Barney Inc. ("Smith Barney"), Lam's financial advisor, has delivered to the Lam Board a written opinion dated March 24, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Lam. The full text of the written opinion of Smith Barney dated March 24, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex F to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed to the Lam Board and relates only to the fairness of the Exchange Ratio from a financial point of view to Lam, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Lam Special Meeting. See "The Merger--Opinion of Lam's Financial Advisor" and Annex F attached hereto.

 OnTrak

  Deutsche Morgan Grenfell Inc. ("DMG") has delivered to the OnTrak Board a written opinion dated March 24, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of OnTrak Common Stock. The full text of the written opinion of DMG, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex G to this Joint Proxy Statement/Prospectus, and should be read carefully in its entirety. DMG's opinion relates only to the fairness of the Exchange Ratio pursuant to the Merger Agreement from the financial point of view to holders of OnTrak Common Stock and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the OnTrak Special Meeting. See "The Merger and Related Transactions--Opinion of OnTrak's Financial Advisor" and Annex G attached hereto.


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INCOME TAX TREATMENT

  The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of OnTrak Common Stock on the exchange of their shares of OnTrak Common Stock solely for shares of Lam Common Stock except with respect to cash, if any, received in lieu of fractional shares of Lam Common Stock. As a condition to the consummation of the Merger, each of OnTrak and Lam will have received an opinion from their respective counsel that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. However, all OnTrak stockholders are urged to consult their own tax advisors. See "The Merger and Related Transactions--Certain Federal Income Tax Considerations."

REGULATORY MATTERS

  Consummation of the Merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The notifications required under the HSR Act as well as certain information have been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Lam received notification of the early termination of the specified waiting period under the HSR Act for the Merger on April 15, 1997. The Merger will also need to satisfy the requirements of the federal securities laws and applicable securities and "blue sky" laws of the state of New York. See "The Merger and Related Transactions--Governmental and Regulatory Approvals."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by Lam and OnTrak of letters from Ernst & Young LLP, Lam's independent auditors, and Price Waterhouse LLP, OnTrak's independent accountants, reaffirming each firm's concurrence with Lam management's and OnTrak management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger, if consummated in accordance with the Merger Agreement, under Accounting Principles Board ("APB") Opinion No. 16 and the related interpretations of the American Institute of Certified Public Accountants ("AICPA") and the Financial Accounting Standards Board ("FASB") and the rules and regulations of the Commission. On March 24, 1997, Lam received a letter from Ernst & Young LLP affirming that firm's concurrence with Lam management's and OnTrak Management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger, if consummated in accordance with the Merger Agreement. On March 24, 1997, OnTrak received a letter from Price Waterhouse LLP affirming that firm's concurrence with OnTrak management's conclusions that OnTrak qualifies for pooling-of-interests accounting for the Merger, if consummated in accordance with the Merger Agreement. Pursuant to the Merger Agreement, on July 2, 1997, two business days prior to the date of this Joint Proxy Statement/Prospectus, Price Waterhouse LLP delivered to OnTrak a letter affirming that firm's concurrence with OnTrak management's conclusions that OnTrak qualifies for pooling-of-interests accounting for the Merger, if consummated in accordance with the Merger Agreement. Pursuant to the Merger Agreement, on July 2, 1997, two business days prior to the date of this Joint Proxy Statement/Prospectus, Ernst & Young LLP delivered to Lam a letter affirming that firm's concurrence with Lam management's and OnTrak management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB Opinion No. 16 if closed and consummated in accordance with the Merger Agreement. See "The Merger and Related Transactions--Accounting Treatment."

THE MERGER

 Terms of the Merger; Exchange Ratio

  At the Effective Time (as defined below) of the Merger, Merger Sub will merge with and into OnTrak and OnTrak will become a wholly-owned subsidiary of Lam. Once the Merger is consummated, Merger Sub will cease to exist as a corporation with OnTrak remaining as the surviving corporation (the "Surviving

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

Corporation"). As a result of the Merger, each outstanding share of OnTrak Common Stock will be converted into the right to receive 0.83 of a share of Lam Common Stock, subject to adjustment as set forth below, and each outstanding option or right to purchase shares of OnTrak Common Stock under the OnTrak Stock Plans will be assumed by Lam and will be converted into an option to purchase shares of Lam Common Stock, with appropriate adjustments made to the number of shares issuable under the option and to the exercise price of the options and rights, based on the Exchange Ratio.

  In the event that the Lam Closing Value is less than $30.00 per share and is less than the OnTrak Walk Away Threshold (as defined below), Lam may, but is not obligated to, adjust the Exchange Ratio so that it equals $24.90 divided by the Lam Closing Value. As of June 25, 1997 assuming the Closing Calculation Period to be the ten trading days ending the trading day preceding June 25, 1997, the OnTrak Walk Away Threshold was $34.04. If Lam determines not to adjust the Exchange Ratio in those circumstances, OnTrak has the option to terminate the Merger Agreement. The OnTrak Board has not made any determination as to what course of action it would take in such event. The OnTrak Board would make its decision, consistent with the exercise of its fiduciary duties, based on all material facts and circumstances existing at such time, including, without limitation, recent developments in the businesses of Lam and OnTrak as of such date, the OnTrak Board's view of the impact that termination of the Merger Agreement would have on OnTrak, the advice of its financial advisor and legal counsel, and such other factors as the OnTrak Board deems relevant at such time. The parties will promptly announce any determination by OnTrak not to terminate the Merger Agreement under the foregoing circumstances. If the Lam Closing Value is less than $30.00 per share and is less than the OnTrak Walk Away Threshold, Lam elects not to adjust the Exchange Ratio and OnTrak determines not to exercise its right to terminate the Merger Agreement under such circumstances, whether OnTrak will recirculate proxy materials to its stockholders prior to the OnTrak Special Meeting will be determined by the OnTrak Board at such time. Such determination will be made in light of the factors described above and taking into account that provision for changing or revoking stockholder votes subsequent to mailing the proxy card.

  The "OnTrak Walk Away Threshold" is computed as the product of (a) 0.85 multiplied by (b) the product of $35.464 (the average of the daily closing sale prices per share of Lam Common Stock on Nasdaq on the ten trading days ended with the trading day preceding the date of the Merger Agreement) multiplied by a fraction, the numerator of which is the Semiconductor Equipment Group Closing Index (as defined below) and the denominator of which is 100. Assuming that the Lam Closing Value is below $30.00, the OnTrak Walk Away Threshold is triggered if the performance of the Lam Common Stock during the period between March 24, 1997 and the calculation of the Lam Closing Value falls more than 15% below the performance over the same period of an index (the "Semiconductor Equipment Group Closing Index") of semiconductor equipment companies consisting of:
Applied Materials, Inc., Novellus Systems, Inc., KLA-Tencor Corporation, Silicon Valley Group, Inc. and Ultratech Stepper, Inc. For purposes of the comparison, each of the foregoing companies was assigned a reference price on March 24, 1997 equal to the average closing sale price over the ten trading days ending March 21, 1997 (the "Reference Prices"), and the closing values of each of the index companies will be calculated over the Closing Calculation Period to determine if the Semiconductor Equipment Group Closing Index has outperformed the Lam Common Stock by more than 15% during this period. In the event that Lam adjusts the Exchange Ratio, additional shares of Lam Common Stock will be issued in exchange for shares of OnTrak Common Stock. The issuance of additional shares of Lam Common Stock would result in further dilution of the equity interests of Lam stockholders. If adjusted, the Exchange Ratio will be fixed prior to the Lam Special Meeting and OnTrak Special Meeting. Stockholders may ascertain whether Lam has adjusted the Exchange Ratio or whether OnTrak has terminated the Merger Agreement by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www.lamrc.com at anytime after July 25, 1997. If, subsequent to the mailing of the Proxy Card, a stockholder wishes to revoke or change such stockholder's vote, the stockholder may do so by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www.lamrc.com at any time after July 25, 1997, and following the instructions provided by the messages thereon. Lam stockholders and OnTrak stockholders are encouraged to obtain current market quotations for Lam Common Stock and OnTrak Common Stock prior to the Lam Special Meeting and the OnTrak Special Meeting, respectively.

  On June 25, 1997, the last practicable date before the printing of this Joint Proxy Statement/Prospectus, the closing price of Lam Common Stock as reported on Nasdaq was $35.75, and the closing price of OnTrak Common Stock as reported on Nasdaq was $28.75. The equivalent market price per share of OnTrak Common Stock, based on an Exchange Ratio of 0.83 of a share of Lam Common Stock for each share of OnTrak Common Stock and assuming that the Merger had been consummated on such day, was $29.67.

  In lieu of any fractional shares of Lam Common Stock, each holder of OnTrak Common Stock who would be entitled to receive a fractional share of Lam Common Stock will be paid an amount in cash equal to the product of (i) such fraction multiplied by (ii) the average closing price of a share of Lam Common Stock for the ten most recent trading days ending on the trading day preceding the Effective Time, as reported on Nasdaq; provided that in no case shall the amounts paid in exchange for all such fractional shares exceed 10% of the value of the total shares of Lam Common Stock issued to stockholders of OnTrak in connection with the Merger. See "Terms of the Merger--Manner and Basis of Converting Shares."

 Toll-Free Number; Website

  Stockholders may call telephone number 1-888-LAM-TRAK or log onto the World Wide Web at http://www.lamrc.com at any time after July 25, 1997, to ascertain whether Lam has adjusted the Exchange Ratio or whether OnTrak has terminated the Merger Agreement. If, subsequent to the mailing of the Proxy Card, a stockholder wishes to revoke or change such stockholder's vote, the stockholder may do so by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www.lamrc.com at any time after July 25, 1997 and following the instructions provided by the messages thereon.

 Effective Time of the Merger

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Lam, OnTrak and Merger Sub and specified in the Certificate of Merger (the "Effective Time"). The Certificate of Merger will be filed as soon as practicable on or after the Closing Date (as defined in the Merger Agreement). The Closing (as defined in the Merger Agreement) will occur at the offices of Shartsis, Friese & Ginsburg LLP on a date to be specified by the parties, which will be no later than the third business day after the satisfaction or waiver of the conditions to the Merger or such other date as the parties agree. The Closing and the Effective Time are anticipated to be on or about August 5, 1997.

 Exchange of OnTrak Stock Certificates

  Promptly after the Effective Time, Lam, acting through ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent"), will deliver to each OnTrak stockholder of record as of the Effective Time a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of OnTrak Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF ONTRAK COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each then outstanding option or right to purchase OnTrak Common Stock will be assumed by Lam without any action on the part of the holder thereof, and the number of shares issuable thereunder and the exercise price thereof will be appropriately adjusted according to the Exchange Ratio. OPTION AND STOCK PURCHASE AGREEMENTS NEED NOT BE SURRENDERED. See "Terms of the Merger--Manner and Basis of Converting Shares."

 Form S-8 Registration Statement

  No later than three (3) business days after the Closing, Lam will file a registration statement on Form S-8 under the Securities Act covering the shares of Lam Common Stock issuable upon the exercise of options or rights to purchase shares of OnTrak Common Stock to be assumed by Lam at the Effective Time. See "Terms of the Merger--Manner and Basis of Converting Shares."

 Stock Ownership Following the Merger

  Based on the capitalization of OnTrak as of the close of business on March 31, 1997 and an Exchange Ratio of 0.83 of a share of Lam Common Stock for each share of OnTrak Common Stock, an aggregate of approximately 6,422,165 shares of Lam Common Stock will be issued to OnTrak stockholders in the Merger. At the Effective Time, Lam will assume all options to purchase OnTrak Common Stock then outstanding under OnTrak's 1992 Stock Option Plan, 1995 Director Stock Option Plan, and 1996 Equity Incentive Plan (collectively, the "OnTrak Stock Option Plans"), and all purchase rights outstanding under the OnTrak 1995 Employee Stock Purchase Plan for the offering period that began February 1, 1997 exercisable for up to an additional 1,920,000 shares of Lam Common Stock. Based on the number of shares of Lam Common Stock issued and outstanding as of March 31, 1997, and after giving effect to the issuance of Lam Common Stock as described in the previous two sentences, the former holders of OnTrak Common Stock would hold, and have voting power with respect to approximately 17.3% of Lam's total issued and outstanding shares immediately after the Effective Time, and holders of former OnTrak options or rights would hold options or rights to acquire approximately 5.2% of the total issued and outstanding shares of Lam Common Stock immediately after the Effective Time (assuming the exercise of only such options and rights). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either OnTrak or Lam changes subsequent to March 31, 1997 and prior to the Effective Time, or in the event of an adjustment to the Exchange Ratio pursuant to the Merger Agreement, and there can be no assurance as to the actual capitalization of OnTrak or Lam at the Effective Time or of Lam at any time following the Effective Time.

 Management; Board of Directors Following the Merger

  Pursuant to the Merger Agreement, an Office of the Chairman will be created at Lam at the Effective Time and will include Roger D. Emerick and James W. Bagley. Roger D. Emerick will be the Chairman of the Board of Lam, and, beginning on the business day following the Effective Time, James W. Bagley will be the Chief Executive Officer of Lam. The Lam Board will be increased by two directors following the Merger, and James W. Bagley and Richard J. Elkus, Jr. will be appointed to fill the resulting vacancies on the business day following the Effective Time. In addition, the Lam Board will appoint Richard
J. Elkus, Jr. to its Audit Committee. See "Terms of the Merger--Conduct Following the Merger."

 Conduct of Business Prior to the Merger

  Pursuant to the Merger Agreement, until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, each of OnTrak (and each of its subsidiaries) and Lam (and each of its subsidiaries) has agreed, except (i) to the extent expressly contemplated by the Merger Agreement or (ii) as the other of them shall otherwise consent in writing, to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted; to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes; to pay or perform other material obligations when due; and to use all reasonable efforts consistent with past practices and policies to keep available the services of its present officers and key employees and use its reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Each of OnTrak and Lam has agreed to promptly notify the other of any material event involving its business or operations. In addition, each of OnTrak and Lam has agreed that it shall not, without the prior written consent of the other, perform or engage in certain other activities in the conduct of its business and the business of its subsidiaries. See "Terms of the Merger--Conduct of Lam's Business and OnTrak's Business Prior to the Merger."

 No Solicitation

  Under the terms of the Merger Agreement, until the earlier of the termination of the Merger Agreement or the Effective Time, OnTrak has agreed that it, its subsidiaries, and the officers and directors of it and its subsidiaries will not authorize or permit its or its subsidiaries' employees, agents and representatives, directly or indirectly, to initiate, solicit, encourage or otherwise facilitate (including by furnishing information) any Acquisition Proposal (as defined below). Nothing in the Merger Agreement will prevent OnTrak or the OnTrak Board from
(i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) engaging in any discussion or negotiations with, or providing any information to, any person or entity in response to an unsolicited bona fide written Acquisition Proposal, or (iii) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of OnTrak or withdrawing or modifying its recommendation in favor of the Merger Agreement and the Merger in compliance with certain provisions of the Merger Agreement, if and only to the extent that, in any such case as is referred to in clause (ii) or (iii), (A) a majority of the members of the OnTrak Board concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal, and would, if consummated, result in a transaction more favorable to OnTrak's stockholders than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal"), (B) a majority of the members of the OnTrak Board concludes in good faith (after consultation with outside counsel) that such action is necessary for the OnTrak Board to act in a manner consistent with its fiduciary duties under applicable law, (C) prior to providing any information or data to any person or entity in connection with an Acquisition Proposal by any such person or entity, the OnTrak Board receives from such person or entity an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between Lam and OnTrak in connection with their consideration of the Merger, and (D) prior to providing any information or data to any person or entity or entering into discussions or negotiations with any person or entity, the OnTrak Board notifies Lam of such inquiries, expressions of interest, proposals or offers received by, any such information requested from, or any such discussions or negotiations to be initiated or continued with, any of OnTrak's representatives indicating, in connection with such notice, the name of such person or entity and the terms and conditions of any proposals or offers. For the purposes of the Merger Agreement, an "Acquisition Proposal" is any inquiry or expression of interest or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OnTrak or any of its subsidiaries, or any purchase or sale of all or any significant part of the assets or any of the equity securities of OnTrak or any of its subsidiaries, that could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by the Merger Agreement. See "Terms of the Merger--No Solicitation."

 Alternative Transactions Involving Lam

  Under the Merger Agreement, Lam must recommend the Merger to its stockholders in all circumstances. In addition, Lam has agreed that it will not, nor will it permit any of its subsidiaries to, authorize or enter into any Alternative Transaction (as defined below) involving Lam until two days after the Effective Time. Subject to these obligations, the Merger Agreement does not prohibit Lam from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 of the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Lam Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its duties to Lam or the Lam stockholders under applicable law. Lam has also agreed to notify OnTrak immediately of any proposals received by Lam, to keep OnTrak informed of the status and terms of any such proposals and related discussions and to consult with OnTrak with respect thereto. See "Terms of the Merger--Alternative Transactions Involving Lam."

 Termination; Break Up Fees

  The Merger Agreement may be terminated under certain circumstances. Lam has agreed to pay OnTrak a termination fee of $8.4 million in cash, if (i) either Lam or OnTrak terminates the Merger Agreement because the Lam Special Meeting is not completed (and a vote of the Lam stockholders recorded) on or before August 31, 1997, and at the time of such termination an Alternative Transaction involving Lam has been announced and has not been unconditionally withdrawn and abandoned, (ii) either Lam or OnTrak terminates the Merger Agreement because the Lam stockholders fail to approve the Share Issuance, or (iii) OnTrak terminates the Merger Agreement because of a material breach of the Merger Agreement by Lam that has not been cured within 30 days after Lam receives notice of such alleged breach, and at the time of such breach, an Alternative Transaction involving Lam has been announced and not unconditionally withdrawn and abandoned.

  OnTrak has agreed to pay Lam a termination fee of $8.4 million in cash, if
(i) either Lam or OnTrak terminates the Merger Agreement because the OnTrak Special Meeting is not completed (and a vote of the OnTrak stockholders recorded) on or before August 31, 1997, and at the time of such termination an Alternative Transaction involving OnTrak has been announced and has not been unconditionally abandoned, (ii) either Lam or OnTrak terminates the Merger Agreement because the OnTrak stockholders fail to approve the Merger and the Merger Agreement at the OnTrak Special Meeting, (iii) Lam terminates the Merger Agreement because of a material breach of the Merger Agreement by OnTrak that has not been cured within 30 days after OnTrak receives notice of such alleged breach, and at the time of such breach, an Alternative Transaction involving OnTrak has been announced and not unconditionally abandoned, (iv) Lam terminates the Merger Agreement following: (y) the withdrawal or modification in a manner adverse to Lam (or public announcement of an intention to so withdraw or modify) by the OnTrak Board of its recommendation of the Merger Agreement or the Merger, or (z) the failure of the OnTrak Board to recommend against acceptance of a competing tender offer for any of the outstanding shares of OnTrak capital stock within the ten day time period prescribed by Rule 14e-2 under the Exchange Act, or (v) either party terminates the Merger Agreement following the acceptance by the OnTrak Board of a Superior Proposal. See "Terms of the Merger--Fees, Expenses and Break Up Fees" and "--Termination of the Merger Agreement."

 Conditions to the Merger

  Consummation of the Merger is subject to the satisfaction or waiver in writing of certain conditions, including, among others (i) approval of the Share Issuance by the holders of shares of Lam Common Stock by the requisite vote under applicable law, and approval and adoption of the Merger Agreement by the holders of shares of OnTrak Common Stock by the requisite vote under applicable law; (ii) declaration by the Commission of the effectiveness of the Registration Statement; (iii) expiration or termination of the waiting period under the HSR Act (such early termination was received on April 15, 1997); (iv) receipt by Lam and OnTrak of opinions of their respective counsel to the effect that, on the basis of the representations made by Lam and OnTrak and referred to therein, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (v) receipt by Lam and OnTrak of letters of their respective independent auditors that the Merger will qualify as a "pooling-of-interests" transaction under APB Opinion No. 16; (vi) the execution and delivery of a new employment agreement between Mr. Bagley, Chairman and Chief Executive Officer of OnTrak, and Lam (the "New Bagley Employment Agreement") and (vii) certain other conditions. Currently, both Lam and OnTrak anticipate that they will satisfy all conditions to the Merger at or prior to consummation of the Merger. See "Terms of the Merger-- Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the Lam Board and the OnTrak Board with respect to the Merger Agreement, holders of Lam Common Stock and OnTrak Common Stock should be aware that certain officers and directors of Lam and OnTrak have certain interests in the Merger that are in addition to their interests solely as holders of Lam Common Stock and OnTrak Common Stock. These interests arise from, among other things, certain employment agreements and benefit plans, indemnification and insurance arrangements and other matters which Lam has agreed to assume or to provide after the Merger.

  In connection with his employment as Chairman and Chief Executive Officer of OnTrak, Mr. Bagley entered into an employment agreement with OnTrak, dated May 17, 1996 (the "Existing Bagley Employment Agreement"), pursuant to which unvested options held by Mr. Bagley to purchase 300,000 shares of OnTrak

Common Stock at an exercise price of $17.25 per share will accelerate and become exercisable in full shortly prior to the consummation of the Merger. Mr. Bagley also holds vested options to purchase an additional 500,000 shares of OnTrak Common Stock at the same exercise price. As with all other options to acquire OnTrak Common Stock to be assumed by Lam in the Merger, the number of shares subject to Mr. Bagley's options and the exercise price thereof will be adjusted, based on the Exchange Ratio, as described in "Terms of the Merger-- Employee Benefits." Based on an Exchange Ratio of 0.83 and the $35.75 per share closing price of Lam Common Stock as reported on Nasdaq on June 25, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, Mr. Bagley's options would have an aggregate value of $9.9 million. The Existing Bagley Employment Agreement also provides that if Mr. Bagley chooses to exercise his options prior to the closing of the Merger, he may request OnTrak to loan him up to $4 million for a period of up to seven months at a rate of interest equal to the lowest rate that will not give rise to imputed interest under the Code (adjusted monthly and, for the month of June, 6.23% per annum) in payment of the exercise price of the options. It is Mr. Bagley's intent not to exercise the options prior to the closing of the Merger. In addition, the Existing Bagley Employment Agreement provides that Mr. Bagley will receive a cash bonus in the amount of $250,000 upon consummation of the Merger. The Existing Bagley Employment Agreement provides for a severance payment in the amount of $750,000 if Mr. Bagley's employment is terminated without cause. However, this provision will be superseded by the severance provisions of the New Bagley Employment Agreement. If Mr. Bagley becomes subject to the excise tax on "golden parachute" payments imposed under the Code, OnTrak will provide Mr. Bagley with an additional cash payment in an amount sufficient to offset the effects of the excise tax.

  It is also a condition to Lam's obligation to consummate the Merger that Mr. Bagley shall have executed and delivered to Lam the New Bagley Employment Agreement relating to his employment by Lam on terms satisfactory to Lam. Pursuant to the New Bagley Employment Agreement, Mr. Bagley will serve as Chief Executive Officer of Lam for a five-year term following the Merger. He will receive a base salary of $100,000 per year. In lieu of additional base salary, participation in Lam's performance bonus plan or other base compensation, and subject to stockholder approval of the Lam 1997 Stock Plan, Mr. Bagley will receive a grant of options (the "Base Options") to purchase 225,000 shares of Lam Common Stock with an exercise price equal to the closing price of Lam Common Stock on the first business day after the Merger is consummated, such options to vest ratably over a five year period and have a term of ten years from the date of grant. Mr. Bagley will also receive options (the "Incentive Options") to purchase an additional 250,000 shares of Lam Common Stock on the same terms and conditions as the Base Options. In the event Mr. Bagley's employment is terminated by Lam without cause or by Mr. Bagley for good reason,
(i) the Incentive Options will immediately vest in full, (ii) that portion of the Base Options that would have vested in the year following the date of Mr. Bagley's termination will immediately vest, and (iii) Mr. Bagley will receive a cash severance payment in the amount of $100,000; provided, that if such termination occurs within the first year of employment, Mr. Bagley will instead receive the benefit of two years of additional vesting with respect to the Base Options, and the amount of the cash severance payment will be $200,000. In either such case, the accelerated options would remain exercisable for a period of two years following the date of termination. The New Bagley Employment Agreement provides, in addition, that the Incentive Options would also vest and become exercisable in the event of a subsequent change in control of Lam. The New Bagley Employment Agreement also provides for a tax gross up to offset the effects of any excise tax imposed under the "golden parachute" provisions of the Code.

  In connection with his employment as Chairman and Chief Executive Officer of Lam, Roger D. Emerick entered into an employment agreement with Lam, dated July 1, 1996 (the "Emerick Employment Agreement"), pursuant to which, upon the hiring of a successor to Mr. Emerick as Chief Executive Officer of Lam, Mr. Emerick would become a consultant to Lam for the period ending June 30, 2002. During the consulting period, Mr. Emerick would receive an annual consulting fee of $400,000. However, pursuant to an amendment to the Emerick Employment Agreement, dated as of June 26, 1997, Mr. Emerick will instead remain a full-time employee of Lam, with such strategic, senior level duties and responsibilities as the Lam Board may assign him from time to time, and will continue to receive his current compensation and benefits. Upon termination of his employment with Lam, Mr. Emerick will then become a consultant to Lam as provided in the Emerick Employment Agreement.

  Pursuant to the Merger Agreement, Mr. Bagley and Richard J. Elkus, Jr., currently members of the OnTrak Board, will be appointed to the Lam Board and Mr. Bagley will be appointed Chief Executive Officer of Lam on the business day following the Effective Time. The Lam Board and the OnTrak Board were aware of these interests and considered them in their respective deliberations concerning the Merger. See "Terms of the Merger--Interests of Certain Persons" "--New Bagley Employment Agreement", "--Conditions to the Merger" and "-- Conduct Following the Merger."

MARKET AND PRICE DATA FOR LAM COMMON STOCK AND ONTRAK COMMON STOCK

  Lam Common Stock trades on Nasdaq under the symbol "LRCX". On March 21, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per share of Lam Common Stock on Nasdaq was $32.25. On June 25, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price per share of Lam Common Stock on Nasdaq was $35.75. There can be no assurance as to the actual price of Lam Common Stock prior to, at or at any time following, the Effective Time of the Merger, or in the event the Merger is not consummated. See "Risk Factors" and "Comparative Market Price Data."

  OnTrak Common Stock trades on Nasdaq under the symbol "ONTK." On March 21, 1997, the last full day prior to the public announcement of the execution of the Merger Agreement, the closing price of OnTrak Common Stock as reported on Nasdaq was $27.00 per share. Following the Merger, OnTrak Common Stock will no longer be traded on Nasdaq. On June 25, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price per share of OnTrak Common Stock as reported on Nasdaq was $28.75. There can be no assurance as to the actual price of OnTrak Common Stock prior to the Effective Time of the Merger, or in the event the Merger is not consummated. See "Risk Factors" and "Comparative Market Price Data."

COMPARATIVE RIGHTS OF STOCKHOLDERS OF LAM AND ONTRAK

  As a result of the Merger, shares of OnTrak Common Stock, issued by a Delaware corporation, will be converted into the right to receive shares of Lam Common Stock, which are also issued by a Delaware corporation. There are differences between the rights of OnTrak stockholders and the rights of Lam stockholders which result from differences between the bylaws and the certificates of incorporation of OnTrak and Lam, respectively. For a discussion of certain differences between the rights of OnTrak stockholders and the rights of Lam stockholders, see "Comparison of Capital Stock and Stockholder Rights."

APPRAISAL RIGHTS

  Under DGCL, neither the holders of Lam Common Stock nor the holders of OnTrak Common Stock will have appraisal rights in connection with the Merger, the Merger Agreement or the consummation of the transactions contemplated thereby.

LAM 1997 STOCK PLAN

  At the Lam Special Meeting, Lam stockholders will be asked to consider and vote upon the adoption of the Lam 1997 Stock Plan. The form of the proposed Lam 1997 Stock Plan is attached hereto as Annex D.

CERTIFICATE OF INCORPORATION AMENDMENTS

  At the Lam Special Meeting, Lam stockholders will be asked to consider and vote upon the Written Consent Amendment and the Cumulative Voting Amendment. Stockholders of Lam should carefully evaluate the matters set forth under "Additional Matters Being Submitted to a Vote of Only Lam Stockholders-- Amendment to the Certificate of Incorporation--Elimination of Stockholder Written Consent" and "--Amendment to Certificate of Incorporation--Elimination of Cumulative Voting," and "Annex E--Form of Certificate of Amendment of the Certificate of Incorporation of Lam Research Corporation."

                                 RECENT EVENTS

LAM THIRD QUARTER 1997 RESULTS

  In its quarterly report on Form 10-Q, filed with the Commission on May 14, 1997, Lam reported a net loss for the third quarter of fiscal year 1997 of $44.8 million, or $1.46 per share, compared to net income of $38.6 million, or $1.28 per share, fully diluted, for the third quarter of fiscal year 1996. The net loss was due in part to a revenue shortfall and inventory, product warranty and installation related adjustments of approximately $57 million. The revenue shortfall was due primarily to the slowdown in the semiconductor market which led to customers' reduced production capacity requirements and reduced demand for Lam equipment.

LAM RESERVE AND NON-RECURRING CHARGE FOR AT-RISK RECEIVABLES

  On June 19, 1997, Lam announced that it has determined that certain receivables related to previously recorded sales of its equipment to Thailand-based SubMicron Technology PLC ("SubMicron") are at risk for collection due to financial difficulties that SubMicron is experiencing. As a result Lam will take a non-recurring charge to operations of $6.5 million, or $0.15 per share of Lam Common Stock in the fourth quarter of fiscal year 1997, to establish a bad debt reserve to cover the exposure related to the receivable balance.

  Lam has participated in an informal committee of creditors recently formed to obtain satisfactory delivery and payment terms with SubMicron for amounts owned to each of the committee members. Other committee members include Applied Materials, Inc., Novellus Systems, Inc., Silicon Valley Group, Inc. and Gasonics International Corp. The committee announced also on June 19, 1997 that due to a lack of satisfactory response by SubMicron to concerns raised by the group, the committee had concluded that each company should take its own action to protect its own financial interest with respect to amounts owed it by SubMicron.

SUBLEASE BETWEEN LAM AND ONTRAK

  Lam and OnTrak intend to execute a sublease (the "Sublease") pursuant to which Lam will sublease to OnTrak approximately 65,000 square feet of industrial space in a building located in Fremont, California. The term of the Sublease is to commence on August 1, 1997 and end on May 17, 2002, subject to earlier termination pursuant to its terms. The Sublease is not subject to consummation of the Merger.

                        SELECTED HISTORICAL AND SELECTED
                       PRO FORMA COMBINED FINANCIAL DATA

  The following selected historical financial information of Lam and OnTrak has been derived from their respective historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference herein. Lam's and OnTrak's unaudited historical financial statement data as of and for the nine months ended March 31, 1997 and 1996 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of Lam's and OnTrak's management, respectively, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for such periods. The unaudited Selected Pro Forma Combined Financial Data are derived from the unaudited Pro Forma Combined Condensed Financial Statements, appearing elsewhere in this Joint Proxy Statement/Prospectus, which give effect to the Merger as a pooling-of-interests, and should be read in conjunction with such pro forma statements and the notes thereto. For the Pro Forma Combined Condensed Statements of Operations data, Lam's and OnTrak's historical results for the nine months ended March 31, 1997 and 1996, and for the fiscal years ended June 30, 1996, 1995, and 1994 have been combined to reflect the Merger as if it had occurred at the beginning of the earliest period presented. No cash dividends have been declared or paid on Lam Common Stock or OnTrak Common Stock.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the earliest period presented, nor necessarily indicative of the future operating results or financial position of the combined companies.

                            LAM RESEARCH CORPORATION

                           HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         AS OF AND FOR THE
                                                                            NINE MONTHS
                              AS OF AND FOR THE YEAR ENDED JUNE 30,       ENDED MARCH 31,
                          ---------------------------------------------- ------------------
                             1996      1995     1994     1993     1992     1997      1996
                          ---------- -------- -------- -------- -------- --------  --------
HISTORICAL STATEMENT OF
 OPERATIONS DATA:
Total revenue...........  $1,276,884 $810,557 $493,695 $265,038 $171,416 $739,717  $900,400
Net income (loss).......  $  141,091 $ 89,211 $ 37,756 $ 18,907 $  9,947 $(31,676) $102,595
Net income (loss) per
 share
  Primary...............  $     4.92 $   3.27 $   1.55 $   0.79 $   0.49 $  (1.04) $   3.63
  Fully diluted.........  $     4.67 $   3.06 $   1.51 $   0.79 $   0.49 $  (1.04) $   3.40
HISTORICAL BALANCE SHEET
 DATA:
Working capital.........  $  470,192 $337,386 $171,918 $154,723 $ 81,521 $419,980  $416,358
Total assets............  $  969,365 $682,649 $381,497 $268,839 $156,600 $922,461  $919,110
Long-term obligations,
 less current portion...  $   52,926 $ 95,928 $ 78,843 $ 79,066 $ 13,698 $ 57,294  $100,075
Total stockholders'
 equity.................  $  609,786 $395,262 $176,831 $130,270 $106,592 $587,516  $502,590

                              ONTRAK SYSTEMS, INC.

                           HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                AS OF AND FOR THE
                                                                NINE MONTHS ENDED
                          AS OF AND FOR THE YEAR ENDED JUNE 30,     MARCH 31,
                          ------------------------------------- -----------------
                           1996    1995    1994    1993   1992    1997     1996
                          ------- ------- ------- ------ ------ -------- --------
HISTORICAL STATEMENT OF
 INCOME DATA:
Net revenue.............  $55,829 $26,024 $11,497 $5,451 $3,244 $ 50,859 $ 38,995
Net income..............  $ 4,787 $ 1,068 $ 1,513 $  324 $   34 $  2,476 $  3,319
Net income per share....  $  0.59 $  0.17 $  0.24 $ 0.06 $ 0.01 $   0.31 $   0.41
HISTORICAL BALANCE SHEET
 DATA:
Working capital.........  $45,970 $ 6,024 $ 1,995 $  634 $  311 $ 46,061 $ 43,527
Total assets............  $62,132 $15,767 $ 5,275 $2,300 $1,196 $ 67,593 $ 59,777
Long-term obligations,
 less current portion...  $ 1,173 $ 1,471 $   805 $  612 $  464 $    965 $  1,244
Mandatorily redeemable
 preferred stock........      --  $ 6,522     --     --     --       --       --
Total stockholders' eq-
 uity...................  $52,090 $   836 $ 1,884 $  406 $   38 $ 55,315 $ 49,007

                            LAM RESEARCH CORPORATION
                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                            AS OF AND FOR THE
                                                            NINE MONTHS ENDED
                                   YEAR ENDED JUNE 30,          MARCH 31,
                               ---------------------------- ------------------
                                  1996      1995     1994     1997      1996
                               ---------- -------- -------- --------  --------
PRO FORMA COMBINED STATEMENT
 OF OPERATIONS DATA:
Total revenue................. $1,332,713 $836,581 $505,192 $790,576  $939,395
Net income (loss) ............ $  145,878 $ 90,279 $ 39,269 $(29,200) $105,914
Net income (loss) per share
  Primary..................... $     4.11 $   2.79 $   1.33 $  (0.79) $   3.02
  Fully diluted............... $     3.95 $   2.65 $   1.31 $  (0.79) $   2.88

                                                            AS OF MARCH 31, 1997
                                                            --------------------
PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital(1).........................................       $454,041
Total assets...............................................       $990,054
Long-term obligations, less current portion................       $ 58,259
Total stockholders' equity(1)..............................       $630,831

--------
(1) Lam and OnTrak anticipate that they will incur costs associated with the Merger of approximately $12 million. Such expenses include investment advisory fees, legal and accounting fees, financial printing costs and other Merger related costs. These costs are preliminary and therefore subject to change, and will be charged to operations in the fiscal quarter in which the Merger is consummated, currently expected to be the quarter ending September 30, 1997. The Pro Forma Combined Condensed Balance Sheet gives effect to such non-recurring costs as if they had been incurred as of March 31, 1997, but the Pro Forma Combined Condensed Statements of Operations do not give effect to such non-recurring costs. See "Pro Forma Combined Condensed Financial Statements" and the notes thereto.

                                 RISK FACTORS

  The following factors should be considered carefully by stockholders of OnTrak in evaluating whether to approve and adopt the Merger Agreement, and by stockholders of Lam in evaluating whether to approve the Share Issuance. The risks associated with the combined company in the Merger will be additional risks faced by both the OnTrak stockholders and the Lam stockholders following the Merger. The risks described that are currently specific to OnTrak will be additional risks faced by Lam stockholders following the Merger. The risks described that are currently specific to Lam will be additional risks faced by OnTrak stockholders following the Merger. This Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere herein. These factors should be considered in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus.

RISKS RELATED TO THE MERGER

INTEGRATION OF OPERATIONS

  The realization of the benefits sought from the Merger depends on the ability of the combined company following the Effective Time to effectively utilize the joint product development capabilities, sales and marketing capabilities, administrative organizations and facilities of the two companies. There can be no assurance that these benefits will be achieved or that the activities of Lam and OnTrak will be integrated in a coordinated, timely and efficient manner. The combination of the two organizations also will require the dedication of management resources, which will detract such persons' attention from the day-to-day business of the combined company. There can be no assurance that the integration will be completed without disrupting Lam's and OnTrak's businesses. The inability of Lam and OnTrak to effectively utilize resources and to achieve integration in a timely and coordinated fashion could result in a material adverse effect on the combined company's financial condition, operating results and cash flows. There can be no assurance that the combined company will retain and successfully integrate its key management, technical, sales and customer support personnel, or that it will obtain any of the anticipated benefits of the Merger. See "The Merger and Related Transactions--Joint Reasons for the Merger."

SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER

  Lam and OnTrak anticipate that they will incur costs associated with the Merger of approximately $12 million which on a pro forma basis would increase net loss per share by $0.33 for the nine months ended March 31, 1997. Such expenses include investment advisory fees, legal and accounting fees, financial printing costs and other Merger related costs. Although the companies do not believe that the costs will exceed the aforementioned amount, there can be no assurance that the companies' estimate is correct or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the two companies. In any event, costs associated with the Merger are expected to negatively impact results of operations in the fiscal period in which the Merger is consummated by either increasing net loss or decreasing net income per share.

RISKS ASSOCIATED WITH FIXED EXCHANGE RATIO

  Under the terms of the Merger Agreement, each share of OnTrak Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 0.83 of a share of Lam Common Stock, subject to adjustment at the election of Lam if the Lam Closing Value falls below certain thresholds specified in the Merger Agreement. In the event that Lam elects to adjust the Exchange Ratio, additional shares of Lam Common Stock will be issued in exchange for shares of OnTrak Common Stock. The issuance of additional shares of Lam Common Stock would result in the further dilution of the equity interests of Lam stockholders. If, however, Lam determines not to adjust the Exchange Ratio in those circumstances, OnTrak has the option to terminate the Merger Agreement. Whether or not there is an adjustment to the Exchange Ratio, the value of the consideration to be received by stockholders of OnTrak in the Merger will depend in large part on the market price of the Lam Common Stock at the Effective Time. In the event that the market price of Lam Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Common Stock to be received by OnTrak stockholders in the Merger would correspondingly decrease or increase. The market prices of Lam Common Stock and OnTrak Common Stock as of recent dates are set forth herein under "-- Market and Price Data for Lam Common Stock and OnTrak Common Stock," and "Comparative Market Price Data." There can be no assurance that the market price of the Lam Common Stock at and after the Effective Time will not be higher or lower than such price. Stockholders of Lam and OnTrak should obtain and consider historical and recent trading prices for the Lam Common Stock in determining whether to vote in favor of the Share Issuance, the Merger and the Merger Agreement, respectively. See "--Potential Volatility of Lam Common Stock Price."

POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS

  Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that combining the two companies' businesses, even in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Lam Common Stock in connection with the Merger may have the effect of reducing the combined company's net income per share from levels otherwise expected for Lam. On a pro forma basis and based on an Exchange Ratio of 0.83, the issuance of additional shares of Lam Common Stock in connection with the Merger results in a decrease in net income per share of $0.81 (16.5%), primary, and $0.72 (15.4%), fully diluted, for the year ended June 30, 1996, and results in the decrease in net loss per share of $0.25 (24.0%) for the nine months ended March 31, 1997. The issuance of these additional shares, on a pro forma basis and based on an Exchange Ratio of 0.83, results in a decrease in book value per share of $2.02 (10.0%) at June 30, 1996 and $2.15 (11.2%) at
March 31, 1997. This could reduce the market price of the Lam Common Stock following the Effective Time unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. In addition, former OnTrak stockholders will control approximately 17.3% of the total shares of Lam Common Stock outstanding after the Merger.

LOSS OF OPPORTUNITY FOR ONTRAK AS A STAND-ALONE ENTITY

  As a consequence of the Merger, OnTrak stockholders will lose the opportunity to invest in the development and exploitation of OnTrak's products on a stand-alone basis. Additionally, the combined company will have different management than OnTrak's current management, and consequently the management of the combined company may make strategic and operational decisions that differ from those of OnTrak's current management. It is possible that OnTrak, if it were to remain independent, could achieve economic performance superior to that of the combined company. Consequently, there can be no assurance that stockholders of OnTrak would not achieve greater returns on investment if OnTrak were to remain an independent company.

DEPENDENCE ON KEY PERSONNEL AND DIFFICULTY OF IDENTIFYING AND HIRING CERTAIN PERSONNEL

  The future performance of the combined company is substantially dependent on the performance of its executive officers and key employees. The loss of the services of any of the executive officers or other key employees of Lam or OnTrak for any reason could have a material adverse effect on the business, operating results, financial condition and cash flows of the combined company after the Merger.

  The future success of the combined company also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and Lam and OnTrak have experienced difficulty in identifying and hiring qualified engineering personnel. There can be no assurance that the combined company will be able to attract, assimilate or retain highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect on the combined company's business, operating results, financial condition and cash flows.

MANAGEMENT TRANSITION

  In recent years, both Lam and OnTrak have experienced expansion of their operations that have placed significant demands on their respective administrative, operational and financial resources, the demands of which are expected to intensify as a result of the Merger. James W. Bagley, the Chairman and Chief Executive Officer of OnTrak, will become the Chief Executive Officer of Lam following the Merger, and Roger D. Emerick, currently the Chairman and Chief Executive Officer of Lam, will continue to serve as Chairman of the Board of Lam following the Merger. In addition, Lam hired a new Chief Financial Officer, Mercedes Johnson, in April 1997. There can be no assurance that such management transitions can be accomplished in an efficient manner without business disruption.

RISKS RELATED TO BUSINESS AND OPERATIONS

FACTORS AFFECTING QUARTERLY REVENUES

  Lam's and OnTrak's quarterly revenues have fluctuated in the past and the combined company's revenues may fluctuate in the future. The combined company's financial results are dependent on many factors, including the economic conditions in the semiconductor industry, the size and timing of the receipt of orders from customers, customer cancellations or delays of shipments, the combined company's ability to develop, introduce and market new and enhanced products on a timely basis, the introduction of new products by its competitors, changes in average selling prices and product mix, and exchange rate fluctuations, among others. The combined company's expense levels will be based, in part, on expectations of future revenues. If revenue levels in a particular quarter do not meet expectations, operating results could be adversely affected. Both Lam and OnTrak derive their revenues primarily from the sale of a relatively small number of high-priced systems. Lam's systems can range in price from approximately $300,000 to over $3 million per unit while OnTrak's systems can range from approximately $150,000 to $600,000 per unit. The sale of fewer systems than anticipated in any quarter may have a substantial negative impact on the operating results for the quarter. The combined company's results of operations for a particular quarter could be adversely affected if anticipated orders are not received in time to enable shipment during such quarter, if anticipated shipments are delayed or canceled by one or more customers, or if shipments are delayed due to procurement shortages or manufacturing difficulties. The slowdown in the semiconductor industry and in the construction of new wafer fabrication facilities has resulted in both Lam and OnTrak experiencing a reduction in new orders as well as rescheduled and canceled orders. There can be no assurance that this slowdown will not continue. The impact of these and other factors on Lam's revenues and operating results in any future period is difficult for Lam to forecast. There can be no assurance that these and other factors will not materially adversely affect the combined company's future business and financial results. See "--Current Slowdown and Volatility in the Semiconductor Equipment Industry" and "Recent Events--Lam Third Quarter 1997 Results" and "--Lam Reserve and Non-Recurring Charge for At-Risk Receivables."

LOWER MARGINS ON NEW PRODUCTS

  Lam generally realizes a higher margin on sales of its mature etch products and on revenue from service and spare parts than on sales of Alliance, CVD, FPD and newly released TCP products. Newer products have lower margins in the initial phase of production. Lam is experiencing a transition from its mature etch products to its next generation etch tools which is expected to affect margins. There can be no assurance that declining margins associated with the introduction of newer products will not materially adversely affect the combined company's future results of operations.

CURRENT SLOWDOWN AND VOLATILITY IN THE SEMICONDUCTOR EQUIPMENT INDUSTRY

  Both Lam's and OnTrak's businesses depend and the business of the combined company will depend upon the capital equipment expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has been cyclical in nature and historically has experienced periodic downturns. The semiconductor industry is presently experiencing a slowdown in terms of product demand and volatility in terms of product pricing. This slowdown and volatility has caused the semiconductor industry to reduce or delay purchases of semiconductor manufacturing equipment and construction of new fabrication facilities. These conditions have adversely affected

Lam's and OnTrak's, and may continue to adversely affect the combined company's, aggregate bookings, revenues and operating results, and no assurance can be given that the combined company's bookings, revenue and operating results will not be adversely affected by future downturns in the semiconductor industry. Even during periods of reduced revenues, in order to remain competitive, Lam and OnTrak as well as the combined company will be required to continue to invest in research and development and to maintain extensive ongoing worldwide customer service and support capability which could adversely affect its financial results.

NO DIVIDENDS

  Lam has never declared or paid cash dividends. Lam currently expects to retain its earnings for its business and does not anticipate paying dividends in the foreseeable future. See "Comparative Market Price Data."

DEPENDENCE ON NEW PRODUCTS AND PROCESSES; RAPID TECHNOLOGICAL CHANGE

  Rapid technological changes in semiconductor manufacturing processes subject the semiconductor manufacturing equipment industry to increased pressure to maintain technological parity with deep submicron process technology. Both Lam and OnTrak believe that the future success of the combined company will depend in part upon its ability to develop, manufacture and successfully introduce new products and product lines with improved capabilities and to continue to enhance existing products. Due to the risks inherent in transitioning to new products, the combined company will be required to accurately forecast demand for new products while managing the transition from older products. If new products have reliability or quality problems, reduced orders or higher manufacturing costs, delays in acceptance of and payment for new products and additional service and warranty expenses may result. In the past, both Lam and OnTrak have experienced some delays as well as reliability and quality problems in connection with product introductions, resulting in some of these consequences. There can be no assurance that the combined company will successfully develop and manufacture new products, or that new products introduced by the combined company will be accepted in the marketplace. If the combined company does not successfully introduce new products, the combined company's results of operations will be materially adversely affected.

  In addition, both Lam and OnTrak expect the combined company to continue to make significant investments in research and development. The combined company also must manage product transitions successfully, as introduction of new products could adversely affect sales of existing products. There can be no assurance that future technologies, processes or product developments will not render the combined company's current product offerings obsolete or that the combined company will be able to develop and introduce new products or enhancements to existing products which satisfy customer needs in a timely manner or achieve market acceptance. The failure to do so could adversely affect the combined company's business. Furthermore, if the combined company is not successful in the marketing and selling of advanced processes or equipment to customers with whom Lam and OnTrak have formed strategic alliances, the results of operations of the combined company to sell its products to those customers could be adversely affected. In addition, in connection with the development of the combined company's new products, the combined company will invest in high levels of preproduction inventory, and the failure to complete development and commercialization of these new products in a timely manner could result in inventory obsolescence, which could have an adverse effect on the combined company's financial results.

PRODUCT CONCENTRATION; LACK OF PRODUCT REVENUE DIVERSIFICATION

  A substantial percentage of Lam's and OnTrak's revenues to date have been derived from a limited number of products, and such products are expected to continue to account for a substantial percentage of the combined company's revenues in the near term. OnTrak currently markets two primary products, the DSS-200 cleaning system and the Synergy advanced cleaning system, which are based on CMP technology. Revenues from the DSS-200 have been the primary source of OnTrak's net revenues since 1991. The DSS-200 and Synergy systems accounted for 88% of OnTrak's net revenues for the nine months ended March 31, 1997, and the DSS-200 and the Synergy systems are expected to constitute a substantial portion of OnTrak's net revenues for the foreseeable future. Collective sales of Lam's two primary products, Alliance and TCP, accounted for approximately 54% of Lam's net revenues for the nine months ended March 31, 1997. Continued market acceptance of Lam's and OnTrak's primary products is therefore critical to the future success of the combined company. Any decline in demand for or failure to achieve continued market acceptance of such products or any new version of these products, if any, as a result of competition, technological change, failure of the combined company to timely release new versions of these products, or otherwise, could have a material adverse effect on the business, operating results, financial condition and cash flows of the combined company. During the quarter ended March 31, 1997 Lam experienced a faster than anticipated transition from its single-chamber etch products to its next generation, multi-chamber etch cluster tools which has resulted in the need for higher-than-anticipated reserve provisions for excess and obsolete manufacturing and spare parts inventories and additional provisions for installation and warranty costs. These factors, among others, have resulted in Lam's reported third quarter loss.

DEPENDENCE UPON KEY SUPPLIERS AND KEY DISTRIBUTORS

  Certain of the components and subassemblies included in the products of both Lam and OnTrak are obtained from a single supplier or a limited group of suppliers. Lam's key suppliers include Bullen Ultrasonics, Inc., which supplies electrodes, Edwards High Vacuum Inc., Lam's supplier of chillers, and Advanced Energy Industries, Lam's RF generator supplier. Lam purchases on average in excess of $500,000 of supplies on a monthly basis from each of these suppliers. Each of these suppliers has a one year blanket purchase contract with Lam under which Lam may issue purchase orders. These contracts may be renewed annually. Each of these suppliers has sold products to Lam during at least the last four years, and Lam has no reason to expect that they will not continue to renew these contracts in the future. OnTrak's key supplier is Rippey Corporation ("Rippey"), which supplies brushes to OnTrak. While OnTrak does not purchase Rippey's products pursuant to a long term contract, OnTrak's relationship with Rippey has existed since 1991 and OnTrak has no reason to believe that this relationship will be compromised in the future. OnTrak currently purchases approximately $35,000 per month of supplies from Rippey. Both Lam and OnTrak believe that alternative sources could be obtained and qualified to supply these products. Nevertheless, a prolonged inability to obtain certain components could have an adverse effect on the combined company's operating results and could result in damage to customer relationships. OnTrak currently relies on exclusive distribution arrangements with a number of distributors to market its products in many of the territories in which its products are sold. There can be no assurance that these distribution arrangements can be effectively integrated with Lam's existing marketing infrastructure so that the benefits intended from the Merger can be achieved.

HIGHLY COMPETITIVE INDUSTRY

  The semiconductor processing industry is highly competitive. Each of Lam and OnTrak has experienced, and the combined company expects to continue to face, substantial competition throughout the world. A substantial investment is required by semiconductor manufacturers to install and integrate capital equipment into a semiconductor production line. Both Lam and OnTrak believe that as a result, once a semiconductor manufacturer has selected a particular supplier's capital equipment, the manufacturer generally relies upon that equipment for the specific production line application and frequently will attempt to consolidate its other capital equipment requirements with the same supplier. Accordingly, both Lam and OnTrak would expect to experience difficulty in selling to a given customer if that customer had initially selected or selects a competitor's capital equipment. Both Lam and OnTrak believe that to remain competitive, the combined company will require a level of financial resources comparable to the levels that Lam and OnTrak have expended to run their businesses.

  Both Lam and OnTrak believe that the combined company will continue to support Lam's and OnTrak's current efforts to increase sales of its systems to Japanese semiconductor manufacturers, who represent a substantial portion of the worldwide semiconductor market and whose market is difficult for non-Japanese equipment companies to penetrate. Both Lam and OnTrak believe that the semiconductor equipment industry is becoming increasingly dominated by large manufacturers who have the resources to support customers on a worldwide basis, and certain of their competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer service and support capabilities than Lam, OnTrak or the combined company. In addition, there are smaller emerging semiconductor equipment companies which provide innovative technology that may have performance advantages over systems offered by Lam and OnTrak.

  Lam faces significant competitive factors in the etch equipment market which include etch quality, repeatability, process capability and flexibility and overall cost of ownership, including reliability, software automation, throughput, customer support and system price. Although Lam believes that it competes favorably with respect to each of these factors, Lam's ability to compete successfully in this market will depend upon its ability to introduce product enhancements and new products on a timely basis. There can be no assurance that Lam will continue to compete successfully in the future. In the etch equipment market, Lam's primary competitors are Applied Materials, Inc., Tokyo Electron Limited and Hitachi Ltd.

  Lam faces significant competitive factors in the deposition equipment market which include film quality, flow uniformity, contamination control, temperature control and overall cost of ownership, including throughput, system reliability, cost of consumables, system price and customer support. In the deposition equipment market, the principal suppliers of equipment are Applied Materials, Inc., Canon Sales Co. Inc., Novellus Systems, Inc. and Watkins-Johnson Company.

  OnTrak's current principal product line is the DSS-200 cleaning system, which is primarily designed for cleaning during the CMP process and, to a lesser extent, for general wafer cleaning. In December 1996, OnTrak introduced the Synergy advanced cleaning system, its new chemically enhanced cleaning system used primarily for removal of metallic contamination and embedded particles from the surface of a polished wafer. In CMP slurry removal and cleaning applications, OnTrak's principal competitor is Dainippon Screen Manufacturing Co. Ltd. ("Dainippon Screen"). OnTrak expects that it will face increased competition from Integrated Process Equipment Corp. ("IPEC"), which currently offers a slurry removal cleaning system, and SpeedFam Corp. ("SpeedFam"), as well as others as the CMP market continues to develop. In general cleaning applications, OnTrak competes against Dainippon Screen and others.

  The CMP polishing system under development by OnTrak is expected to face significant competition from multiple current and future competitors. Companies currently offering polishing systems include Applied Materials, Inc., Cybeq Systems, Ebara Corporation, IPEC, SpeedFam, Strasbaugh and Sumitomo Metal Industries, Ltd. IPEC currently has the largest installed base of CMP polishers and also offers an integrated CMP polishing and cleaning system. OnTrak believes that other companies are developing polishing systems and are planning to introduce new products to this market before or during the same time frame as OnTrak's planned introduction of its CMP polishing system. Many of these current and potential new competitors have greater financial, marketing, technical and other resources, broader product lines, long-term customer relationships, greater customer service capabilities and larger and more established sales organizations than OnTrak.

  Both Lam and OnTrak expect their competitors to continue to improve the design and performance of their current products and processes and to introduce new products and processes with improved price and performance characteristics. If Lam's or OnTrak's competitors enter into strategic relationships with leading semiconductor manufacturers covering etch, CVD products or CMP products similar to those sold by Lam or cleaning or polishing systems sold or under development by OnTrak, their ability to sell their products to those manufacturers could be adversely affected. No assurance can be given that Lam, OnTrak or the combined company will continue to compete successfully in the United States or worldwide.

  Present or future competitors may be able to develop products comparable or superior to those offered by the combined company or adapt more quickly to new technologies or evolving customer requirements. In particular, while Lam and OnTrak currently are developing additional product enhancements that they believe address customer requirements, there can be no assurance that the development or introduction of these additional product enhancements will be successfully completed on a timely basis or that these product enhancements will achieve market acceptance. Accordingly, there can be no assurance that the combined company will be able to continue to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on the business, operating results, financial condition and cash flows of the combined company.

INTERNATIONAL OPERATIONS AND EXPANSION

  International sales accounted for 64%, 54%, 48%, 61% and 60% of Lam's net revenues in the fiscal years 1996, 1995 1994 and the nine months ended March 31, 1997 and 1996, respectively, and 32%, 27%, 31%, 49% and 32% of OnTrak's net revenues in the fiscal years 1996, 1995, 1994 and the nine months ended March 31, 1997 and 1996, respectively. On a pro forma combined basis, international sales accounted for 63%, 53%, 48%, 61% and 59%, of total revenue in the fiscal years 1996, 1995, 1994 and the nine months ended March 31, 1997 and 1996, respectively. Both Lam and OnTrak anticipate that international sales will continue to account for a significant portion of net sales. Additionally, both Lam and OnTrak intend to continue expansion of international operations, including expansion of facilities in the Asia Pacific region. As a result, a significant portion of the combined company's sales and operations will be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, potentially adverse tax consequences and the possibility of difficulties in accounts receivable collection.

  In addition to the uncertainty as to the combined company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, political instability, fluctuations in currency exchange rates, and seasonal reductions in business activity during summer months in Europe and certain other parts of the world, any of which could adversely impact the success of international operations. Sales of products by Lam and OnTrak are denominated principally in U.S. dollars, representing in excess of 85% of total combined revenue. Accordingly, any increase in the value of the U.S. dollar as compared to currencies in the companies' principal overseas markets would increase the foreign currency-denominated cost of the companies' products, which may negatively affect the companies' sales in those markets. The Japanese yen has decreased in value relative to the U.S. dollar in recent months. In addition to the potential impact on the pricing of the combined company products, this decline will likely lower the rate of dollar revenue growth. Currently, Lam enters into foreign currency forward contracts, designated as hedges of existing yen-denominated assets and liabilities to minimize the impact of exchange rate fluctuations on such assets and liabilities. The combined company currently anticipates continuing to enter into such hedging transactions in the future. Lam does not currently enter into speculative foreign currency forward contracts. In addition, effective patent, copyright, trademark and trade secret protection may be limited or unavailable under the laws of certain foreign jurisdictions. There can be no assurance that one or more of such factors will not have a material adverse effect on the combined company's international operations and, consequently, on the business, operating results, financial condition and cash flows of the combined company.

MANAGEMENT OF POTENTIAL GROWTH; INTEGRATION OF POTENTIAL ACQUISITIONS

  To manage future growth, if any, new management of the combined company will face significant challenges in improving financial and management controls, management processes, business and management information systems and procedures on a timely basis and expanding, training and managing its work force. There can be no assurance that the combined company will be able to perform such actions successfully.
In the future, the combined company may make additional acquisitions of complementary companies, products or technologies. Managing an acquired business entails numerous operational and financial risks, including difficulties in assimilating acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or customers of acquired operations. The combined company's success will depend, to a significant extent, on the ability of its executive officers and other members of senior management to respond to these challenges effectively. There can be no assurance that the combined company will be able to effectively achieve and manage any such growth, or that its management, personnel or systems will be adequate to support the combined company's operations. Any such inabilities or inadequacies would have a material adverse effect on the combined company's business, operating results, financial condition and cash flows.

  An important element of Lam management's strategy is to review acquisition prospects that would complement Lam's existing products, augment its market coverage and distribution ability or enhance its technological capabilities. While Lam has no current agreements or negotiations underway with respect to any new acquisitions other than the Merger, Lam may acquire additional businesses, products or technologies in the future. Future acquisitions by the combined company could result in changes similar to those that will be incurred in connection with the Merger, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expense related to goodwill and other intangible assets, any of which could materially adversely affect the combined company's business, financial condition and results of operations and/or the price of the Lam Common Stock.

MAJOR CUSTOMERS

  On a pro forma combined basis, sales to the combined company's top five customers accounted for 23%, 29%, 44%, 21% and 24% of total revenue in the fiscal years 1996, 1995, 1994 and the nine months ended March 31, 1997 and 1996, respectively. During fiscal year 1996 and the nine month periods ended March 31, 1997 and 1996, no individual customer accounted for greater than 10% of combined sales. Intel Corporation accounted for 11% and 12% of combined sales for fiscal years 1995 and 1994, respectively. Motorola, Inc. accounted for 10% of combined sales for fiscal year 1994. The loss of one or more of the combined company's largest customers could have a material adverse effect on the combined company's business financial condition and results of operations.

INTELLECTUAL PROPERTY MATTERS

  From time to time, both Lam and OnTrak have received notices from third parties alleging infringement of such parties' patent rights by Lam's and OnTrak's respective products. In such cases, it is the policy of both Lam and OnTrak to defend against the claims or negotiate licenses on commercially reasonable terms where considered appropriate. However, no assurance can be given that the combined company will be able to negotiate necessary licenses on commercially reasonable terms, or at all, or that any litigation resulting from such claims would not have a material adverse effect on the combined company's business and financial results.

  In October 1993, Varian Associates, Inc. ("Varian") brought suit against Lam in the United States District Court for the Northern District of California, seeking monetary damages and injunctive relief based on Lam's alleged infringement of certain patents held by Varian. The lawsuit is in the late stages of discovery and has been reassigned to a new judge. The trial date has been set for March, 1998. Lam has asserted defenses of invalidity and unenforceability of the patents that are the subject of the lawsuit, as well as noninfringement of such patents by Lam's products. While litigation is subject to inherent uncertainties and no assurance can be given that Lam will prevail in such litigation or will obtain a license under such patents on commercially reasonable terms, or at all, if such patents are held valid and infringed by Lam's products, Lam believes that the Varian lawsuit will not have a material adverse effect on Lam's operating results or Lam's financial position.

  Both Lam's and OnTrak's success depends in part on their proprietary technology. While Lam and OnTrak attempt to protect their proprietary technology through patents, copyrights and trade secret protection, they believe that the success of the combined company will depend upon more technological expertise, continuing the development of new systems, market penetration and installed base and the ability to provide comprehensive support and service to customers. There can be no assurance that the combined company will be able to protect its technology or that competitors will not be able to develop similar technology independently. Lam and OnTrak currently have a number of United States and foreign patents and patent applications. There can be no assurance that any patents issued to Lam or OnTrak will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to Lam, OnTrak or the combined company.

POTENTIAL VOLATILITY OF COMMON STOCK PRICE

  The market price for Lam Common Stock has been volatile. The market price of the Lam Common Stock following the Effective Time could be subject to significant fluctuations in response to variations in quarterly operating results, shortfalls in revenues or earnings from levels expected by securities analysts and other factors such as announcements of technological innovations or new products by the combined company or by the combined company's competitors, government regulations, developments in patent or other proprietary rights. In addition, the stock market has in recent years experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as economic conditions generally in the semiconductor industry, may adversely affect the market price of the Lam Common Stock following the Effective Time.

POTENTIAL ANTI-TAKEOVER EFFECTS

  Certain provisions of the Lam Rights Plan, its Certificate, its Bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the combined company. The Lam Board following the Effective Time will have the authority to issue up to 5,000,000 shares of Preferred Stock without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Lam following the Effective Time without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Lam Common Stock following the Effective Time. Such effects could result in a decrease in the market price of the Lam Common Stock following the Effective Time. In addition, should stockholders of Lam approve the Certificate of Incorporation Amendments described herein, stockholders of Lam following the Effective Time will not be permitted to take actions by written consent or elect directors by cumulative voting. Such provisions may inhibit increases in the market price of the Lam Common Stock following the Effective Time that could result from takeover attempts. See "Comparison of Capital Stock and Stockholder Rights."

ENVIRONMENTAL REGULATIONS

  Both Lam and OnTrak are, and the combined company will be, subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile, or otherwise hazardous chemicals used in the manufacturing process. Each of Lam and OnTrak believe that it is in general compliance with these regulations and that it has obtained (or otherwise addressed) all necessary environmental permits to conduct its business, which permits generally relate to the disposal of hazardous wastes. Nevertheless, the failure to comply with present or future regulations could result in fines being imposed on Lam, OnTrak or the combined company, suspension of production or cessation of operations. Such regulations could require Lam, OnTrak or the combined company to acquire significant equipment or to incur substantial other expenses to comply with environmental regulations. Any failure by Lam, OnTrak or the combined company to control the use of, or adequately restrict the discharge or disposal of, hazardous substances could subject Lam, OnTrak or the combined company to future liabilities.

SHARES ELIGIBLE FOR FUTURE SALE

  Based on the capitalization of OnTrak as of the close of business on March 31, 1997 (including the number of shares of OnTrak Common Stock outstanding and the number of shares issuable on exercise of outstanding options to purchase OnTrak Common Stock), and an Exchange Ratio of 0.83 of a share of Lam Common Stock for each share of OnTrak Common Stock, an aggregate of approximately 6,422,165 shares of Lam Common Stock will be issued to OnTrak stockholders in the Merger, and Lam will assume OnTrak employee and director stock options and purchase rights under the OnTrak Stock Plans to acquire additional shares of Lam Common Stock. In general, the shares issued in the Merger, other than to OnTrak affiliates, will be freely tradeable following the Merger. The shares issued after the Effective Time upon the exercise of the assumed OnTrak options and rights will be registered pursuant to a registration statement on Form S-8 to be filed by Lam within three business days following the Closing. In addition, certain stockholders of Lam and OnTrak who, following the Merger, will be holders of approximately 4.9% of Lam Common Stock, have agreed that, without the prior consent of Lam, they will not transfer, sell, exchange, pledge or otherwise dispose of any Lam Common Stock or OnTrak Common Stock, as the case may be, from 30 days prior to the anticipated Effective Time until the date Lam publicly releases financial results for a period that includes at least 30 days of combined operations of Lam and OnTrak (the "Affiliates Expiration Date"). Immediately after the Affiliates Expiration Date, these shares will be eligible for sale in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. Substantially all shares of Lam Common Stock outstanding prior to the Merger are freely tradeable in the public market, subject in the case of affiliates to compliance with the volume restrictions of Rule 144. The sale of any currently outstanding shares of Lam Common Stock and any Lam Common Stock issued in connection with the Merger may cause substantial fluctuations in the price of the Lam Common Stock over short time periods.

                          COMPARATIVE PER SHARE DATA

  The following tables set forth certain historical per share data of Lam and OnTrak and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming the issuance of 0.83 of a share of Lam Common Stock for each outstanding share of OnTrak Common Stock. The following tables assume that the transaction was consummated on March 31, 1997. The actual number of shares of Lam Common Stock to be exchanged for all of the outstanding OnTrak Common Stock will be determined at the Effective Time based on the capitalization of OnTrak at the Effective Time. The following data should be read in conjunction with the Selected Historical Financial Data, the Selected Pro Forma Combined Financial Data, the Pro Forma Combined Condensed Financial Statements and the separate historical financial statements of Lam and OnTrak included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the earliest period presented and should not be construed as representative of future operations. Neither Lam nor OnTrak has declared or paid any cash dividends on its common stock.

                                                             AS OF OR FOR THE
                                        AS OF OR FOR THE    NINE MONTHS ENDED
                                       YEAR ENDED JUNE 30,      MARCH 31,
                                      --------------------- -------------------
                                       1996    1995   1994    1997       1996
                                      ------- ------ ------ ---------  --------
HISTORICAL--LAM
Net income (loss) per share:
  Primary...........................  $  4.92 $ 3.27 $ 1.55 $   (1.04)    $3.63
  Fully diluted.....................  $  4.67 $ 3.06 $ 1.51 $   (1.04)    $3.40
Book value per share (2)............  $ 20.15                  $19.16
HISTORICAL--ONTRAK
Net income per share................  $  0.59 $ 0.17 $ 0.24 $    0.31     $0.41
Book value per share (2)............  $  6.93               $    7.15
                                                             AS OF OR FOR THE
                                        AS OF OR FOR THE    NINE MONTHS ENDED
                                       YEAR ENDED JUNE 30,      MARCH 31,
                                      --------------------- -------------------
                                       1996    1995   1994    1997       1996
                                      ------- ------ ------ ---------  --------
PRO FORMA AND EQUIVALENT PRO FORMA
 COMBINED NET INCOME (LOSS) PER
 SHARE
Pro forma combined net income (loss)
 per Lam share: (3)
  Primary...........................  $  4.11 $ 2.79 $ 1.33 $   (0.79)    $3.02
  Fully diluted.....................  $  3.95  $2.65  $1.31 $   (0.79)    $2.88
Equivalent pro forma combined net
 income (loss) per OnTrak share: (4)
  Primary...........................  $  3.41 $ 2.31 $ 1.10 $   (0.66)    $2.51
  Fully diluted.....................  $  3.28  $2.20  $1.09 $   (0.66)    $2.39
PRO FORMA AND EQUIVALENT PRO FORMA
 COMBINED BOOK VALUE PER SHARE:
Pro forma combined book value per
 Lam share (1)(2)...................  $ 18.13               $   17.01
Equivalent pro forma combined book
 value per OnTrak share(1)(4).......  $ 15.05               $   14.12

--------
(1) Lam and OnTrak anticipate that they will incur costs associated with the Merger of approximately $12 million. Such expenses include investment advisory fees, legal and accounting expenses, financial printing charges and other Merger-related costs. These costs are preliminary and therefore subject to change, and will be charged to operations in the fiscal quarter in which the Merger is consummated, currently expected to be the quarter ending September 30, 1997. The pro forma combined book value per share gives effect to such non-recurring expenses as if they had been incurred as of March 31, 1997, but the pro forma combined net income (loss) per share does not give effect to such non-recurring expenses.
(2) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period. The actual number of shares of Lam Common Stock to be exchanged for all of the outstanding OnTrak Common Stock will be determined at the Effective Time based on the capitalization of OnTrak at the Effective Time and the final Exchange Ratio.
(3) The pro forma combined net income (loss) per share is based on the combined weighted average number of common and dilutive common equivalent shares of Lam Common Stock and of OnTrak Common Stock (assuming an Exchange Ratio as of March 31, 1997 of 0.83 of a share of Lam Common Stock for each outstanding share of OnTrak Common Stock). The actual number of shares of Lam Common Stock to be exchanged for all of the outstanding OnTrak Common Stock will be determined at the Effective Time based on the capitalization of OnTrak at the Effective Time and the final Exchange Ratio.
(4) The OnTrak equivalent pro forma per share amounts are calculated by multiplying Lam pro forma combined per share amounts by the Exchange Ratio of 0.83 of a share of Lam Common Stock for each outstanding share of OnTrak Common Stock.

                         COMPARATIVE MARKET PRICE DATA

  Lam Common Stock trades on Nasdaq under the symbol "LRCX," and OnTrak Common Stock trades on Nasdaq under the symbol "ONTK." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Lam Common Stock and OnTrak Common Stock as reported on Nasdaq.

                                                          LAM         ONTRAK
                                                     COMMON STOCK  COMMON STOCK
                                                     ------------- -------------
                                                      HIGH   LOW    HIGH   LOW
                                                     ------ ------ ------ ------
1995 CALENDAR YEAR
  First Quarter(a).................................. $51.50 $35.25    --     --
  Second Quarter(a)................................. $68.50 $42.50    --     --
  Third Quarter..................................... $73.38 $56.75 $34.75 $23.50
  Fourth Quarter.................................... $68.50 $45.38 $27.00 $14.00
1996 CALENDAR YEAR
  First Quarter..................................... $52.50 $32.00 $17.75 $12.00
  Second Quarter.................................... $45.50 $24.50 $28.75 $11.50
  Third Quarter..................................... $28.88 $20.00 $18.13 $13.25
  Fourth Quarter.................................... $38.25 $24.00 $19.00 $14.00
1997 CALENDAR YEAR
  First Quarter..................................... $43.25 $27.13 $29.50 $14.25
  Second Quarter(b)................................. $38.63 $23.38 $31.00 $18.88

--------
(a) OnTrak commenced trading on Nasdaq on July 11, 1995.
(b) Through June 25, 1997, the last practicable trading day prior to this Joint Proxy Statement/Prospectus.

  Set forth below is a table containing, for each of March 21, 1997 (the last trading day before the announcement of the Merger Agreement) and June 25, 1997 (the last practicable trading day before the printing of this Joint Proxy Statement/Prospectus), the last reported sale price per share of each of Lam Common Stock and OnTrak Common Stock, as reported on Nasdaq, as well as the equivalent market price per share of OnTrak Common Stock, based on an Exchange Ratio of 0.83 of a share of Lam Common Stock for each share of OnTrak Common Stock and assuming that the Merger had been consummated on such day:

                                                    MARCH 21, 1997 JUNE 25, 1997
                                                    -------------- -------------
   Lam.............................................     $32.25        $35.75
   OnTrak..........................................     $27.00        $28.75
   OnTrak (Lam equivalent market price)............     $26.77        $29.67

  Because the Exchange Ratio is fixed subject to adjustment in certain circumstances, at Lam's discretion, changes in the market price of Lam Common Stock prior to consummation of the Merger will affect the dollar value of the Lam Common Stock to be received by stockholders of OnTrak in the Merger. Lam stockholders and OnTrak stockholders are urged to obtain current market quotations for Lam Common Stock and OnTrak Common Stock prior to the Lam Special Meeting and OnTrak Special Meeting, respectively.

  Neither Lam nor OnTrak has ever paid cash dividends. Following the Effective Time, Lam intends to retain earnings for the development of its business and not to distribute earnings to stockholders as dividends. The declaration and payment by Lam following the Effective Time of any future dividends and the amount thereof, if any, will depend upon the results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by the Lam Board following the Effective Time.

                              LAM SPECIAL MEETING

DATE, TIME AND PLACE OF LAM SPECIAL MEETING

  The Lam Special Meeting will be held at the offices of Lam at 4650 Cushing Parkway, Fremont, California on August 5, 1997 at 2:00 p.m. local time.

PURPOSE

  The purpose of the Lam Special Meeting is to consider and vote upon proposals to approve (i) the Share Issuance, (ii) the Lam 1997 Stock Plan Adoption, (iii) the Written Consent Amendment, and (iv) the Cumulative Voting Amendment. See "Terms of the Merger" and "Additional Matters Being Submitted to a Vote of Only Lam Stockholders--Proposal Two--Approval of the Lam 1997 Stock Plan," "--Proposal Three--Amendment to Certificate of Incorporation-- Elimination of Stockholder Written Consent," "--Proposal Four--Amendment to Certificate of Incorporation--Elimination of Cumulative Voting."

RECORD DATE AND OUTSTANDING SHARES

  Only Lam stockholders of record at the close of business on the Lam Record Date are entitled to notice of and to vote at the Lam Special Meeting. As of the Lam Record Date, there were 1,081 stockholders of record holding an aggregate of approximately 30,884,205 shares of Lam Common Stock.

  On or about July 7 , 1997, a notice meeting the requirements of Delaware law was mailed to all stockholders of record as of the Lam Record Date.

VOTE REQUIRED

  Each stockholder is entitled to one vote for each share of Lam Common Stock on all matters at the Lam Special Meeting.

  Pursuant to the rules of Nasdaq, the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote is required to approve the Share Issuance and the Lam 1997 Stock Plan. Pursuant to the DGCL, the affirmative vote of a majority of the shares of Lam Common Stock issued and outstanding as of the Lam Record Date is required to approve (i) the Written Consent Amendment, and (ii) the Cumulative Voting Amendment.

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Lam Common Stock entitled to vote at the Lam Special Meeting shall constitute a quorum. Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Lam Special Meeting. In the Share Issuance and the Lam 1997 Stock Plan Adoption, requiring a majority of the total present in person or by proxy and entitled to vote, abstentions will be counted in the tabulation of the voting results and will be treated as votes against the proposal. Broker non-votes will not be treated as "entitled to vote" and will have no effect on the voting result. In the Certificate of Incorporation Amendments, requiring a majority of the shares of Lam Common Stock issued and outstanding as of the Record Date, abstentions and broker non-votes will be treated as votes against the proposals. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

PROXIES

  Each of the persons named as proxies in the proxy is an officer of Lam. All shares of Lam Common Stock that are entitled to vote and are represented at the Lam Special Meeting either in person or by properly executed proxies received prior to or at the Lam Special Meeting and not duly and timely revoked will be voted at the Lam Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for (i) the Share Issuance, (ii) the Lam 1997 Stock Plan, and (iii) the Certificate of Incorporation Amendments.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Lam at or before the taking of the vote at the Lam Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Lam before the taking of the vote at the Lam Special Meeting; (iii) attending the Lam Special Meeting and voting in person (although attendance at the Lam Special Meeting will not in and of itself constitute a revocation of a proxy); or (iv) by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www.lamrc.com at any time after July 25, 1997, and following the instructions provided by the messages thereon. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Lam at 4650 Cushing Parkway, Fremont, California 94538,
Attention: Secretary, or hand-delivered to the Secretary of Lam, in each case at or before the taking of the vote at the Lam Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

  The cost of the solicitation of Lam stockholders will be borne by Lam. In addition, Lam may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain Lam directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, Lam has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of not more than $25,000 plus reimbursement of reasonable expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Lam will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  THE MATTERS TO BE CONSIDERED AT THE LAM SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF LAM. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                            ONTRAK SPECIAL MEETING

DATE, TIME AND PLACE OF ONTRAK SPECIAL MEETING

  The OnTrak Special Meeting will be held at the offices of OnTrak at 1010 Rincon Circle, San Jose, California on August 5, 1997, at 2:00 p.m., local time.

PURPOSE

  The purpose of the OnTrak Special Meeting, is to consider and vote upon a proposal to approve and adopt the Merger Agreement. See "Terms of the Merger."

RECORD DATE AND OUTSTANDING SHARES

  Only stockholders of record of OnTrak Common Stock on the OnTrak Record Date are entitled to notice of, and to vote at, the OnTrak Special Meeting. As of the OnTrak Record Date, there were 165 stockholders of record holding an aggregate of approximately 7,763,177 shares of OnTrak Common Stock.

  On or about July 7, 1997, a notice regarding the OnTrak special meeting conforming to the requirements of Delaware law was mailed to all stockholders of record as of the OnTrak Record Date.

VOTE REQUIRED

  Each stockholder is entitled to one vote for each share of OnTrak Common Stock on all matters at the OnTrak Special Meeting. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of OnTrak Common Stock. As of the OnTrak Record Date, directors and officers of OnTrak beneficially owned 1,153,924 shares of OnTrak Common Stock or approximately 15% of those shares of OnTrak Common Stock outstanding as of such date. Certain directors, executive officers and other stockholders of OnTrak have granted irrevocable proxies in favor of Lam to vote all of such stockholders' shares of OnTrak Common Stock held as of the OnTrak Record Date in favor of the Merger Agreement and the Merger (2,002,436 shares of OnTrak Common Stock or approximately 26% of the outstanding shares of OnTrak Common Stock as of the OnTrak Record Date).

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of OnTrak Common Stock entitled to vote shall constitute a quorum at the OnTrak Special Meeting. Votes cast by proxy or in person at the OnTrak Special Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  Since the affirmative vote of a majority of the outstanding shares of OnTrak Common Stock is required to approve and adopt the Merger Agreement, an abstention and a broker non-vote each will have the effect of a vote against the approval and adoption of the Merger Agreement.

PROXIES

  Each of the persons named as proxies in the proxy is an officer of OnTrak. All shares of OnTrak Common Stock that are entitled to vote and are represented at the OnTrak Special Meeting either in person or by properly executed proxies received prior to or at the OnTrak Special Meeting and not duly and timely revoked will be voted at the OnTrak Special Meeting in accordance with the instructions indicated on such proxies.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of OnTrak at or before the taking of the vote at the OnTrak Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of OnTrak before the taking of the vote at the OnTrak Special Meeting; (iii) attending the OnTrak Special Meeting and voting in person (although attendance at the OnTrak Special Meeting will not in and of itself constitute a revocation of a proxy); or (iv) by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www.lamrc.com at any time after July 25, 1997, and following the instructions provided by the messages thereon. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to OnTrak at 1010 Rincon Circle, San Jose, California 95131, Attention: Secretary, or hand-delivered to the Secretary of OnTrak, in each case at or before the taking of the vote at the OnTrak Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

  OnTrak will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors and officers of OnTrak by personal interview, telephone, telegram or e-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, OnTrak has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of not more than $6,000 plus reimbursement of reasonable expenses. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of OnTrak Common Stock held of record by such persons, in which case OnTrak will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

  THE MATTERS TO BE CONSIDERED AT THE ONTRAK SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF ONTRAK. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                      THE MERGER AND RELATED TRANSACTIONS

  THIS IS PROPOSAL NO. 1 TO BE CONSIDERED AND VOTED ON BY LAM STOCKHOLDERS AND IS THE ONLY PROPOSAL TO BE CONSIDERED AND VOTED ON BY ONTRAK STOCKHOLDERS.

  The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a conformed copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A. Reference is also made to the Forms of Stockholder Agreement attached to this Joint Proxy Statement/Prospectus as Annex C, and to the other Annexes hereto. Statements made in this Joint Proxy Statement/Prospectus with respect to the terms of the Merger and such related transactions are qualified in their entirety by reference to the more detailed information set forth in the Merger Agreement and the other Annexes hereto. This discussion contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in Risk Factors and elsewhere herein or incorporated by reference.

JOINT REASONS FOR THE MERGER

  The Lam Board and the OnTrak Board believe that by combining the highly complementary product lines of the two companies, the combined company will have the potential to realize long-term improved growth and profitability and a stronger position in the semiconductor equipment industry. Lam is a leading supplier of semiconductor etch and CVD equipment and OnTrak is the industry leader in the production of CMP cleaning systems used to fabricate semiconductor devices, and is currently introducing a next-generation CMP polishing tool. When combined, the company will provide a broad line of cost-effective integrated process solutions. In addition, the combined company's global infrastructure of more than 40 regional sales, service and technical support offices should allow increased penetration of OnTrak's cleaning products and facilitate introduction of OnTrak's CMP polisher product. Lam's highly-regarded research and development infrastructure should complement OnTrak's ongoing product development programs. In addition, the Boards of Directors of both companies believe that Mr. Bagley's operational expertise will prove to be valuable in the management of the combined company. In sum, Lam and OnTrak believe that the Merger will give the combined company the ability to compete more effectively against large competitors.

  Each of the Boards of Directors of Lam and OnTrak has identified additional mutual benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits include principally the following:

  . The combination of OnTrak's CMP cleaning and polishing systems with Lam's semiconductor etch and CVD equipment will allow the combined company to offer a more comprehensive set of semiconductor equipment products to its customers.

  . The Merger will allow the combined company to offer integrated product solutions to address next-generation device manufacturing requirements.

  .  The combination will enable joint marketing and product development.

  . Sales of CMP cleaning and polishing systems are expected to benefit from access to the integrated sales and service organization of Lam, and from Lam's reputation and relationships with domestic and international customers.

  . The combined experience, financial resources, size and breadth of product offerings of the combined company may allow the combined company to respond more quickly and effectively to technological change, increased competition and industry demands in an industry which requires rapid innovation and change.

  Lam and OnTrak have each identified additional reasons for the Merger, which are discussed below. Each Board of Directors has recognized that the potential benefits of the Merger may not be realized. See "Risk Factors."

LAM'S REASONS FOR THE MERGER

  At its March 24, 1997, board meeting, the Lam Board unanimously approved the Merger Agreement and the transactions contemplated thereby. Lam's Board unanimously recommends that the Lam stockholders vote for the issuance of shares of Lam Common Stock pursuant to the Merger Agreement.

  In addition to the anticipated joint benefits described above, the Lam Board believes that the following are additional reasons the Merger will be beneficial to Lam and its stockholders and for Lam stockholders to vote FOR the proposals set forth herein:

  . Given the complementary nature of the product lines of Lam and OnTrak, the Merger would enhance the opportunity for the potential realization of Lam's strategic objective of achieving greater scale and presence in the semiconductor equipment industry.

  . The Merger would enable Lam to participate in the CMP market, one of the fastest growing segments of the semiconductor equipment market.

  . The Merger would provide an opportunity for increased sales to current Lam and OnTrak customers by offering an integrated and broader product line.

  . OnTrak's technology would enable Lam to participate in emerging processing markets that will require CMP, including damascene/copper deposition and planarization as more layers are added to semiconductor chips.

  . The Lam stockholders would have the opportunity to participate in the potential for growth of the combined company after the Merger.

  The Lam Board considered a number of factors relating to the Merger, including the following: (i) the business, assets, management, competitive position and prospects of Lam and OnTrak, including the analysis, judgment and advice of Lam management with respect thereto, the synergistic businesses of Lam and OnTrak, the quality of OnTrak's assets, the complementary management teams, and the strong competitive position of the combined company; (ii) the financial condition, cash flows and results of operations of Lam and OnTrak, both on a historical and prospective basis, including the strong balance sheet of the combined company, strong results of operations and cash flows of the combined company; (iii) OnTrak's strong position in the CMP cleaning business and its opportunities in the CMP polishing business, each of which may complement Lam's current business; (iv) the significant potential enhancement of the strategic and market position of the combined company beyond that achievable by Lam alone, particularly in the CMP polishing business, which offers significant new growth opportunities for the combined company, and the increase in business opportunities expected to result from the combination of the two companies; (v) current financial market conditions and historical market prices, volatility and trading information with respect to Lam Common Stock and OnTrak Common Stock and the Exchange Ratio to be used as a basis for converting OnTrak Common Stock into Lam Common Stock; (vi) the terms and conditions of the Merger Agreement, including the form and amount of consideration, that the consideration was fair to Lam, that the transaction was structured as a stock-for-stock merger and that the representations and warranties given by OnTrak were reasonable (see "Terms of the Merger"); (vii) the opinion of Smith Barney, Lam's financial advisor in connection with the Merger, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Lam, and the financial analyses performed by Smith Barney in connection therewith (see "--Opinion of Lam's Financial Advisor");
(viii) the intended treatment of the Merger as a tax-free reorganization under the Code and the condition to Lam's obligation under the Merger Agreement that Lam receive a legal opinion as to the tax-free nature of the Merger (see "The Merger and Related Transactions --Certain Federal Income Tax Considerations" and "Terms of the Merger--Conditions to the Merger"); and (ix) the intended treatment of the Merger as a "pooling-of-interests" for financial reporting and accounting purposes and the condition to Lam's obligation under the Merger Agreement that Lam and OnTrak receive letters from their respective independent auditors concurring with Lam and OnTrak managements' conclusions that the Merger will qualify as a "pooling-of-interests" transaction under APB Opinion No. 16. (See "Terms of the Merger--Conditions to the Merger").

  The Lam Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including: (i) risks associated with integrating OnTrak personnel; (ii) the potential for a continued downturn in the semiconductor industry that would negatively impact joint operations; (iii) risks associated with OnTrak's CMP polishing tool, including the risk that development of the tool may not be completed in a timely manner and may not be accepted by customers, possible delays in full-scale introduction or shipment of the polishing tool and other factors that could negatively impact Lam's or the combined company's financial and operating results; (iv) the risk that the potential benefits sought in the Merger might not be fully realized; (v) the possibility that the Merger might not be consummated and the effect of public announcement of the discontinuation of the Merger on Lam's sales and operating results, Lam's ability to attract and retain key management, marketing and technical personnel and the progress of certain development projects; (vi) the impact of the issuance of Lam Common Stock in connection with the Merger on earnings per share, book value and control dilution to the Lam stockholders; and (vii) various other risks. The Lam Board believes that these risks are outweighed by the potential benefits of the Merger.

  The foregoing discussion of the factors considered by the Lam Board is not intended to be exhaustive but is believed to include all material factors considered by the Lam Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Lam Board did not quantify or assign any relative weights to the factors considered in reaching its determination, although its individual members may have given different weights to different factors.

ONTRAK'S REASONS FOR THE MERGER

  The OnTrak Board believes that the terms of the Merger are fair to, and in the best interests of, OnTrak and the OnTrak stockholders and has unanimously approved the Merger Agreement and the related transactions. The OnTrak Board unanimously recommends that the OnTrak stockholders approve and adopt the Merger Agreement. The OnTrak Board considers a merger with Lam advantageous to OnTrak for the following reasons: (i) the opportunity for OnTrak to broaden distribution of its products and to improve product support through Lam's global infrastructure of more than 40 regional sales, service and technical support offices and to otherwise augment its presence in the industry by merging with an industry leader; (ii) the ability of the combined entity to provide semiconductor manufacturers with complementary etch, CVD and CMP process solutions; (iii) the opportunity for OnTrak to draw upon Lam's technical resources to assist in OnTrak's product development programs on an ongoing basis, especially in completing development and introduction of OnTrak's CMP polisher; (iv) the opportunity to achieve efficiencies in manufacturing from better facilities' utilization and to achieve efficiencies in administration from consolidation of infrastructure; and (v) the opportunity for stockholders of OnTrak to participate, as holders of Lam Common Stock, in the potential for growth in a company that would have a broader product line and thereby reduce the risks associated with OnTrak's dependence on a limited product line and efforts to develop and introduce a CMP polishing product.

  In the course of its deliberations during OnTrak Board meetings held on March 9, March 14, March 18, March 21 and March 24, 1997, the OnTrak Board reviewed with OnTrak management a number of additional factors relevant to the Merger, including the strategic overview and prospects for OnTrak, its products and its finances. The OnTrak Board also considered, among other matters: (i) the Board's knowledge of the business, prospects, operations, properties, assets, financial condition and operating results of OnTrak; (ii) the results of the due diligence investigations by OnTrak management and OnTrak's legal, accounting and financial advisors concerning the management, business, prospects, operations, properties, assets and financial condition and operating results of Lam, as well as the strong technology position of Lam; (iii) the detailed financial analyses, pro forma and other information with respect to the transaction presented by DMG and the opinion of DMG that the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of

OnTrak Common Stock as of the date of such opinion (see "Opinion of OnTrak's Financial Advisor"); (iv) the effect on stockholder value of OnTrak continuing as an independent entity compared to the effect of a combination with Lam, in light of the financial condition and prospects of OnTrak and the current economic and industry environment and the potential for increased value in the combined Lam/OnTrak enterprise; (v) current financial market conditions and historical market prices, volatility and trading information with respect to Lam Common Stock and OnTrak Common Stock; (vi) the consideration to be received by OnTrak stockholders in the Merger assuming an Exchange Ratio of
0.83 and the premium in the market value of the Lam Common Stock to be issued in exchange for each share of OnTrak Common Stock and the market value of the OnTrak Common Stock, when considered over one year, 90 day, 60 day, 30 day and 10 day comparable periods, which the Board considered more meaningful than for any single day; (vii) the terms and conditions of the Merger Agreement and the related documents, which were the product of extensive arm's-length negotiations, including the parties' representations, warranties and covenants and the provision that gives OnTrak the ability to terminate the transaction if (a) the average closing price for Lam stock falls below $30.00 per share for a specified 10-day period prior to the OnTrak Special Meeting, (b) that average price represents a decline of more than 15% from an industry index, and (c) Lam does not adjust the Exchange Ratio to equal $24.90 divided by that 10-day average price; (viii) the opportunity for OnTrak stockholders to participate, as holders of Lam Common Stock, in a larger, more diversified company; (ix) the addition of two OnTrak directors to the Lam Board and the effect of changes in management of Lam as a result of Mr. Bagley becoming Chief Executive Officer upon closing of the Merger and the recent appointment of a new Chief Financial Officer of Lam; (x) the anticipated effect of the Merger on the interests of OnTrak's customers and employees; and (xi) the expectation that the Merger will be tax-free to OnTrak's stockholders and will be treated as a pooling-of-interests for accounting purposes. The OnTrak Board also considered (i) Lam's anticipated near term operating and financial results, including the anticipated effect of, and the circumstances surrounding, the announcement by Lam of the anticipated operating loss for the quarter ended March 31, 1997; (ii) the risk that operations of the two companies would not be successfully integrated; (iii) the risks associated with introduction of new products, including OnTrak's CMP polisher and Lam's multi-chamber etch cluster tools, including the risk that new products may not be accepted by customers, possible delays in full-scale commercial rollout of new system and other factors that could negatively impact the combined company's financial and operating results; (iv) the risk that key Lam and OnTrak technical and management personnel might be lost prior to or after consummation of the Merger; (v) the adverse effects on OnTrak's business, operations and financial condition should it not be possible to consummate the Merger following public announcement that the Merger Agreement had been entered into; and (vi) other risks associated with Lam's and OnTrak's businesses, including factors affecting quarterly revenues, dependence on new products and processes, the rapid technological change experienced in the industry, the highly competitive nature of the industry and other risks described under "Risk Factors." The OnTrak Board believes these risks are outweighed by the potential benefits of the Merger.

  The foregoing discussion of the information and factors considered by the OnTrak Board is not intended to be exhaustive but is believed to include all material factors considered by the OnTrak Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the OnTrak Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the OnTrak Board may have given different weights to different factors. In the course of the deliberations, the OnTrak Board determined that the Merger is fair to and in the best interests of OnTrak and its stockholders.

  THE ONTRAK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ONTRAK COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

  Recently, several strategic combinations have occurred in the semiconductor capital equipment industry between companies with complementary product lines or other significant synergies. Over the past several years, Lam has evaluated potential business combinations, corporate acquisition opportunities and other strategic transactions involving participants in the semiconductor capital equipment industry.

  In November 1996, the Lam Board and Lam management determined to explore further the feasibility of Lam entering the business of manufacturing and selling semiconductor capital equipment for use in CMP. On November 27, 1996, Lam management met with Smith Barney and requested that Smith Barney assist Lam management in its assessment of the merits and possibility of entering into a strategic alliance with or acquisition of three companies currently engaged in the CMP business or developing CMP technology, including OnTrak. From late November 1996 through February 1997, members of the Lam management team and Smith Barney had conversations with certain of these parties concerning the possibility of an acquisition by Lam. All such conversations were exploratory in nature and did not progress beyond the preliminary stage. During the latter part of December and continuing through early March, Lam management and Smith Barney also entered into discussions with another company not engaged in the CMP business ("Company A"), which had expressed an interest in a possible strategic combination with Lam and conducted preliminary due diligence based on publicly available information.

  On January 14, 1997 and on February 20, 1997, Roger Emerick and James Bagley met to discuss a possible distribution arrangement between Lam and OnTrak. On the day before the February 20, 1997 meeting, Roger Emerick met with Smith Barney to discuss their preliminary assessment of opportunities in the CMP area and with Company A. At that time Roger Emerick mentioned Lam's interest in a possible combination with OnTrak.

  On February 25, 1997, Roger Emerick contacted James Bagley to advise him of Lam's interest in a possible combination and to discuss the matter further. On February 26, 1997, James Bagley contacted DMG and requested that DMG advise OnTrak in connection with the possible combination with Lam.

  On February 26, 1997, at the request of Lam management, Smith Barney representatives met with senior management of OnTrak and representatives of DMG to discuss Lam's interest in acquiring OnTrak.

  On February 27, 1997, Lam management, along with representatives of Smith Barney and Lam's legal advisors, Shartsis, Friese & Ginsburg LLP ("Shartsis") and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), updated the Lam Board of Directors regarding the status of discussions with OnTrak, other CMP companies and Company A. Lam management and financial advisors noted that substantial additional diligence would be required, but that a combination with either OnTrak or Company A appeared to merit further consideration. The Lam Board of Directors authorized Lam management and its advisors to continue preliminary discussions and a more thorough due diligence review with both OnTrak and Company A. Although discussions initially continued with both OnTrak and Company A, on March 12, 1997, Company A's financial advisor contacted Smith Barney to indicate that, after further consideration, Company A could not, at that time, proceed on a timely basis in providing to Lam certain due diligence materials relating to Company A that would be necessary to enter into a transaction. No confidentiality agreement was ever entered into with Company A in connection with such discussions.

  Also on February 27, 1997 and again on March 4, 1997, members of Lam's senior management and Smith Barney met with James Bagley and certain other members of OnTrak's senior management, as well as with representatives of DMG. At these meetings, the management teams from Lam and OnTrak made technical presentations, delivered financial, product and other information and generally pursued due diligence. On February 27, 1997, Lam and OnTrak executed a Confidentiality and Non-Disclosure Agreement, which was effective as of February 25, 1997.

  On March 6, 1997, a Lam Board meeting was held at Lam's offices. At this meeting, Lam management and Smith Barney updated the Lam Board as to, among other things, the status of discussions with OnTrak and the results of their preliminary due diligence review of OnTrak and noted that additional meetings were scheduled with the management and advisors of OnTrak to conduct additional diligence and to explore further a possible combination.

  On March 7, 1997, at the request of Lam management, representatives of Smith Barney contacted DMG to discuss Lam's preliminary views regarding terms for a possible combination between Lam and OnTrak.

  From March 7, 1997 through March 11, 1997, numerous discussions continued between Lam and OnTrak and their respective financial advisors concerning technical and other due diligence matters and the terms of the proposed merger involving the two companies.

  On March 9, 1997, an OnTrak Board meeting was held at the offices of DMG. Representatives of DMG and OnTrak's legal advisors, Heller Ehrman White & McAuliffe ("Heller Ehrman") were present. At this meeting, OnTrak management and DMG reviewed with the OnTrak Board the status of discussions between OnTrak and Lam regarding a possible combination and the proposed management for the combined company, and the results of preliminary due diligence. DMG presented preliminary financial analyses. At the conclusion of the meeting, the OnTrak Board authorized OnTrak management to pursue further discussions with Lam.

  On March 12, 1997, Roger Emerick and James Bagley discussed the ratio at which Lam Common Stock would be exchanged for OnTrak Common Stock and certain management issues and other matters relating to a transaction, and agreed to pursue discussions of the Exchange Ratio and remaining issues with their respective advisors. On March 13, 1997, representatives of Lam, Smith Barney and Shartsis met with representatives of OnTrak, DMG and Heller Ehrman, at which meeting Lam and OnTrak reached an understanding regarding the Exchange Ratio and certain other key issues, subject to completion of mutually satisfactory documentation and resolution of additional key issues, and to completion of satisfactory due diligence.

  On March 14, March 18, and March 21, 1997, special meetings of the OnTrak Board were held to review and discuss the status of the due diligence and negotiations. A Special Committee of the OnTrak Board comprised of the outside OnTrak Board members, Messrs. Child, Elkus and Hultquist, was formed to provide a means for these directors directly to undertake, separately from the management OnTrak Board members, inquiries of Lam and its advisors regarding the transaction. The Special Committee was not formed to provide a recommendation to the entire OnTrak Board regarding the proposed transaction.

  Between March 14, 1997 and March 24, 1997, representatives of Lam and OnTrak and their respective technical, legal and financial advisors met and conversed by telephone to conduct due diligence investigations of each company and to continue exploring the synergies between the two companies and the operational issues associated with the proposed merger. In addition, members of the Special Committee of the OnTrak Board met with representatives of Lam senior management, Ernst & Young LLP (independent auditors for Lam), and members of the Lam Board and audit committee. During this period, Lam's and OnTrak's legal counsel and senior management had further discussions regarding the terms of the Merger Agreement, including the termination rights relating to the Merger Agreement, the conditions upon which break-up fees would be payable, the terms of the OnTrak Walk Away Threshold, the representations, warranties and covenants to be made by the parties, and the terms of the Stockholder Agreements.

  During this period, Lam management periodically updated members of the Lam Board concerning the progress of discussions with OnTrak. OnTrak did not seek a strategic combination with any other companies during this time period. On March 21, 1997, preliminary drafts of the Merger Agreement and the Stockholder Agreements were distributed to the Lam Board members for their consideration, and management of Lam summarized for the Lam Directors the status of the continuing negotiations.

  On March 17, 1997 preliminary drafts of the Merger Agreement and Stockholder Agreements were distributed to the OnTrak Board members for their consideration. At the March 21, 1997 OnTrak Board meeting, DMG made a financial presentation to the OnTrak Board regarding the Merger; representatives of Price Waterhouse LLP discussed with the OnTrak Board the scope of their due diligence, and counsel presented to the OnTrak Board updated drafts of the Merger Agreement and reviewed with the OnTrak Board the terms of the Merger Agreement and Stockholder Agreements. In addition, presentations were made by members of OnTrak management, financial advisors and counsel regarding due diligence. Management also summarized for the OnTrak Board the status of the continuing negotiations.

  Negotiations between Lam and OnTrak continued through the morning of March 24, 1997, culminating in Lam and OnTrak agreeing upon the form of definitive Merger Agreement and the Stockholder Agreements, respectively, to be presented for review at separate meetings of the Lam Board and the OnTrak Board scheduled for March 24, 1997.

  On the morning of March 24, 1997, the OnTrak Board held a meeting to review, with the advice and assistance of OnTrak's legal advisors and DMG, the proposed Merger Agreement and the transactions contemplated thereby, and the Stockholder Agreements. At the March 24, 1997 meeting of the OnTrak Board, representatives of Price Waterhouse LLP reported to the OnTrak Board the results of their due diligence, members of the Special Committee reported to the OnTrak Board on their meeting with Lam representatives, counsel reviewed with the OnTrak Board the definitive terms of the transaction, and DMG delivered to the OnTrak Board its opinion to the effect that as of such date, based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the OnTrak stockholders. See "-- Opinion of OnTrak's Financial Advisor." After discussion, the members of the OnTrak Board unanimously approved the Merger Agreement and related transactions. See "The Merger and Related Transactions--OnTrak's Reasons for the Merger."

  On March 24, 1997, the Lam Board also held a meeting to review, with the advice and assistance of Lam's legal and financial advisors, the proposed Merger Agreement and the transactions contemplated thereby, including the Merger and the Stockholder Agreements. At the meeting, legal counsel for Lam advised the Lam Board and management on the terms of the Merger Agreement and the results of the legal diligence of OnTrak. Smith Barney then made a financial presentation in respect of the proposed Merger and rendered to the Lam Board its opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to Lam. See "--Opinion of Lam's Financial Advisor". Following a number of questions from, and discussions among, the directors, the Lam Board unanimously approved the Merger Agreement and related transactions, including the Share Issuance. See "The Merger and Related Transactions--Lam's Reasons for the Merger."

  Immediately following the conclusion of the two board meetings, the parties thereto executed the Merger Agreement and the Stockholder Agreements. Lam and OnTrak issued a joint press release announcing the Merger shortly after the closing of Nasdaq on March 24, 1997.

OPINION OF LAM'S FINANCIAL ADVISOR

  Smith Barney was retained by Lam to act as its financial advisor in connection with the Merger. In connection with such engagement, Lam requested that Smith Barney evaluate the fairness, from a financial point of view, to Lam of the consideration to be paid by Lam in the Merger. On March 24, 1997, at a meeting of the Board of Directors of Lam held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 24, 1997) to the Lam Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Lam.

  In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Lam and certain senior officers and other representatives and advisors of OnTrak concerning the businesses, operations and prospects of Lam and OnTrak. Smith Barney examined certain publicly available business and financial information relating to Lam and OnTrak as well as certain financial forecasts and other information and data for Lam and OnTrak which were provided to or otherwise discussed with Smith Barney by the respective managements of Lam and OnTrak, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Lam Common Stock and OnTrak Common Stock; the historical and projected earnings and other operating data of Lam and OnTrak; and the capitalization and financial condition of Lam and OnTrak. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Lam and OnTrak. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Lam. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

  In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the managements of Lam and OnTrak advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Lam and OnTrak and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Lam Board, that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion, as set forth therein, relates to the relative values of Lam and OnTrak. Smith Barney did not express any opinion as to what the value of the Lam Common Stock actually will be when issued to OnTrak stockholders pursuant to the Merger or the price at which the Lam Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Lam or OnTrak nor did Smith Barney make any physical inspection of the properties or assets of Lam or OnTrak. Smith Barney's opinion does not address the relative merits of the Merger as compared with any alternative business strategies that might exist for Lam or the effect of any other transaction in which Lam might engage. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Lam and OnTrak. No other limitations were imposed by Lam on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED MARCH 24, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX F AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF LAM COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF LAM AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO LAM, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE LAM SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In preparing its opinion to the Lam Board, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Lam, OnTrak, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lam and OnTrak. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition,

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

analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the Lam Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Lam Board or management with respect to the Exchange Ratio or the proposed Merger.

  The following is a summary of the material financial analyses performed by Smith Barney in connection with its written opinion dated March 24, 1997:

  Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Lam, OnTrak and selected publicly traded companies in the semiconductor equipment industry, consisting of: (i) two CMP related companies: Integrated Process Equipment Corporation ("IPEC"); and Speedfam International, Inc. (the "CMP Companies"), (ii) seven cleaning related companies: CFM Technologies, Inc.; FSI International, Inc.; Fusion Systems Corporation; Gasonics International Corporation; Mattson Technology, Inc.; Semitool, Inc.; and SubMicron Systems Corporation (the "Cleaning Companies"), (iii) six large capitalization semiconductor equipment companies: Applied Materials, Inc. ("Applied Materials"); ASM Lithography Holding NV; KLA Instruments Corporation; MEMC Electronic Materials, Inc.; Novellus Systems, Inc. ("Novellus"); and Tencor Instruments (the "Large Cap Semiconductor Equipment Companies"), and (iv) small capitalization semiconductor equipment companies (the "Small Cap Semiconductor Equipment Companies" and, together with the CMP Companies, the Cleaning Companies and the Large Cap Semiconductor Equipment Companies, the "Selected Companies"). With respect to the Selected Companies analyzed, Smith Barney focused primarily on the CMP Companies, the operations of which Smith Barney considered to be most similar to those of OnTrak. Smith Barney compared market values as multiples of, among other things, estimated calendar 1998 net income, and adjusted market values (equity market value, plus total debt and the book value of preferred stock, less cash and cash equivalents) as multiples of, among other things, latest 12 months revenues. Smith Barney also compared the profit margins, historical revenue growth and projected earnings per share ("EPS") growth of Lam, OnTrak and the Selected Companies. All multiples were based on closing stock prices as of March 20, 1997. Applying a range of multiples for the CMP Companies of estimated calendar 1998 net income and latest 12 months revenues of 14.5x to 18.4x and 1.6x to 2.2x, respectively, to corresponding financial data for OnTrak resulted in an equity reference range for OnTrak of approximately $19.43 to $24.42 per share (without giving effect to a change of control premium), as compared to the equity value implied by the Exchange Ratio of approximately $28.43 per share based on the closing stock price of Lam Common Stock on March 20, 1997.

  Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid or proposed to be paid in selected transactions in the semiconductor equipment industry, consisting of (acquiror/target): KLA Instruments Corporation/Tencor Instruments (the "KLA/Tencor Transaction"); Millipore Corporation/Tylan General, Inc.; Applied Materials, Inc./Orbot Instruments Ltd. (the "Applied Materials/Orbot Transaction"); Applied Materials, Inc./Opal, Inc. (the "Applied Materials/Opal Transaction"); Plasma & Materials Technologies, Inc./Electrotech Ltd.; Tylan General, Inc./Span Instruments, Inc.; FSI International Inc./Semiconductor Systems, Inc.; Integrated Process Equipment Corporation/GAARD Automation Inc.; Teradyne, Inc./Megatest Corporation; Kulicke & Soffa Industries Inc./American Fine Wire Corporation; IPEC/Athens Corp.; Tencor Instruments/Prometrix Corporation; IPEC/Westech Systems Inc.; Trinity Capital Enterprise Corporation/SubMicron Systems, Inc.; and Toray Industries, Inc. and Shimadzu Corp./Therma-Wave, Inc. (collectively the "Selected Transactions"). Smith Barney compared, among other things, the purchase prices in such transactions as a multiple of estimated one-year forward net income and transaction values as a multiple of latest 12 months revenues, and also compared the premiums paid in the Selected Transactions and other selected transactions having transaction values comparable to the Merger. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. With respect to the Selected Transactions, Smith Barney focused primarily on the KLA/Tencor Transaction, the Applied Materials/Orbot Transaction and the Applied Materials/Opal Transaction, which Smith Barney considered to be the most similar to the Merger. Applying a range of multiples for the KLA/Tencor Transaction, the Applied Materials/Orbot Transaction and the Applied

Materials/Opal Transaction of estimated one-year forward net income and latest 12 months revenue of 16.7x to 18.9x and 2.3x to 3.1x, respectively, to corresponding financial data for OnTrak, and a premium range of 30% to 50% to the closing stock price of OnTrak on March 6, 1997, resulted in an equity reference range for OnTrak of approximately $25.46 to $29.89 per share, as compared to the equity value implied by the Exchange Ratio of approximately $28.43 per share based on the closing stock price of Lam Common Stock on March 20, 1997.

  No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Lam, OnTrak or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

  Contribution Analysis. Smith Barney analyzed the respective contributions of Lam and OnTrak to the estimated revenue, earnings before interest and taxes ("EBIT"), pre-tax income and net income of the combined company for fiscal years 1997, 1998 and 1999. This analysis indicated that (i) in fiscal year 1997, Lam would contribute approximately 93.6% of revenue, 92.6% of EBIT, 88.9% of pre-tax income, and 89.4% of net income, and OnTrak would contribute approximately 6.4% of revenue, 7.4% of EBIT, 11.1% of pre-tax income and 10.6% of net income, of the combined company, (ii) in fiscal year 1998, Lam would contribute approximately 92.8% of revenue, 93.2% of EBIT, 92.0% of pre-tax income and 92.2% of net income, and OnTrak would contribute approximately 7.2% of revenue, 6.8% of EBIT, 8.0% of pre-tax income and 7.8% of net income, of the combined company and (iii) in fiscal year 1999, Lam would contribute approximately 88.7% of revenue, 78.9% of EBIT, 78.1% of pre-tax income and 78.6% of net income, and OnTrak would contribute approximately 11.3% of revenue, 21.1% of EBIT, 21.9% of pre-tax income and 21.4% of net income, of the combined company. Based on capitalizations of Lam and OnTrak as of February 23, 1997 and March 3, 1997, respectively, and the Exchange Ratio, stockholders of Lam and OnTrak would own approximately 81.4% and 18.6%, respectively, of the combined company upon consummation of the Merger.

  Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of OnTrak for the fiscal years 1998 through 2001. The stand-alone discounted cash flow analysis of OnTrak was determined by (i) adding (x) the present value of projected free cash flows over the four-year period from 1998 to 2001, and (y) the present value of OnTrak's estimated terminal value in year 2001, and (ii) subtracting the current net debt of OnTrak. The range of estimated terminal values for OnTrak at the end of the four-year period was calculated by applying terminal value multiples ranging from 13.0x to 15.0x to OnTrak's projected 2001 unlevered net income, representing OnTrak's estimated value beyond the year 2001. The cash flows and terminal values of OnTrak were discounted to present value using discount rates ranging from 20% to 30%, with particular focus on a discount rate of 25%. Utilizing such terminal multiples and a discount rate of 25%, this analysis resulted in an equity reference range for OnTrak of approximately $37.74 to $42.45 per share, as compared to the equity value implied by the Exchange Ratio of approximately $28.43 per share based on the closing stock price of Lam Common Stock on March 20, 1997.

  Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of Lam for the fiscal years ended 1997 through 1999. The results of the pro forma merger analysis suggested that the Merger could be accretive to Lam's EPS in fiscal year 1997 on a pro forma basis, dilutive to Lam's EPS in fiscal year 1998 and accretive to Lam's EPS in fiscal year 1999. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) Lam and OnTrak's historical and projected financial results; (ii) the history of trading prices and volume for Lam Common Stock and OnTrak Common Stock, including the historical ratio of the daily closing prices of Lam Common Stock to OnTrak Common Stock for the period September 20, 1995 through March 20, 1997;

(iii) selected published analysts' reports on Lam and OnTrak, including analysts' estimates as to the earnings growth potential of Lam and OnTrak; and
(iv) the premiums paid in selected transactions.

  Pursuant to the terms of Smith Barney's engagement, Lam has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $2.25 million. Lam has also agreed to reimburse Smith Barney for travel and other reasonable out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

  Smith Barney has advised Lam that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of Lam and OnTrak for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to Lam unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Lam and OnTrak.

  Smith Barney is an internationally recognized investment banking firm and was selected by Lam based on Smith Barney's experience, expertise and familiarity with Lam and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINION OF ONTRAK'S FINANCIAL ADVISOR

  OnTrak retained DMG to act as its financial advisor in connection with the Merger. DMG was selected by the OnTrak Board to act as OnTrak's financial advisor based on DMG's qualifications, expertise and reputation.

  At the meeting of OnTrak's Board of Directors on March 21, 1997, DMG rendered its oral opinion, confirmed in writing on March 24, 1997 (the "DMG Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the DMG Opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of OnTrak Common Stock.

  THE FULL TEXT OF THE DMG OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY DMG IN RENDERING THE DMG OPINION, IS ATTACHED AS ANNEX G TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ONTRAK STOCKHOLDERS ARE URGED TO READ THE DMG OPINION CAREFULLY AND IN ITS ENTIRETY. DMG DID NOT RECOMMEND TO ONTRAK THAT ANY SPECIFIC EXCHANGE RATIO CONSTITUTED THE APPROPRIATE EXCHANGE RATIO FOR THE MERGER. THE DMG OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF ONTRAK COMMON STOCK AS OF THE DATE OF THE DMG OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ONTRAK SPECIAL MEETING. THE SUMMARY OF THE DMG OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DMG OPINION.

  In rendering the DMG Opinion, DMG, among other things: (i) analyzed certain publicly available financial statements and other information of Lam and OnTrak, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning OnTrak prepared by the management of OnTrak; (iii) analyzed certain financial projections relating to OnTrak prepared by the management of OnTrak; (iv) discussed the past and current operations and financial condition and the prospects of OnTrak with senior management of OnTrak; (v) analyzed certain internal financial statements and other financial and operating data concerning Lam prepared by the management of Lam; (vi) discussed the past and current operations and financial condition and the prospects of Lam with senior managements of both Lam and OnTrak; (vii) analyzed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Lam; (viii) reviewed the reported prices and trading activity for the OnTrak Common Stock and the Lam Common Stock, respectively; (ix) compared the financial performance of OnTrak and the prices and trading activity of the OnTrak Common Stock with that of certain other publicly-traded companies (which DMG deemed to be relevant) and their securities; (x) compared the financial performance of Lam and the prices and trading activity of the Lam Common Stock with that of certain other publicly-traded companies (which DMG deemed to be relevant) and their securities; (xi) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions which DMG deemed to be relevant; (xii) reviewed and discussed with the senior management of OnTrak
(1) the strategic rationale for the Merger and their assessment of the synergies and other benefits expected to be derived from the Merger, and (2) certain alternatives to the Merger; (xiii) participated in discussions and negotiations among representatives of OnTrak and Lam and their financial and legal advisors; (xiv) reviewed the Merger Agreement and Stockholder Agreements, and (xv) performed such other analyses and considered such other factors as it deemed appropriate.

  In rendering the DMG Opinion, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the DMG opinion. With respect to the information furnished by Lam and OnTrak, and with respect to the information discussed with the managements of Lam and OnTrak regarding their views of future operations, DMG assumed that such information was reasonably prepared and reflected the best currently available estimates and judgments of Lam's and OnTrak's management as to the competitive, operating and regulatory environments and related financial performance of Lam and OnTrak, as the case may be, for the relevant periods. For purposes of the DMG opinion, DMG also relied upon, without independent verification, the assessment by OnTrak's management of the cost savings and other synergies as well as the strategic and other benefits expected to be derived from the Merger. DMG also relied upon, without independent verification, the assessment by OnTrak's management of Lam's technology and competitive position. DMG did not make any independent valuation or appraisal of the assets, liabilities or technology of Lam or OnTrak, respectively, nor was DMG furnished with any such appraisals. DMG relied upon OnTrak management's summary of certain due diligence inquiries made regarding the charges announced with respect to Lam's third fiscal quarter. DMG also assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with APB Opinion No. 16 and the related interpretations of the AICPA and FASB and the rules and regulations of the Commission and will be consummated in accordance with the terms set forth in the Merger Agreement. The DMG Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to DMG as of, the date of the DMG opinion.

  The following is a summary of the analysis performed by DMG in preparation of the DMG Opinion, and reviewed with the OnTrak Board at a meeting held on March 21, 1997.

  Historical Exchange Ratio Analysis: DMG reviewed the ratios of the daily closing stock prices of OnTrak Common Stock to Lam Common Stock for each day over various periods, starting from July 11, 1995 (the date of the initial public offering of OnTrak Common Stock) and ending March 20, 1997 (the trading date preceding DMG's presentation at the March 21, 1997 meeting of the OnTrak Board) and computed the premiums represented by the Exchange Ratio over the average of these ratios. The average of the ratios of the daily closing stock prices of OnTrak Common Stock to Lam Common Stock for the various periods ending on March 20, 1997 were 0.497 for the period since July 11, 1995; 0.561 for the previous year; 0.596 for the previous 180 days; 0.569 for the previous 90 days; 0.593 for the previous 60 days; 0.636 for the previous 30 days; 0.725 for the previous 10 days; and 0.839 for March 20, 1997. DMG observed that the Exchange Ratio represented a premium/(discount) of 66.8%, 48.0%, 39.2%, 45.9%, 40.0%, 30.6%, 14.4% and (1.1%), respectively, over the aforementioned ratios of the prices of OnTrak Common Stock and Lam Common Stock. DMG observed that after March 7, 1997, OnTrak's stock experienced increased trading activity and, therefore, DMG considered the closing OnTrak share price on March 7, 1997 of $22.88 as a representative share price in performing its analysis (the "Representative Share Price"). The average of the ratios of the daily closing stock prices of OnTrak Common Stock to Lam Common Stock for the various periods ending on March 7, 1997 were 0.493 for the period since July 11, 1995;
0.562 for the previous year; 0.592 for the previous 180 days; 0.554 for the previous

90 days; 0.561 for the previous 60 days; 0.588 for the previous 30 days; 0.602 for the previous 10 days; and 0.622 for March 7, 1997. DMG observed that the Exchange Ratio represented a premium of 68.4% , 47.8%, 40.3%, 49.8%, 47.8%, 41.3%, 37.8% and 33.3%, respectively, over the aforementioned ratios of the prices of OnTrak and Lam Common Stock prices.

  Selected Precedent Transactions: DMG reviewed 11 acquisition transactions involving semiconductor equipment companies (the "Semiconductor Equipment Transactions"), and 28 acquisition transactions involving semiconductor companies (the "Semiconductor Transactions"). The Semiconductor Equipment Transactions include three recent transactions in the yield management and front-end processing sectors of the semiconductor capital equipment industry: the acquisition of Opal Inc. ("Opal") by Applied Materials, the acquisition of Orbot Instrument, Ltd. ("Orbot") by Applied Materials, and the acquisition of Tencor Instruments ("Tencor") by KLA Instruments Corporation. DMG observed exchange ratios implied by multiples of aggregate value to latest twelve months revenue of 0.608, 0.755, 0.591, 0.771 and 0.706 times for the Semiconductor Equipment Transactions, the Semiconductor Transactions, Opal, Orbot and Tencor, respectively, and implied by calendar 1997 price-to-earnings multiples of 0.203, 0.355, 0.138 and 0.253 times for the Semiconductor Equipment Transactions, the Semiconductor Transactions, Opal and Tencor, respectively, in each case compared to the Exchange Ratio of 0.830.

  Premium Analysis: DMG reviewed 54 stock-for-stock acquisition transactions involving companies in the technology sector since 1987, none of which was deemed directly comparable to the Merger. Such analysis showed transaction exchange ratios resulting in average premiums of approximately 26.0%, 29.9%, 34.5%, 37.4%, 35.0% and 30.7% over the average of the ratios of the closing stock prices of the companies involved in such mergers over the one year, 90 day, 60 day, 30 day, 10 day and one day periods ending the day preceding the public announcement of these transactions, respectively. Among the above mentioned 54 stock-for-stock acquisition transactions were five transactions in the semiconductor capital equipment industry, none of which were deemed directly comparable to the Merger. DMG observed transaction exchange ratios for these five transactions resulting in average premiums of approximately 20.2%, 44.7%, 46.3%, 46.5%, 37.6% and 30.2% over the average of the ratios of the closing stock prices of the companies involved in the semiconductor capital equipment mergers over the one year, 90 day, 60 day, 30 day, 10 day and one day periods ending the day preceding the public announcement of these transactions, respectively. DMG observed that the Exchange Ratio represented average premiums of approximately 48.0%, 49.8%, 47.8%, 41.3%, 37.8% and 33.3%
over the average of the ratios of the daily closing stock prices of OnTrak Common Stock to Lam Common Stock for the respective comparable periods ending on March 7, 1997.

  Pro Forma Analysis of the Merger: DMG analyzed certain pro forma effects of the Merger on the earnings and capitalization of Lam. Such analysis was based on analyst estimates as well as a sensitivity case for each of Lam and OnTrak, both with and without assumed synergies. Based on such analysis, DMG observed that, based on the Exchange Ratio and assuming that the Merger was treated as a pooling-of-interests business combination for accounting purposes, before taking into account any one-time restructuring charges, the Merger would result (i) using the analyst estimates for both companies, in earnings per share dilution for Lam stockholders of (11.3%) and (9.0%) for fiscal year 1998 and calendar year 1998, respectively, without the assumed synergies and earnings per share accretion/(dilution) of (4.2%) and 1.1% for fiscal year 1998 and calendar year 1998, respectively, with the assumed synergies; (ii) using the sensitivity case for Lam and analyst estimates for OnTrak, in earnings per share dilution for Lam stockholders of (13.0%) and (10.2%) for fiscal year 1998 and calendar year 1998, respectively, without the assumed synergies and earnings per share dilution of (7.6%) and (1.4%) for fiscal year 1998 and calendar year 1998, respectively, with the assumed synergies; (iii) using the analyst estimates for Lam and the sensitivity case for OnTrak, in earnings per share dilution for Lam stockholders of (10.3%) and (6.0%) for fiscal year 1998 and calendar year 1998, respectively, without the assumed synergies and earnings per share accretion/(dilution) of (1.9%) and 5.9% for fiscal year 1998 and calendar year 1998, respectively, with the assumed synergies; and (iv) using the sensitivity case for both companies, in earnings per share dilution for Lam stockholders of (12.4%) and (7.6%) for fiscal year 1998 and calendar year 1998, respectively, without the assumed synergies and earnings per share accretion/(dilution) of (6.1%) and 2.8% for fiscal year 1998 and calendar year 1998, respectively, with the assumed synergies.

  Contribution Analysis: DMG analyzed the pro forma contribution by each of Lam and OnTrak to the revenue, gross profit, operating income and net income of the combined company if the Merger were to be consummated. DMG observed that, for calendar year 1996, estimated fiscal year 1997 and estimated fiscal year 1998 based upon the analyst estimates for both companies, OnTrak would contribute approximately 5.1%, 6.5% and 6.8% of the revenues, respectively; 6.2%, 5.4% and 6.3% of the gross profit, respectively; 4.3%, 11.3% and 6.8% of the operating income, respectively; and 5.8%, 14.1% and 7.6% of the net income, respectively, of the combined company. DMG observed that, for calendar year 1996, estimated fiscal year 1997 and estimated fiscal year 1998, based upon the analyst estimates for Lam and the sensitivity case for OnTrak, OnTrak would contribute approximately 5.1%, 6.5% and 8.5% of the revenues, respectively; 6.2%, 5.4% and 7.7% of the gross profit, respectively; 4.3%, 11.3% and 8.7% of the operating income, respectively; and 5.8%, 14.1% and 9.1% of the net income, respectively, of the combined company. These figures compared to the pro forma fully diluted ownership of the OnTrak stockholders in the combined company of 18.6%.

  Comparative Stock Performance: As part of its analysis, DMG reviewed the recent stock price performance of Lam and OnTrak and compared such performance with that of other companies involved in the semiconductor capital equipment sector, including Applied Materials and Novellus. DMG observed that over the period from July 11, 1995, the date of OnTrak's initial public offering, to March 20, 1997, the market price of the OnTrak Common Stock decreased 1.7%, compared with an increase of .2% for Novellus and decreases of 7.4% and 50.2% for Applied Materials and Lam, respectively. DMG noted that over such period, the OnTrak Common Stock underperformed relative to the common stock of Novellus, and outperformed relative to the common stocks of Applied Materials and Lam. DMG observed that over the period from January 2, 1996 to March 20, 1997, the market price of the OnTrak Common Stock increased 88.5%, compared with increases of 39.1% and 10.3% for Novellus and Applied Materials, respectively and a decrease of 24.3% for Lam. DMG noted that over such period, the OnTrak Common Stock outperformed relative to the common stocks of Novellus, Applied Materials and Lam. The information was presented to give the OnTrak Board background information regarding the stock price performance for OnTrak.

  Potential Future Share Price Analysis: DMG computed equivalent per share values for OnTrak assuming the merger with Lam was consummated at an exchange ratio of 0.83. Such analysis was based on a range of earnings estimates for calendar years 1998, 1999 and 2000 and two-year forward price-earnings multiples of 12 times and 16 times. Equivalent share prices were then computed of OnTrak as of the date of such analysis, one, and two years from the date of the analysis, the latter two which were then discounted back to the present at a discount rate of 20.0%, yielding a present value of $31.69 to $87.67 per OnTrak share without synergies and $36.50 to $94.06 per OnTrak share with synergies. DMG also computed a future share price of OnTrak on a standalone basis with a range of OnTrak earnings estimates for calendar years 1998, 1999 and 2000 and assuming two-year forward multiples of 14 times to 18 times. To reflect the higher perceived risk of OnTrak on a standalone basis, DMG discounted these latter two potential future trading prices back to the present at 30.0%, yielding a range of values from $21.75 to $84.89.

  In connection with the review of the Merger by the OnTrak Board, DMG performed a variety of financial and comparative analyses for the purposes of the DMG Opinion. While the foregoing summary describes all material analyses and factors reviewed by DMG with the OnTrak Board, it does not purport to be a complete description of the presentations by DMG to the OnTrak Board or the analyses performed by DMG in arriving at the DMG Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the DMG Opinion. In addition, DMG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of Lam or OnTrak. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lam or OnTrak. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, the analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analyses of the fairness of the Exchange Ratio, from a financial point of view, to the holders of OnTrak Common Stock and were provided to the OnTrak Board in connection with the delivery of the DMG Opinion.

  DMG is an internationally recognized investment banking and advisory firm. DMG, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DMG or its affiliates may trade or hold positions, for its own account or the accounts of customers, in equity, debt or other securities of OnTrak.

  OnTrak has agreed to pay DMG a fee for its financial advisory services in connection with the Merger, including, among other things, rendering the DMG Opinion and making the presentation referred to above. Pursuant to a letter of agreement between OnTrak and DMG dated February 27, 1997, OnTrak has agreed to pay DMG (i) an "advisory fee" of $75,000 in the event that a transaction is not consummated; (ii) a fee of 10% of the termination fee in the event that the Merger is not consummated and OnTrak receives such a termination fee from Lam; and (iii) in the event the Merger is consummated, a transaction fee of 1.100% to 1.375% of the aggregate value of the Merger. The aggregate value of the Merger will depend upon the closing share price of Lam Common Stock over the ten trading days up to and including the day preceding the closing date of the Merger. In addition, OnTrak has agreed to reimburse DMG for its reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify DMG and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of OnTrak Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular OnTrak stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, stockholders who acquired their shares in connection with previous mergers involving OnTrak or an affiliate, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of OnTrak Common Stock were or are acquired or shares of Lam Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, ONTRAK STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The Merger is intended to constitute a reorganization within the meaning of
Section 368(a) of the Code, with each of Lam, Merger Sub and OnTrak intended to qualify as a party to the reorganization under Section 368(b) of the Code, in which case the following tax consequences will result (subject to the limitations and qualifications referred to herein):

    (a) An OnTrak stockholder receiving only Lam Common Stock in the Merger will not recognize gain or loss in the Merger;

    (b) Cash paid to an OnTrak stockholder in lieu of a fractional share of Lam Common Stock will be treated as having been received in payment in exchange for the Lam Common Stock that otherwise would have been received in the Merger, and the OnTrak stockholder will recognize gain or loss equal to the difference between the cash received in lieu of such fractional share and the OnTrak stockholder's basis in the OnTrak Common Stock surrendered therefor;

    (c) The aggregate tax basis of the Lam Common Stock received in the Merger by an OnTrak stockholder will be the same as the aggregate tax basis of OnTrak Common Stock surrendered in exchange therefor, increased by the expenses of such stockholder related to the Merger paid by the stockholder, and reduced by any basis allocable to a fractional share of Lam Common Stock for which cash was received;

    (d) The holding period of the Lam Common Stock received in the Merger by an OnTrak stockholder will include the period during which such stockholder held the OnTrak Common Stock surrendered in exchange therefor, provided that the OnTrak Common Stock is held as a capital asset at the time of the Merger; and

    (e) None of Lam, Merger Sub or OnTrak will recognize gain or loss solely as a result of the Merger.

  The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. Lam and OnTrak will have each received an opinion from their respective legal counsel, Shartsis and Heller Ehrman, respectively, to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by Lam, OnTrak and certain OnTrak stockholders, including representations in certificates delivered to counsel by the respective managements of OnTrak and Lam. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement.

  In order for the "continuity of interest" requirement to be met under existing law, OnTrak stockholders must not, pursuant to a plan or intent existing at or before the Effective Time, dispose of an amount of Lam Common Stock to be received in the Merger (including pre-Merger dispositions of OnTrak Common Stock in contemplation of the Merger) such that they do not retain a meaningful continuing equity ownership in Lam. Generally, so long as OnTrak stockholders do not plan to dispose of a number of shares of Lam Common Stock that would reduce their ownership of Lam Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of OnTrak as of the same date, the continuity of interest requirement will be satisfied. Management of OnTrak and of Lam have represented that they know of no such plan or intention that would result in the continuity of interest requirement not being satisfied. In addition, certain major stockholders of OnTrak have represented that any such stockholder does not have any present plan or intention to sell, exchange, or otherwise dispose of or to engage in any other transaction which would substantially eliminate the risk of loss or the opportunity for gain from the holding of Lam Common Stock that such major stockholders are expected to acquire in connection with the Merger. In this case, the major stockholders from whom representations were received owned approximately 26.7% of the stock of OnTrak as of the date the Agreement was signed. In addition, an OnTrak stockholder owning 5.8% of OnTrak Common Stock as of such date, and who currently holds 5.2% of such stock, has represented that he has no present plan or intention to dispose of more than 50% of the shares he currently holds. Other major stockholders, from whom no such representations have been sought or received, owned 13.7% of the OnTrak Common Stock on such date. The remaining 53.8% of OnTrak Common Stock was held in street name or by stockholders owning less than 1% of OnTrak Common Stock. While the status of "public" stockholders for continuity of interest purposes is not settled, recent case law suggests that such stockholders are treated as a single large stockholder which does not dispose of its shares, or, at worst, as if the public stockholders disposed of their shares in the same ratio as the major stockholders.

  A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in an OnTrak stockholder recognizing gain or loss with respect to each share of OnTrak Common Stock surrendered equal to the difference between such stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Lam Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Lam Common Stock so received would equal such fair market value and his or her holding period for such stock would begin the day after the Merger.

GOVERNMENTAL AND REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. All appropriate parties filed the required HSR Act notification and report forms with the Antitrust Division and the FTC with respect to the Merger. Lam received notification of the early termination of the waiting period under the HSR Act with respect to the Merger on April 15, 1997. Notwithstanding the early termination of the waiting period under the HSR Act, there can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger. In addition, there can be no assurance that an action will not be brought challenging such approvals or action, including a challenge by the FTC or the Antitrust Division, or, if such a challenge is made, what the result of such a challenge would be.

  In addition, state and Federal antitrust authorities may also bring legal action under state or Federal antitrust laws at any time before or after the Effective Time, notwithstanding that the HSR Act waiting periods have expired or been terminated. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of OnTrak or Lam. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, with respect to the result thereof.

  OnTrak and Lam are not aware of any material governmental approvals that may be required for consummation of the Merger other than those as described above and compliance with the federal securities laws and applicable securities and "blue sky" laws of the state of New York. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing by Lam and OnTrak of letters from their respective independent auditors, Ernst & Young LLP and Price Waterhouse LLP, reaffirming those firms' concurrence with Lam management's and OnTrak management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB Opinion No. 16, and the related interpretations of the AICPA, the FASB and the rules and regulations of the Commission, if consummated in accordance with the Merger Agreement. On March 24, 1997, Lam received a letter from Ernst & Young LLP affirming that firm's concurrence with Lam management's and OnTrak management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger, if consummated in accordance with the Merger Agreement. On March 24, 1997, OnTrak received a letter from

Price Waterhouse LLP affirming that firm's concurrence with OnTrak management's conclusions that OnTrak qualifies for pooling-of-interests accounting for the Merger, if consummated in accordance with the Merger Agreement.

  Pursuant to the Merger Agreement, on July 2, 1997, two business days prior to the date of this Joint Proxy Statement/Prospectus, Price Waterhouse LLP delivered to OnTrak a letter from Price Waterhouse LLP affirming that firm's concurrence with OnTrak management's conclusions that OnTrak qualifies for pooling-of-interests accounting for the Merger, if closed and consummated in accordance with the Merger Agreement. Pursuant to the Merger Agreement, on July 2, 1997, two business days prior to the date of this Joint Proxy Statement/Prospectus, Ernst & Young LLP has delivered to Lam a letter affirming of that firm's concurrence with Lam management's and OnTrak management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB Opinion No. 16 if closed and consummated in accordance with the Merger Agreement.

                              TERMS OF THE MERGER

  The following discussion summarizes the material terms of the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related documents. DETAILED TERMS OF AND CONDITIONS TO THE MERGER AND CERTAIN RELATED TRANSACTIONS ARE CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE MERGER AGREEMENT.

EFFECTIVE TIME

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Lam, OnTrak and Merger Sub and specified in the Certificate of Merger. The Certificate of Merger will be filed as soon as practicable on or after the Closing Date. The Closing will occur at the offices of Shartsis, Friese & Ginsburg LLP on a date to be specified by the parties, which will be no later than the third business day after the satisfaction or waiver of the conditions to the Merger or such other date as the parties agree. The Closing and the Effective Time are anticipated to be on or about August 5, 1997.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, OnTrak or the holders of OnTrak securities, each outstanding share of OnTrak Common Stock, other than shares held in the treasury of OnTrak or owned by Lam or any direct or indirect wholly-owned subsidiary of Lam or OnTrak, will be cancelled and converted into the right to receive 0.83 (the "Exchange Ratio") of a share of Lam Common Stock together with the associated rights under Lam's Rights Agreement dated as of January 23, 1997, between Lam and ChaseMellon Shareholder Services, L.L.C.; provided that if both (i) the average closing sale price of Lam Common Stock reported on Nasdaq (the "Lam Closing Value") over a ten trading-day period ending eight trading days before the date of the OnTrak Special Meeting (the "Closing Calculation Period") is less than $30.00, and (ii) if the Lam Closing Value is less than the OnTrak Walk Away Threshold (defined below), then Lam may at its option (the "Lam Adjustment Option") fix the consideration at $24.90 of Lam Common Stock by adjusting the Exchange Ratio upward to equal the quotient of $24.90 divided by the Lam Closing Value. If both such conditions are met and Lam does not exercise the Lam Adjustment Option, OnTrak may terminate the Merger Agreement without penalty in accordance with the Merger Agreement.

  Assuming that the Lam Closing Value is below $30.00, the OnTrak Walk Away Threshold is triggered if the performance of the Lam Common Stock during the period between March 24, 1997 and the calculation of the Lam Closing Value falls more than 15% below the performance over that same period of an index (the "Semiconductor Equipment Group Closing Index") of semiconductor equipment companies consisting of: Applied Materials, Inc.; Novellus Systems, Inc.; KLA-Tencor Corporation; Silicon Valley Group, Inc., and Ultratech Stepper, Inc. For purposes of the comparison, each of the companies was assigned a reference price (as set forth below) on March 24, 1997 equal to the average closing sale price over the ten trading days ending March 21, 1997 (the "Reference Prices"), and the closing values of each of the index companies will be calculated over the Closing Calculation Period to determine if the Semiconductor Equipment Group Closing Index has outperformed the Lam Common Stock by more than 15% during this period.

                                                              REFERENCE PRICE AS
         COMPANY                                              OF MARCH 24, 1997
         -------                                              ------------------
   Lam.......................................................      $35.464
   Applied Materials (NASDAQ: AMAT)..........................      $49.631
   Novellus Systems (NASDAQ: NVLS)...........................      $76.356
   KLA Instruments (NASDAQ: KLAC)............................      $38.825
   Silicon Valley Group (NASDAQ: SVGI).......................      $20.194
   Ultratech Stepper, Inc. (NASDAQ: UTEK)....................      $23.269

  The OnTrak Board has not made any determination as to what course of action it would take in the event the OnTrak Walkaway Threshold is triggered. The OnTrak Board would make its decision, consistent with the exercise of its fiduciary duties, based on all material facts and circumstances existing at such time, including, without limitation, recent developments in the businesses of Lam and OnTrak as of such date, the OnTrak Board's view of the impact that termination of the Merger Agreement would have on OnTrak, the advice of its financial advisor and legal counsel and such other factors as the OnTrak Board deems relevant at such time. The parties will promptly announce any determination by OnTrak not to terminate the Merger Agreement under the foregoing circumstances.

  If the Lam Closing Value is less than $30.00 per share and is less than the OnTrak Walk Away Threshold, and Lam elects not to adjust the Exchange Ratio and OnTrak determines not to exercise its right to terminate the Merger Agreement under such circumstances, whether OnTrak will recirculate proxy materials to its shareholders prior to the OnTrak Special Meeting will be determined by the OnTrak Board at such time. Such determination will be made in light of the factors described above and taking into account that provision for changing or revoking stockholder votes subsequent to mailing the proxy card has been made.

  The Exchange Ratio and the calculation of the OnTrak Walk Away Threshold will be adjusted, respectively, to reflect the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Lam Common Stock, OnTrak Common Stock or the common stock of any company in the Semiconductor Equipment Group Closing Index after the date of the Merger Agreement. In addition, solely for the purpose of calculating the OnTrak Walk Away Threshold, any company in the Semiconductor Equipment Group Closing Index will be removed from the index if it is subject to an Alternative Transaction during the Closing Calculation Period.

  Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the Surviving Corporation.

  No fractional shares will be issued by virtue of the Merger, but in lieu thereof each holder of shares of OnTrak Common Stock who would otherwise be entitled to a fraction of a share of Lam Common Stock will receive (after all fractional shares to be received by such holder are aggregated) from Lam an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Lam Common Stock for the ten most recent trading days ending on the trading day preceding the Effective Time, as reported on Nasdaq; provided that in no case shall the amounts paid in exchange for all such fractional shares exceed 10% of the value of the total Lam shares issued to the stockholders of OnTrak in connection with the Merger.

  At the Effective Time, Lam will assume all options to purchase OnTrak Common Stock then outstanding under the OnTrak Stock Option Plans as described below under "--Employee Benefits."

  Promptly after the Effective Time, Lam, acting through the Exchange Agent, will deliver to each OnTrak stockholder of record as of the Effective Time a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of OnTrak Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF ONTRAK COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each then outstanding option or right to purchase OnTrak Common Stock will be assumed by Lam without any action on the part of the holder thereof. OPTION AND STOCK PURCHASE AGREEMENTS NEED NOT BE SURRENDERED.

STOCK OWNERSHIP FOLLOWING THE MERGER

  Based on the capitalization of OnTrak as of the close of business on March 31, 1997, and an Exchange Ratio of 0.83 of a share of Lam Common Stock for each share of OnTrak Common Stock, an aggregate of approximately 6,422,165 shares of Lam Common Stock will be issued to OnTrak stockholders in the Merger. At the Effective Time, Lam will assume all options under the OnTrak Stock Option Plans and all purchase rights outstanding under the OnTrak 1995 Employee Stock Purchase Plan for the offering period that began February 1, 1997 exercisable for up to approximately 1,920,000 additional shares of Lam Common Stock. Based on the number of shares of Lam Common Stock issued and outstanding as of March 31, 1997, and after giving effect to the issuance of Lam Common Stock as described in the previous two sentences, the former holders of OnTrak Common Stock would hold, and have voting power with respect to approximately 17.3% of Lam's total issued and outstanding shares immediately after the Effective Time, and holders of former OnTrak options and rights would hold options and rights to acquire approximately 5.2% of Lam's total issued and outstanding shares of Lam Common Stock immediately after the Effective Time (assuming the exercise of only such options and rights). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either OnTrak or Lam changes subsequent to March 31, 1997, and prior to the Effective Time, and there can be no assurance as to the actual capitalization of OnTrak or Lam at the Effective Time or of Lam at any time following the Effective Time.

CONDUCT FOLLOWING THE MERGER

  Pursuant to the Merger, Merger Sub will cease to exist as a corporation and will be merged with and into OnTrak. All property, rights, privileges, powers and franchises of OnTrak and Merger Sub will vest in the Surviving Corporation, all debts, liabilities and duties of OnTrak and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation will be a wholly-owned subsidiary of Lam.

  Pursuant to the Merger Agreement, the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation. The directors of Merger Sub at the Effective Time (and such other persons as Lam and OnTrak may approve) will become the initial directors of the Surviving Corporation. The officers of OnTrak immediately prior to the Effective Time will become the initial officers of the Surviving Corporation.

  Pursuant to the Merger Agreement, an Office of the Chairman will be created at Lam and will include Roger D. Emerick and James W. Bagley. Mr. Emerick will be the Chairman of the Lam Board, and, beginning on the business day following the Effective Time, Mr. Bagley will be the Chief Executive Officer of Lam. The Lam Board will be increased by two directors following the Merger, and Mr. Bagley and Richard J. Elkus, Jr. will be appointed to fill the resulting vacancies on the business day following the Effective Time. In addition, the Lam Board will appoint Mr. Elkus, Jr. to its Audit Committee.

CONDUCT OF LAM'S BUSINESS AND ONTRAK'S BUSINESS PRIOR TO THE MERGER

  Pursuant to the Merger Agreement, until the earlier of the termination of the Merger Agreement or the Effective Time, each of Lam and OnTrak agrees (except to the extent expressly contemplated by the Merger Agreement or consented to in writing by the other party) (i) to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as previously conducted, (ii) to pay and cause its subsidiaries to pay debts and taxes when due, subject to good faith disputes over such debts or taxes, (iii) to pay or perform other obligations when due, and (iv) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use reasonable efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries. In addition, each of Lam and OnTrak will use its best efforts promptly to notify the other of any event that is not in the ordinary course of business or that would have a material adverse effect on it. Lam has also agreed that it will not grant options to purchase more than 500,000 shares of Lam Common Stock under the Lam stock option plans between the date of the Merger Agreement and the Effective Time.

  In addition, until the earlier of the termination of the Merger Agreement or the Effective Time, except as expressly contemplated by the Merger Agreement or as previously disclosed, neither OnTrak nor Lam will do or permit any of its subsidiaries to do any of the following, without the prior written consent of the other party:

    (a) Adopt or propose any change or amendment to its Certificate of Incorporation or Bylaws that would have an adverse impact on the transactions contemplated by the Merger Agreement or that would modify the terms or provisions of the capital stock of Lam or OnTrak other than the Certificate of Incorporation Amendments;

    (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with existing agreements providing for repurchases of shares in connection with terminations of service to it or its subsidiaries;

    (c) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its employee or director stock plans or reprice options granted under any of such plans; provided that Lam may take all action reasonably necessary to implement at the time of the Lam Special Meeting, the Lam 1997 Stock Plan and to reserve up to 3,000,000 shares of Lam Common Stock for issuance pursuant to such plan; or

    (d) Take any action which to the knowledge of such party would prevent Lam from accounting for the Merger as a pooling-of-interests.

  The Merger Agreement further provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, OnTrak will not take or permit any of its subsidiaries to take any of the following actions, except as previously disclosed;

    (a) Enter into any material contract or commitment outside the ordinary course of business, or violate, amend or otherwise modify or waive any term of OnTrak's material contracts other than modifications not adverse to OnTrak and its subsidiaries, or enter into or renew any distribution or representation agreement without Lam's written consent, which shall not be unreasonably withheld;

    (b) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of OnTrak's capital stock or securities convertible into, subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating OnTrak to issue any such shares or other convertible securities, other than the issuance of shares of OnTrak Common Stock pursuant to the exercise of stock options, warrants or other rights outstanding as of the date of the Merger Agreement; provided, however, that OnTrak may, in the ordinary course of business consistent with past practice, grant options to purchase no more than 200,000 shares of OnTrak Common Stock under the OnTrak Stock Option Plans (but not to exceed 100,000 shares in any sixty day period after the date of the Merger Agreement);

    (c) Transfer or license to any person or entity, or otherwise extend, amend or modify in any material respect, any rights to OnTrak's intellectual property other than in the ordinary course of business consistent with past practice;

    (d) Enter into or amend any agreement pursuant to which any other party is granted exclusive marketing, distribution or other rights with respect to any of OnTrak's business, products or technology;

    (e) Sell, lease, license or otherwise dispose of or encumber any of OnTrak's properties or assets that are material, individually or in the aggregate, to OnTrak's and its subsidiaries' business, taken as a whole;

    (f) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness, or issue, sell or guarantee any debt securities or warrants or rights to acquire debt securities of others;

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

    (g) Enter into any operating lease, except in the ordinary course of business consistent with past practice;

    (h) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in OnTrak's consolidated financial statements filed with the Commission or in the ordinary course of business and consistent with past practice;

    (i) Make any capital expenditures in any calendar month except those made in the ordinary course of business and consistent with past practice which, when added to all other capital expenditures made by OnTrak and its subsidiaries in that month, do not exceed $250,000 in the aggregate;

    (j) Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

    (k) Adopt or amend any employee benefit or stock purchase or option plan, or enter into or amend any employment contract, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of OnTrak's officers or employees except for reasonable salary increases to non-officer employees in accordance with OnTrak's written compensation plan and consistent with past practices;

    (l) Grant any severance or termination pay to any director, officer or other employee, except payments made pursuant to standard written agreements outstanding on the date of the Merger Agreement and disclosed to Lam, or adopt any new severance plan;

    (m) Waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where OnTrak in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Lam prior to the filing of such a suit, or (iii) for a breach of the Merger Agreement;

    (n) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any business organization or division thereof, or otherwise acquire or agree to acquire any material assets or enter into any joint ventures, strategic partnerships or alliances;

    (o) Other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

    (p) Revalue any of OnTrak's assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

    (q) Take or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (p) above, or any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder.

NO SOLICITATION

  Under the terms of the Merger Agreement, until the earlier of the termination of the Merger Agreement or the Effective Time, OnTrak has agreed that it, its subsidiaries, and the officers and directors of it and its subsidiaries will not authorize or permit its or its subsidiaries' employees, agents and representatives, directly or indirectly, to initiate, solicit, encourage or otherwise facilitate (including by furnishing information) any Acquisition Proposal. For the purposes of the Merger Agreement, an "Acquisition Proposal" is any inquiry or expression of interest or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OnTrak or any of its subsidiaries, or any purchase or sale of all or any significant part of the assets or any of the equity securities of OnTrak or any of its subsidiaries, that could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by the Merger Agreement.

  In addition, OnTrak has agreed that it, its subsidiaries and the officers or directors of it or any of its subsidiaries will not and will not permit its or its subsidiaries' employees, agents and representatives, directly or indirectly, to have any discussion with or provide any confidential information relating to an Acquisition Proposal to any person or entity, engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort to make, implement or accept an Acquisition Proposal. Nothing in the Merger Agreement, however, will prevent OnTrak or the OnTrak Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act, with regard to an Acquisition Proposal, (ii) engaging in any discussion or negotiations with, or providing any information to, any person or entity in response to an unsolicited bona fide written Acquisition Proposal, or (iii) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of OnTrak or withdrawing or modifying its recommendation in favor of the Merger Agreement and the Merger (so long as OnTrak shall have entered a definitive agreement relating to a Superior Proposal (defined below) and paid to Lam a termination fee of $8.4 million as described in "Fees, Expenses and Break Up Fees" below); provided, in the case of (ii) or (iii), that (a) the OnTrak Board concludes in good faith that such Acquisition Proposal is reasonably capable of being completed and would result in a transaction more favorable to OnTrak's stockholders than the Merger (any such more favorable Acquisition Proposal being a "Superior Proposal"), (b) the OnTrak Board concludes in good faith that such action is necessary for the OnTrak Board to discharge its fiduciary duties under applicable law, (c) before providing any information to any person or entity in connection with an Acquisition Proposal, the OnTrak Board receives from such person or entity an executed confidentiality agreement in substantially the same form as that executed by Lam and OnTrak, and (d) before providing any information to such party or entering discussions with them, the OnTrak Board notifies Lam of such inquiries, proposals or offers, their terms, and the name of the person or entity initiating them. OnTrak has agreed to keep Lam informed of the status and terms of any Acquisition Proposal and any related discussions.

 Alternative Transactions Involving Lam

  Under the Merger Agreement, Lam must recommend the Merger to its stockholders in all circumstances. Subject to that requirement, Lam may take and disclose to its stockholders a position contemplated by Rule 14e-2 of the Exchange Act and may make any disclosure to its stockholders if the Lam Board determines in good faith that failure to make such disclosure would be inconsistent with its duties to Lam or Lam's stockholders under applicable law.

  Lam has agreed that it will not and will not permit any of its subsidiaries to authorize or enter into an agreement relating to an Alternative Transaction involving Lam until two days after the Effective Time. For purposes of the Merger Agreement, an "Alternative Transaction" involving an entity is (i) a transaction or series of transactions pursuant to which any person or group other than Lam, OnTrak or Merger Sub, or any affiliate thereof (a "Third Party") acquires or would acquire shares (or securities exercisable for or convertible into shares) representing more than twenty percent (20%) of the outstanding shares of such party's common stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving such party or any of its subsidiaries if, on consummation of such transaction, such Third Party (or its stockholders) owns or would own more than twenty percent (20%) of the outstanding equity securities of such party or any of its subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation,
(iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire control of assets of such party or any of its subsidiaries (including, for this purpose, outstanding equity securities of subsidiaries of such party) having a fair market value equal to more than twenty percent (20%) of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire control of such party's Board of Directors or by

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

which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on such party's Board of Directors.

  Lam has agreed to notify OnTrak immediately of any proposals received by Lam relating to an Alternative Transaction involving Lam, and to keep OnTrak informed of the status and terms of any such proposals and related discussions, and will consult with OnTrak with respect thereto.

FEES, EXPENSES AND BREAK UP FEES

  Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party that incurs them.

  Lam and OnTrak will share equally the filing fees paid in connection with any filing required under the HSR Act, the filing of this Joint Proxy Statement/Prospectus and the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, and the printing and mailing of this Joint Proxy Statement/Prospectus.

  Lam has agreed to pay OnTrak a termination fee of $8.4 million in cash, if
(i) either Lam or OnTrak terminates the Merger Agreement because the Lam Special Meeting is not completed (and a vote of the Lam stockholders recorded) on or before August 31, 1997, and at the time of such termination an Alternative Transaction involving Lam has been announced and has not been unconditionally withdrawn and abandoned, (ii) either Lam or OnTrak terminates the Merger Agreement because the Lam stockholders fail to approve the issuance of Lam Common Stock in connection with the Merger, or (iii) OnTrak terminates the Merger Agreement because of a material breach of the Merger Agreement by Lam that has not been cured within 30 days after Lam receives notice of such alleged breach, and at the time of such breach, an Alternative Transaction involving Lam has been announced and not unconditionally withdrawn and abandoned.

  OnTrak has agreed to pay Lam a termination fee of $8.4 million in cash, if
(i) either Lam or OnTrak terminates the Merger Agreement because the OnTrak Special Meeting is not completed (and a vote of the OnTrak stockholders recorded) on or before August 31, 1997, and at the time of such termination an Alternative Transaction involving OnTrak has been announced and has not been unconditionally abandoned, (ii) either Lam or OnTrak terminates the Merger Agreement because the OnTrak stockholders fail to approve the Merger and the Merger Agreement at the OnTrak Special Meeting, (iii) Lam terminates the Merger Agreement because of a material breach of the Merger Agreement by OnTrak that has not been cured within 30 days after OnTrak receives notice of such alleged breach, and at the time of such breach, an Alternative Transaction involving OnTrak has been announced and not unconditionally abandoned, (iv) Lam terminates the Merger Agreement following: (y) the withdrawal or modification in a manner adverse to Lam (or public announcement of an intention to so withdraw or modify) by OnTrak's Board of Directors of its recommendation of the Merger Agreement or the Merger, or (z) the failure of OnTrak's Board of Directors to recommend against acceptance of a competing tender offer for any of the outstanding shares of OnTrak capital stock within the ten day time period prescribed by Rule 14e-2 under the Exchange Act, or
(v) either party terminates the Merger Agreement following the acceptance by OnTrak's Board of Directors of a Superior Proposal.

CONDITIONS TO THE MERGER

  The respective obligations of OnTrak, Lam and Merger Sub to effect the Merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions: (a) the holders of OnTrak Common Stock shall have duly approved the Merger Agreement and the Merger, and the holders of Lam Common Stock shall have approved the Share Issuance; (b) the Commission shall have declared effective the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, and the Registration Statement shall not be the subject of any stop order suspending such effectiveness or proceedings seeking a stop order; (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority prohibiting the consummation of the Merger or otherwise making it illegal; (d) the waiting period applicable to consummation of the Merger under

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

the HSR Act shall have expired or been terminated, and all similar governmental requirements the failure with which to comply would be reasonably likely to have a material adverse effect on Lam or OnTrak shall have been complied with (other than the filing of the Certificate of Merger); (e) Lam and OnTrak shall have received substantially identical written opinions of Shartsis, legal counsel to Lam, and Heller Ehrman, legal counsel to OnTrak, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn; (f) a Notification Form for Listing of Additional Shares with respect to the shares of Lam Common Stock issuable in the Merger and on exercise of the OnTrak Stock Options assumed by Lam shall have been filed with Nasdaq; and (g) at the Effective Time, each of Lam and OnTrak shall have received a letter from its independent accountants, dated as of the Effective Time, in form and substance reasonably satisfactory to it, affirming the firm's concurrence with Lam and OnTrak management's conclusions that the Merger qualifies for pooling-of-interests accounting under APB Opinion No. 16, if closed and consummated in accordance with the Merger Agreement.

  In addition, the obligations of OnTrak to consummate and effect the Merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time, of each of the following conditions, any of which may be waived in writing by OnTrak: (a) the representations and warranties of Lam and Merger Sub contained in the Merger Agreement shall be true and correct; (b) Lam and Merger Sub shall have performed or complied in all material respects with all covenants, obligations, conditions and agreements required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; and (c) there shall have been no events or changes with respect to Lam or its subsidiaries having, or which could reasonably be expected to have, a material adverse effect on Lam and its subsidiaries, and at the Closing Lam shall have delivered to OnTrak a certificate to that effect.

  In addition, the obligations of Lam and Merger Sub to consummate and effect the Merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time, of each of the following conditions, any of which may be waived in writing by Lam: (a) the representations and warranties of OnTrak contained in the Merger Agreement shall be true and correct; (b) OnTrak shall have performed or complied in all material respects with all agreements, covenants, obligations and conditions required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (c) there shall have been no events or changes with respect to OnTrak or its subsidiaries having, or which could reasonably be expected to have, a material adverse effect on OnTrak or the Surviving Corporation, and at the Closing OnTrak shall have delivered to Lam a certificate to that effect; and (d) James
W. Bagley shall have executed and delivered to Lam an employment agreement relating to his employment by Lam on terms satisfactory to Lam in Lam's discretion.

  Currently, both Lam and OnTrak anticipate that they will satisfy all conditions to the Merger at or prior to consummation of the Merger.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Lam and OnTrak: (a) by mutual written consent duly authorized by the Boards of Directors of Lam and OnTrak; (b) by either Lam or OnTrak if the Effective Time shall not have occurred by August 31, 1997 (provided, however, that such right to terminate will not be available to any party that breached in any material respect its obligations under the Merger Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date); (c) by either Lam or OnTrak if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement or a court of competent jurisdiction or other governmental entity shall have issued a final and non-appealable order, decree, ruling or injunction, or taken any other final and non-appealable action that permanently restrains, enjoins or otherwise prohibits the Merger substantially on the terms contemplated by the Merger Agreement (provided that the party exercising such right to terminate has used its reasonable best efforts to remove such order, decree, ruling or injunction); (d) by either OnTrak or Lam if the stockholders of OnTrak or Lam have not approved the Merger and Merger Agreement (in the case of OnTrak stockholders) or the Share Issuance (in the case of the Lam stockholders) at their respective stockholders meetings (provided that such right to terminate will not be available to any party that breached in any material respect its obligations under the Merger Agreement in a manner that proximately contributed to the failure to obtain such stockholder approval); (e) by Lam if the OnTrak Board withdraws or modifies in a manner adverse to Lam (or publicly announces its intention to so withdraw or modify) its recommendation of the Merger Agreement or the Merger, or fails within the ten day time period prescribed by Rule 14e-2 under the Exchange Act to recommend against acceptance of a competing tender offer for any of the outstanding shares of OnTrak capital stock (including by taking no position with respect to acceptance of such tender offer); (f) by either Lam or OnTrak if the OnTrak Board determines in good faith than an Acquisition Proposal is reasonably capable of being completed and would result in a transaction more favorable to OnTrak's stockholders than the Merger (provided that such right to terminate shall not be available to OnTrak unless (i) four days have elapsed since OnTrak delivered written notice of such termination to Lam and during such four day period OnTrak has informed Lam of the terms of the Acquisition Proposal and the identity of the person or entity making such proposal and fully cooperated with Lam (consistent with its legal obligations to OnTrak and the OnTrak stockholders) with the intent of enabling Lam to agree to modify the terms of the Merger Agreement so that the Merger may be effected, (ii) at the end of such four day period the OnTrak Board continues reasonably to believe that the Acquisition Proposal is reasonably capable of being completed and would result in a transaction more favorable to OnTrak's stockholders than the Merger, (iii) OnTrak pays Lam a $8.4 million termination fee, and (iv) simultaneously with such termination OnTrak enters into a definitive agreement to effect the Acquisition Proposal); (g) by Lam or OnTrak if the other party has materially breached any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach has not been cured within 30 days after notice thereof has been received by the party allegedly in breach; or (h) by OnTrak if the conditions giving rise to the Lam Adjustment Option are met, Lam does not elect to adjust the Exchange Ratio, and OnTrak delivers a written notice of termination to Lam before the close of business on the third trading day prior to the scheduled OnTrak Special Meeting.

AFFILIATE AGREEMENTS

  The following is a brief summary of material terms of the Affiliate Agreements, copies of forms of which are attached as Annex B-1 and Annex B-2 to this Joint Proxy Statement/Prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the Affiliate Agreements. Stockholders of Lam and OnTrak are urged to read the Affiliate Agreements in their entirety for a more complete description of the rights and obligations of the parties thereunder.

  "Affiliates" (within the meaning of Rule 145 under the Securities Act) of OnTrak have entered into an agreement that prohibits: (i) the sale, transfer or other disposition of Lam Common Stock received by such person in the Merger unless (a) such transaction is permitted under Rule 145 under the Securities Act, (b) counsel reasonably satisfactory to Lam shall have advised Lam in a written opinion letter satisfactory to Lam and Lam's legal counsel and on which Lam and its legal counsel may rely that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition, (c) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act, or (d) an authorized representative of the Commission shall have rendered written advice to such person (with a copy delivered to Lam) to the effect that the Commission would take no action, or that the Commission staff would not recommend that the Commission take action, with respect to the proposed disposition; and (ii) the sale, transfer, exchange, pledge or other disposition of Lam Common Stock or any other securities of Lam during the period commencing 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days' combined operations of OnTrak and Lam are publicly announced by Lam, subject to certain exceptions. Such agreement is intended to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes. Affiliates of Lam have entered into a substantially similar agreement.

STOCKHOLDER AGREEMENTS

  The following is a brief summary of material terms of the Stockholder Agreements, copies of forms of which are attached as Annex C-1 and Annex C-2 to this Joint Proxy Statement/Prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the Stockholder Agreements. Stockholders of Lam and OnTrak are urged to read the Stockholder Agreements in their entirety for a more complete description of the rights and obligations of the parties thereunder.

  Each of James W. Bagley, Jerauld J. Cutini, Wilbur C. Krusell, Patrick C. O'Connor (the foregoing collectively being referred to as the "Individual Stockholders"), Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., TA Venture Investors Limited Partnership, Advent Industrial II L.P., and Chestnut Capital International III L.P. (the foregoing limited partnerships being referred to collectively as the "Advent Stockholders") has entered into a Stockholders Agreement with Lam. The Individual Stockholders and the Advent Stockholders beneficially own as of March 31, 1997 an aggregate of 2,002,436 of the outstanding shares of OnTrak Common Stock, representing approximately 26% of the votes entitled to be cast by holders of OnTrak Common Stock issued and outstanding as of March 31, 1997.

  Pursuant to their respective Stockholder Agreements, each of the Individual Stockholders has agreed to vote in favor of adoption of the Merger Agreement, and each of the Advent Stockholders has agreed to vote in favor of approval of the Merger Agreement through August 31, 1997. Each of the Individual Stockholders and the Advent Stockholders has further agreed not to initiate, solicit, encourage or facilitate any action that is reasonably likely to lead to any Acquisition Proposal or any inquiry with respect thereto, and not to engage in negotiations with or provide any information to any person relating to an unsolicited Acquisition Proposal for OnTrak or an affiliate of OnTrak. Each of the Individual Stockholders and Advent Stockholders has appointed Lam and Roger D. Emerick and Richard H. Lovgren or any of them such stockholder's proxy and attorney-in-fact to vote the shares of OnTrak Common Stock beneficially owned by such stockholder in favor of the Merger.

NEW BAGLEY EMPLOYMENT AGREEMENT

  Mr. Bagley's execution and delivery of the New Bagley Employment Agreement is a condition to the obligations of Lam and Merger Sub to consummate the Merger. See "--Conditions to the Merger." Pursuant to the New Bagley Employment Agreement, Mr. Bagley will serve as Chief Executive Officer of Lam for a five-year term following the Merger. He will receive a base salary of $100,000 per year. In lieu of additional base salary, participation in Lam's performance bonus plan or other base compensation, and subject to stockholder approval of the Lam 1997 Stock Plan, Mr. Bagley will receive a grant of options (the "Base Options") to purchase 225,000 shares of Lam Common Stock with an exercise price equal to the closing price of Lam Common Stock on the first business day after the Merger is consummated, such options to vest ratably over a five year period and have a term of ten years from the date of grant. Mr. Bagley will also receive options (the "Incentive Options") to purchase an additional 250,000 shares of Lam Common Stock on the same terms and conditions as the Base Options. In the event Mr. Bagley's employment is terminated by Lam without cause or by Mr. Bagley for good reason, (i) the Incentive Options will immediately vest in full, (ii) that portion of the Base Options that would have vested in the year following the date of Mr. Bagley's termination will immediately vest, and (iii) Mr. Bagley will receive a cash severance payment in the amount of $100,000; provided, that if such termination occurs within the first year of employment, Mr. Bagley will instead receive the benefit of two years of additional vesting with respect to the Base Options, and the amount of the cash severance payment will be $200,000. In either such case, the accelerated options would remain exercisable for a period of two years following the date of termination. The New Bagley Employment Agreement provides, in addition, that the Incentive Options would also vest and become exercisable in the event of a subsequent change in control of Lam. The New Bagley Employment Agreement also provides for a tax gross up to offset the effects of any excise tax imposed under the "golden parachute" provisions of the Code.

EMPLOYEE BENEFITS

  At the Effective Time, Lam will assume each outstanding option to purchase shares of OnTrak Common Stock under the OnTrak Stock Plans, whether such option is vested or unvested. Each OnTrak stock option assumed by Lam will continue to have and be subject to substantially the same terms and conditions as applied under the OnTrak Stock Plans and related documents, except that (i) each such OnTrak stock option will be exercisable for that number of whole shares of Lam Common Stock equal to the product of the number of shares of OnTrak Common Stock that were issuable on exercise of such option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and rounded down to the nearest whole number of shares of Lam Common Stock, and (ii) the per share exercise price for the shares of Lam Common Stock issuable on exercise of such OnTrak stock option will equal the quotient determined by dividing the exercise price per share of OnTrak Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The vesting of the OnTrak stock options will not accelerate by reason of the Merger except for certain options held by Mr. Bagley (described below under "Interests of Certain Persons"). The parties intend that the OnTrak stock options assumed by Lam will thereafter continue to qualify as incentive stock options under Section 422 of the Code, to the extent such options qualified as such immediately prior to the Effective Time.

  Conditional on consummation of the Merger, and to the extent permitted by the terms of the OnTrak 1995 Employee Stock Purchase Plan (the "OnTrak Purchase Plan") and the Lam Amended 1984 Employee Stock Purchase Plan (the "Lam Purchase Plan"), OnTrak will take such action as is necessary to (i) preclude the granting of additional purchase rights under the OnTrak Purchase Plan on or after the date of the Merger Agreement (including but not limited to the commencement of any new "offering period"), and (ii) convert each right to purchase shares of OnTrak Common Stock granted under the OnTrak Purchase Plan pursuant to the two-year offering period commencing on February 1, 1997, into a right to purchase, on substantially the same terms provided under the OnTrak Purchase Plan, whole shares of Lam Common Stock, except at a price equal to 85% of the lesser of (i) the closing sale price of a share of OnTrak Common Stock on Nasdaq on February 1, 1997, divided by the Exchange Ratio, rounded up to the nearest whole cent, and (ii) the closing sale price of a share of Lam Common Stock on the last day of each applicable six-month purchase period during the offering period that began on February 1, 1997. Subject to the consummation of the Merger, no additional enrollments in the OnTrak Purchase Plan will be accepted by OnTrak from and after the date of the Merger Agreement, and no participant in the OnTrak Purchase Plan will be permitted to increase his or her level of participation in such plan. Rights to acquire Lam Common Stock acquired by OnTrak employees after the Closing will count against all purchase limitations applicable to individual participants (including dollar value limitations, number of share limitations, etc.) contained in the Lam Purchase Plan (or any similar plan adopted by Lam) for all purposes, and Lam will be permitted to amend the Lam Purchase Plan in any respect to reflect this limitation. The parties have agreed that in no event will they be required to take any action which would preclude either the OnTrak Purchase Plan or the Lam Purchase Plan to qualify for treatment under
Section 423 of the Code or cause any other material negative tax consequences to Lam.

  No later than three business days after the Closing Date, Lam will file a registration statement on Form S-8 under the Securities Act covering the shares of Lam Common Stock issuable pursuant to outstanding options and rights to purchase OnTrak Common Stock assumed by Lam pursuant to the Merger.

  Employees of OnTrak who become employees of the Surviving Corporation at the Effective Time will be credited with years of service at OnTrak for purposes of determining eligibility, vesting and benefit accrual under all benefit plans of Lam, except that with respect to retirement benefits under plans maintained by Lam, such years of service will be credited for purposes of determining eligibility and vesting but not for purposes of benefit accrual.

INTERESTS OF CERTAIN PERSONS

  In considering the recommendations of the Lam Board and the OnTrak Board with respect to the Merger, stockholders of Lam and OnTrak should be aware that certain officers and directors of Lam and OnTrak have interests in the Merger in addition to those of the stockholders generally, including those referred to below. The OnTrak Board and the Lam Board were aware of these interests and considered them in their respective deliberations concerning the Merger.

  From and after the Effective Time, Lam and the Surviving Corporation will defend, exculpate, indemnify and reimburse expenses for acts or omissions occurring prior to the Effective Time by the current or former directors, officers, employees or agents of OnTrak, on the same terms provided as of the date of the Merger Agreement in the Certificate of Incorporation and Bylaws of OnTrak and in any indemnification agreement existing on such date, subject to limitations of applicable law. If any of such indemnified parties is involved in any actual or threatened action, suit, claim, proceeding or investigation in connection with any matter relating to the Merger Agreement or related transactions occurring at or before the Effective Time, OnTrak and, after the Effective Time, the Surviving Corporation and Lam will advance to such indemnified party, as incurred, expenses incurred in connection with such action or claim, provided that the indemnified party undertakes to repay such advances if it is ultimately determined by independent legal counsel that such party was not entitled to such indemnification.

  For six years after the Effective Time, Lam will, or will cause the Surviving Corporation to, maintain in effect OnTrak's current directors' and officers' liability insurance (or policies with substantially the same coverage with terms and conditions no less advantageous) covering the persons covered by OnTrak's directors' and officers' liability insurance policy as of the date of the Merger Agreement (provided that Lam will not be obligated to spend in any year an amount in excess of 300% of the annual premiums paid by OnTrak for such insurance as of the date of the Merger Agreement). If Lam or the Surviving Corporation consolidates with or merges into any other entity and is not the surviving entity in such transaction or transfers all or substantially all of its properties or assets to any person, then provision will be made to honor the indemnification obligations of Lam and the Surviving Corporation under the Merger Agreement.

  In connection with his employment as Chairman and Chief Executive Officer of OnTrak, Mr. Bagley entered into an employment agreement with OnTrak dated May 17, 1996 (the "Existing Bagley Employment Agreement"), pursuant to which unvested options held by Mr. Bagley to purchase 300,000 shares of OnTrak Common Stock at an exercise price of $17.25 per share will accelerate and become exercisable in full shortly prior to the consummation of the Merger. Mr. Bagley also holds vested options to purchase an additional 500,000 shares of OnTrak Common Stock at the same exercise price. As with all other options to acquire OnTrak Common Stock to be assumed by Lam in the Merger, the number of shares subject to Mr. Bagley's options and the exercise price thereof will be adjusted, based on the Exchange Ratio, as described in "Terms of the Merger--Employee Benefits." Based on an Exchange Ratio of 0.83 and the $35.75 per share closing price of Lam Common Stock as reported on Nasdaq on June 25, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, Mr. Bagley's options would have an aggregate value of $9.9 million. The Existing Bagley Employment Agreement also provides that if Mr. Bagley chooses to exercise his options prior to the closing of the Merger, he may request OnTrak to loan him up to $4 million for a period of up to seven months at a rate of interest equal to the lowest rate that will not give rise to imputed interest under the Code (adjusted monthly and, for the month of June, 6.23% per annum) in payment of the exercise price of the options. It is Mr. Bagley's intent not to exercise the options prior to the closing of the Merger. In addition, the Existing Bagley Employment Agreement provides that Mr. Bagley will receive a cash bonus in the amount of $250,000 upon consummation of the Merger. The Existing Bagley Employment Agreement provides for a severance payment in the amount of $750,000 if Mr. Bagley's employment is terminated without cause. However, this provision will be superseded by the severance provisions of the New Bagley Employment Agreement. If Mr. Bagley becomes subject to the excise tax on "golden parachute" payments imposed under Section 4999 of the Code, OnTrak will provide Mr. Bagley with an additional cash payment in an amount sufficient to offset the effects of the excise tax.

  In addition, it is a condition to the consummation of the Merger that Mr. Bagley enter into the New Bagley Employment Agreement. See "Terms of the Merger--New Bagley Employment Agreement."

  In connection with his employment as Chairman and Chief Executive Officer of Lam, Roger D. Emerick entered into an employment agreement with Lam, dated July 1, 1996 (the "Emerick Employment Agreement"), pursuant to which, upon the hiring of a successor to Mr. Emerick as Chief Executive Officer of Lam, Mr. Emerick would become a consultant to Lam for the period ending June 30, 2002. During the consulting period, Mr. Emerick would receive an annual consulting fee of $400,000. However, pursuant to an amendment to the Emerick Employment Agreement, dated as of June 26, 1997, Mr. Emerick will instead remain a full-time employee of Lam, with such strategic, senior level duties and responsibilities as the Lam Board may assign to him from time to time and will continue to receive his current compensation and benefits. Upon termination of his employment with Lam, Mr. Emerick will become a consultant to Lam as provided in the Emerick Employment Agreement.

  Richard J. Elkus, Jr., currently a member of the OnTrak Board, along with Mr. Bagley will be appointed to the Lam Board on the business day following the Effective Time.

  Except as noted above, no officer or director of Lam or OnTrak has any interest in the Merger that is in addition to his interest as a stockholder of Lam or OnTrak.

APPRAISAL RIGHTS

  Section 262 of the DGCL provides appraisal rights to stockholders of Delaware corporations in certain situations. Section 262 appraisal rights are not available, however, to stockholders of a corporation, such as OnTrak, (a) whose securities are listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD"), and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD, and cash in lieu of fractional shares. Since the OnTrak Common Stock is traded on Nasdaq, and because the OnTrak stockholders are being offered stock of Lam, which is also traded on Nasdaq, and cash in lieu of fractional shares, OnTrak stockholders will not have appraisal rights with respect to the Merger. The DGCL does not provide appraisal rights to stockholders of a corporation, such as Lam, that issues shares in connection with a Merger but is not itself a constituent corporation in the merger.

              COMPARISON OF CAPITAL STOCK AND STOCKHOLDER RIGHTS

  After consummation of the Merger, the holders of OnTrak Common Stock who receive Lam Common Stock under the terms of the Merger Agreement will become stockholders of Lam. As stockholders of OnTrak, their rights are presently governed by Delaware law and by the OnTrak Certificate of Incorporation (the "Ontrak Certificate") and the OnTrak Bylaws (the "OnTrak Bylaws"). As stockholders of Lam, their rights will be governed by Delaware law and by the Lam Certificate of Incorporation (the "Lam Certificate") and the Lam Amended and Restated Bylaws (the "Lam Bylaws"). The following is a summary of material differences between the rights of holders of OnTrak Common Stock and the rights of holders of Lam Common Stock. As each of OnTrak and Lam is organized under the laws of Delaware, these differences arise principally from provisions of the certificate of incorporation and bylaws of each of OnTrak and Lam.

  The following summaries do not purport to be complete statements of the rights of OnTrak stockholders under the OnTrak Certificate and the OnTrak Bylaws as compared with the rights of Lam stockholders under the Lam Certificate and the Lam Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. These summaries are qualified in their entirety by reference to Delaware law, the DGCL and the governing corporate instruments of OnTrak and Lam, to which stockholders are referred.

DESCRIPTION OF LAM CAPITAL STOCK

  The authorized capital stock of Lam consists of 90,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. The summary of the terms of the stock of Lam set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Lam Certificate and the Lam Bylaws.

 Lam Common Stock

  As of the Lam Record Date, there were approximately 30,884,205 shares of Lam Common Stock issued and outstanding. Lam Common Stock is listed on Nasdaq under the symbol "LRCX." The outstanding Lam Common Stock is held of record by approximately 1,081 stockholders. In addition, stock options to purchase an aggregate of 3,248,829 shares of Lam Common Stock were outstanding as of the Lam Record Date. Stockholders of Lam Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders are entitled to cumulate votes in connection with the election of directors. Subject to the preferences that may be applicable to outstanding Preferred Stock, if any, the holders of Lam Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Lam Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Lam, the holders of Lam Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the preferences that may be applicable to outstanding Preferred Stock, if any. The Lam Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Lam Common Stock. All outstanding shares of Lam Common Stock are fully paid and non-assessable, and the shares of Lam Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

 Preferred Stock

  Lam has 5,000,000 shares of Preferred Stock authorized, of which, as of the Record Date, no shares are outstanding. Under the Lam Rights Plan, Lam has reserved 100,000 shares of the Preferred Stock. The Lam Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Lam Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Lam Common Stock. The issuance of Preferred

Stock may also have the effect of delaying, deferring or preventing a change in control of Lam and negating Lam's ability to apply the pooling-of-interests method of accounting to the Merger.

 Shareholder Rights Plan

  The Lam Board adopted a Shareholder Rights Plan (the "Rights Plan") on January 23, 1997 that is designed to deter hostile takeover attempts, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of Lam without offering a fair price to all of Lam's stockholders. Under the Rights Plan, rights were distributed as a dividend at the rate of one right (the "Lam Right") for each share of Lam Common Stock, held by stockholders of record as of the close of business on January 31, 1997. The Lam Rights will expire on January 31, 2007. Under the Rights Plan, each Lam Right initially entitles stockholders to buy one unit of a share of preferred stock for $250. The Lam Rights will be exercisable only if a person or group (other than stockholders currently owning 15 percent of Lam's common stock) acquires beneficial ownership of 15 percent or more of the Lam Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of the Lam Common Stock.

  If any person becomes the beneficial owner of 15 percent or more of Lam Common Stock, other than pursuant to a tender or exchange offer for all outstanding shares of Lam approved by a majority of the independent directors not affiliated with such person, then each Lam Right not owned by such person or related parties will entitle its holder to purchase, at the Lam Right's then current exercise price, shares of Lam Common Stock (or, in certain circumstances as determined by the Lam Board, cash, other property or other securities) having a value of twice the Lam Right's then current exercise price. In addition, if after any person has become a 15 percent stockholder, Lam is involved in a merger or other business combination transaction with another person in which Lam does not survive or in which its common stock is changed or exchanged, or if Lam sells 50 percent or more of its assets or earning power to another person, each Lam Right will entitle its holder to purchase, at the Lam Right's then current exercise price, shares of common stock of such other person having a value of twice the Lam Right's then current exercise price.

  Lam is generally entitled to redeem the Lam Rights at $0.001 per Lam Right at any time until ten business days (subject to extension) following a public announcement that a 15 percent position has been acquired.

 Transfer Agent and Registrar

  The Transfer Agent and Registrar of the Lam Common Stock is ChaseMellon Shareholder Services L.L.C. Its telephone number is (800) 356-2017.

DESCRIPTION OF ONTRAK CAPITAL STOCK

  The authorized capital stock of OnTrak consists of 30,000,000 shares of Common Stock, $0.0001 par value per share and 3,000,000 shares of Preferred Stock, $0.0001 par value per share. The summary of the terms of the stock of OnTrak set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the OnTrak Certificate and the OnTrak Bylaws.

 OnTrak Common Stock

  As of the OnTrak Record Date, there were approximately 7,763,177 shares of OnTrak Common Stock outstanding held of record by approximately 165 stockholders. OnTrak Common Stock is listed on Nasdaq under the symbol "ONTK". The holders of OnTrak Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of OnTrak Common Stock are not entitled to cumulative voting for the election of directors.

  The holders of OnTrak Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the OnTrak Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of OnTrak, the holders of OnTrak Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The OnTrak Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the OnTrak Common Stock. All outstanding shares of OnTrak Common Stock are fully paid and non-assessable.

 Preferred Stock

  OnTrak has 3,000,000 shares of Preferred Stock authorized, of which, as of the OnTrak Record Date, no shares were outstanding. The OnTrak Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the OnTrak Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of OnTrak Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of OnTrak.

 Transfer Agent and Registrar

  The Transfer Agent and Registrar of the OnTrak Common Stock is Boston EquiServe, LP and its telephone number is (617) 575-2000.

COMPARISON OF STOCKHOLDER RIGHTS

 Size of the Board of Directors

  The OnTrak Bylaws provide the OnTrak Board the authority to set the exact number of directors within the range of four to seven and specify that the initial number of directors will be five. The Lam Bylaws authorize the Lam Board to set the exact number of directors within the range of four to seven and specify that the exact number of directors will be five until changed by the Lam Board or the Lam stockholders. Pursuant to the Merger, the Merger Agreement and the transactions contemplated thereby, the Lam Board intends to increase the number of directors to seven following the consummation of the Merger. The Lam Bylaws also provide that the indefinite number of directors may be changed or a definite number may be fixed by a duly adopted amendment to the Lam Certificate or by an amendment to the Lam Bylaws adopted by the vote of a majority of stockholders entitled to vote.

 Cumulative Voting

  Cumulative voting, when authorized by a company's certificate of incorporation pursuant to Delaware law, entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder multiplied by the total number of directors to be elected, and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. The OnTrak Certificate does not allow cumulative voting. The Lam Certificate and the Lam Bylaws currently provide for cumulative voting in the election of directors. The Lam Board is proposing to amend the Lam Certificate to eliminate cumulative voting. See "Additional Matters Being Submitted to a Vote of Only Lam Stockholders--Proposal Four--Amendment to Certificate of Incorporation-- Elimination of Cumulative Voting."

 Power to Call Special Stockholders Meetings; Advance Notice of Stockholder Business and Nominees

  Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to the OnTrak Bylaws, special meetings may be called by stockholders holding in the aggregate of not less than 10% of the voting stock, the Board of Directors, Chairman, President, Vice President or by the Chief Financial Officer. Pursuant to the Lam Bylaws, special meetings may be called only by the Board of Directors, the Chairman or the President. The

Lam Bylaws further require timely advance notice in proper written form of stockholder nominees for election as director or stockholder business to be brought before a meeting of stockholders, and require that the chairman of the meeting refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in the Lam Bylaws.

 Removal of Directors

  The OnTrak Bylaws provide that directors may be removed, with or without cause, by the holders of a majority of the outstanding shares entitled to vote. The Lam Bylaws provide that directors may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote; provided, however, that so long as the stockholders are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board. The Lam Board intends to eliminate the foregoing proviso in the event that the proposal to eliminate cumulative voting is adopted at the Lam Special Meeting. See "Additional Matters Being Submitted to a Vote of Only Lam Stockholders--Proposal Four Amendment to Certificate of Incorporation--Elimination of Cumulative Voting."

 Filling Vacancies on the Board of Directors

  The OnTrak Bylaws provide that a majority of directors shall have the power to fill any vacancy on the Board of Directors. The Lam Bylaws allow a vacancy on the Board of Directors created by a resignation or increase in the authorized number of directors to be filled by a majority of the directors then in office. A vacancy created by the removal of a director by a vote of the stockholders may be filled only by a majority of the outstanding shares entitled to vote.

 Indemnification and Limitation of Liability

  The OnTrak Bylaws provide that OnTrak shall indemnify and hold harmless to the fullest extent permitted by law its directors and officers for liability incurred by reason of their positions as agents of OnTrak. The OnTrak Bylaws further authorize OnTrak to advance defense expenses to such officer or director, subject to receipt by OnTrak of an undertaking to repay such expenses.

  The Lam Bylaws provide that Lam shall indemnify each of its officers and directors to the maximum extent permitted by Delaware law for expenses and liability incurred by reason of the fact that such person is or was an agent of Lam. The Lam Bylaws also authorize Lam to similarly indemnify other of its employees or agents.

  Under Delaware law, an indemnity provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve a company or its directors from, the necessity of complying with, Federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

  A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

 Stockholder Action by Written Consent

  The OnTrak Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders of OnTrak, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by stockholders representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

  The Lam Bylaws contain a substantially similar provision allowing its stockholders to take any action by written consent. The Lam Board is proposing to amend the Lam Certificate to eliminate this provision. See "Additional Matters Being Submitted to a Vote of Only Lam Stockholders--Proposal Three-- Amendment to Certificate of Incorporation--Elimination of Action by Written Consent."

                           LAM RESEARCH CORPORATION
               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following unaudited Pro Forma Combined Condensed Financial Statements assume a business combination between Lam and OnTrak accounted for on a pooling-of-interests basis and are based on each company's respective historical consolidated financial statements and notes thereto, which are incorporated herein by reference. The unaudited Pro Forma Combined Condensed Balance Sheet combines Lam's and OnTrak's consolidated condensed balance sheets at March 31, 1997, giving effect to the Merger as if it had occurred on that date. The unaudited Pro Forma Combined Condensed Statements of Operations combine Lam's and OnTrak's historical results for the nine months ended March 31, 1997 and 1996 and the fiscal years ended June 30, 1996, 1995, and 1994, giving effect to the Merger as if it had occurred at the beginning of the earliest period presented.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

  These Pro Forma Combined Condensed Financial Statements should be read in conjunction with the Lam and OnTrak historical consolidated financial statements, including the notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus.

                            LAM RESEARCH CORPORATION
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                      PRO FORMA
                                                       LAM    ONTRAK  COMBINED
                                                     -------- ------- ---------
                      ASSETS
Cash and cash equivalents..........................  $  9,344 $14,880 $ 24,224
Short-term investments.............................   153,866  17,518  171,384
Accounts receivable less allowance for doubtful
 accounts..........................................   207,984  14,101  222,085
Inventories........................................   233,075   8,570  241,645
Prepaid expenses and other assets..................    40,222     726   40,948
Deferred income taxes..............................    53,140   1,579   54,719
                                                     -------- ------- --------
    Total current assets...........................   697,631  57,374  755,005
Equipment and leasehold improvements, net..........   191,777  10,219  201,996
Other assets.......................................    33,053     --    33,053
                                                     -------- ------- --------
                                                     $922,461 $67,593 $990,054
                                                     ======== ======= ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable.............................  $100,916 $ 4,113 $105,029
Accrued expenses and other liabilities.............   147,892   6,917  166,809
Line of credit borrowings..........................    15,000     --    15,000
Current portion of long-term debt and capital lease
 obligations.......................................    13,843     283   14,126
                                                     -------- ------- --------
    Total current liabilities......................   277,651  11,313  300,964
Long-term debt and capital lease obligations, less
 current portion...................................    57,294     965   58,259
Commitments and contingencies
Common stock.......................................        31       1       37
Additional paid-in capital.........................   307,565  47,414  354,974
Retained earnings..................................   279,920   7,900  275,820
                                                     -------- ------- --------
    Total stockholders' equity.....................   587,516  55,315  630,831
                                                     -------- ------- --------
                                                     $922,461 $67,593 $990,054
                                                     ======== ======= ========


  SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                            LAM RESEARCH CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                        NINE MONTHS ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                     PRO FORMA
                                                     LAM     ONTRAK  COMBINED
                                                   --------  ------- ---------
Net sales......................................... $727,784  $50,859 $778,643
Royalty income....................................   11,933       --   11,933
                                                   --------  ------- --------
Total revenue.....................................  739,717   50,859  790,576
Costs and expenses:
  Cost of goods sold..............................  525,045   24,427  549,472
  Research and development........................  124,216   15,265  139,481
  Selling, general and administrative.............  142,664    8,541  151,205
  Restructuring charge............................    9,021      --     9,021
                                                   --------  ------- --------
                                                    800,946   48,233  849,179
                                                   --------  ------- --------
Operating income (loss)...........................  (61,229)   2,626  (58,603)
Other income (expense), net.......................   (1,217)   1,072     (145)
                                                   --------  ------- --------
Income (loss) before income taxes.................  (62,446)   3,698  (58,748)
Income tax expense (benefit)......................  (30,770)   1,222  (29,548)
                                                   --------  ------- --------
Net income (loss)................................. $(31,676) $ 2,476 $(29,200)
                                                   ========  ======= ========
Net income (loss) per share
  Primary......................................... $  (1.04) $  0.31 $  (0.79)
                                                   ========  ======= ========
  Fully diluted................................... $  (1.04)         $  (0.79)
                                                   ========          ========
Number of shares used in per share calculations
  Primary.........................................   30,500    8,050   36,781
                                                   ========  ======= ========
  Fully diluted...................................   30,500            36,781
                                                   ========          ========


  SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                            LAM RESEARCH CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                        NINE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                     PRO FORMA
                                                     LAM     ONTRAK  COMBINED
                                                   --------  ------- ---------
Net sales......................................... $884,277  $38,995 $923,272
Royalty income....................................   16,123       --   16,123
                                                   --------  ------- --------
Total revenue.....................................  900,400   38,995  939,395
Costs and expenses:
  Cost of goods sold..............................  461,883   18,519  480,402
  Research and development........................  121,898    9,739  131,637
  Selling, general and administrative.............  163,516    6,701  170,217
                                                   --------  ------- --------
                                                    747,297   34,959  782,256
                                                   --------  ------- --------
Operating income..................................  153,103    4,036  157,139
Other income (expense), net.......................   (2,239)   1,080   (1,159)
                                                   --------  ------- --------
Income before income taxes........................  150,864    5,116  155,980
Income tax expense................................   48,269    1,797   50,066
                                                   --------  ------- --------
Net income........................................ $102,595  $ 3,319 $105,914
                                                   ========  ======= ========
Net income per share
  Primary......................................... $   3.63  $  0.41 $   3.02
                                                   ========  ======= ========
  Fully diluted................................... $   3.40          $   2.88
                                                   ========          ========
Number of shares used in per share calculations
  Primary.........................................   28,300    8,134   35,051
                                                   ========  ======= ========
  Fully diluted...................................   30,950            37,701
                                                   ========          ========


  SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                            LAM RESEARCH CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                               PRO FORMA
                              LAM      ONTRAK   COMBINED
                           ----------  ------- ----------
Net sales................. $1,254,070  $55,829 $1,309,899
Royalty income............     22,814      --      22,814
                           ----------  ------- ----------
Total revenue.............  1,276,884   55,829  1,332,713
Costs and expenses:
  Cost of goods sold......    663,181   26,334    689,515
  Research and
   development............    173,013   13,886    186,899
  Selling, general and
   administrative.........    227,755    9,689    237,444
                           ----------  ------- ----------
                            1,063,949   49,909  1,113,858
                           ----------  ------- ----------
Operating income..........    212,935    5,920    218,855
Other income (expense),
 net......................     (3,898)   1,442     (2,456)
                           ----------  ------- ----------
Income before income
 taxes....................    209,037    7,362    216,399
Income tax expense........     67,946    2,575     70,521
                           ----------  ------- ----------
Net income................ $  141,091  $ 4,787 $  145,878
                           ==========  ======= ==========
Net income per share
  Primary................. $     4.92  $  0.59 $     4.11
                           ==========  ======= ==========
  Fully diluted........... $     4.67          $     3.95
                           ==========          ==========
Number of shares used in
 per share calculations
  Primary.................     28,700    8,167     35,479
                           ==========  ======= ==========
  Fully diluted...........     30,940              37,719
                           ==========          ==========


  SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                            LAM RESEARCH CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                      PRO FORMA
                                                      LAM    ONTRAK   COMBINED
                                                    -------- -------  ---------
Net sales.......................................... $798,209 $26,024  $824,233
Royalty income.....................................   12,348     --     12,348
                                                    -------- -------  --------
Total revenue......................................  810,557  26,024   836,581
Costs and expenses:
  Cost of goods sold...............................  418,818  10,889   429,707
  Research and development.........................  127,840   6,828   134,668
  Selling, general and administrative..............  145,507   5,504   151,011
  Charge for past royalties........................      --    1,250     1,250
                                                    -------- -------  --------
                                                     692,165  24,471   716,636
                                                    -------- -------  --------
Operating income...................................  118,392   1,553   119,945
Other income (expense), net........................    9,052     (27)    9,025
                                                    -------- -------  --------
Income before income taxes.........................  127,444   1,526   128,970
Income tax expense.................................   38,233     458    38,691
                                                    -------- -------  --------
Net income......................................... $ 89,211 $ 1,068  $ 90,279
                                                    ======== =======  ========
Net income per share
  Primary.......................................... $   3.27 $  0.17  $   2.79
                                                    ======== =======  ========
  Fully diluted.................................... $   3.06          $   2.65
                                                    ========          ========
Number of shares used in per share calculations
  Primary..........................................   27,300   6,134    32,391
                                                    ======== =======  ========
  Fully diluted....................................   30,300            35,391
                                                    ========          ========


  SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                            LAM RESEARCH CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                     PRO FORMA
                                                    LAM     ONTRAK   COMBINED
                                                  --------  -------  ---------
Net sales........................................ $484,892  $11,497  $496,389
Royalty income...................................    8,803      --      8,803
                                                  --------  -------  --------
Total revenue....................................  493,695   11,497   505,192
Costs and expenses:
  Cost of goods sold.............................  266,031    4,776   270,807
  Research and development.......................   76,328    1,991    78,319
  Selling, general and administrative............   91,130    2,333    93,463
                                                  --------  -------  --------
                                                   433,489    9,100   442,589
                                                  --------  -------  --------
Operating income.................................   60,206    2,397    62,603
Other expense, net...............................   (3,049)     (48)   (3,097)
                                                  --------  -------  --------
Income before income taxes.......................   57,157    2,349    59,506
Income tax expense...............................   19,401      836    20,237
                                                  --------  -------  --------
Net income....................................... $ 37,756  $ 1,513  $ 39,269
                                                  ========  =======  ========
Net income per share
  Primary........................................ $   1.55  $  0.24  $   1.33
                                                  ========  =======  ========
  Fully diluted.................................. $   1.51           $   1.31
                                                  ========           ========
Number of shares used in per share calculations
  Primary........................................   24,300    6,344    29,566
                                                  ========  =======  ========
  Fully diluted..................................   27,000             32,266
                                                  ========           ========


  SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                           LAM RESEARCH CORPORATION
                              NOTES TO PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. BASIS OF PRO FORMA PRESENTATION. The Unaudited Pro Forma Combined Condensed Statements of Operations combine the historical statements of operations of Lam and OnTrak for the nine months ended March 31, 1997 and 1996 and the fiscal years ended June 30, 1996, 1995 and 1994.

  The Unaudited Pro Forma Combined Condensed Financial Statements reflect the issuance of 6,422,165 shares of Lam Common Stock in exchange for an aggregate of 7,737,549 shares of OnTrak Common Stock outstanding as of March 31, 1997 in conjunction with the Merger based on an Exchange Ratio of 0.83 of a share of Lam Common Stock for each outstanding share of OnTrak Common Stock.

  The following table provides the pro forma share issuance in connection with the Merger:

   Number of shares of OnTrak Common Stock outstanding at March 31,
    1997...........................................................   7,737,549
   Exchange Ratio..................................................   0.83:1.00
                                                                     ----------
   Number of shares of Lam Common Stock exchanged..................   6,422,165
   Number of shares of Lam Common Stock outstanding at March 31,
    1997...........................................................  30,664,502
                                                                     ----------
   Number of shares of Lam Common Stock outstanding after
    completion of the Merger.......................................  37,086,667
                                                                     ==========

  The actual number of shares of Lam Common Stock to be exchanged for all the outstanding OnTrak Common Stock will be determined based on the final Exchange Ratio and the capitalization of OnTrak at the Effective Time. In addition, up to 1,920,000 shares of Lam Common Stock will be reserved for issuance upon exercise of OnTrak options and rights assumed by Lam in the Merger.

  2. PRO FORMA NET INCOME (LOSS) PER SHARE. The Pro Forma Combined Condensed Statements of Operations for Lam have been prepared as if the Merger was completed at the beginning of the earliest period presented. The pro forma combined net income (loss) per share is based on the combined weighted average number of common and dilutive common equivalent shares, using the treasury stock method, of Lam and OnTrak Common Stock for each period, assuming an Exchange Ratio of 0.83 of a share of Lam Common Stock for each share of OnTrak Common Stock. The actual number of shares to be issued will be determined based on the final Exchange Ratio and the capitalization of OnTrak at the Effective Time.

  3. MERGER COSTS. Lam and OnTrak estimate that they will incur costs associated with the Merger of approximately $12 million, consisting primarily of fees paid to investment bankers, legal and accounting fees, financial printing costs and other Merger related costs. This is a preliminary estimate and is subject to change. These non-recurring costs will be charged to operations in the fiscal quarter in which the Merger is consummated, currently expected to be the quarter ending September 30, 1997. The Pro Forma Combined Condensed Balance Sheet gives effect to such non-recurring costs as if they had been incurred as of March 31, 1997, but the Pro Forma Combined Condensed Statements of Operations do not give effect to such non-recurring costs. There were no other pro forma adjustments.

  4. CONFORMING ADJUSTMENTS. No adjustments were required to conform the accounting policies of Lam and OnTrak. Certain amounts for OnTrak have been reclassified to conform to Lam's financial statement presentation.

  THE LAM BOARD UNANIMOUSLY RECOMMENDS THAT LAM STOCKHOLDERS VOTE "FOR" THE SHARE ISSUANCE.

  THE ONTRAK BOARD UNANIMOUSLY RECOMMENDS THAT ONTRAK STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                         VOTE OF ONLY LAM STOCKHOLDERS

PROPOSAL TWO--APPROVAL AND ADOPTION OF THE LAM 1997 STOCK PLAN

  The Lam Board has adopted, subject to stockholder approval, the Lam 1997 Stock Plan, which provides for the grant of stock options, restricted stock, deferred stock and performance share awards to officers, directors, employees, consultants and advisors of Lam and its subsidiaries. There will initially be three million shares of Lam Common Stock reserved for issuance pursuant to awards under the Lam 1997 Stock Plan. However, the number of shares so reserved will automatically be increased each calendar quarter if and to the extent necessary to provide that the ratio of (a) the number of shares reserved for issuance under all of Lam's stock-based incentive plans to (b) the total number of shares of Lam Common Stock outstanding (including shares described in clause (a)) will be equal to 18.5%; provided, that the number of shares reserved for issuance under the Lam 1997 Stock Plan will in no event exceed five million shares, as adjusted to take into account changes in the capitalization of Lam as described in "Securities Subject to the Plan." Assuming that stockholders approve both the Share Issuance and the proposal to approve the Lam 1997 Stock Plan, an aggregate of approximately 8,843,361 shares of Lam Common Stock will be reserved and available for issuance pursuant to outstanding and future awards under all of Lam's stock incentive plans (including options to purchase OnTrak Common Stock to be assumed by Lam in the Merger), equal to approximately 19.2% of the total number of Lam shares that would be outstanding on a fully-diluted basis as of the closing of the Merger.

  The Lam Board has adopted the Lam 1997 Stock Plan as part of its policy to further the long-term growth in earnings of Lam by providing incentives to those officers, directors, employees, consultants and advisors who are or will be responsible for such growth; to facilitate the ownership of Lam's stock by such individuals, thereby increasing the identity of their interests with those of Lam's stockholders; and to assist Lam in attracting and retaining officers, directors, employees, consultants and advisors with experience and ability. The Lam Board has determined that the approximately 215,027 shares of Lam Common Stock currently remaining available for issuance pursuant to future awards under the Lam 1991 Stock Option Plan are insufficient to provide for the continued proper compensation and incentivization of Lam's officers, directors, employees, consultants and advisors. Specifically, additional shares will be required to provide for the grant of options to Mr. Bagley under the New Bagley Employment Agreement. See "Terms of the Merger--New Bagley Employment Agreement." In addition, the Lam Board believes that the various types of awards provided for under the Lam 1997 Stock Plan will permit a more flexible approach to stock-based incentive compensation. Accordingly, the Lam Board has adopted the Lam 1997 Stock Plan to address these issues. The Lam Board believes that the Lam 1997 Stock Plan reflects the best interests of Lam and recommends its approval by stockholders.

  The following is a brief summary of the material terms of the Lam 1997 Stock Plan, a copy of which is attached as Annex D to this Joint Proxy Statement/Prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the full text of the Lam 1997 Stock Plan. Stockholders of Lam and OnTrak are urged to read the Lam 1997 Stock Plan in its entirety for a more complete description of the rights and obligations of the parties thereunder.

 The Lam 1997 Stock Plan

  The Lam 1997 Stock Plan provides for the grant of stock options (including both "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and options not intended to qualify as ISOs ("nonqualified options" or "NSOs")), and restricted stock, deferred stock and performance share awards ("restricted awards") to officers, directors, employees, consultants and advisors of Lam and its subsidiaries. On June 25, 1997, the closing market price of Lam Common Stock as reported on Nasdaq was $35.75 per share.

 Plan Administration

  The Lam 1997 Stock Plan will be administered by the Lam Board and/or a committee thereof consisting solely of two or more non-employee directors of Lam who qualify as "outside directors" for purposes of Section 162(m) of the Code and "Non-Employee Directors" for purposes of Rule 16b-3 under the Exchange Act (such

Board or committee sometimes referred to herein as the "plan administrator"). The Lam 1997 Stock Plan provides that no member of the Board or committee will be liable for any action or determination taken or made in good faith with respect to the Lam 1997 Stock Plan or any option or restricted award granted thereunder.

  Subject to the terms of the Lam 1997 Stock Plan, the plan administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of the award agreements evidencing the grant of such awards, including the vesting schedule and exercise price of such awards, and the effect, if any, of a change in control of Lam on such awards.

 Securities Subject to the Plan

  There will initially be three million treasury or authorized but unissued shares of Lam Common Stock reserved for issuance pursuant to awards under the Lam 1997 Stock Plan. However, the number of shares so reserved will automatically be increased each calendar quarter if and to the extent necessary to provide that the ratio of (a) the number of shares reserved for issuance under all of Lam's stock-based incentive plans to (b) the total number of shares of Lam Common Stock outstanding on a fully-diluted basis will be equal to 18.5%; provided, that the number of shares reserved for issuance under the Lam 1997 Stock Plan will in no event exceed five million shares, as adjusted to take into account changes in the capitalization of Lam as described below. The aggregate number of shares of Lam Common Stock as to which options and restricted awards may be granted to any individual during any calendar year may not, subject to adjustment as set forth herein, exceed 20% of the shares reserved for issuance under the Lam 1997 Stock Plan.

  The Lam 1997 Stock Plan provides that, in the event of changes in the Common Stock by reason of a merger, reorganization, recapitalization, common stock dividend, stock split or similar change, the plan administrator will make appropriate adjustments in the aggregate number of shares available for issuance under the Lam 1997 Stock Plan, the purchase price to be paid and/or the number of shares issuable upon the exercise thereafter of any option previously granted and in the purchase price to be paid and/or the number of shares issuable pursuant to restricted awards. The plan administrator will have the discretion to make other appropriate adjustments.

 Eligibility

  Discretionary grants of options and restricted awards may be made to any officer, director, employee, consultant or advisor of Lam or its direct and indirect subsidiaries, who is determined by the plan administrator to be in a position to contribute to the long-term growth in earnings of Lam.

  In addition, each non-employee director of Lam will automatically be granted a non-qualified option to purchase 6,000 shares of Lam Common Stock on the first business day of January of each calendar year ("Annual Director Options").

 ISO Limitation

  The aggregate fair market value (determined as of the date of grant) of the shares granted to any employee under the Lam 1997 Stock Plan or any other option plan of Lam or its subsidiaries that may become exercisable for the first time in any calendar year is limited, with respect to ISOs, to $100,000. This restriction does not apply to NSOs or restricted awards.

 Exercise of Options

  Options will vest and become exercisable according to a schedule established by the plan administrator, except that Annual Director Options will be vested in full as of the date of grant. In the case of options exercisable by installment, options not exercised during any one year may be accumulated and exercised at prescribed times during the remaining years of the option. Options that are not exercised within ten years from the date of grant will expire without value. Except as otherwise determined by the plan administrator in accordance with Rule 16b-3, options are exercisable during the optionee's lifetime only by the optionee.

  The section entitled "Death--Termination of Employment--Restrictions on Transfer" below describes the provisions that relate to the exercise of an option following termination of employment or service, including upon death, disability or retirement.

  Subject to the limitations set forth below, the purchase price of Lam Common Stock pursuant to the exercise of an option will be as determined by the plan administrator and may be adjusted in accordance with the adjustment provisions described in "Securities Subject to the Plan." The purchase price of NSOs and ISOs may not be less than 100% of the fair market value of Lam Common Stock on the date of grant. The purchase price of Annual Director Options will be equal to the fair market value of Lam Common Stock on the date of grant. Any re-pricing of stock options granted under the Lam 1997 Stock Plan will be limited in the aggregate to 10% of the shares reserved for issuance under the Lam 1997 Stock Plan. Upon the exercise of any option, the purchase price must be fully paid in cash or by check, or, at the discretion of the plan administrator (except with respect to Annual Director Options), by delivery of Common Stock equal in market value to the exercise price, by delivery of restricted awards equal in market value to the exercise price, by means of a loan from Lam, by means of any cashless exercise procedure approved by the plan administrator, or by a combination of cash, common stock of Lam, restricted awards, loans, or use of a cashless exercise procedure. If restricted awards are used to pay the exercise price, certain of the shares acquired upon exercise will also be subject to restriction.

 Restricted Awards

  A restricted stock award is an award of Lam Common Stock that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for a period ("restricted period") of ten years, or such shorter period as the plan administrator may determine, from the date on which the award is granted. The plan administrator may also impose such other restrictions and conditions on an award as it deems appropriate. The plan administrator may provide that the foregoing restrictions will lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of the award. In addition, the plan administrator has the authority to cancel all or any portion of any outstanding restrictions prior to the expiration of the restricted period. Deferred stock is the right to receive Lam Common Stock at the end of a specified deferral period. Performance shares are shares of Lam Common Stock subject to restrictions based upon the attainment of performance objectives.

  Upon the award of any restricted stock or performance shares, the participant will have the rights of a stockholder with respect to the shares, including dividend rights, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the award agreement for the participant's restricted stock or performance shares. Upon an award of deferred stock, the participant will not have any rights of a stockholder, other than the right to receive dividends, during the specified deferral period.

  Recipients of restricted stock, deferred stock, or performance shares will enter into an award agreement with Lam, in such form as the plan administrator determines, which states the restrictions to which the shares are subject and the date or dates on which such restrictions will lapse; provided, that the restricted period will not be less than (i) three years in the case of restrictions based solely on continued employment with Lam and (ii) one year in the case of restrictions based on the achievement of performance-related goals. The plan administrator may permit such restrictions to lapse in installments within the restricted period or may accelerate or waive such restrictions at any time based on the achievement of performance-related goals, the participant's termination of employment or service, or the occurrence of a change in control of Lam.

  The vesting of restricted awards may be made subject to the achievement of performance goals specified by the plan administrator at the time of grant. Such goals may be based on earnings, earnings per share, revenue growth and return on equity.

 Death--Termination of Employment--Restrictions on Transfer

  The plan administrator will provide in the award agreements whether and to what extent awards will be exercisable upon termination of employment or service for any reason, including upon death, disability or retirement, of any participant in the Lam 1997 Stock Plan. Except in the event of death or disability, Annual Director Options will terminate as of the date the optionee terminates service as a director of Lam.

  In no event may any option be exercisable more than ten years from the date it is granted.

  Except as otherwise determined by the plan administrator in accordance with Rule 16b-3, options are not transferable.

 Amendment; Termination

  The Lam Board may amend or terminate the Lam 1997 Stock Plan at any time, except that stockholder approval is required for any amendment to (i) increase the maximum number of shares of stock which may be issued under the Lam 1997 Stock Plan (except for adjustments as described in "Securities Subject to the Plan"), (ii) change the class of individuals eligible to participate in the Lam 1997 Stock Plan, (iii) extend the term of the Lam 1997 Stock Plan or the period during which any option or restricted award may be granted or any option may be exercised, or (iv) change the material terms of grants of Annual Director Options, in each case only to the extent required by Section 162(m) of the Code or other applicable law, rule or regulation with respect to the material amendment of any employee benefit plan maintained by Lam. Termination or amendment of the Lam 1997 Stock Plan will not, without the consent of any participant, adversely affect previously granted options or restricted awards, which will continue in effect in accordance with their terms.

 Payment of Taxes

  Participants are required, no later than the date as of which the value of an award may first be included in the gross income of the participant for Federal income tax purposes, to pay to Lam, or make arrangements satisfactory to the plan administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of Lam under the Lam 1997 Stock Plan are conditional on the making of such payments or arrangements, and Lam will have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant.

 Certain Federal Income Tax Effects

  The following discussion is for general information only and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to particular holders of the Common Stock in light of their individual investment circumstances or to certain types of holders subject to special tax rules, nor does it address specific state, local or foreign tax consequences. This summary assumes that the Common Stock acquired upon exercise of an option or vesting of a restricted award will be held as a "capital asset" (generally property held for investment) under the Code.

  Nonqualified Stock Options

  A participant will generally not be subject to Federal income tax upon the grant of an NSO. Rather, at the time of exercise of such NSO, the participant will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. Lam will generally be entitled to a tax deduction at such time and in the same amount as the participant recognizes ordinary income.

  A participant will recognize a capital gain or capital loss upon a sale or exchange of stock acquired upon exercise of an NSO in an amount equal to the difference between the fair market value of such stock on the date it was acquired and the amount realized in the sale or exchange. Such gain or loss will be long-term if the stock has been held for more than one year.

  Incentive Stock Options

  A participant will not be subject to tax upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the participant remains an employee of Lam or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies (i) while in the employ of Lam or a subsidiary or (ii) within three months after termination of employment (or one year in the case of a disabled employee). The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs. (See "Certain Federal Income Tax Effects--Nonqualified Stock Options.")

  If stock acquired pursuant to a timely exercised ISO is later disposed of, the participant will, except as noted below with respect to a "disqualifying disposition," recognize long-term capital gain or loss equal to the difference between the amount realized upon such sale and the option price. Under these circumstances, Lam will not be entitled to any deduction for Federal income tax purposes in connection with either the exercise of the ISO or the sale of such stock by the participant.

  If, however, a participant disposes of stock acquired pursuant to the exercise of an ISO prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him upon exercise (a "disqualifying disposition"), generally (i) the participant will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the stock at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the option exercise price, and (ii) any additional gain realized by the participant will be subject to tax as short-term or long-term capital gain. In such case, Lam may claim a deduction for Federal income tax purposes at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income. Any capital gain recognized by the participant will be long-term capital gain if the participant's holding period for the stock at the time of disposition is more than one year.

  The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option price will be an item of adjustment for purposes of the "alternative minimum tax" imposed by Section 55 of the Code.

  Exercise with Shares

  According to a published ruling of the Internal Revenue Service, a participant who pays the option price upon exercise of an NSO, in whole or in part, by delivering shares of stock already owned by the participant will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be subject to tax according to the rules described above for NSOs. (See "Certain Federal Income Tax Effects-- Nonqualified Stock Options.") With respect to shares acquired upon exercise which are equal in number to the shares surrendered, (i) such shares will be treated as exchanged for the shares surrendered in a non-taxable transaction,
(ii) the basis of such shares will be equal to the basis of the shares surrendered, and (iii) the holding period of the shares acquired will include the holding period of the shares surrendered. With respect to the additional shares received upon exercise, (a) a participant will recognize ordinary income in an amount equal to the fair market value of such shares on the date of receipt, (b) the basis of such additional shares will be equal to the amount of income recognized, and (c) the holding period for such additional shares will commence on the date of receipt.

  The Treasury Department has issued proposed regulations that, if adopted in their current form, would appear to provide for the following rules with respect to the exercise of an ISO by surrender of previously owned shares of stock. If the shares surrendered in payment of the exercise price of an ISO are "statutory option stock"

(including stock acquired pursuant to the exercise of an ISO) and if the surrender constitutes a "disqualifying disposition" (as would be the case, for example, if, in satisfaction of the option exercise price, Lam withholds shares which would otherwise be delivered to the participant), any gain realized on such transfer will be taxable to the optionee, as discussed above. Otherwise, when shares of stock are surrendered upon exercise of an ISO, in general, (i) no gain or loss will be recognized as a result of the exchange,
(ii) the number of shares received that is equal in number to the shares surrendered will have a basis equal to the basis of the shares surrendered and (except for purposes of determining whether a disposition will be a disqualifying disposition) will have a holding period that includes the holding period of the shares exchanged, and (iii) any additional shares received will have a zero basis and will have a holding period that begins on the date of the exchange. If any of the shares received are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above.

  Restricted Awards

  In the case of a restricted award, a participant generally will not be subject to tax upon the grant of such an award, but, rather, the participant will recognize ordinary income in an amount equal to (i) the fair market value of the stock at the time the shares become transferable or are otherwise no longer subject to a substantial risk of forfeiture (as defined in the Code), minus (ii) the price, if any, paid by the participant to purchase such stock. Lam will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income. However, a participant may elect (not later than 30 days after acquiring such shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the participant at the time the restrictions lapse. Lam will be entitled to a tax deduction at the time when, and to the extent that, income is recognized by the participant. Nevertheless, if shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the participant for the forfeited shares, and Lam will be deemed to recognize ordinary income equal to the amount of the deduction allowed to Lam at the time of the election in respect of such forfeited shares.

 New Plan Benefits

  The Lam Stock Committee has approved a grant to Mr. Bagley under the Lam 1997 Stock Plan of non-qualified options to purchase a total of 475,000 shares of Lam Common Stock at an exercise price equal to the closing price of Lam Common Stock on the date of the consummation of the Merger. This grant is subject to stockholder approval of the Lam 1997 Stock Plan and consummation of the Merger. See "Terms of the Merger--New Bagley Employment Agreement."

  No other grants have yet been made under the Lam 1997 Stock Plan. Accordingly, it is not possible to determine at this time the other awards that will be granted under the Lam 1997 Stock Plan. For informational purposes, the table below sets forth the number of options awarded under the Lam 1991 Stock Option Plan during fiscal year 1997 through March 31, 1997 to Lam's most senior executive officers, all current executive officers as a group (the "Executive Group"), all current directors who are not executive officers as a group (the "Non-Executive Director Group") and all employees, including all current officers who are not executive officers, as a group (the "Employee Group").

                      Lam 1991 Stock Option Plan Benefits

                      (Nine months ended March 31, 1997)

                       Name and Position                         Options Granted
                       -----------------                         ---------------
Roger D. Emerick................................................      15,000
 Chairman of the Board and Chief Executive Officer
Hsiu-Sheng (Way) Tu.............................................      20,000
 President
Henk J. Evenhuis................................................       5,000
 Executive Vice President, Finance and Chief Financial Officer
Raymond L. Degner...............................................       5,000
 Senior Vice President
Thomas O. Yep...................................................       8,000
 Senior Vice President
Executive Group.................................................      97,000
Non-Executive Director Group....................................      24,000
Employee Group (excluding executives)...........................     658,465

 Reason for Authorization

  The Lam 1997 Stock Plan is being submitted for stockholder approval pursuant to Sections 162(m) and 422 of the Code and the rules of Nasdaq. It is intended that awards granted under the Lam 1997 Stock Plan may constitute "qualified performance based compensation" for purposes of Section 162(m) of the Code.

 Vote Required

  The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Lam Special Meeting is required to approve and adopt the Lam 1997 Stock Plan. Approval of the Lam 1997 Stock Plan is not conditioned on approval of the Share Issuance. If the Lam stockholders do not approve the Lam 1997 Stock Plan, the Lam Board will consider whether to adopt some alternative arrangement based on its assessment of Lam's needs.

  THE LAM BOARD HAS DETERMINED THAT THE LAM 1997 STOCK PLAN IS IN THE BEST INTERESTS OF LAM AND ITS STOCKHOLDERS AND HAS APPROVED THE LAM 1997 STOCK PLAN. THE LAM BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE LAM 1997 STOCK PLAN.

PROPOSALS THREE AND FOUR--THE CERTIFICATE OF INCORPORATION AMENDMENTS

 General Discussion of Anti-Takeover Provisions

  Delaware law permits a corporation to adopt certain measures designed to make the corporation less vulnerable to a hostile takeover bid. While Lam is not aware of any proposed attempt to acquire control of Lam, takeover attempts have become increasingly common in recent years, including among technology companies. Takeover attempts which have not been negotiated and approved by the Lam Board can seriously disrupt business, distract management, and cause great expense. Such attempts may take place at inopportune times and may involve terms which are less favorable to all the stockholders than would be available in a transaction negotiated and approved by the Lam Board. On the other hand, Board-approved transactions can be carefully planned and undertaken at an opportune time in order to obtain maximum value for Lam and all its stockholders with due consideration given to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and the maximum strategic deployment of Lam's assets. In addition, in the case of a proposal which is presented to the Lam Board, there is a greater opportunity for the Lam Board to analyze the proposal thoroughly, to develop and evaluate alternatives and to present its recommendations to the stockholders in the most effective manner.

  The Lam Board recognizes that takeover attempts which have not been negotiated and approved by the Lam Board do not always have the unfavorable consequences or effects described above. Hostile tender offers and takeover attempts may be made at times and under circumstances which are beneficial to and in the interest of stockholders. Tender offers or takeover attempts do not all have features of the type described above which may be to the disadvantage of stockholders. Further, it is not necessarily the case that a hostile offer will be less advantageous than a Board-approved transaction. However, the Lam Board believes that the potential disadvantages of hostile takeover attempts are sufficiently great that prudent steps to reduce the likelihood of such attempts and to encourage acquirors to negotiate directly with the Lam Board are in the best interests of Lam and its stockholders.

  Possible Disadvantages of Takeover Defenses. By increasing the probability that any person or group seeking control of Lam would be forced to negotiate directly with the Lam Board, the proposed takeover defenses could discourage takeover bids by means of a hostile tender offer, proxy contest, or otherwise without the approval of the Lam Board. The principal disadvantages to the stockholders which result from discouraging such hostile takeover bids would be to (i) reduce the likelihood that any acquiror would make a hostile tender offer for the outstanding shares of stock of Lam at a premium over the market rate, and (ii) increase the difficulty of removing the existing members of the Lam Board and management even if in a particular case removal would be beneficial to stockholders generally.

  The Lam Board has investigated various defensive measures to protect Lam and its stockholders from hostile acquisitions at inadequate prices or on unfair terms. Following discussion of the various measures available, the Lam Board proposes to amend the Lam Certificate to include certain defensive measures. These various measures have the principal purpose and effect of making it more difficult for an entity to effect an acquisition of Lam without the cooperation of the Lam Board.

  It should be noted, however, that the Lam Board has a fiduciary duty to the stockholders to negotiate for the best interests of the stockholders and not for their own interests. Further, while the proposed takeover defenses may discourage hostile takeover attempts, these provisions would not prevent a hostile acquisition of Lam or a proxy contest for control of the Lam Board.

  The Lam Shareholder Rights Plan and Bylaw Amendments. On January 23, 1997, the Lam Board adopted the Lam Rights Plan that is also designed to deter hostile takeover attempts, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of Lam without offering a fair price to all of Lam's stockholders. Details of the Lam Rights Plan were outlined in a letter mailed to all Lam stockholders in February 1997. Under the Lam Rights Plan, rights were distributed as a dividend at the rate of one Lam Right for each share of common stock, par value $0.001 per share, of Lam held by stockholders of record as of the close of business on January 31, 1997. The Lam Rights will expire on January 31, 2007. Under the Lam Rights Plan, each Lam Right initially entitles stockholders to buy one unit of a share of Preferred Stock for $250. The Lam Rights will be exercisable only if a person or group (other than stockholders currently owning 15 percent of the Lam Common Stock) acquires beneficial ownership of 15 percent or more of Lam Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of Lam Common Stock.

  If any person becomes the beneficial owner of 15 percent or more of the Lam Common Stock, other than pursuant to a tender or exchange offer for all outstanding shares of Lam approved by a majority of the independent directors not affiliated with such person, then each Lam Right not owned by such person or related parties will entitle its holder to purchase, at the right's then current exercise price, shares of the Lam Common Stock (or, in certain circumstances as determined by the Lam Board, cash, other property or other securities) having a value of twice the Lam Right's then current exercise price. In addition, if after any person has become a 15 percent stockholder, Lam is involved in a merger or other business combination transaction with another person in which Lam does not survive or in which its common stock is changed or exchanged, or if Lam sells 50 percent or more of its assets or earning power to another person, each Lam Right will entitle its holder to purchase, at the Lam Right's then current exercise price, shares of common stock of such other person having a value of twice the Lam Right's then current exercise price.

  Lam is generally entitled to redeem the Lam Rights at $0.001 per Lam Right at any time until ten business days (subject to extension) following a public announcement that a 15 percent position has been acquired.

  In connection with adoption of the Shareholder Rights Plan, the Lam Board also adopted a number of amendments to the Lam Bylaws, including amendments requiring advance notice of stockholder nominations of directors, stockholder proposals and of a stockholder's intention to cumulate votes and eliminating the right of stockholders to call special meetings of stockholders.

  The Lam Board has also considered and proposes to adopt the following amendments to the Lam Certificate.

PROPOSAL THREE--AMENDMENT TO CERTIFICATE OF INCORPORATION--ELIMINATION OF STOCKHOLDER WRITTEN CONSENT

  Elimination of Stockholder Actions by Written Consent. The Lam Board has proposed and recommends to stockholders that they adopt an amendment to the Lam Certificate to add a new provision to prohibit stockholder action by written consent (the "Written Consent Amendment"). The text of the new Article THIRTEENTH of the Lam Certificate is set forth in Annex E to this Proxy Statement. Unless otherwise provided in the Lam Certificate, Delaware law permits any action required or permitted to be taken by stockholders to be taken without a meeting, without prior notice and without stockholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the number of votes necessary to authorize such action at a meeting of stockholders. Currently, the Lam Certificate does not contain any provisions regarding stockholder consent actions and the Lam Bylaws provide that action may be taken by written consent. Consequently, unless the Written Consent Amendment is approved, persons holding a majority interest in Lam could take significant corporate action without giving other stockholders notice or the opportunity to vote. If the Written Consent Amendment is approved, the Lam Board intends to amend the Lam Bylaws to eliminate stockholder action by written consent.

  Potential Effects of the Written Consent Proposal. The Written Consent Amendment, by prohibiting stockholder action by written consent, would require that notice of and the opportunity to participate in any proposed stockholder action be given to all stockholders of Lam who are entitled to vote on that particular matter. Such notice would enable the stockholders to take action, including judicial action, in order to protect their interests. In addition, the elimination of stockholder action by written consent may prevent untimely action in a context where stockholders might not have the full benefit of the knowledge, advice or participation of Lam's management and the Lam Board. In the event of a proposed acquisition of Lam, for example, the interests of stockholders may best be served by a transaction that results from negotiations based on careful consideration of the proposed terms. Although there can be no certainty as to the result of any particular negotiations, adoption of the Written Consent Amendment may tend to promote negotiations concerning any proposed acquisition of Lam by giving the Lam Board greater bargaining power.

  Reasons for Elimination of Stockholder Action by Written Consent. The provisions prohibiting stockholder action by written consent would ensure that all stockholders of Lam get the opportunity to prevent the holders of a majority of the voting power of Lam from using the written consent procedure to take stockholder action. Persons attempting unfriendly takeovers of corporations have attempted to use written consent procedures to deal directly with stockholders and avoid negotiations with the boards of directors of such companies. By eliminating the use of the written consent procedure, Lam intends to encourage persons seeking to acquire control of Lam to initiate such an acquisition through arms-length negotiations with Lam's management and the Lam Board.

  Possible Disadvantages of Elimination of Stockholder Actions by Written Consent. A provision restricting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Lam Board. Because elimination of the procedures for stockholders to act by written consent could make more difficult an attempt to obtain control of Lam, such action could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Lam. Because tender offers for control usually involve a purchase price higher than the prevailing market price, the provisions restricting stockholder action by written consent may have the effect of preventing or delaying a bid for Lam's shares which could be beneficial to Lam and its stockholders. Elimination of the written consent procedure also means that a meeting of stockholders would be required in order for Lam's stockholders to replace the Lam Board. A special meeting may only be called by the Lam Board, the Chairman or the President. This provision thus will make the removal of directors more difficult. In addition, it may lengthen the amount of time required to take stockholder actions since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting.

  THE LAM BOARD UNANIMOUSLY RECOMMENDS THAT LAM STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE LAM CERTIFICATE TO ELIMINATE STOCKHOLDER ACTION BY WRITTEN CONSENT.

PROPOSAL FOUR--AMENDMENT TO CERTIFICATE OF INCORPORATION--ELIMINATION OF CUMULATIVE VOTING

  Elimination of Cumulative Voting. The Lam Board has also proposed and recommends to stockholders that they adopt an amendment to Article ELEVENTH of the Lam Certificate to eliminate cumulative voting in the election of directors (the "Cumulative Voting Amendment"). Under the existing provisions of the Lam Certificate, stockholders of Lam are entitled to cumulative voting in the election of directors. Cumulative voting entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder multiplied by the total number of directors to be elected, and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. For example, in each election of directors under cumulative voting rules where five directors are to be elected, a stockholder or group holding greater than 20% of the voting shares is guaranteed the ability to elect one director. Without cumulative voting, a stockholder or group of stockholders must hold a majority of the voting shares to cause the election of one or more nominees. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the Lam Board. If the Cumulative Voting Amendment is adopted, in all future elections of the Lam Board, commencing with the Annual Meeting to be held in 1997, the holders of a majority of the shares actually voted (assuming that a quorum is present) will be guaranteed the right to elect all of the directors being elected at that time. If the Cumulative Voting Amendment is approved, the Lam Board intends to amend the Lam Bylaws to eliminate cumulative voting and make certain other conforming changes consistent with the elimination of cumulative voting.

  Reasons for Elimination of Cumulative Voting. The Lam Board believes that each director elected to the Lam Board should represent the interests of all stockholders. The elimination of cumulative voting should help ensure that each director acts in the best interests of all stockholders, because stockholders holding a majority of the voting shares will have the power to elect every director to be elected at any annual meeting. The election of the Lam Board by holders of a majority of the voting stock is not a departure from the manner in which Lam's directors have been elected in the past. Even though Lam has always permitted cumulative voting, such voting has not been used in the election of a director to Lam's Board.

  Possible Disadvantages of Elimination of Cumulative Voting. The elimination of cumulative voting will make it more difficult for a minority stockholder or group of stockholders to elect a representative to the Lam Board. In addition, it should be noted that the elimination of cumulative voting may also have certain anti-takeover effects. It may, under certain circumstances, discourage or render more difficult a merger, tender offer proxy contest or acquisition of large blocks of Lam's shares by persons who would make such acquisition without assurance of the ability to place a representative on the Lam's Board, deter or delay the assumption of control by a holder of a large block of Lam's shares, or render more difficult the replacement of incumbent directors and management.

  THE LAM BOARD UNANIMOUSLY RECOMMENDS THAT LAM STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE LAM CERTIFICATE TO ELIMINATE CUMULATIVE VOTING.

                                 LEGAL MATTERS

  The validity of the shares of Lam Common Stock to be issued in connection with the Merger and offered hereby, the federal income tax consequences of the Merger and certain other matters relating to the Merger and the transactions contemplated thereby will be passed upon for Lam by Shartsis. Certain legal matters with respect to the Merger Agreement, the Federal income tax consequences of the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for OnTrak by Heller Ehrman.

                                    EXPERTS

  The consolidated financial statements of Lam Research Corporation as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, incorporated by reference in Lam Research Corporation's Annual Report on Form 10-K for the year ended June 30, 1996, and incorporated by reference in this Joint Proxy Statement/Prospectus, which is referred to and made a part of the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of OnTrak and subsidiaries as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                         ANNEX A

                             AGREEMENT AND PLAN OF

                                     MERGER

                                  BY AND AMONG

                           LAM RESEARCH CORPORATION,

                         OMEGA ACQUISITION CORPORATION

                                      AND

                              ONTRAK SYSTEMS, INC.

                           DATED AS OF MARCH 24, 1997

                               TABLE OF CONTENTS

                                                                        PAGE(S)
                                                                        -------
                                   ARTICLE 1

 THE MERGER
 1.1  The Merger......................................................      1
 1.2  Closing; Effective Time.........................................      1
 1.3  Effects of the Merger...........................................      2
 1.4  Certificate of Incorporation; Bylaws............................      2
 1.5  Directors and Officers of the Surviving Corporation.............      2
 1.6  Effects on Capital Stock........................................      2
 1.7  Exchange of Certificates........................................      4
 1.8  No Further Ownership Rights in OSI Common Stock.................      5
 1.9  Lost, Stolen or Destroyed OSI Certificates......................      5
 1.10 Tax and Accounting Consequences.................................      6
 1.11 Taking of Necessary Action; Further Action......................      6

                                   ARTICLE 2

 REPRESENTATIONS AND WARRANTIES OF OSI
 2.1  Organization; Subsidiaries......................................      6
 2.2  Capital Structure...............................................      6
 2.3  Authority; Absence of Conflicts; Consents.......................      7
 2.4  SEC Documents; Financial Statements; Undisclosed Liabilities....      8
 2.5  Absence of Changes..............................................      9
 2.6  Litigation......................................................     10
 2.7  Restrictions on Business Activities.............................     10
 2.8  Compliance With Laws............................................     10
 2.9  Governmental Authorization......................................     11
 2.10 Intellectual Property...........................................     11
 2.11 Environmental Matters...........................................     13
 2.12 Taxes...........................................................     14
 2.13 Employee Benefit Plans..........................................     15
 2.14 Employee Matters................................................     17
 2.15 Interested Party Transactions...................................     18
 2.16 Insurance.......................................................     18
 2.17 Pooling of Interests............................................     18
 2.18 Brokers' and Finders' Fees......................................     18
 2.19 Registration Statement; Joint Proxy Statement/Prospectus........     18
 2.20 Opinion of Financial Advisor....................................     19
 2.21 Title to Property...............................................     19
 2.22 Section 203 of the Delaware Law Not Applicable..................     19
 2.23 Lack of Ownership of LRC Common Stock...........................     19
 2.24 Agreements, Contracts and Commitments...........................     19
 2.25 Representations Complete........................................     20

                                   ARTICLE 3

 REPRESENTATIONS AND WARRANTIES OF LRC AND MERGER SUB
 3.1  Organization; Subsidiaries......................................     20
 3.2  Capital Structure...............................................     21

                                                                        PAGE(S)
                                                                        -------
 3.3  Authority; Absence of Conflicts; Consents......................      21
 3.4  SEC Documents; Financial Statements; Undisclosed Liabilities...      22
 3.5  Absence of Changes.............................................      23
 3.6  Litigation.....................................................      24
 3.7  Restrictions on Business Activities............................      25
 3.8  Compliance With Laws...........................................      25
 3.9  Governmental Authorization.....................................      25
 3.10 Intellectual Property..........................................      25
 3.11 Environmental Matters..........................................      26
 3.12 Employee Benefit Plans.........................................      26
 3.13 Employee Matters...............................................      26
 3.14 Pooling of Interests...........................................      26
 3.15 Brokers' and Finders' Fees.....................................      26
 3.16 Registration Statement; Joint Proxy Statement/Prospectus.......      26
 3.17 Opinion of Financial Advisor...................................      27
 3.18 Interim Operations of Merger Sub...............................      27
 3.19 Agreements, Contracts and Commitments..........................      27
 3.20 Lack of Ownership of OSI Common Stock..........................      27
 3.21 Interested Party Transactions..................................      27
 3.22 Representations Complete.......................................      27

                                   ARTICLE 4

 CONDUCT PRIOR TO THE EFFECTIVE TIME
 4.1  Conduct of Business of OSI and LRC.............................      28
 4.2  Conduct of Business of OSI.....................................      28
 4.3  Acquisition Proposals..........................................      30
      Organization of Merger Sub; Authorization of Shares, the Merger
 4.4  and this Agreement.............................................      31

                                   ARTICLE 5

 ADDITIONAL AGREEMENTS
 5.1  Stockholder Approvals..........................................      31
 5.2  Board of Directors and Officers of LRC.........................      32
 5.3  Cooperation....................................................      32
 5.4  Access to Information..........................................      33
 5.5  Public Disclosure..............................................      33
 5.6  Consents.......................................................      33
 5.7  Pooling Accounting.............................................      34
 5.8  Affiliate Agreements...........................................      34
 5.9  Voting Agreement...............................................      34
 5.10 Employee Benefit Plans.........................................      35
 5.11 Consents of LRC's and OSI's Accountants........................      36
 5.12 Form S-8.......................................................      36
 5.13 Indemnification................................................      36
 5.14 Employment Agreements..........................................      37
 5.15 Pooling Letters................................................      37
 5.16 Reasonable Best Efforts and Further Assurances.................      37
 5.17 Additional Reports.............................................      37

                                   ARTICLE 6

                                                                         PAGE(S)
                                                                         -------
 CONDITIONS TO THE MERGER
 6.1  Conditions to Obligations of Each Party to Effect the Merger......   38
 6.2  Additional Conditions to Obligations of OSI.......................   39
 6.3  Additional Conditions to the Obligations of LRC and Merger Sub....   39

                                   ARTICLE 7

 TERMINATION, AMENDMENT AND WAIVER
 7.1  Termination.......................................................   40
 7.2  Expenses and Termination Fees.....................................   41
 7.3  Amendment.........................................................   42
 7.4  Extension; Waiver.................................................   42

                                   ARTICLE 8

 GENERAL PROVISIONS
 8.1  No Survival of Representations and Warranties.....................   42
 8.2  Expenses..........................................................   42
 8.3  Notices...........................................................   42
 8.4  Interpretation....................................................   43
 8.5  Counterparts......................................................   43
 8.6  Entire Agreement; Nonassignability; Parties in Interest...........   43
 8.7  Severability......................................................   44
 8.8  Enforcement.......................................................   44
 8.9  Remedies Cumulative...............................................   44
 8.10 Governing Law.....................................................   44
 8.11 Rules of Construction.............................................   44

 EXHIBITS
 A    --Certificate of Merger
 B    --Form of Stockholders Agreement
 C-1  --Representation Letter of LRC
 C-2  --Representation Letter of OSI
 D    --Form of Representation Letter
 E-1  --Form of OSI Affiliate Agreement
 E-2  --Form of LRC Affiliate Agreement

                                  DEFINITIONS

                                                                         PAGE(S)
                                                                         -------
1997 Equity Incentive Plan..............................................    40
Acquisition Proposal....................................................    43
Agreement...............................................................     1
Alternative Transaction.................................................    59
Base Prices.............................................................     4
Certificate of Merger...................................................     2
Charter Amendments......................................................    40
Claim...................................................................    52
Closing.................................................................     2
Closing Calculation Period..............................................     3
Closing Date............................................................     2
COBRA...................................................................    22
Code....................................................................     1
Confidentiality Agreement...............................................    47
Delaware Law............................................................     2
Delinquent Party........................................................    59
Effective Time..........................................................     2
Environmental Laws......................................................    19
ERISA...................................................................    21
ERISA Affiliate.........................................................    21
Exchange Act............................................................    12
Exchange Agent..........................................................     6
Exchange Ratio..........................................................     3
GAAP....................................................................    12
Government Claims.......................................................    35
Governmental Entity.....................................................    11
HSR Act.................................................................    12
Indemnified Parties.....................................................    51
Intellectual Property...................................................    15
IPO Date................................................................    12
Joint Proxy Statement...................................................    26
Licenses................................................................    16
Litigation..............................................................    34
LRC.....................................................................     1
LRC Adjustment Option...................................................     3
LRC Authorizations......................................................    35
LRC Balance Sheet.......................................................    32
LRC Certificates........................................................     5
LRC Closing Value.......................................................     3
LRC Common Stock........................................................     1
LRC Disclosure Letter...................................................    29
LRC Employee Plans......................................................    37
LRC Financial Statements................................................    32
LRC Intellectual Property Rights Agreements.............................    36
LRC Material Contracts..................................................    38
LRC Preferred Stock.....................................................    29
LRC Purchase Plan.......................................................    29
LRC Reference Price.....................................................     3
LRC Restricted Stock Plan...............................................    29

                                                                         PAGE(S)
                                                                         -------
LRC SEC Documents.......................................................    32
LRC Stock Option Plans..................................................    29
LRC Stock Plans.........................................................    29
LRC Stockholders Meeting................................................    26
Material Adverse Effect.................................................     9
Merger..................................................................     1
Merger Sub..............................................................     1
Merger Sub Common Stock.................................................     5
Multiemployer plan......................................................    23
OSI.....................................................................     1
OSI Authorizations......................................................    15
OSI Balance Sheet.......................................................    12
OSI Certificates........................................................     5
OSI Common Stock........................................................     1
OSI Contract............................................................    28
OSI Disclosure Letter...................................................     8
OSI Employee Plans......................................................    22
OSI Financial Statements................................................    12
OSI Preferred Stock.....................................................     9
OSI Purchase Plan.......................................................     5
OSI SEC Documents.......................................................    12
OSI Stock Option Plans..................................................     5
OSI Stock Options.......................................................    49
OSI Stock Plans.........................................................     5
OSI Stockholders Meeting................................................    26
Person..................................................................    43
Proxy Statement.........................................................    26
Registration Statement..................................................    25
SEC.....................................................................    11
Securities Act..........................................................    12
Semiconductor Equipment Group Closing Index.............................     4
Share Issuance..........................................................    45
Superior Proposal.......................................................    43
Surviving Corporation...................................................     2
Target..................................................................    59
Tax.....................................................................    21
Tax authority...........................................................    21
Tax Return..............................................................    21
Taxable.................................................................    21
Taxes...................................................................    21
Third Party.............................................................    59
Used in the Business....................................................    15
Voting Agreements.......................................................     1

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 24, 1997 by and among Lam Research Corporation, a Delaware corporation ("LRC"), Omega Acquisition Corporation, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of LRC, and OnTrak Systems, Inc., a Delaware corporation ("OSI").

                                   RECITALS

  WHEREAS, the respective Boards of Directors of LRC, Merger Sub and OSI have approved and declared advisable the merger of Merger Sub with and into OSI (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective long-term business strategies and goals;

  WHEREAS, pursuant to the Merger, among other things, the outstanding shares of OSI Common Stock, $.0001 par value ("OSI Common Stock"), shall be converted into shares of LRC Common Stock, $.001 par value ("LRC Common Stock"), at the rate set forth herein;

  WHEREAS, OSI, LRC and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

  WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction; and

  WHEREAS, concurrent with the execution of this Agreement and as an inducement to LRC and Merger Sub to enter into this Agreement, certain stockholders, officers or directors of OSI have on the date hereof entered into agreements in substantially the form of Exhibit B hereto (the "Voting Agreements") to vote the shares of OSI Common Stock owned by such persons to approve the Merger.

  NOW, THEREFORE, in consideration of the mutual covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE 1

                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the provisions of the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into OSI, the separate corporate existence of Merger Sub shall cease and OSI shall continue as the surviving corporation. OSI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article 6, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, 18th Floor, San Francisco, California, or at such other location as the parties hereto mutually agree. As soon as practical on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

  1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of OSI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of OSI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Certificate of Incorporation; Bylaws.

  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that
Article 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is OnTrak Systems, Inc."

  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation immediately after the Effective Time until thereafter amended.

  1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub at the Effective Time (and such other persons as shall be mutually agreed) shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of OSI immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed.

  1.6 Effects on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, OSI or the holders of any of the securities of Merger Sub or OSI:

    (a) Conversion of OSI Common Stock. Subject to Section 1.6(e), each share of OSI Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of OSI Common Stock to be canceled pursuant to Section 1.6(b)) shall be converted into .83 (the "Exchange Ratio") of a fully paid and nonassessable share of LRC Common Stock, together with the associated rights under LRC's Rights Agreement dated as of January 23, 1997 between LRC and Chase Mellon Shareholder Services, L.L.C. Notwithstanding the foregoing, if the average of the daily closing sale prices per share of LRC Common Stock reported on the Nasdaq National Market (the "LRC Closing Value") on the ten trading days ending with the eighth trading day preceding the OSI Stockholders Meeting (the "Closing Calculation Period") is less than $30.00 per share, and if the LRC Closing Value is less than the OSI Walk Away Threshold (as hereinafter defined), LRC shall have the option (but not the obligation), exercisable by notice to OSI prior to the close of business on the fifth trading day prior to the OSI Stockholders Meeting, to adjust the Exchange Ratio (the "LRC Adjustment Option") so that it equals $24.90 divided by the LRC Closing Value. The OSI Walk Away Threshold shall be computed as the product of (i) 0.85 multiplied by (ii) the product of the "LRC Reference Price" (defined below) multiplied by a fraction, the numerator of which is the Semiconductor Equipment Group Closing Index (as defined below), and the denominator of which is 100, illustrated as follows:

                                                            Semiconductor Equipment
     0.85      X        LRC Reference Price        X          Group Closing Index
                                                            -----------------------
                                                                      100

  where:

      (1) the "Semiconductor Equipment Group Closing Index" shall be determined as follows:

        (x) The average of the daily closing sale prices per share (the "Base Prices") on the ten trading days ended with the trading day preceding the date of this Agreement, as reported on the national securities exchange set forth below next to its name, for the common stock of each of the following semiconductor equipment companies is agreed to be as follows:

         Applied Materials, Inc.  Nasdaq National Market $49.631
         Novellus Systems, Inc.   Nasdaq National Market $76.356
         KLA Instruments
         Corporation              Nasdaq National Market $38.825
         Silicon Valley Group,
         Inc.                     Nasdaq National Market $20.194
         Ultratech Stepper, Inc.  Nasdaq National Market $23.269

        (y) The average of the daily closing sale prices per share on the respective securities exchange set forth above for the common stock of each such company shall be calculated for the Closing Calculation Period and the percentage change (positive or negative) for each such company's common stock from its respective Base Price shall be determined.

        (z) The arithmetic sum (positive or negative) of such percentage changes shall be divided by five (or such other number of companies as may then be included in the index), and that quotient (positive or negative) shall be increased by 100, and as so increased, shall be the Semiconductor Equipment Group Closing Index.

      For purposes of calculating the OSI Walk Away Threshold only, if from the date of this Agreement through the end of the Closing Calculation Period there occurs any change in the LRC Common Stock (not including the Merger) or the common stock of any company in the Semiconductor Equipment Group Closing Index by reason of stock dividends, stock splits, stock combinations, reorganization or recapitalization or other like change, the prices per share used in calculating the LRC Closing Value or the Semiconductor Equipment Group Closing Index, as the case may be, shall be adjusted appropriately to fully reflect such event. Furthermore, if at the time of the Closing Calculation Period an Alternative Transaction (defined in Article 7) involving any of the semiconductor equipment companies listed in clause (1)(x) above shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, then such company and its stock price shall be removed from the calculation of the Semiconductor Equipment Group Closing Index for all purposes.

      (2) The LRC Reference Price is $35.464, which is the average of the daily closing sale price per share of LRC Common Stock on the Nasdaq National Market on the ten trading days ended with the trading day preceding the date of this Agreement.

    As of the Effective Time, all such shares of OSI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of OSI Common Stock (the "OSI Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) the number of whole shares of LRC Common Stock into which such shares have been converted (the "LRC Certificates"), and (ii) cash in lieu of fractional shares of LRC Common Stock in accordance with Section 1.6(e), without interest.

    (b) Cancellation of OSI Common Stock Owned by LRC or OSI. All shares of OSI Common Stock that are owned by OSI as treasury stock and each share of OSI Common Stock owned by LRC or any direct or indirect wholly owned subsidiary of LRC or of OSI immediately prior to the Effective Time shall be automatically canceled and extinguished, and no consideration shall be delivered in exchange therefor.

    (c) Capital Stock of Merger Sub. Each share of Common Stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

    (d) OSI Stock Option and Employee Stock Purchase Plans. At the Effective Time, all options to purchase OSI Common Stock issued under the OSI 1992 Stock Option Plan, the OSI 1995 Director Stock Option Plan, or the OSI 1996 Equity Incentive Plan (collectively, the "OSI Stock Option Plans") outstanding immediately prior to the Effective Time shall be assumed by LRC in accordance with Section 5.10, and all rights to purchase OSI Common Stock issued under the OSI 1995 Employee Stock Purchase Plan (the "OSI Purchase Plan," and, together with the OSI Stock Option Plans, the "OSI Stock Plans") for the "offering period" beginning February 1, 1997, shall be assumed by LRC, as provided in Section 5.10 and to the extent permitted under the OSI Purchase Plan and the LRC Purchase Plan (as defined in
  Section 3.2(a)).

    (e) Fractional Shares. No fraction of a share of LRC Common Stock will be issued in exchange for OSI Certificates, no dividend or distribution of LRC shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of LRC. In lieu of fractional shares of LRC Common Stock, each holder of shares of OSI Common Stock who would otherwise be entitled to a fraction of a share of LRC Common Stock (after aggregating all fractional shares of LRC Common Stock to be received by such holder) shall receive from LRC an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price of a share of LRC Common Stock for the ten most recent days that LRC Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market; provided that in no case shall the amounts paid in exchange for all such fractional shares exceed 10% of the value of the total LRC shares issued to the stockholders of OSI in connection with the Merger, determined using the average of the closing price of a share of LRC Common Stock for the ten most recent days that LRC Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

    (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into LRC Common Stock or OSI Common Stock), reorganization, recapitalization or other like change with respect to LRC Common Stock or OSI Common Stock occurring after the date hereof and prior to the Effective Time.

  1.7 Exchange of Certificates.

  (a) Exchange Agent. As of the Effective Time, LRC shall enter into an agreement with a bank or trust company to act as exchange agent for the Merger (the "Exchange Agent") as may be designated by LRC and approved by OSI, such approval not to be unreasonably withheld.

  (b) LRC to Provide Common Stock and Cash. Promptly after the Effective Time, LRC shall make available to the Exchange Agent for the benefit of the holders of OSI Common Stock: (i) LRC Certificates representing the number of whole shares of LRC Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of OSI Common Stock outstanding immediately prior to the Effective Time; and (ii) sufficient funds to permit payment in lieu of fractional shares pursuant to Section 1.6(e).

  (c) Exchange Procedures. The Exchange Agent shall mail to each holder of record of an OSI Certificate or Certificates, whose shares were converted into the right to receive shares of LRC Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6 promptly after the Effective Time (and in any event no later than three business days after the later to occur of the Effective Time and receipt by LRC of a complete list from OSI of the names and addresses of its holders of record): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the OSI Certificates shall pass, only upon receipt of the OSI Certificates by the Exchange Agent, and shall be in such form and have such other provisions as LRC may reasonably specify); and (ii) instructions for use in effecting the surrender of the OSI Certificates in exchange for LRC Certificates (and cash in lieu of fractional shares). Upon surrender of an OSI Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by LRC, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such OSI Certificate shall be entitled to receive in exchange therefor a LRC Certificate representing the number of whole shares of LRC Common Stock and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the OSI Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding OSI Certificate that, prior to the Effective Time, represented shares of OSI Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of LRC Common Stock into which such shares of OSI Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of OSI Certificates pursuant to the provisions of this Article 1.

  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to LRC Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered OSI Certificate with respect to the shares of LRC Common Stock represented thereby until the holder of record of such OSI Certificate shall surrender such OSI Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such OSI Certificate, there shall be paid to the record holder of the LRC Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of LRC Common Stock.

  (e) Transfers of Ownership. If any LRC Certificate is to be issued in a name other than that in which the OSI Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the OSI Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to LRC or any agent designated by it any transfer or other taxes required by reason of the issuance of a LRC Certificate for shares of LRC Common Stock in any name other than that of the registered holder of the OSI Certificate surrendered, or established to the satisfaction of LRC or any agent designated by it that such tax has been paid or is not payable.

  (f) Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) or LRC Certificates held by the Exchange Agent which have not been delivered to holders of OSI Certificates pursuant to this
Article 1 within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to LRC, and thereafter holders of OSI Certificates who have not theretofore complied with the exchange procedures outlined in this Section 1.7 shall thereafter look only to LRC for their claim for shares of LRC Stock, any cash in lieu of fractional shares of LRC Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to LRC Common Stock.

  (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of LRC Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.8 No Further Ownership Rights in OSI Common Stock. All shares of LRC Common Stock issued upon the surrender for exchange of OSI Certificates in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of OSI Common Stock theretofore represented by such OSI Certificate, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of OSI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, OSI Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 1.

  1.9 Lost, Stolen or Destroyed OSI Certificates. In the event any OSI Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed OSI

Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of LRC Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that LRC or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed OSI Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against LRC, the Surviving Corporation or the Exchange Agent with respect to the OSI Certificates alleged to have been lost, stolen or destroyed.

  1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368(a) of the Code and (ii) qualify for accounting treatment as a pooling of interests, and that this Agreement constitutes a plan of reorganization as defined in the Treasury Regulations under Section 368 of the Code.

  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of OSI and Merger Sub, the officers and directors of the Surviving Corporation shall be fully authorized in the name of either or both of OSI or Merger Sub or otherwise to take, and LRC and OSI shall cause such officers and directors to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF OSI

  OSI represents and warrants to LRC and Merger Sub that the statements contained in this Article 2 are true and correct, except as disclosed in writing in the disclosure letter supplied by OSI to LRC and Merger Sub as of the date hereof and certified by a duly authorized officer of OSI (the "OSI Disclosure Letter"). The OSI Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article 2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article 2.

  2.1 Organization; Subsidiaries. Each of OSI and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of OSI and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on OSI. As used in this Agreement, a "Material Adverse Effect" on an entity means any state of facts, event, change or effect that is materially adverse to the business, financial condition, properties, assets (including intangible assets), liabilities (contingent or otherwise), operations or results of operations of such entity and its subsidiaries, taken as a whole. OSI has made available to LRC true and complete copies of OSI's Certificate of Incorporation and Bylaws and similar governing instruments of its subsidiaries, each as amended to date. Neither OSI nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, and each such document is in full force and effect on the date hereof. OSI does not own, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. OSI does not conduct any part of its business operations through any subsidiaries or through any other entity in which OSI has an equity investment.

  2.2 Capital Structure.

  (a) The authorized capital stock of OSI consists of 30,000,000 shares of OSI Common Stock, $.0001 par value, and 3,000,000 shares of Preferred Stock, $.0001 par value ("OSI Preferred Stock"). As of March 14, 1997, (i) 7,647,962 shares of OSI Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of OSI Preferred Stock were issued and outstanding;

(iii) no shares of OSI Common Stock or OSI Preferred Stock were held in the treasury of OSI or by subsidiaries of OSI; and (iv) 3,500,599 shares of OSI Common Stock were reserved for future issuance pursuant to the OSI Stock Plans, including (A) 1,234,431 shares reserved for issuance under the 1992 Stock Option Plan, 1,148,421 of which were subject to or reserved for outstanding options and 86,010 of which were reserved for future option grants; (B) 125,000 shares reserved for issuance under the 1995 Director Stock Option Plan, 55,000 of which were subject to or reserved for outstanding options and 70,000 of which were reserved for future option grants; (C) 2,000,000 shares reserved for issuance under the 1996 Equity Incentive Plan, 800,000 of which were subject to or reserved for outstanding options and 1,200,000 of which were reserved for future issuance; (D) 141,168 shares reserved for future issuance under the OSI Purchase Plan; and (E) 98,000 shares reserved for issuance pursuant to exercise of warrants, the material terms of which warrants are described in the OSI Disclosure Letter. No change in such capitalization has occurred since such date other than the exercise and termination of outstanding stock options and the accrual of rights under the OSI Purchase Plan, all in the ordinary course. All shares of OSI Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. The terms of the OSI Stock Option Plans permit the assumption or substitution of options to purchase LRC Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the OSI stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. The terms of the OSI Purchase Plan permit the conversion of participants' rights thereunder to purchase OSI Common Stock into rights to purchase LRC Common Stock, as described in Section 5.10(b), without the consent or approval of such participants or the OSI stockholders, or otherwise and without any acceleration of the exercise schedule in effect for such rights. The current two-year "offering period" under the OSI Purchase Plan commenced on February 1, 1997 and, except for the purchase rights granted on such commencement date to participants in the current offering period, there are no other purchase rights or options outstanding under the OSI Purchase Plan. True and complete copies of all agreements and instruments relating to or issued under the OSI Stock Option Plans or OSI Purchase Plan have been made available to LRC and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to LRC.

  (b) OSI owns beneficially and of record, directly or through a subsidiary, all outstanding shares of capital stock of each of its subsidiaries free and clear of any security interest, claim, lien, pledge, right, voting trust or proxy or other encumbrance or restriction whatsoever. There are no obligations, contingent or otherwise, of OSI or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of OSI Common Stock or the capital stock of any OSI subsidiary or make any investment (in the form of a loan, capital contribution or otherwise), in any such subsidiary or any other entity other than guarantees of bank obligations of such subsidiaries entered into in the ordinary course of business.

  (c) Except as set forth in Section 2.2(a) or (b), there are no equity securities of any class of OSI or its subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2(a) or (b), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which OSI or any of its subsidiaries is a party or by which any of them is bound obligating OSI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of OSI or any of its subsidiaries or obligating OSI or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and to the knowledge of OSI, except for the Voting Agreements and related proxies contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the capital shares of OSI or its subsidiaries.

  2.3 Authority; Absence of Conflicts; Consents. (a) OSI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of OSI, subject only to the approval of the Merger by OSI's stockholders. A vote of the holders of a majority of the outstanding shares of the OSI Common Stock is the only approval required for the OSI stockholders to adopt this Agreement and the transactions contemplated hereby. The Board of Directors of OSI has, prior to the date hereof, unanimously (x) approved this Agreement and the Merger, (y) determined that the Merger is in the best interests of the stockholders of OSI and is on terms that are fair to such stockholders and (z) determined to recommend that the stockholders of OSI approve this Agreement and consummation of the Merger. This Agreement has been duly and validly executed and delivered by OSI and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding obligation of OSI enforceable against OSI in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery of this Agreement by OSI does not, and the performance of this Agreement by OSI will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of OSI or the equivalent organizational documents of any of its subsidiaries,
(ii) subject to obtaining the adoption by OSI's stockholders of this Agreement as contemplated in Section 6.1(a) and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to OSI or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of OSI or its subsidiaries or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of OSI or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which OSI or any of its subsidiaries is a party or by which OSI or any of its subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on OSI. The OSI Disclosure Letter lists all material consents, waivers and approvals under any of OSI's or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those the absence of which in aggregate would not have a Material Adverse Effect on OSI.

  (b) No consent, approval, order or authorization of, or registration declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to OSI or its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Joint Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of a Current Report on Form 8-K with the SEC, (iv) the filing with the United States Department of Justice and the Federal Trade Commission of such forms as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on OSI or LRC or have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

  2.4 SEC Documents; Financial Statements; Undisclosed Liabilities.

  (a) OSI has filed all forms, reports and documents required to be filed with the SEC since effectiveness of the registration statement filed in connection with its initial public offering (the "IPO Date"), and has made available to LRC such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that OSI may file subsequent to the date hereof until the Closing) are referred to herein as the "OSI SEC Documents." As of their respective dates, the OSI SEC Documents (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such OSI SEC Documents, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of OSI's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in OSI SEC Documents (the "OSI Financial Statements"), including any OSI SEC Documents filed after the date hereof until the Closing, (x) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of OSI and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of OSI, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of OSI contained in OSI's Form 10-Q for the quarter ended December 31, 1996 is hereinafter referred to as the "OSI Balance Sheet." Neither OSI nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), whether or not of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which individually or in the aggregate are or would be reasonably likely to have a Material Adverse Effect on OSI other than (i) liabilities reflected in the OSI Balance Sheet, and (ii) normal or recurring liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practice. The inventories shown on the OSI Balance Sheet are (and on OSI balance sheets included in future OSI SEC Documents except as disclosed therein will be) of a quantity and quality useable and saleable in accordance with good business practices and represent a distribution of the types of inventories utilized in the business of OSI in accordance with good business practices. The amounts shown for inventories on the OSI Balance Sheet have been (and on OSI balance sheets included in future OSI SEC Documents except as disclosed therein will be) determined in accordance with generally accepted accounting principles on a first-in, first-out basis and are stated at lower of cost or market.

  (c) OSI has heretofore made available to LRC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by OSI with the SEC pursuant to the Securities Act or the Exchange Act.

  2.5 Absence of Changes. Since December 31, 1996, the business of OSI and its subsidiaries has been operated in the ordinary course consistent with past practices, and:

    (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of OSI and its subsidiaries taken as a whole, and no event has occurred (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect on OSI;

    (b) none of OSI or its subsidiaries has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

    (c) there has been no amendment to the Certificate of Incorporation, Bylaws or other charter or organizational documents of OSI or its subsidiaries, and none of OSI or its subsidiaries has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

    (d) none of OSI or its subsidiaries has made any capital expenditure in any calendar month which, when added to all other capital expenditures made on behalf of OSI or its subsidiaries in such calendar month results in such capital expenditures exceeding $250,000 in the aggregate;

    (e) none of OSI or its subsidiaries has entered any material agreement other than in the ordinary course of business and as made available to LRC, nor has there occurred any amendment or termination of, or default under, any material agreement to which OSI or any of its subsidiaries is a party or by which it is bound which would result in a Material Adverse Effect on OSI;

    (f) none of OSI or its subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any material amount of accounts receivable or other indebtedness;

    (g) none of OSI or its subsidiaries has incurred or guaranteed any indebtedness for borrowed money, or made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any lien, claim or encumbrance except for encumbrances of assets made in the ordinary course of business and consistent with past practices;

    (h) none of OSI or its subsidiaries has (i) established or adopted any employee benefit plan, (ii) caused or permitted any employee benefit plan or rights or agreements granted thereunder to be amended in any material respect, or (iii) except for bonus, profit-sharing and similar payments made in the ordinary course of business and consistent with past practices, paid any bonus or made any profit-sharing or similar payment to, materially increased the amount of commissions payable to, or materially increased the amount of the wages, salary, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

    (i) none of OSI or its subsidiaries has changed any of its methods of accounting or accounting practices in any material respect;

    (j) none of OSI or its subsidiaries has made any material Tax (as defined in Section 2.12) election;

    (k) none of OSI or its subsidiaries has commenced, settled or received a notice or threat of any lawsuit or proceeding (including without limitation any claim involving Intellectual Property) or governmental investigation of OSI or its subsidiaries;

    (l) none of OSI or its subsidiaries has agreed or committed to take any of the actions referred to in clauses (a) through (k) above.

  2.6 Litigation. There is no private or governmental action, suit, claim or proceeding of any nature pending or to OSI's knowledge threatened against OSI or its subsidiaries, their properties or any of their officers or directors, in their respective capacities as such (i) involving OSI Intellectual Property rights or in which injunctive or other equitable relief or damages in excess of $250,000 are requested against OSI or its subsidiaries or which could otherwise result in a Material Adverse Effect on OSI or (ii) which in any manner challenges or seeks to (or is reasonably likely to) prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To OSI's knowledge, there is no investigation or review pending or threatened against OSI or its subsidiaries, their properties or any of their officers or directors (in their capacities as such) by or before any Governmental Entity.
Section 2.6 of the OSI Disclosure Letter sets forth, with respect to any pending or threatened action, suit, claim, proceeding, investigation or review, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested.

  2.7 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon OSI or any of its subsidiaries which has the effect of prohibiting or impairing any current or future business practice of OSI or any of its subsidiaries, any acquisition of property (tangible or intangible) by OSI or any of its subsidiaries or the conduct of business by OSI or any of its subsidiaries as currently conducted or as proposed to be conducted by OSI and its subsidiaries.

  2.8 Compliance With Laws. Each of OSI and its subsidiaries has complied with, is not in violation of, has not received any notices of violation with respect to, and holds all licenses, permits and authorizations required by, any federal, state, local or foreign statute, law, regulation, decree, judgment or order with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures as would not have, individually or in the aggregate, a Material Adverse Effect on OSI.

  2.9 Governmental Authorization. OSI and each of its subsidiaries has obtained and is in compliance with each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which OSI or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of OSI's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "OSI Authorizations"), and all of such OSI Authorizations are in full force and effect, except where the failure to obtain or have any of such OSI Authorizations would not, individually or in the aggregate, have a Material Adverse Effect on OSI.

  2.10 Intellectual Property.

  (a) "Intellectual Property" means all patents, patent applications, copyrights, trademarks, service marks, tradenames, maskworks, trade secrets, know-how, technologies, ideas, algorithms, processes, computer software programs, and all other tangible or intangible proprietary information and materials used in the business of OSI and its subsidiaries as currently conducted or as proposed to be conducted or relating to products under development by OSI or any of its subsidiaries ("Used in the Business"), as well as all registrations and pending applications for registration of any of the foregoing in any jurisdiction, and including each license, sublicenses or other contract relating thereto. References herein to the Intellectual Property of LRC or any other person or entity shall refer to the same items with respect to that other party. OSI and its subsidiaries own all of the Intellectual Property Used in the Business of OSI and its subsidiaries free and clear of any and all liens, collateral assignments, security interests and encumbrances, except to the extent that the failure to own such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OSI.

  (b) Section 2.10 of the OSI Disclosure Letter sets forth a complete and correct list of the following items owned or Used in the Business of OSI or any of its subsidiaries, and a corresponding list of each jurisdiction in which a patent or registration for such item has been issued or in which an application has been filed in the name of OSI or any of its subsidiaries: (i) all patents and patent applications, (ii) all registered and unregistered trademarks, service marks and tradenames, (iii) all registered and unregistered copyrights and maskworks, (iv) the expiration or renewal date for each patent or registration listed, and (v) the owner of each item of Intellectual Property listed thereon. Each item set forth in Section 2.10 of the OSI Disclosure Letter is owned by the party shown on such schedule as the owner thereof, and, if registered, is registered in the name of such owner.

  (c) Section 2.10 of the OSI Disclosure Letter sets forth a complete and correct list of (i) all licenses, sublicenses and other agreements other than end user licenses of commercially available products of third parties entered into in the ordinary course of business ("Licenses") as to which OSI or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property of OSI, (ii) all Licenses as to which OSI or any of its subsidiaries is a party and pursuant to which OSI or any of its subsidiaries is authorized to use any Intellectual Property of a third party, and (iii) for each such License, the name of the licensor and licensee thereof, the nature of the Intellectual Property covered by the License and the termination date thereof. With respect to each License pursuant to which OSI or any of its subsidiaries is authorized to use any Intellectual Property of a third party, Section 2.10 of the OSI Disclosure Letter sets forth the products of OSI and its subsidiaries in which such third party's Intellectual Property is used.

  (d) OSI or its subsidiaries have sole and exclusive rights to, and no other person or entity has any claim of ownership, whether joint or individual, with respect to, each of the patents, patent applications, trademarks, service marks, tradenames, copyrights and maskworks set forth in Section 2.10 of the OSI Disclosure Letter. Each patent and each registration listed in Section
2.10 of the OSI Disclosure Letter is valid, enforceable and subsisting and in full force and effect and has been duly prosecuted, registered and maintained by OSI and its subsidiaries in each jurisdiction listed. No pending application for a patent or for a registration of any Intellectual Property has been rejected, suspended, made the subject of an office action or other challenge by the agency with which such application has been filed or by any third party. No patent has been claimed or adjudicated to be invalid or unenforceable in whole or in part, no trademark or service mark has been the subject of any claim of abandonment or otherwise challenged as invalid, and no copyright has been invalidated or alleged to be in the public domain. Neither OSI nor any of its subsidiaries owns any trademark or service mark applications pending in any jurisdiction that have been filed on an "intent-to-use" basis. No patent or registration is subject to any current tax, maintenance fee or renewal fee which has not been paid. All trademarks, service marks and tradenames set forth in Section 2.10 of the OSI Disclosure Letter have been used continuously since adoption by the owner listed thereon.

  (e) All trade secrets and confidential information of OSI and its subsidiaries are valid and protectable, are not publicly known, and have not been disclosed or otherwise made available to any person except pursuant to a written confidentiality agreement that restricts the further disclosure and use of such trade secret or confidential information, and each such confidentiality agreement is valid and enforceable and in full force and effect. All trade secrets and confidential information of OSI and its subsidiaries have been documented in writing completely and accurately in all material respects, and such documentation contains sufficient detail and disclosure regarding such trade secrets and confidential information so as to permit the continued use of such trade secrets and confidential information as Used in the Business of OSI and its subsidiaries without the need to obtain any further documentation or to depend on the skills or knowledge of any current or former employee or consultant of OSI or its subsidiaries. OSI and its subsidiaries have taken all reasonable and appropriate steps to protect and preserve all trade secrets and confidential information of OSI and its subsidiaries and all other Intellectual Property of OSI that is not otherwise protected by patents, or copyright or maskwork registrations. Each item of Intellectual Property disclosed or identified to LRC as a trade secret of OSI or its subsidiaries qualifies as such under the Uniform Trade Secrets Act as embodied in Section 3426.1 of the California Civil Code. The use, possession or disclosure by OSI or any of its subsidiaries of any confidential information or trade secrets Used in the Business but which are not owned by OSI or its subsidiaries has been used, obtained or disclosed in compliance with the terms and conditions of a valid and enforceable agreement between OSI or its subsidiaries and the owner of such trade secret or confidential information, or such use, possession or disclosure is otherwise lawful under the circumstances. To OSI's best knowledge after reasonable diligence, there have been no unauthorized disclosures of any trade secret or confidential information of OSI, no unauthorized disclosures of any trade secret or confidential information of any third party by OSI or any of its subsidiaries or any of their respective employees or consultants, and there has been no breach of any confidentiality or nondisclosure agreements to which OSI or any of its subsidiaries is a party.

  (f) No License, consent or other authorization is required from any third party with respect to any Intellectual Property Used in the Business of OSI and its subsidiaries.

  (g) Each License to which OSI or any of its subsidiaries is a party with respect to Intellectual Property of OSI or its subsidiaries, or with respect to Intellectual Property of any third party, is valid and enforceable in accordance with its terms, is in full force and effect, and is not the subject of any notice of termination or nonrenewal, and there is no default or alleged or threatened default with respect to any such License. OSI and its subsidiaries have performed all of their respective obligations under any such License and no event has occurred that with the passage of time or the delivery of notice or both would constitute a default under any such License. All consents or approvals with respect to the transfer of any License or any other agreement involving any Intellectual Property have been obtained by OSI, and complete and correct copies of all Licenses, together with all amendments, modifications, supplements or side letters affecting the obligation of any party thereunder have been made available to LRC. Neither the execution and performance of this Agreement nor the consummation of the transactions contemplated hereunder will cause any License to be subject to termination or material modification, or cause OSI or any of its subsidiaries to be in breach of any License or other agreement relating to the Intellectual Property, if such breach would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OSI.

  (h) The possession and use of the Intellectual Property Used in the Business of OSI and its subsidiaries does not (to the knowledge of OSI as to patents) in any material respect conflict with, infringe upon, violate or interfere with or constitute a misappropriation of any right, title, interest or goodwill of any other person in any Intellectual Property, including but not limited to any "moral rights" of any such person. Neither OSI nor any of its subsidiaries (i) is a party to any suit, action or proceeding which involves a claim of infringement, misappropriation or misuse of any Intellectual Property or has received notice of or otherwise become aware of any such suit, action or proceeding, (ii) has brought any action, suit or proceeding against any third party for infringement, misappropriation or misuse of any Intellectual Property or breach of any License involving any Intellectual Property, and (iii) neither OSI nor any of its subsidiaries possesses any information or otherwise is aware of any basis upon which any material claim can successfully be asserted against OSI or any of its subsidiaries with respect to any infringement, misappropriation or other misuse of any Intellectual Property. Neither OSI nor any of its subsidiaries have received any notice or otherwise knows that any legal proceeding has been initiated or threatened with respect to any Intellectual Property or with respect to any claim that any License regarding any Intellectual Property is the subject of any breach or default.

  (i) The items set forth in Section 2.10 of the OSI Disclosure Letter and the trade secrets, technologies, know-how and other items of Intellectual Property lawfully possessed by OSI and its subsidiaries are all that are necessary for the conduct of its business as now conducted or contemplated to be conducted or relating to products or processes under development by OSI and its subsidiaries.

  (j) Neither OSI nor any of its subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of OSI and its subsidiaries or that would conflict with the business of OSI and its subsidiaries as presently conducted or proposed to be conducted. Neither OSI nor any of its subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of OSI, against any charge of infringement, misappropriation or misuse of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. To the extent that OSI does not already own all such rights by operation of law, all current and former employees and consultants of OSI and its subsidiaries have signed valid and enforceable written assignments to OSI or its subsidiaries of any and all rights or claims in any Intellectual Property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other Intellectual Property that is Used in the Business of OSI and its subsidiaries, and OSI and its subsidiaries possess signed copies of all such written assignments by such employees and consultants.

  2.11 Environmental Matters. Except for such cases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on OSI, OSI and each of its subsidiaries (i) has obtained all applicable permits, licenses and other authorizations that are required under Federal, state or local laws relating to pollution or protection of human health or the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material (as defined below) by OSI or such subsidiary or any of their respective agents (collectively, "Environmental Laws"); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) is not aware of and has not received notice of any (A) claim, act, suit, proceeding or investigation, or (B) event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from OSI's or any of its subsidiaries' (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment of any Hazardous Material or other non-compliance with any applicable Environmental Law; (iv) has not disposed of any Hazardous Material into the soil or groundwater at any properties owned, leased or used by OSI, either now or in the past, or at any other property that might reasonably be expected to result in any assessment or remedial action by any Governmental Entity; and (v) has taken all actions necessary under applicable requirements of Federal, state, local and foreign laws, rules or regulations to register any products or materials required to be registered by OSI or any of its subsidiaries (or any of their respective agents) thereunder.

  For the purposes of this Agreement, the term "Hazardous Material" means any pollutant or contaminant or hazardous or toxic substance, material or waste, the storage, use, treatment, handling, transport or disposition of which is or becomes regulated or subject to regulation or cause of action by any local governmental authority, the State of California, the United States government, or any other person, entity or citizen's group. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as or included within the definition of "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Section 255115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as or included within the definition of a "hazardous substance" under
Section 25136 of the California Health and Safety Code, Division 20, Chapter
6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as or included within the definition of a "hazardous material," "hazardous substance," or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as or included within the definition of a "hazardous substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum or petroleum products or waste, (vi) asbestos or asbestos-containing materials, lead or lead-based materials or polychlorinated biphenyls, (vii) listed Under Article 9 or defined as or included within the definition of hazardous or extremely hazardous pursuant to
Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) defined as or included within the definition of a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ix) defined as or included within the definition of a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (x) defined as or included within the definition of a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), or (xi) listed or defined as or included within the definition of "hazardous waste", "hazardous substance," or other similar designation by any regulatory scheme of any local governmental authority, the State of California or the United States Government, or any other governmental or quasi-governmental entity.

  2.12 Taxes. Except to the extent the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on OSI, OSI and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which OSI or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes due and have provided adequate accruals in accordance with generally accepted accounting principles in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. All Tax Returns filed are complete and accurate, except to the extent that any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on OSI. Except as disclosed in the OSI Disclosure Letter, (i) no claim for Taxes has become a lien against the property of OSI or any of its subsidiaries or is being asserted against OSI or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of OSI or any of its subsidiaries is being conducted by a Tax authority (defined below), and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by OSI or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which OSI or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G or 404 of the Code. All assessments for Taxes due and owing by OSI or any of its subsidiaries with respect to completed examinations or concluded litigation have been paid. Neither OSI nor any of its subsidiaries has been or will be required to include in income any material amounts for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither OSI nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement with any party other than OSI or its existing subsidiaries nor does OSI or any of its subsidiaries owe any amount under any such agreement. OSI and each of its subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, workers' compensation, unemployment compensation, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes. OSI and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

  2.13 Employee Benefit Plans.

  (a) Section 2.13(a) of the OSI Disclosure Letter lists, with respect to OSI, each subsidiary of OSI, and any trade or business (whether or not incorporated) which is treated as a single employer with OSI (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and subject to ERISA, sponsored, maintained, contributed to or required to be contributed to by OSI or any ERISA Affiliate, (ii) each loan to a non-officer employee in excess of $50,000, all loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right or other stock-based incentive plans, programs, arrangements, or agreements, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or other welfare, retirement or incentive plans, programs, policies or contracts or arrangements which are not employee benefit plans as otherwise covered under clause (i) or (ii) above,
(iv) other material fringe or employee benefit plans, programs, policies or contracts or arrangements that apply to senior management of OSI and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance or consulting agreements, written or otherwise, as to which unsatisfied obligations of OSI of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant, agent, officer or director of OSI (together, the "OSI Employee Plans").

  (b) OSI has made available to LRC a copy of each of the OSI Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee or other communications relating thereto) and has, with respect to each OSI Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any OSI Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. OSI has also furnished LRC with the most recent Internal Revenue Service determination letter issued with respect to each such OSI Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any OSI Employee Plan subject to Code Section 401(a).

  (c) (i) Other than continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), none of the OSI Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any OSI Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on OSI; (iii) each OSI Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and OSI and each of its subsidiaries and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party with respect to, any of the OSI Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on OSI; (iv) neither OSI nor any ERISA Affiliate nor any of the Employee Plans nor any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which OSI, any ERISA Affiliate, any of the OSI Employee Plans, any such trust, any trustee or administrator thereof, or any party dealing with the OSI Employee Plans or any such trust could be subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the OSI Employee Plans and that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on OSI; (v) neither OSI nor any subsidiary of OSI has any liabilities or obligations with respect to any OSI Employee Plan, whether or not accrued, contingent or otherwise, except as described in any of the OSI SEC Documents; (vi) with respect to each OSI Employee Plan that is subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA (except any failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, which failure shall be deemed a "reportable event" for purposes hereof) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no OSI Employee Plan is or at any time has been subject to, and neither OSI nor any subsidiary or ERISA Affiliate has at any time incurred or reasonably expects to incur any liability under Title IV of ERISA or Section 412 of the Code. To the extent the representation in clause (vii) of the immediately preceding sentence applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the OSI Employee Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which OSI or any ERISA Affiliate made, or was required to make, contributions within the last six (6) years. With respect to each OSI Employee Plan subject to ERISA that is either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, OSI has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and, to OSI's knowledge, OSI has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such OSI Employee Plan except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of OSI is threatened, against or with respect to any such OSI Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither OSI nor any subsidiary or ERISA Affiliate is a party to, or has at any time made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (d) With respect to each OSI Employee Plan, OSI and each of its ERISA Affiliates has complied, except to the extent that failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on OSI, with (i) the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder.

  (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former officer, director, agent employee or other service provider of OSI or any subsidiary or other ERISA Affiliate to severance benefits or any other payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such officer, director, agent employee or service provider under any OSI Employee Plan or otherwise.

  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by OSI, any OSI subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any OSI Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in OSI's financial statements.

  (g) No amounts payable under any of the OSI Employee Plans or any other agreement arrangements with respect to which OSI may have any liability could give rise to the payment of any amount that would fail to be deductible for Federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

  (h) With respect to each OSI Employee Plan that is funded wholly or partially through an insurance policy, there will be no liability of OSI or any ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

  2.14 Employee Matters.

  (a) OSI and each of its subsidiaries has good labor relations, are in compliance in all respects with all currently applicable laws, regulations and agreements respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not, individually or in the aggregate, have a Material Adverse Effect on OSI. There are no pending claims against OSI or any of its subsidiaries under any workers compensation plan or policy or for long term disability which would have, individually or in the aggregate, a Material Adverse Effect on OSI. Neither OSI nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, a Material Adverse Effect on OSI. There are no controversies pending or, to the knowledge of OSI or any of its subsidiaries, threatened, between OSI or any of its subsidiaries and any of their respective employees, which controversies would have, individually or in the aggregate, a Material Adverse Effect on OSI. Neither OSI nor any of its subsidiaries is (or has in the past been) a party to any collective bargaining agreement or other labor union contract, nor does OSI nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any of its employees.

  (b) To OSI's knowledge, no employee of OSI or its subsidiaries (i) is in violation of any term of any employment contract, nondisclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by LRC, OSI or their subsidiaries because of the nature of the business conducted or presently proposed to be conducted by LRC, OSI or their subsidiaries or to the use of trade secrets or proprietary information of others or (ii) has given notice to OSI, nor is OSI aware that any member of senior management, any key employee or any other person listed as a "key person" on Section 2.14 of the OSI Disclosure Letter intends to terminate his or her employment with OSI or its subsidiaries.

  2.15 Interested Party Transactions. Neither OSI nor any of its subsidiaries is indebted to any director, officer, employee or agent of OSI or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to OSI or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since the IPO Date. To the knowledge of OSI, no director, officer, employee or agent of OSI or any of its subsidiaries has any equity interest or other arrangement with any entity described in the second to last sentence of Section 2.1 or with any competitor, supplier or customer of OSI or any of its subsidiaries, other than less than 1% equity interests in publicly traded companies.

  2.16 Insurance. OSI and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of OSI and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and OSI and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. OSI has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  2.17 Pooling of Interests. To the knowledge of OSI, after consultation with its independent auditors, neither OSI nor any of its subsidiaries, nor any of their respective directors, officers or stockholders has taken any action or failed to take any action, which action or failure would prevent LRC from accounting for the Merger as a pooling of interests.

  2.18 Brokers' and Finders' Fees. Except for payment obligations to Deutsche Morgan Grenfell disclosed to LRC, neither OSI nor its subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.19 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by OSI for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") pursuant to which the shares of LRC Common Stock issuable in the Merger will be registered with the SEC shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by OSI for inclusion in the joint proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of OSI and LRC in connection with the meeting of OSI's stockholders to consider the Merger (the "OSI Stockholders Meeting") and the meeting of LRC's stockholders to consider the Merger (the "LRC Stockholders Meeting") (such Proxy Statement as amended or supplemented, together with the letters to stockholders, notices of meeting, forms of proxies to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of OSI or LRC, at the time of the OSI Stockholders Meeting or the LRC Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the OSI Stockholders Meeting or the LRC Stockholder Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event or information should be discovered by OSI which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, OSI shall promptly inform LRC and Merger Sub. Notwithstanding the foregoing, OSI makes no representation, warranty or covenant with respect to any information supplied by LRC or Merger Sub which is contained in any of the foregoing documents.

  2.20 Opinion of Financial Advisor. The financial advisor of OSI, Deutsche Morgan Grenfell, has delivered to OSI a written opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the stockholders of OSI as of the date hereof. A copy of the written opinion of Deutsche Morgan Grenfell will be delivered to LRC as soon as practicable after the date of this Agreement.

  2.21 Title to Property. OSI and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the OSI Balance Sheet or acquired after December 31, 1996 (except properties, interests in properties and assets sold or otherwise disposed of since December 31, 1996 in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) any lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the OSI Balance Sheet or (iv) those liens which would not, individually or in the aggregate, have a Material Adverse Effect on OSI. The plants, property and equipment of OSI and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of OSI and its subsidiaries are reflected in the OSI Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by OSI or any of its subsidiaries.

  2.22 Section 203 of the Delaware Law Not Applicable. Assuming LRC and its subsidiaries have not owned at any time, and will not acquire prior to the Effective Time, shares of (or shares convertible into) OSI equity, the Board of Directors of OSI has taken all actions necessary so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

  2.23 Lack of Ownership of LRC Common Stock. Neither OSI nor any of its subsidiaries owns any shares of LRC Common Stock or other securities convertible into LRC Common Stock.

  2.24 Agreements, Contracts and Commitments. Except as set forth in the OSI Disclosure Letter, neither OSI nor any of its subsidiaries is a party to or is bound by:

    (a) any collective bargaining agreements;

    (b) any agreements or arrangements that contain any severance pay or postemployment liabilities or obligations other than OSI Employee Plans;

    (c) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements other than OSI Employee Plans;

    (d) any employment or consulting agreement, contract or binding commitment with any employee, not terminable by OSI or any of its subsidiaries on thirty days notice without liability;

    (e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (f) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between OSI or any of its subsidiaries and any of its officers or directors;

    (g) any agreement, contract or commitment containing any covenant limiting the freedom of OSI or any of its subsidiaries to engage in any line of business or compete with any person;

    (h) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $250,000 and not cancelable at will without penalty;

    (i) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

    (j) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

    (k) any joint marketing or development agreement, distribution agreement or royalty agreement; or

    (l) any other agreement, contract or commitment (excluding real and personal property leases) which require payment by OSI or any of its subsidiaries under any such agreement, contract or commitment of $250,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days other than purchase order commitments for inventory in the ordinary course of business and consistent with past practices.

  Neither OSI nor any of its subsidiaries, nor to OSI's knowledge any other party to an OSI Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which OSI is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, an "OSI Contract") in such a manner as would permit any other party to cancel or terminate any such OSI Contract, or would permit any other party to seek damages, which would have a Material Adverse Effect on OSI.

  2.25 Representations Complete. None of the representations or warranties made by OSI herein or in any Schedule or Exhibit hereto, including the OSI Disclosure Letter, or certificate furnished by OSI pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF LRC AND MERGER SUB

  LRC and Merger Sub represent and warrant to OSI that the statements contained in this Article 3 are true and correct, except as disclosed in writing in the disclosure letter supplied by LRC and Merger Sub as of the date hereof and certified by a duly authorized officer of LRC (the "LRC Disclosure Letter"). The LRC Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article 3, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article 3.

  3.1 Organization; Subsidiaries. Each of LRC and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of LRC and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on LRC. LRC has made available to OSI true and complete copies of LRC's Certificate of Incorporation and Bylaws and similar governing instruments of its subsidiaries, each as amended to date. Neither LRC nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, and each such document is in full force and effect on the date hereof. LRC does not own, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. LRC does not conduct any part of its business operations through any subsidiaries or through any other entity in which LRC has an equity investment.

  3.2 Capital Structure.

  (a) The authorized capital stock of LRC consists of 90,000,000 shares of LRC Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value ("LRC Preferred Stock"). As of March 14, 1997, (i) 30,666,060 shares of LRC Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of LRC Preferred Stock were issued and outstanding; (iii) 0 shares of LRC Common Stock or LRC Preferred Stock were held in the treasury of LRC or by subsidiaries of LRC; and (iv) 4,145,420 shares of LRC Common Stock were reserved for future issuance pursuant to LRC's Amended 1981 Incentive Stock Option Plan, Amended 1984 Incentive Stock Plan, and Amended 1991 Stock Option Plan (the "LRC Stock Option Plans"), LRC's 1996 Performance--Based Restricted Stock Plan (the "LRC Restricted Stock Plan") and LRC's Amended 1984 Employee Stock Purchase Plan (the "LRC Purchase Plan" and, together with the LRC Stock Option Plans and the LRC Restricted Stock Plan, the "LRC Stock Plans"). The shares reserved under the LRC Stock Plans include: (A) 0 shares reserved for issuance under the Amended 1981 Stock Option Plan; (B) 111,198 shares reserved for issuance under the Amended 1984 Stock Option Plan, 111,198 of which were subject to or reserved for outstanding options and 0 of which were reserved for future option grants; (C) 3,378,927 shares reserved for issuance under the Amended 1991 Stock Option Plan, 3,076,148 of which were subject to or reserved for outstanding options and 302,779 of which were reserved for future option grants; (D) 120,117 shares reserved for issuance under the LRC Restricted Stock Plan, 0 of which were subject to outstanding awards and 120,117 of which were reserved for future issuance; and (E) 535,178 shares reserved for future issuance under the LRC Purchase Plan. No change in such capitalization has occurred since such date other than the exercise and termination of outstanding stock options and restricted stock awards and the accrual of rights under the LRC Purchase Plan, all in the ordinary course. All shares of LRC Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. The shares of LRC Common Stock to be issued in the Merger will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

  (b) LRC owns beneficially and of record, directly or through a subsidiary, all outstanding shares of capital stock of each of its subsidiaries (including 100% of the outstanding shares of Merger Sub Common Stock) free and clear of any security interest, claim, lien, pledge, right, voting trust or proxy or other encumbrance or restriction whatsoever. There are no obligations, contingent or otherwise, of LRC or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of LRC Common Stock or the capital stock of any LRC subsidiary or make any investment (in the form of a loan, capital contribution or otherwise), in any such subsidiary or any other entity other than guarantees of bank obligations of such subsidiaries entered into in the ordinary course of business.

  (c) Except as set forth in Section 3.2(a) or (b), there are no equity securities of any class of LRC or its subsidiaries, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a) or (b), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which LRC or any of its subsidiaries is a party or by which any of them is bound obligating LRC or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of LRC or any of its subsidiaries or obligating LRC or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the knowledge of LRC, there are no voting trusts, proxies or other agreements or understandings with respect to the capital shares of LRC or its subsidiaries.

  3.3 Authority; Absence of Conflicts; Consents. (a) LRC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of LRC, subject only to the approval of the

Merger by LRC's stockholders. A vote of the holders of a majority of the outstanding shares of the LRC Common Stock is the only approval required for the LRC stockholders to adopt this Agreement and the transactions contemplated hereby. The Board of Directors of LRC has, prior to the date hereof, unanimously (x) approved this Agreement and the Merger, (y) determined that the Merger is in the best interests of the stockholders of LRC and is on terms that are fair to such stockholders and (z) determined to recommend that the stockholders of LRC approve the Share Issuance. This Agreement has been duly and validly executed and delivered by LRC and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding obligation of LRC enforceable against LRC in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery of this Agreement by LRC does not, and the performance of this Agreement by LRC will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of LRC or the equivalent organizational documents of any of its subsidiaries,
(ii) subject to obtaining the adoption by LRC's stockholders of this Agreement as contemplated in Section 6.1 and compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to LRC or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of LRC or its subsidiaries or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of LRC or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LRC or any of its subsidiaries is a party or by which LRC or any of its subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on LRC. The LRC Disclosure Letter lists all material consents, waivers and approvals under any of LRC's or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those the absence of which in aggregate would not have a Material Adverse Effect on LRC.

  (b) No consent, approval, order or authorization of, or registration declaration or filing with any Governmental Entity is required by or with respect to LRC or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act,
(iv) the filing of a Current Report on Form 8-K with the SEC, (v) the filing with the United States Department of Justice and the Federal Trade Commission of such forms as may be required by the HSR Act, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (vii) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of LRC Common Stock issuable in the Merger and upon assumption by LRC of the OSI Stock Plans, (viii) the filing of a Form S-8 Registration Statement with the SEC relating to the LRC 1997 Equity Incentive Plan and the assumption by LRC of the OSI Stock Plans, and (ix) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on LRC or OSI or have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

  3.4 SEC Documents; Financial Statements; Undisclosed Liabilities.

  (a) LRC has filed all forms, reports and documents required to be filed with the SEC since June 30, 1995, and has made available to OSI such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that LRC may file subsequent to the date hereof until the Closing) are referred to herein as the "LRC SEC Documents." As of their respective dates, the LRC SEC Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such LRC SEC Documents, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of LRC's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in LRC SEC Documents (the "LRC Financial Statements"), including any LRC SEC Documents filed after the date hereof until the Closing, (x) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of LRC and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of LRC, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of LRC contained in LRC's Form 10-Q for the quarter ended December 31, 1996 is hereinafter referred to as the "LRC Balance Sheet." Neither LRC nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) whether or not of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which individually or in the aggregate are or would be reasonably likely to have a Material Adverse Effect on LRC other than (i) liabilities reflected in the LRC Balance Sheet, and (ii) normal or recurring liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practice. The inventories shown on the LRC Balance Sheet are (and on LRC balance sheets included in future LRC SEC Documents except as disclosed therein will be) of a quantity and quality useable and saleable in accordance with good business practices and represent a distribution of the types of inventories utilized in the business of LRC in accordance with good business practices. Additions and deletions from the inventories since the date thereof have been in the ordinary course of business. The amounts shown for inventories on the LRC Balance Sheet have been (and on LRC balance sheets included in future LRC SEC Documents except as disclosed therein will be) determined in accordance with generally accepted accounting principles on a first-in, first-out basis and are stated at lower of cost or market.

  (c) LRC has heretofore made available to OSI a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by LRC with the SEC pursuant to the Securities Act or the Exchange Act.

  3.5 Absence of Changes. (a) Since December 31, 1996, except as expressly contemplated by this Agreement or in Section 4 of the LRC Disclosure Letter, the business of LRC and its subsidiaries has been operated in the ordinary course consistent with past practices, and:

    (i) there has not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of LRC and its subsidiaries taken as a whole, and no event has occurred (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect on LRC;

    (ii) none of LRC or its subsidiaries has (x) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (y) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; and

    (iii) there has been no amendment to the Certificate of Incorporation (other than the Charter Amendments described in Section 4.1), Bylaws or other charter or organizational documents of LRC or its subsidiaries, and none of LRC or its subsidiaries has effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction.

  (b) Since December 31, 1996 through the date of this Agreement:

    (i) none of LRC or its subsidiaries has effected or been a party to any merger, consolidation, share exchange, business combination or similar transaction, or has made any capital expenditure in any calendar month which, when added to all other capital expenditures made on behalf of LRC or its subsidiaries in such calendar month results in such capital expenditures exceeding $5,000,000 in the aggregate;

    (ii) none of LRC or its subsidiaries has entered any material agreement other than in the ordinary course of business and as made available to OSI, nor has there occurred any amendment or termination of, or default under, any material agreement to which LRC or any of its subsidiaries is a party or by which it is bound which would result in a Material Adverse Effect on LRC;

    (iii) none of LRC or its subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any material amount of accounts receivable or other indebtedness;

    (iv) none of LRC or its subsidiaries has incurred or guaranteed any indebtedness for borrowed money, or made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any lien, claim or encumbrance except for encumbrances of assets made in the ordinary course of business and consistent with past practices;

    (v) none of LRC or its subsidiaries has (x) established or adopted any employee benefit plan, (y) caused or permitted any employee benefit plan or rights or agreements granted thereunder to be amended in any material respect, or (z) except for bonus, profit-sharing and similar payments made in the ordinary course of business and consistent with past practices, paid any bonus or made any profit-sharing or similar payment to, materially increased the amount of commissions payable to, or materially increased the amount of the wages, salary, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

    (vi) none of LRC or its subsidiaries has changed any of its methods of accounting or accounting practices in any material respect;

    (vii) none of LRC or its subsidiaries has made any material Tax election;

    (viii) none of LRC or its subsidiaries has commenced, settled or received a notice or threat of any lawsuit or proceeding (including without limitation any claim involving Intellectual Property) or governmental investigation of LRC or its subsidiaries; and

    (ix) none of LRC or its subsidiaries has agreed or committed to take any of the actions referred to in clauses (i) through (viii) above.

  3.6 Litigation. There is no private or governmental action, suit, claim or proceeding (collectively, "Litigation") of any nature pending or to LRC's knowledge threatened against LRC or its subsidiaries, their properties or any of their officers or directors, in their respective capacities as such involving Intellectual Property rights of LRC or in which injunctive or other equitable relief or damages in excess of $1,000,000 are requested against LRC or its subsidiaries or which could otherwise result in a Material Adverse Effect on LRC. As of the date hereof, there is no Litigation of any nature pending or to LRC's knowledge threatened against LRC or its subsidiaries, their properties or any of their officers or directors, in their respective capacities as such which in any manner challenges or seeks to (or is reasonably likely to) prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. Except as set forth in Section 3.6 of the LRC Disclosure Letter, to LRC's knowledge, there is no investigation or review pending or threatened against LRC or its subsidiaries, their properties or any of their officers or directors (in their capacities as such) by or before any Governmental Entity (collectively, "Government Claims"). With respect to any Litigation or Government Claims listed in Section 3.6 of the LRC Disclosure Letter in response to the preceding three sentences, such Disclosure Letter also sets forth the forum, the parties thereto, the subject matter thereof and the amount of damages or other remedy requested.

  3.7 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon LRC or any of its subsidiaries which has the effect of prohibiting or impairing any current or future business practice of LRC or any of its subsidiaries, any acquisition of property (tangible or intangible) by LRC or any of its subsidiaries or the conduct of business by LRC or any of its subsidiaries as currently conducted or as proposed to be conducted by LRC and its subsidiaries.

  3.8 Compliance With Laws. Each of LRC and its subsidiaries has complied with, is not in violation of, has not received any notices of violation with respect to, and holds all licenses, permits and authorizations required by any federal, state, local or foreign statute, law, regulation, decree, judgment or order with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures as would not have, individually or in the aggregate, a Material Adverse Effect on LRC.

  3.9 Governmental Authorization. LRC and each of its subsidiaries has obtained and is in compliance with each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which LRC or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of LRC's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "LRC Authorizations"), and all of such LRC Authorizations are in full force and effect, except where the failure to obtain or have any of such LRC Authorizations would not, individually or in the aggregate, have a Material Adverse Effect on LRC.

  3.10 Intellectual Property.

  (a) LRC and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use Intellectual Property that is used or proposed to be used in the business of LRC and its subsidiaries as currently conducted or as proposed to be conducted by LRC and its subsidiaries, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on LRC. Each License to which LRC or any of its subsidiaries is a party with respect to Intellectual Property of LRC or its subsidiaries, or with respect to Intellectual Property of third parties, is valid and enforceable in accordance with its terms and is not the subject of any notice of termination or nonrenewal, except where such lack of validity or enforceability or notice of termination or nonrenewal has not had and would not reasonably be expected to have a Material Adverse Effect on LRC.

  (b) The execution, delivery and performance of this Agreement and the summation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any LRC Intellectual Property rights (the "LRC Intellectual Property Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any LRC Intellectual Property rights or impair the right of LRC and its subsidiaries to use, sell or license any LRC Intellectual Property Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, result in a Material Adverse Effect on LRC.

  (c) (i) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by LRC or any of its subsidiaries violates any license or agreement between LRC or any of its subsidiaries and any third party or infringes any Intellectual Property right of any other party; and (ii) there is no pending or, to the knowledge of LRC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any LRC Intellectual Property rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and (ii), for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on LRC.

  (d) LRC has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all LRC Intellectual Property rights.

  3.11 Environmental Matters. Except for such cases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on LRC, LRC and each of its subsidiaries (i) has obtained all applicable permits, licenses and other authorizations that are required by LRC or such subsidiary or any of their respective agents under applicable Environmental Laws; (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) is not aware of and has not received notice of any (A) claim, act, suit, proceeding or investigation, or (B) event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from LRC's or any of its subsidiaries' (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment of any Hazardous Material or other non-compliance with any applicable Environmental Law; (iv) has not disposed of any Hazardous Material into the soil or groundwater at any properties owned, leased or used by LRC, either now or in the past, or at any other property that might reasonably be expected to result in any assessment or remedial action by any Governmental Entity; and (v) has taken all actions necessary under applicable requirements of Federal, state, local and foreign laws, rules or regulations to register any products or materials required to be registered by LRC or any of its subsidiaries (or any of their respective agents) thereunder.

  3.12 Employee Benefit Plans. Each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by LRC or any trade or business (whether or not incorporated) which is treated as a single employer with LRC (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code (the "LRC Employee Plans"), which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986, stating that such LRC Employee Plan is so qualified, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each LRC Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither LRC nor any ERISA Affiliate of LRC has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any LRC Employee Plan.

  3.13 Employee Matters. Lam and each of its subsidiaries has good labor relations and there are no controversies pending, or to the knowledge of Lam, threatened, between Lam or any of its subsidiaries and any of their respective employees, which failure to have good labor relations or controversies would have, individually or in the aggregate, a Material Adverse Effect on LRC.

  3.14 Pooling of Interests. To the knowledge of LRC, after consultation with its independent auditors, neither LRC nor any of its subsidiaries, nor any of their respective directors, officers or stockholders has taken any action or failed to take any action, which action or failure would prevent it from accounting for the Merger as a pooling of interests.

  3.15 Brokers' and Finders' Fees. Except for payment obligations to Smith Barney Inc. disclosed to OSI, neither LRC nor its subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.16 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by LRC for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by

LRC for inclusion in the Proxy Statement to be sent to the stockholders of LRC and stockholders of OSI in connection with the LRC Stockholders Meeting and the OSI Stockholders Meeting shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of OSI and LRC, at the time of the LRC Stockholders Meeting or the OSI Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the LRC Stockholders Meeting or the OSI Stockholder Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event or information should be discovered by LRC which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, LRC shall promptly inform OSI. Notwithstanding the foregoing, LRC makes no representation, warranty or covenant with respect to any information supplied by OSI which is contained in any of the foregoing documents.

  3.17 Opinion of Financial Advisor. The financial advisor of LRC, Smith Barney Inc., has delivered to the Board of Directors of LRC an opinion dated the date of this Agreement to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to LRC. A copy of the written opinion of Smith Barney Inc. will be delivered to OSI as soon as practicable after the date of this Agreement.

  3.18 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

  3.19 Agreements, Contracts and Commitments. LRC has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreements, contract or commitment filed as an exhibit to the LRC SEC Reports ("LRC Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from LRC under any LRC Material Contract, except where such cancellation, termination or damages would not have a Material Adverse Effect on LRC. Each LRC Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which LRC is aware by any party obligated to LRC pursuant to such LRC Material Contract, except where such failure to be in full force and effect or such default would not have a Material Adverse Effect on LRC.

  3.20 Lack of Ownership of OSI Common Stock. Neither LRC nor any of its subsidiaries owns any shares of OSI Common Stock or other securities convertible into OSI Common Stock.

  3.21 Interested Party Transactions. Except as disclosed in the LRC SEC Documents, neither LRC nor any of its subsidiaries is indebted to any director, officer, employee or agent of LRC or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to LRC or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since June 30, 1995. To the knowledge of LRC, no director, officer, employee or agent of LRC or any of its subsidiaries has any equity interest or other arrangement with any entity described in the second to last sentence of Section 3.1 or with any competitor, supplier or customer of LRC or any of its subsidiaries, other than less than 1% equity interests in publicly traded companies.

  3.22 Representations Complete. None of the representations or warranties made by LRC herein or in any Schedule hereto, including the LRC Disclosure Letter, or certificate furnished by LRC pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 4

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business of OSI and LRC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of OSI and LRC agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), (i) to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes,
(iii) to pay or perform other obligations when due, and (iv) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its reasonable efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries. Each of OSI and LRC agrees to use its best efforts to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which would have a Material Adverse Effect. LRC agrees that it will not grant more than 500,000 options to purchase shares of LRC Common Stock under the LRC Stock Option Plans between the date of this Agreement and the Effective Time. Without limiting the foregoing, except as expressly contemplated by this Agreement or in Section
4.1 of the LRC Disclosure Letter or Section 4 of the OSI Disclosure Letter, neither OSI nor LRC shall do, agree to do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, agree to do, cause or permit any of the following, without the prior written consent of the other:

    (a) Charter Documents. Adopt or propose any change or amendment in its Certificate of Incorporation or Bylaws that would have any adverse impact on the transactions contemplated by this Agreement or which would amend or modify the terms or provisions of the capital stock of LRC or OSI; provided, however, that, notwithstanding any other provision of this Agreement, LRC may propose the amendments to its Certificate of Incorporation described in Section 4.1 of the LRC Disclosure Letter (the "Charter Amendments") for adoption at the LRC Stockholders Meeting;

    (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with existing agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

    (c) Stock Option Plans, Etc. Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its employee stock plans or director stock plans, reprice options granted under such plans, or authorize cash payments in exchange for any options or other rights granted under any of such plans; provided, however, that, notwithstanding any other provision of this Agreement, LRC may take all actions reasonably necessary to implement at the time of the LRC Stockholders Meeting a new equity incentive plan permitting grants of options, restricted stock, and other equity incentives (the "1997 Equity Incentive Plan"), and to reserve up to 3,000,000 shares of LRC Common Stock for issuance pursuant to such plan; or

    (d) Pooling. Take any action, which to the knowledge of such party would prevent LRC from accounting for the Merger as a pooling of interests.

  4.2 Conduct of Business of OSI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, OSI shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of LRC, except as set forth in Section 4 of the OSI Disclosure Letter:

    (a) Material Contracts. Enter into any material contract or commitment outside the ordinary course of business, or violate, amend or otherwise modify or waive any of the terms of its material contracts other than modifications that are not adverse to OSI and its subsidiaries, or enter into or renew any distribution or representation agreement without the written consent of LRC (such consent not to be unreasonably withheld);

    (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of OSI Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that OSI may, in the ordinary course of business consistent with past practice, grant options for the purchase of OSI Common Stock under the OSI Stock Option Plans (not to exceed an aggregate of 200,000 options to purchase shares of OSI Common Stock or more than 100,000 options in each sixty day period after the date of this Agreement);

    (c) Intellectual Property. Transfer or license to any person or entity, or otherwise extend, amend or modify in any material respect, any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

    (d) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, distribution or other rights with respect to any of its business, products or technology;

    (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

    (f) Indebtedness. Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities or warrants or rights to acquire debt securities of others;

    (g) Leases. Enter into any operating lease, except in the ordinary course of business consistent with past practice;

    (h) Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the OSI Financial Statements or in the ordinary course of business and consistent with past practices;

    (i) Capital Expenditures. Make any capital expenditures in any calendar month except those made in the ordinary course of business and consistent with past practice which, when added to all other capital expenditures made by OSI and its subsidiaries in that month, do not exceed $250,000 in the aggregate;

    (j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

    (k) Employee Benefit Plans; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or enter into or amend any employment contract, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its officers or employees except for reasonable salary increases to non-officer employees in accordance with OSI's written compensation plan and consistent with past practices;

    (l) Severance Arrangements. Grant any severance or termination pay to any director, officer or other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed to LRC, or adopt any new severance plan;

    (m) Claims; Lawsuits. Waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with LRC prior to the filing of such a suit, or (iii) for a breach of this Agreement;

    (n) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets or enter into any joint ventures, strategic partnerships or alliances;

    (o) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (p) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

    (q) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (p) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

  4.3 Acquisition Proposals.

  (a) OSI agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall not authorize or permit its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries, expressions of interest or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or any of the equity securities of, it or any of its subsidiaries that, in any such case, could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by this Agreement (any such inquiry, expression of interest, proposal or offer being hereinafter referred to as an "Acquisition Proposal"). OSI further agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall not authorize or permit its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, have any discussion with or provide any confidential information or data to any individual, group, organization, corporation, partnership, or entity of any kind (a "Person") relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent OSI or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussion or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of OSI or withdrawing or modifying its recommendation in favor of this Agreement and the Merger in compliance with Sections 5.1 and 7.1(f), if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) a majority of the members of the Board of Directors of OSI concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to OSI's stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (ii) a majority of the members of the Board of Directors of OSI concludes in good faith (after consultation with outside counsel) that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, such Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between LRC and OSI in connection with their consideration of the Merger, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of OSI notifies LRC of such inquiries, expressions of interest, proposals or offers received by, any such information requested from, or any such discussions or negotiations to be initiated or continued with, any of OSI's representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers. OSI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. OSI agrees that it will take the necessary steps to promptly inform the officers, directors and other representatives referred to in the first sentence hereof of the obligations undertaken in this Section 4.3. OSI agrees that it shall keep LRC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

  (b) LRC shall not, and shall not permit any of its subsidiaries to, authorize or enter into an agreement relating to an Alternative Transaction (as defined in Section 7.2) involving LRC until two days after the Effective Time. LRC shall notify OSI immediately of any proposals or offers received by LRC relating to an Alternative Transaction involving LRC and will keep OSI informed, on a current basis, of the status and terms of any such proposals or offers and the status of any related discussions or negotiations and shall consult with OSI with respect thereto. Subject to LRC's obligations described in Section 5.1, this Agreement does not prohibit LRC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act or from making any disclosure to LRC's stockholders if, in the good faith judgment of the Board of Directors of LRC, after consultation with outside counsel, failure so to disclose would be inconsistent with its duties to LRC or the LRC stockholders under applicable law.

  4.4 Organization of Merger Sub; Authorization of Shares, the Merger and this Agreement.

  (a) Subject to the terms and conditions of this Agreement, LRC shall take, and cause to be taken, all actions necessary, proper or appropriate under applicable laws and regulations such that, at all times from the date of this Agreement until the Effective Time: (i) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware,
(ii) LRC owns all of the outstanding capital stock of Merger Sub, (iii) except as contemplated in clause (ii) and by the terms of this Agreement, Merger Sub has no outstanding shares of capital stock or any options, warrants, calls, subscriptions or other rights or agreements or commitments obligating it to issue, transfer or sell any shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares, (iv) the Certificate of Incorporation and Bylaws of Merger Sub are in the form provided to OSI, and (v) except as related to the Merger, this Agreement and the consummation of the transactions contemplated hereby, Merger Sub has not or will not engage in any business or activities (other than organizational matters) or incur or be subject to any commitments or liabilities.

  (b) LRC, as the sole stockholder of Merger Sub, shall take, and shall cause to be taken, all actions necessary, proper or appropriate under applicable laws and regulations such that LRC shall (i) approve and adopt this Agreement and the transactions contemplated by this Agreement and (ii) cause Merger Sub to perform, in each case, the respective duties of Merger Sub pursuant of this Agreement.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

  5.1 Stockholder Approvals. Subject to the terms and conditions contained herein, (i) this Agreement shall be submitted for approval to the OSI stockholders at the OSI Stockholders Meeting to be duly held for this purpose by OSI, and (ii) the issuance of LRC Common Stock in connection with the Merger (the "Share Issuance") shall be submitted for approval to the LRC stockholders at the LRC Stockholders Meeting to be duly held for this purpose by LRC. OSI and LRC shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof (and, in any event, no later than 45 days after the Registration Statement is declared effective). OSI and LRC shall recommend that their respective stockholders approve such matters and such recommendation shall be contained in the Joint Proxy Statement and shall not modify or withdraw such recommendation in any circumstance, except, in the case of OSI, to the extent that the Board of Directors of OSI shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger and terminated this Agreement in accordance with Section 7.1(f).

  5.2 Board of Directors and Officers of LRC. The Board of Directors of LRC shall take all action necessary such that (a) the size of the LRC Board of Directors shall be increased by two directors and, on the business day following the Effective Time, James W. Bagley and Richard J. Elkus, Jr. shall be appointed to the LRC Board to fill the resulting vacancies and Mr. Elkus shall be appointed to the Audit Committee of the LRC Board, and (b) an Office of the Chairman will be created at LRC. The Office of the Chairman shall include Roger D. Emerick and Mr. Bagley. Mr. Emerick shall be the Chairman of the Board, and, on the business day following the Effective Time, Mr. Bagley shall be the Chief Executive Officer of LRC.

  5.3 Cooperation.

  (a) As promptly as practicable after the execution of this Agreement, OSI and LRC shall prepare and file with the SEC preliminary proxy materials including the Joint Proxy Statement (which shall also relate to the approval of the 1997 Equity Incentive Plan and, if LRC elects, the Charter Amendments) and, as promptly as practicable following receipt of SEC comments thereon, LRC shall file the Registration Statement with the SEC, and LRC and OSI shall use their reasonable best efforts to have the Joint Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act. Each of LRC and OSI will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the proxy materials, the Registration Statement or any other filing or for additional information and will supply the other with copies of all correspondence between such company or any of its representatives, on the one hand, and the SEC, or its staff and any other government officials, on the other hand, with respect to the proxy materials, the Registration Statement or other filing. The proxy materials, Registration Statement and the other filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the proxy materials, the Registration Statement or any other filing, LRC or OSI, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of LRC and OSI, as the case may be, such amendment or supplement.

  (b) As soon as is reasonably practicable, LRC and OSI shall take all such action as may be necessary to comply with state blue sky or securities laws in connection with the transactions contemplated by this Agreement. If any "fair price", "moratorium", "control share acquisition" or other form of state antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of OSI and LRC and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

  (c) Prior to the Effective Time, LRC will file with the Nasdaq National Market a notification form for listing of additional shares covering the shares of LRC Common Stock issuable in the Merger or as a result of LRC's assumption of the OSI Stock Options described in Section 5.10.

  (d) OSI and LRC shall cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

  (e) OSI and LRC shall cooperate with one another in obtaining opinions of Heller Ehrman White & McAuliffe, counsel to OSI, and Shartsis, Friese & Ginsburg LLP, counsel to LRC, dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of OSI and LRC shall deliver to Shartsis, Friese & Ginsburg LLP and Heller Ehrman White & McAuliffe representation letters substantially in the form attached hereto as Exhibits C-1 and C-2, respectively, and OSI shall use its reasonable best efforts to obtain the representation letter substantially in the form attached hereto as Exhibit D from appropriate stockholders and shall deliver any such letters obtained to Shartsis, Friese & Ginsburg LLP and Heller Ehrman White & McAuliffe.

  (f) Subject to any limitations contained in Section 5.4, OSI and LRC shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

  5.4 Access to Information.

  (a) Each of OSI and LRC shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its subsidiaries' properties, contracts, commitments, books and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of February 25, 1997, between OSI and LRC (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect.

  (b) Subject to compliance with applicable law, from the date hereof until the earlier of the Effective Time or the date of termination of this Agreement, each of LRC and OSI shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

  5.5 Public Disclosure. Unless otherwise permitted by this Agreement, LRC and OSI shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, or in exercise of the fiduciary duties of the Board of Directors of LRC or OSI, or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

  5.6 Consents.

  (a) Subject to the terms and conditions herein provided, OSI and LRC shall
(a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from any other Governmental Entity or any third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
(ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as possible, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby. OSI shall use all reasonable efforts to obtain all consents described in Section 2.3(a) of the OSI Disclosure Letter prior to the Closing, and LRC shall use all reasonable efforts to obtain all consents described in Section 3.3(a) of the LRC Disclosure Letter prior to the Closing.

  (b) Notwithstanding anything to the contrary in this Agreement, (i) neither LRC nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Material Adverse Effect on LRC or on LRC combined with the Surviving Corporation after the Effective Time, and (ii) neither OSI nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Material Adverse Effect on OSI.

  5.7 Pooling Accounting. LRC and OSI shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of LRC and OSI shall use its reasonable best efforts to cause its "affiliates" (as defined in Section 5.8) not to take any action that would prevent LRC from accounting for the business combination to be effected by the Merger as a pooling of interests.

  5.8 Affiliate Agreements.

  (a) OSI shall, within five business days of the date hereof, deliver to LRC a list (reasonably satisfactory to counsel for LRC), setting forth the names of all persons who are expected to be, at the time of the OSI Stockholder Meeting, in OSI's reasonable judgment, "affiliates" of OSI for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. OSI shall furnish such information and documents as LRC may reasonably request for the purpose of reviewing such list. OSI shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.8 to execute a written agreement as soon as practicable after the date hereof, in substantially the form of Exhibit E-1 hereto.

  (b) LRC shall, within five business days of the date hereof, deliver to OSI a list (reasonably satisfactory to counsel for OSI) setting forth the names of all persons who are expected to be, at the time of the LRC Stockholder Meeting, in LRC's reasonable judgment, affiliates of LRC under applicable SEC accounting releases with respect to pooling of interests accounting treatment. LRC shall furnish such information and documents as OSI may reasonably request for the purpose of reviewing such list. LRC shall use its reasonable best efforts to cause each person who is identified as an affiliate in the list furnished pursuant to this Section 5.8 to execute a written agreement as soon as practicable after the date hereof in substantially the form of Exhibit E-2 hereto.

  5.9 Voting Agreement. Each of Jerauld Cutini, Patrick O'Connor, Wilbur Krusell, James Bagley, Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., TA Venture Investors Limited Partnership, Advent Industrial II L.P., and Chestnut Capital International III L.P. have executed and delivered to LRC a Voting Agreement substantially in the form of Exhibit B attached hereto concurrent with the execution of this Agreement.

  5.10 Employee Benefit Plans.

  (a) At the Effective Time, each outstanding option to purchase shares of OSI Common Stock (the "OSI Stock Options") under the OSI Stock Option Plans, whether vested or unvested, will be assumed by LRC. Section 5.10 of the OSI Disclosure Letter sets forth a true and complete list as of March 14, 1997 of all holders of OSI Stock Options, including the number of shares of OSI Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. Each such OSI Stock Option so assumed by LRC under this Agreement shall continue to have, and be subject to, substantially the same terms and conditions as were applicable under the OSI Stock Option Plans and the documents governing the OSI Stock Options immediately prior to the Effective Time, except that (i) each OSI Stock Option will be exercisable for that number of whole shares of LRC Common Stock equal to the product of the number of shares of OSI Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of LRC Common Stock, and (ii) the per share exercise price for the shares of LRC Common Stock issuable upon exercise of such OSI Stock Option will be equal to the quotient determined by dividing the exercise price per share of OSI Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) none of the options shall accelerate by reason of the Merger except as described in Section 5.10 of the OSI Disclosure Letter. It is the intention of the parties that the OSI Stock Options so assumed by LRC qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent such options qualified as incentive stock options immediately prior to the Effective Time. As soon as reasonably practical after the Effective Time, LRC will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding OSI Stock Option a notice describing the foregoing assumption of such options by LRC.

  (b) Conditional on the consummation of the Merger, and only to the extent permitted by the terms of the OSI Purchase Plan and the LRC Purchase Plan, OSI shall take such action as is necessary to (i) preclude the granting of additional purchase rights under the OSI Purchase Plan on or after the date hereof (including but not limited to the commencement of any new "offering period"), and (ii) convert each right to purchase shares of OSI Common Stock granted under the OSI Purchase Plan pursuant to the offering period commencing on February 1, 1997, into a right to purchase, on substantially the same terms provided under the OSI Purchase Plan, whole shares of LRC Common Stock, except at a price equal to 85% of the lesser of (A) the closing sale price of a share of OSI Common Stock on the Nasdaq National Market on February 1, 1997, divided by the Exchange Ratio, rounded up to the nearest whole cent, and (B) the closing sale price of a share of LAM Common Stock on the last day of each applicable purchase period during the offering period that began on February 1, 1997. A schedule of all current participants in the OSI Purchase Plan and their respective levels of participation in the OSI Purchase Plan as of such date is included in Section 5.10 of the OSI Disclosure Letter. Subject to the consummation of the Merger, no additional enrollments in the OSI Purchase Plan shall be accepted by OSI from and after the date hereof, and no participant in the OSI Purchase Plan shall be permitted to increase his or her level of participation in such plan. Notwithstanding any other provision of this Agreement, rights to acquire LRC Common Stock acquired by OSI employees after the Closing pursuant to the terms of this paragraph 5.10(b) shall count against all purchase limitations applicable to individual participants (including dollar value limitations, number of share limitations, etc.) contained in the LRC Purchase Plan (or any similar plan adopted by LRC) for all purposes, and LRC shall be permitted to amend the LRC Plan in any respect to reflect this limitation. The parties agree that in no event shall they be required to take any action which would preclude either the OSI Purchase Plan or the LRC Purchase Plan to qualify for treatment under Section 423 of the Code or cause any other material negative tax consequences to LRC. If the actions described in this paragraph would have the effect of disqualifying either such plan per such treatment or causing such material negative tax consequences, the parties shall negotiate in good faith to attempt to carry out the purpose of this paragraph in such a manner that would not so disqualify either plan.

  (c) OSI and LRC agree that each of their respective employee equity incentive plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of OSI Common Stock held or to be awarded or paid pursuant to such plans, programs or arrangements into shares of LRC Common Stock on a basis consistent with the transactions contemplated by this Agreement. The actions to be taken by OSI and LRC pursuant to this Section
5.10 shall include the submission by OSI or LRC of the amendments to the plans, programs or arrangements referred to herein to their respective stockholders at the OSI Stockholder Meeting or the LRC Stockholder Meeting, respectively, if such submission is determined to be necessary or advisable by counsel to OSI or LRC after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Merger.

  (d) As of the Effective Time, LRC shall take all corporate action necessary to reserve for issuance the number of shares of LRC Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 5.10.

  (e) Employees of OSI who become employees of the Surviving Corporation at the Effective Time shall be credited with years of service at OSI for purposes of determining eligibility, vesting and benefit accrual under all benefit plans of LRC, except that with respect to retirement benefits under plans maintained by LRC, such years of service shall be credited for purposes of determining eligibility and vesting but not for purposes of benefit accrual.

  5.11 Consents of LRC's and OSI's Accountants. LRC and OSI will each use reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

  5.12 Form S-8. LRC agrees to file, no later than three business days after the Closing, a registration statement on Form S-8 covering the shares of LRC Common Stock issuable pursuant to outstanding options and purchase rights under the OSI Stock Option Plans assumed by LRC. OSI shall cooperate with and assist LRC in the preparation of such registration statement.

  5.13 Indemnification.

  (a) LRC and the Surviving Corporation shall defend, exculpate, indemnify and reimburse expenses for acts or omissions occurring prior to the Effective Time by the current or former directors, officers, employees or agents (the "Indemnified Parties") of OSI on the same terms provided in the current Certificate of Incorporation or Bylaws of OSI and/or in any indemnification agreement existing on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limiting the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any actual or threatened action, suit, claim, proceeding or investigation (a "Claim") in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring at or before the Effective Time, OSI, and after the Effective Time, the Surviving Corporation and LRC, to the extent permitted by applicable law, shall periodically advance to the Indemnified Party as incurred expenses incurred in connection with the Claim, provided that the Indemnified Party to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, provided further that such determination shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to LRC.

  (b) For six years from the Effective Time, LRC shall or shall cause the Surviving Corporation to maintain in effect OSI's current directors' and officers' liability insurance (provided that LRC or the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions issued by responsible companies of national reputation which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution) covering those persons who are currently covered by OSI's directors' and officers' liability insurance policy (a copy of which has been heretofore made available to LRC);

provided, however, that in no event shall LRC be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by OSI for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, LRC shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (c) In the event LRC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then in such case, proper provision shall be made so that the successors and assigns of LRC or the Surviving Corporation, as the case may be, honor the indemnification obligations of LRC and the Surviving Corporation to the extent set forth in this Section 5.13.

  (d) The obligations of LRC and the Surviving Corporation under this Section
5.13 shall not be terminated or modified in such manner as to adversely affect any director, officer, employee, agent or other person to whom this Section
5.13 applies without the consent of such affected director, officer, employee, agent or other person (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section 5.13 applies shall be a third-party beneficiary of this Section 5.13).

  5.14 Employment Agreements. LRC shall use reasonable efforts, and OSI shall use reasonable efforts to cause Mr. Bagley, to negotiate prior to the filing of the Registration Statement, and thereafter to execute and deliver an Employment Agreement between LRC and Mr. Bagley relating to his employment by LRC on mutually satisfactory terms.

  5.15 Pooling Letters.

  (a) OSI shall use its reasonable best efforts to cause to be delivered to OSI a letter of OSI's independent auditors, dated as of the date of this Agreement and confirmed in writing two business days before the date of the Proxy Statement, to the effect that no condition exists that would preclude LRC from accounting for the Merger as a pooling of interest as such conditions relate to OSI if the Merger is consummated in accordance with this Agreement, and in a form reasonably satisfactory to LRC and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

  (b) LRC shall use its reasonable best efforts to cause to be delivered to LRC a letter of LRC's independent auditors, dated as of the date of this Agreement and confirmed in writing two business days before the date of the Proxy Statement, regarding LRC's auditors' concurrence with LRC management's and OSI management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

  (c) Each of OSI and LRC shall promptly make available to the other party the letter from its independent auditors described above in paragraph (a) or (b), respectively.

  5.16 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  5.17 Additional Reports. OSI and LRC shall each furnish to the other copies of any reports of the type referred to in Sections 2.4 and 3.4 which it files with the SEC on or after the date hereof, and OSI and LRC, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of OSI and its consolidated subsidiaries or LRC and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

                                   ARTICLE 6

                           CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by agreement of all the parties hereto:

    (a) Stockholder Approval. The holders of issued and outstanding shares of OSI Common Stock shall have duly approved this Agreement and the Merger, and the holders of issued and outstanding shares of LRC Common Stock shall have approved the Share Issuance, all in accordance with Delaware Law and the rules of the Nasdaq National Market.

    (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective and it shall not be the subject of any stop order suspending such effectiveness or proceedings seeking a stop order.

    (c) No Injunctions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger or otherwise makes it illegal. In the event any order, decree or injunction shall have been issued, each party shall use reasonable best efforts to remove any such order, decree or injunction.

    (d) Governmental Approval. The waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on LRC or OSI shall have been obtained or filed.

    (e) Tax Opinion. LRC and OSI shall have received substantially identical written opinions of Shartsis, Friese & Ginsburg LLP, legal counsel to LRC, and Heller Ehrman White & McAuliffe, legal counsel to OSI, respectively, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. If counsel to either LRC or OSI does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of LRC, Merger Sub and OSI and certain stockholders of OSI. LRC and OSI shall use all reasonable efforts to make such representations as the above-named counsel may request in support of their opinions.

    (f) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of LRC Common Stock issuable in the Merger and upon exercise of the OSI Stock Options assumed by LRC shall have been made.

    (g) Pooling Letters. At the Effective Time, each of LRC and OSI shall have received a letter of its independent accountants, dated as of the Effective Time, in form and substance reasonably satisfactory to it, confirming that the Merger will qualify as a transaction to be accounted for by the parties hereto in accordance with the pooling of interests method of accounting.

  6.2 Additional Conditions to Obligations of OSI. The obligations of OSI to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by OSI:

    (a) Representations and Warranties. The representations and warranties of LRC and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for such inaccuracies as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on LRC; OSI shall have received a certificate to such effect signed on behalf of LRC by its Chief Executive Officer, President or any Senior Vice President;

    (b) Agreements and Covenants. LRC and Merger Sub shall have performed or complied in all material respects with all covenants, obligations, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time; OSI shall have received a certificate to such effect signed on behalf of LRC by its Chief Executive Officer, President or any Senior Vice President; and

    (c) No Material Adverse Changes. There shall have been no events, changes or effects with respect to LRC or its subsidiaries having, or which could reasonably be expected to have, a Material Adverse Effect on LRC, and at the Closing LRC shall have delivered to OSI a certificate to that effect.

  6.3 Additional Conditions to the Obligations of LRC and Merger Sub. The obligations of LRC and Merger Sub to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by LRC:

    (a) Representations and Warranties. The representations and warranties of OSI contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except, (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for such inaccuracies as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI; LRC shall have received a certificate to such effect signed on behalf of OSI by its Chief Executive Officer and President or any Senior Vice President;

    (b) Agreements and Covenants. OSI shall have performed or complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Effective Time, LRC shall have received a certificate to such effect signed on behalf of OSI by its Chief Executive Officer, President or any Senior Vice President;

    (c) No Material Adverse Changes. There shall have been no events, changes or effects with respect to OSI or its subsidiaries having, or which could reasonably be expected to have, a Material Adverse Effect on OSI or the Surviving Corporation, and at the Closing OSI shall have delivered to LRC a certificate to that effect.

    (d) Employment Agreements. Mr. Bagley shall have executed and delivered to LRC an Employment Agreement relating to his employment by LRC on terms satisfactory to LRC in LRC's discretion.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

  7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of OSI and LRC.

    (a) by mutual written consent duly authorized by the Board of Directors of LRC and OSI;

    (b) by either LRC or OSI if the Effective Time shall not have occurred on or before August 31, 1997; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

    (c) by either LRC or OSI if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby and such order, decree, ruling, injunction or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling, or injunction;

    (d) by either LRC or OSI if the approvals of the stockholders of either LRC or OSI described in Section 6.1(a) shall not have been obtained at the LRC Stockholders Meeting or the OSI Stockholders Meeting, provided that the party seeking to terminate this Agreement pursuant to this clause 7.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to obtain either of such approvals;

    (e) by LRC if (i) the Board of Directors of OSI shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to LRC or shall have publicly announced its intention to do so; or
  (ii) a tender offer (to which Rule 14e-2 applies) for any of the outstanding shares of capital stock of OSI is commenced prior to the OSI Meeting, and the Board of Directors of OSI fails to recommend against acceptance of such tender offer within the time period required by Rule 14e-2 (including by taking no position with respect to acceptance of such tender offer by its stockholders);

    (f) by either LRC or OSI if the Board of Directors of OSI determines in good faith that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that OSI may not terminate this Agreement pursuant to this clause 7.1(f) unless and until four calendar days have elapsed following delivery to LRC of a written notice of such determination by the Board of Directors of OSI and during such four day period OSI (i) informs LRC of the terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal and (ii) otherwise fully cooperates with LRC (subject, in the case of this clause (ii), to the condition that the OSI Board of Directors shall not be required to take any action that it believes, after consultation with outside legal counsel, would violate its obligations to OSI or OSI's stockholders under applicable law) with the intent of enabling LRC to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that OSI may not terminate this Agreement pursuant to this clause 7.1(f) unless at the end of such four day period the Board of Directors of OSI continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal and simultaneously with such termination OSI pays to LRC the amount specified under Section 7.2; and provided, further, that this Agreement shall not terminate pursuant to this clause 7.1(f) unless simultaneously with such termination LRC enters into a definitive acquisition, merger or similar agreement to effect the Acquisition Proposal;

    (g) by LRC or OSI if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement such that the closing condition set forth in
  Section 6.2(a) or 6.3(a) as appropriate would not be satisfied as of the time of such breach and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; and

    (h) by OSI if (i) the LRC Closing Value is less than $30.00 per share,
  (ii) the LRC Closing Value is less than the OSI Walk Away Threshold, (iii) LRC shall not exercise the LRC Adjustment Option, and (iv) OSI shall deliver a written termination notice prior to the close of business on the third trading day prior to the date of the scheduled OSI Stockholder Meeting.

  In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the confidentiality agreement referred to in Section 5.4 and for the provisions of Sections 7.2 and 8.2), and there shall be no other liability on the part of LRC or OSI to the other except liability arising out of a willful or knowing breach of this Agreement or as provided for in the Confidentiality Agreement.

  7.2 Expenses and Termination Fees.

  (a) If this Agreement is terminated (i) by LRC or OSI pursuant to Section 7.1(b) at a time that the OSI Stockholders Meeting has not been held and completed (and a vote on this Agreement and the Merger by the OSI Stockholders recorded) and an Alternative Transaction involving OSI shall have been announced and the Alternative Transaction shall not have been absolutely and unconditionally withdrawn and abandoned, (ii) by LRC or OSI pursuant to
Section 7.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of OSI at the OSI Stockholders Meeting, (iii) by LRC as a result of a breach by OSI within the scope of Section 7.1(g) if, at the time of such breach, an Alternative Transaction involving OSI shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, (iv) by LRC pursuant to 7.1(e), or (v) by LRC or OSI pursuant to 7.1(f), then OSI shall pay to LRC a termination fee of $8.4 million in cash, such payment to be made simultaneously with such termination in the case of a termination by OSI pursuant to 7.1(f) and within one business day after any other such termination.

  (b) If this Agreement is terminated (i) by LRC or OSI pursuant to Section 7.1(b) at a time that the LRC Stockholders Meeting has not been held and completed (and a vote on the Share Issuance by the LRC Stockholders recorded) if an Alternative Transaction involving LRC shall have been announced and the Alternative Transaction shall not have been absolutely and unconditionally withdrawn and abandoned, (ii) by LRC or OSI pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for approval of the Share Issuance by the stockholders of LRC at the LRC Stockholders Meeting, or (ii) by OSI as a result of a breach by LRC within the scope of Section 7.1(g) if, at the time of such breach, an Alternative Transaction involving LRC shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, then LRC shall pay to OSI a termination fee of $8.4 million in cash, such payment to be made within one business day after any such termination.

  (c) As used in this Agreement, an "Alternative Transaction" involving OSI or LRC or any company in the Semiconductor Equipment Group Closing Index ("Target") means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than LRC, OSI or Merger Sub, or any affiliate thereof (a "Third Party") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than twenty percent (20%) of the outstanding shares of the Target common stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving the Target or any of its subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination, such Third Party (or its shareholders) owns or would own more than twenty percent (20%) of the outstanding equity securities of the Target or any of its subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of the Target or any of its subsidiaries (including, for this purpose, outstanding equity securities of subsidiaries of the Target) having a fair market value equal to more than twenty percent (20%) of the fair market value of all the consolidated assets of the Target immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of the Target or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of the Target.

  (d) If either OSI or LRC (the "Delinquent Party") fails to promptly pay to the other party any fee or expense due hereunder, the Delinquent Party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the account of any unpaid fee at the publicly announced prime rate of Citibank, N.A. plus three percent (3%) from the date such fee was required to be paid.

  7.3 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, except that following adoption of the Agreement by the stockholders of OSI or LRC there shall be no amendment to alter or change the amount or kind of consideration to be received on conversion of the OSI Common Stock nor any amendment or change that by applicable law would require approval of such stockholders, without further approval by such stockholders of LRC and OSI.

  7.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                              GENERAL PROVISIONS

  8.1 No Survival of Representations and Warranties. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article 1, the agreements of "affiliates" of LRC and OSI to be delivered pursuant to Section 5.8, the provisions of Sections 5.10, 5.12, 5.13, 5.16 and this Article 8 shall survive the Effective Time.

  8.2 Expenses. Except as described in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that OSI and LRC shall share equally: (i) the filing fee in connection with any HSR Act filing and the filing of the Proxy Statement materials and Registration Statement and (ii) the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement.

  8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

    (a) if to LRC or Merger Sub, to:

    Lam Research Corporation
    47300 Bayside Parkway
    Fremont, California 94538
     Attention: General Counsel
    Facsimile No.: (510) 572-2876
    Telephone No.: (510) 572-0200
    with copies to:

    Shartsis, Friese & Ginsburg LLP
    One Maritime Plaza, 18th Floor
    San Francisco, CA 94111
     Attention: M. Greg Allio, Esq.
    Facsimile No.: (415) 421-2922
    Telephone No.: (415) 421-6500

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Embarcadero Center, Suite 3800
    San Francisco, California 94111
     Attention: Kenton J. King, Esq.
    Facsimile No.: (415) 984-2698
    Telephone No.: (415) 984-6483

    (b) if to OSI, to:

    OnTrak Systems, Inc.
    1010 Rincon Center
    San Jose, California 95131
     Attention: Chief Executive Officer
    Facsimile No.: (408) 952-5568
    Telephone No.: (408) 952-5562

    with a copy to:

    Heller, Ehrman, White & McAuliffe
    525 University Avenue
    Palo Alto, CA 94301-1900
     Attention: Sarah A. O'Dowd, Esq.
    Facsimile No.: (415) 324-0638
    Telephone No.: (415) 324-7000

  8.4 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrase "to the knowledge of" a party shall mean the actual knowledge of any executive officers of such party or its subsidiaries after due inquiry. The term "subsidiary", when used in this Agreement with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, (A) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, or (B) which is controlled, directly or indirectly, by such Person through ownership of securities, by contract or otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart.

  8.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the

Exhibits and Schedules (including the OSI Disclosure Letter and the LRC Disclosure Letter) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 5.13; and (c) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

  8.7 Severability. Any term or provision of this Agreement that is, or whose application is, or is declared by a court of competent jurisdiction to be, invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and the remainder of this Agreement shall continue in full force and effect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.8 Enforcement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

  8.9 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

  8.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  IN WITNESS WHEREOF, OSI, LRC and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          ONTRAK SYSTEMS, INC.

                                                    /s/ James W. Bagley
                                          By: _________________________________
                                            Name:James W. Bagley
                                            Title:Chairman and Chief Executive
                                            Officer

                                          LAM RESEARCH CORPORATION

                                                   /s/ Roger D. Emerick
                                          By: _________________________________
                                            Name:Roger D. Emerick
                                            Title:Chairman and Chief Executive
                                            Officer

                                          OMEGA ACQUISITION CORPORATION

                                                  /s/ Richard H. Lovgren
                                          By: _________________________________
                                            Name:Richard H. Lovgren
                                            Title: Vice President, General
                                                   Counsel and Secretary

                                                                      ANNEX B-1

OnTrak Systems, Inc.
1010 Rincon Circle
San Jose, California 95131

LADIES AND GENTLEMEN:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Lam Research Corporation, a Delaware corporation ("Parent"), as the term "affiliate" is defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission ("SEC"). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 24, 1997 (the "Merger Agreement") among Parent, OnTrak Systems, Inc. (the "Company"), and Omega Acquisition Corporation, a wholly-owned subsidiary of Parent ("Merger Sub"), Merger Sub will be merged with and into the Company (the "Merger").

  I understand and agree that it is intended that the Merger will be treated as a "pooling-of-interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations ("Rules and Regulations") published by the SEC. I have been advised that as of the date hereof, I may be deemed an "affiliate" of Parent, (i) for application of the pooling of interests requirements and (ii) within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of either such fact.

  I have been informed and understand that the treatment of the Merger as a pooling-of-interests for financial accounting purposes is dependent upon the accuracy of my representations and warranties set forth herein, and upon my compliance with the covenants set forth herein. I understand that the representations and warranties and covenants set forth herein will be relied upon by Parent, the Company, their respective counsel and accounting firms and stockholders of Parent and the Company.

  I represent to, and covenant with, Parent that, except (i) with the prior written consent of Parent for sales of a de minimus number of shares of common stock of Parent ("Parent Common Stock"), which, in the judgment of Parent, would not prevent the Merger from being accounted for as a pooling of interests under the requirements of Staff Accounting Bulletin No. 76 of the SEC or (ii) as otherwise permitted by the Merger Agreement, I will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce my risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any Parent Common Stock or other securities of Parent (i) during the 30-day period immediately preceding the Effective Time and (ii) until such time after the Effective Time as the Company has publicly announced the combined financial results of the Company for a period of at least 30 days of combined operations of Parent and the Company within the meaning of Accounting Series Release No. 135, as amended, of the SEC.

  This agreement may be executed in several counterparts, each of which shall constitute one in the same instrument.

  This agreement shall be binding upon my heirs, legal representatives, and successors.

                                          Very truly yours,

                                          _____________________________________
                                          Name(1):

Agreed this    day
of   , 1997, by

ONTRAK SYSTEMS, INC.

By __________________________________
  Name:
  Title:
--------
(1) In the event this undertaking covers shares held jointly or held individually by related parties who will sign this together, each joint or related party shall sign.:

                                                                      ANNEX B-2

Lam Research Corporation
4650 Cushing Parkway
Fremont, California 94538

                                                                         , 1997

Ladies and Gentlemen:

  I* am a holder of shares of common stock, par value $0.0001 per share ("Company Common Stock"), of OnTrak Systems, Inc., a Delaware corporation (the "Company"). I am aware that pursuant to the terms of the Agreement and Plan of Merger, dated as of March 24, 1997 (the "Merger Agreement") among the Company, Lam Research Corporation, a Delaware corporation ("Parent"), and Omega Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), Merger Sub will be merged (the "Merger") with and into the Company with the Company continuing as the surviving corporation, and each of the shares of Company Common Stock owned by me as of the time of such Merger shall be converted into shares of common stock, par value $0.001 per share ("Parent Common Stock"), of Parent.

  I understand and agree that it is intended that the Merger will be treated as a "pooling-of-interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations ("Rules and Regulations") published by the Securities and Exchange Commission ("SEC"). I have been advised that as of the date hereof, I may be deemed an "affiliate" of the Company, (i) for application of the pooling-of-interests requirements and (ii) within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of either such fact.

  If in fact I am deemed an "affiliate" under the Securities Act, my ability to sell, assign or transfer Parent Common Stock received by me in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. I understand that such exemptions are limited and I have obtained advice of counsel as to the provisions of this letter agreement as well as the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rule 145(d) promulgated under the Securities Act, to the extent applicable.

  I have been informed and understand that the treatment of the Merger as a pooling-of-interests for financial accounting purposes is dependent upon the accuracy of my representations and warranties set forth herein, and upon my compliance with the covenants set forth herein. I understand that the representations and warranties and covenants set forth herein will be relied upon by the Company, Parent, their respective counsel and accounting firms and stockholders of the Company and Parent.

  In connection with the above transactions, I represent and warrant to Parent and agree that:

  A. I have full power and authority to execute this agreement, to make the representations, warranties and covenants herein contained and to perform my obligations hereunder.

  B. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that because I may be deemed to have been an "affiliate" of the Company at the time the Merger was submitted for a vote of the stockholders of the Company, and because any distribution by me of Parent Common Stock has not been registered under the Securities Act, I may not sell, transfer, exchange, pledge, or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any Restricted Securities, or any option, right or other interest with respect to any Restricted Securities, (as
--------
* To be conformed for institutional holders.

                                     B-2-1
defined hereinafter) unless (i) such transaction is permitted pursuant to Rules 145(c) and 145(d) under the Securities Act, (ii) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter satisfactory to Parent and Parent's legal counsel, and upon which Parent and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition, (iii) a registration statement under the Securities Act covering the Restricted Securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act, or (iv) an authorized representative of the SEC shall have rendered written advice to me (sought by me or counsel representing me, with a copy thereof and all other related communications delivered to Parent) to the effect that the SEC would take no action, or that the Staff of the SEC would not recommend that the SEC take action, with respect to the proposed disposition if consummated.

  C. I have no present plan or intent to dispose of the Parent Common Stock acquired by me pursuant to the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Parent being herein sometimes collectively referred to as "Restricted Securities") and I shall not formulate prior to the Effective Time any such plan or intent to dispose of such Restricted Securities.

  D. I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Securities Act or the Rules and Regulations.

  E. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Restricted Securities by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

  F. Notwithstanding any other provision of this Agreement to the contrary, except (i) with the prior written consent of Parent, for sales of a de minimus number of shares of Restricted Securities, which, in the judgment of Parent, would not prevent the Merger from being accounted for as a pooling of interests under the requirements of Staff Accounting Bulletin No. 76 of the SEC or (ii) as otherwise permitted by the Merger Agreement, I will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce my risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any Restricted Securities or other securities of Parent (i) during the 30-day period immediately preceding the Effective Time and (ii) until such time after the Effective Time as Parent has publicly announced the combined financial results of Parent for a period of at least 30 days of combined operations of Parent and the Company within the meaning of Accounting Series Release No. 135, as amended, of the SEC.

  G. From and after the Effective Time and for so long as is necessary in order to permit me to sell the Restricted Securities held by and pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 under the Securities Act. Parent is under no obligation to register the sale, transfer or other disposition of any Restricted Securities by me or on my behalf.

  H. I understand that, in addition to the restrictions imposed under this agreement, the provisions of Rule 145 limit any public resale by me of Restricted Securities and that the restrictive legends described below will be placed upon the Restricted Securities.

  1. I understand that stop transfer instructions will be given to the registrar of the certificates for the shares of Parent Common Stock and that there will be placed on the certificates for the shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION (THE ACQUISITION OF OTTER CORPORATION) TO WHICH RULE 145 PROMULGATED UNDER

                                     B-2-2

  THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), APPLIES AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE LIMITATIONS OF SUCH RULE 145, OR UPON RECEIPT BY WOOL CORPORATION, OF AN OPINION OF COUNSEL ACCEPTABLE TO IT THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED PRIOR TO THE PUBLICATION BY WOOL CORPORATION OF FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF OPERATIONS SUBSEQUENT TO THE EFFECTIVE DATE OF THE MERGER.

  Parent agrees to remove such legend to the extent that shares evidenced by such certificates may properly be sold by me pursuant to this agreement.

  2. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

  I. I hereby agree that, for a period of one (1) year following the effective date of the Merger, I will obtain an agreement similar to this agreement from each transferee of the shares of Parent Common Stock sold or otherwise transferred by me, but only if such sale or transfer is effected other than in a transaction involving a registered public offering or as a sale pursuant to Rule 145.

  It is understood and agreed that this agreement will terminate and be of no further force and effect and the legends set forth in Paragraph H above will be removed by delivery of substitute certificates without such legends, and the related transfer restrictions shall be lifted forthwith, if the period of time specified in Paragraph F of this agreement has passed and (i) my shares of Parent Common Stock shall have been registered under the Securities Act for sale, transfer, or other disposition by me or on my behalf, (ii) I am not at the time an "affiliate" of Parent and have held the shares of Parent Common Stock for at least one (1) year** (or such other period as may be prescribed by the Securities Act and the Rules and Regulations) and Parent has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, (iii) I am not and have not been for at least three (3) months an "affiliate" of Parent and I have held the shares of Parent Common Stock for at least two (2) years,/1/ or (iv) Parent shall have received a letter from the staff of the SEC, or an opinion of counsel acceptable to Parent, to the effect that the stock transfer restrictions and the legend are not required.

  This agreement may be executed in several counterparts, each of which shall constitute one in the same instrument.

** The Holding Period provisions of Rule 145(d) for Restricted Securities have been amended to a one-year, rather than a two-year, holding period for affiliates, and non-affiliates may resell after a two-year, rather than a three-year, holding period; Amendments take effect in 60 days from February 26, 1997.

                                     B-2-3

  This agreement shall be binding on my heirs, legal representatives, and successors.

                                          Very truly yours,

                                          _____________________________________
                                          Name***:
                                          Title:

Accepted this    day of March, 1997

LAM RESEARCH CORPORATION

By: _________________________________

--------
*** In the event this undertaking covers shares held jointly or held individually by related parties who will sign this together, each joint or related party shall sign.

                                     B-2-4

                                                                      ANNEX C-1

                                                      [INDIVIDUAL STOCKHOLDERS]

                             STOCKHOLDER AGREEMENT

  STOCKHOLDER AGREEMENT (this "Agreement"), dated as of March 24, 1997, by and among Lam Research Corporation ("Parent"), Omega Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Sub"), and the person or entity whose name appears on the signature page hereto as a stockholder or optionholder of OnTrak Systems, Inc., a Delaware corporation (the "Company") acting in his, her, or its capacity as a stockholder of the Company and not in any other capacity ("Stockholder").

  WHEREAS, immediately prior to the execution of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge the Company with and into Merger Sub (the "Merger"); and

  WHEREAS, as of the date hereof, Stockholder is the record and Beneficial Owner (as defined hereinafter) of the number of Existing Shares (as defined hereinafter) of the Common Stock, $0.001 par value, of the Company (the "Company Common Stock") set forth on the signature page hereto; and

  WHEREAS, as inducement and a condition to entering into the Merger Agreement, Parent has required Stockholder to agree, and Stockholder has agreed, to enter into this Agreement; and

  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

  SECTION 1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this
Agreement:

  (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

  (b) "Existing Shares" means shares of Company Common Stock Beneficially Owned by Stockholder as of the date hereof.

  (c) "Securities" means the Existing Shares together with any shares of Company Common Stock or other securities of the Company acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

  SECTION 2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent and Merger Sub as follows:

  (a) Ownership of Shares. On the date hereof, Stockholder is the sole record and Beneficial Owner of the Existing Shares consisting of the number of shares of Company Common Stock set forth on the signature page

                                     C-1-1
hereto. On the date hereof, the Existing Shares constitute all of the shares of Company Common Stock owned of record or Beneficially Owned by Stockholder. There are no outstanding options or other rights to acquire from Stockholder or obligations of Stockholder to sell or to acquire, any shares of Company Common Stock. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 5, 7 and 8 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

  (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (c) No Conflicts. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority ("Governmental Entity") is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets.

  (d) No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever ("Encumbrances"), except for any such Encumbrances arising hereunder.

  (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

  (f) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

  SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

  (a) Power; Binding Agreement. Parent and Merger Sub each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except

                                     C-1-2
that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (b) No Conflicts. Except for filings under the HSR Act, the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or compliance by each of Parent and Merger Sub with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to either Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either Parent or Merger Sub or any of their respective properties or assets.

  SECTION 4. DISCLOSURE. Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Joint Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which Parent, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of Company Common Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

  SECTION 5. CERTAIN RESTRICTIONS.

  (a) No Solicitation. Stockholder will not, and will cause its affiliates, if any, and partners, investment bankers, attorneys, accountants and other agents and representatives of Stockholder and such affiliates (such affiliates, partners investment bankers, attorneys, accountants, agents and representatives of any person are hereinafter collectively referred to as the "Representatives" of such person) not to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal or any inquiry with respect thereto or (ii) in the event of any unsolicited Acquisition Proposal for the Company or any affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal. Stockholder will notify Parent orally and in writing of any such offers, proposals, or inquiries relating to the purchase or acquisition by any person of Securities (including, without limitation, the terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt thereof. Stockholder will and will cause its Representative to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore without respect to any Acquisition Proposal relating to the Company, other than discussions or negotiations with Parent and its affiliates and their Representatives. For purposes of this Agreement, the Company is not deemed to be an Affiliate of Stockholder.

  (b) Certain Actions. Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly, take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

  SECTION 6. COMPANY OPTIONS. If Stockholder holds Company Options to acquire shares of Company Common Stock, Stockholder shall, if requested by the Company, consent to the cancellation or substitution of Stockholders Company Options in accordance with the terms of the Merger Agreement and shall execute all appropriate documentation in connection with such cancellation or substitution.

                                     C-1-3

  SECTION 7. VOTING OF COMPANY COMMON STOCK. Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof.

  SECTION 8. PROXY.

  (a) Stockholder hereby irrevocably grants to, and appoints, Parent and Roger
D. Emerick and Richard H. Lovgren or any of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in favor of the merger, as specified in Section 7 hereof.

  (b) Stockholder represents that any proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies are hereby revoked.

  (c) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 8 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

  SECTION 9. DISTRIBUTIONS. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the terms "Existing Shares and Securities" will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

  SECTION 10. BEST REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

  SECTION 11. TERMINATION. This Agreement shall terminate on the earlier to occur of: (a) the termination of the Merger Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Merger.

  SECTION 12. MISCELLANEOUS.

  (a) Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                                     C-1-4

  (b) Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

  (c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

  (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to Parent or Merger Sub, to:

      Lam Research Corporation
      4650 Cusing Parkway
      Fremont, California 94538
      Telecopy No.: (510) 572-2876
      Attention: Richard H. Lovgren, Esq.

  with a copy to:

      Shartsis, Friese & Ginsburg LLP
      One Maritime Plaza, 18th Floor
      San Francisco, California 94111
      Telecopy No.: (415) 421-2922
      Attention: M. Greg Allio, Esq.

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Embarcadero Center, Suite 3800
      San Francisco, California 94111
      Telecopy No.: (415) 984-2698
      Attention: Kenton J. King, Esq.

  If to Stockholder, to the address set forth on the signature page hereto.

  (e) Severability. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  (f) Specific Performance. Each of the parties hereto recognizes and acknowledges a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money, damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

  (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other

                                     C-1-5
party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  (i) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

  (j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

  (k) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

  (l) Further Assurances. From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  (m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, Parent, Merger Sub, and Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

                                          LAM RESEARCH CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                          OMEGA ACQUISITION CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                                             *
                                          By: _________________________________

NUMBER OF EXISTING SHARES
BENEFICIALLY OWNED BY
STOCKHOLDER: ________________________

ADDRESS OF STOCKHOLDER:

--------
* In the event this agreement covers shares held jointly or held individually by related parties who will sign this together, each joint or related party shall sign.


                                     C-1-6

                                                                      ANNEX C-2

                                                                [TA ASSOCIATES]

                             STOCKHOLDER AGREEMENT

  STOCKHOLDER AGREEMENT (this "Agreement"), dated as of March 24, 1997, by and among Lam Research Corporation ("Parent"), Omega Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Sub"), and the person or entity whose name appears on the signature page hereto as a stockholder or optionholder of OnTrak Systems, Inc., a Delaware corporation (the "Company") acting in his, her, or its capacity as a stockholder of the Company and not in any other capacity ("Stockholder").

  WHEREAS, immediately prior to the execution of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge the Company with and into Merger Sub (the "Merger"); and

  WHEREAS, as of the date hereof, Stockholder is the record and Beneficial Owner (as defined hereinafter) of the number of Existing Shares (as defined hereinafter) of the Common Stock, $0.001 par value, of the Company (the "Company Common Stock") set forth on the signature page hereto; and

  WHEREAS, as inducement and a condition to entering into the Merger Agreement, Parent has required Stockholder to agree, and Stockholder has agreed, to enter into this Agreement; and

  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

  SECTION 1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this
Agreement:

  (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

  (b) "Existing Shares" means shares of Company Common Stock Beneficially Owned by Stockholder as of the date hereof.

  (c) "Securities" means the Existing Shares together with any shares of Company Common Stock or other securities of the Company acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

  SECTION 2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent and Merger Sub as follows:

  (a) Ownership of Shares. On the date hereof, Stockholder is the sole record and Beneficial Owner of the Existing Shares consisting of the number of shares of Company Common Stock set forth on the signature page

                                     C-2-1
hereto. On the date hereof, the Existing Shares constitute all of the shares of Company Common Stock owned of record or Beneficially Owned by Stockholder. There are no outstanding options or other rights to acquire from Stockholder or obligations of Stockholder to sell or to acquire, any shares of Company Common Stock. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 5, 7 and 8 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

  (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (c) No Conflicts. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority ("Governmental Entity") is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets.

  (d) No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever ("Encumbrances"), except for any such Encumbrances arising hereunder.

  (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

  (f) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

  SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

  (a) Power; Binding Agreement. Parent and Merger Sub each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except

                                     C-2-2
that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (b) No Conflicts. Except for filings under the HSR Act, the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or compliance by each of Parent and Merger Sub with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to either Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either Parent or Merger Sub or any of their respective properties or assets.

  SECTION 4. DISCLOSURE. Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Joint Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which Parent, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of Company Common Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

  SECTION 5. CERTAIN RESTRICTIONS.

  (a) No Solicitation. Stockholder will not, and will cause its affiliates, if any, and partners, investment bankers, attorneys, accountants and other agents and representatives of Stockholder and such affil iates (such affiliates, partners investment bankers, attorneys, accountants, agents and representatives of any person are hereinafter collectively referred to as the "Representatives" of such person) not to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal or any inquiry with respect thereto or (ii) in the event of any unsolicited Acquisition Proposal for the Company or any affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal. Stockholder will notify Parent orally and in writing of any such offers, proposals, or inquiries relating to the purchase or acquisition by any person of Securities (including, without limitation, the terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt thereof. Stockholder will and will cause its Representative to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore without respect to any Acquisition Proposal relating to the Company, other than discussions or negotiations with Parent and its affiliates and their Representatives. For purposes of this Agreement, the Company is not deemed to be an Affiliate of Stockholder.

  (b) Certain Actions. Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly, take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

  SECTION 6. COMPANY OPTIONS. If Stockholder holds Company Options to acquire shares of Company Common Stock, Stockholder shall, if requested by the Company, consent to the cancellation or substitution of Stockholders Company Options in accordance with the terms of the Merger Agreement and shall execute all appropriate documentation in connection with such cancellation or substitution.

                                     C-2-3

  SECTION 7. VOTING OF COMPANY COMMON STOCK. Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) August 31, 1997; or (c) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof.

  SECTION 8. PROXY.

  (a) Stockholder hereby irrevocably grants to, and appoints, Parent and Roger
D. Emerick and Richard H. Lovgren or any of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in favor of the merger, as specified in Section 7 hereof.

  (b) Stockholder represents that any proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies are hereby revoked.

  (c) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 8 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

  SECTION 9. DISTRIBUTIONS. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the terms "Existing Shares and Securities" will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

  SECTION 10. BEST REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

  SECTION 11. TERMINATION. This Agreement shall terminate on the earlier to occur of: (a) the termination of the Merger Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Merger.

  SECTION 12. MISCELLANEOUS.

  (a) Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                                     C-2-4

  (b) Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

  (c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

  (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to Parent or Merger Sub, to:

      Lam Research Corporation
      4650 Cusing Parkway
      Fremont, California 94538
      Telecopy No.: (510) 572-2876
      Attention: Richard H. Lovgren, Esq.

  with a copy to:

      Shartsis, Friese & Ginsburg LLP
      One Maritime Plaza, 18th Floor
      San Francisco, California 94111
      Telecopy No.: (415) 421-2922
      Attention: M. Greg Allio, Esq.

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Embarcadero Center, Suite 3800
      San Francisco, California 94111
      Telecopy No.: (415) 984-2698
      Attention: Kenton J. King, Esq.

  If to Stockholder, to the address set forth on the signature page hereto.

  (e) Severability. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  (f) Specific Performance. Each of the parties hereto recognizes and acknowledges a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money, damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

  (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any

                                     C-2-5
other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  (i) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

  (j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

  (k) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

  (l) Further Assurances. From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  (m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, Parent, Merger Sub, and Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

                                          LAM RESEARCH CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                          OMEGA ACQUISITION CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                                             *
                                          By: _________________________________

NUMBER OF EXISTING SHARES
BENEFICIALLY OWNED BY STOCKHOLDER: __

ADDRESS OF STOCKHOLDER:

--------
* In the event this agreement covers shares held jointly or held individually by related parties who will sign this together, each joint or related party shall sign.

                                     C-2-6

                                                                        ANNEX D

                       FORM OF LAM RESEARCH CORPORATION

                           1997 STOCK INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

  The name of this plan is the Lam Research Corporation 1997 Stock Incentive Plan (the "Plan"). The Plan was adopted by the Board on May 6, 1997, subject to the approval of the stockholders of the Company, which approval was
obtained on [     ], 1997. The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers, directors, employees, consultants and advisors that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

  For purposes of the Plan, the following terms shall be defined as set forth below:

    (1) "Administrator" means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 2.

    (2) "Annual Non-Employee Director Stock Option" means an annual grant of Stock Options to a non-employee director of the Company pursuant to Section 6.

    (3) "Board" means the Board of Directors of the Company.

    (4) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

    (5) "Committee" means the Stock Committee of the Board or any Committee the Board may subsequently appoint to administer the Plan. To the extent applicable, the Committee shall be composed entirely of individuals who meet the qualifications referred to in Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

    (6) "Company" means Lam Research Corporation, a Delaware corporation (or any successor corporation).

    (7) "Deferred Stock" means an award made pursuant to Section 7 below of the right to receive Stock at the end of a specified deferral period.

    (8) "Disability" means the inability of a Participant to perform substantially his or her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of six months, or (ii) at such earlier time as the Participant submits medical evidence satisfactory to the Administrator that he or she has a physical or mental disability or infirmity which will likely prevent him or her from returning to the performance of his or her work duties for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which the Participant submits such satisfactory medical evidence, as the case may be.

    (9) "Effective Date" shall mean the date set forth in Section 11.

    (10) "Eligible Recipient" means an officer, director, employee, consultant or advisor of the Company or any Subsidiary.

    (11) "Fair Market Value" means, as of any given date, with respect to any awards granted hereunder, (A) if the Stock is publicly traded, the closing sale price of the Stock on such date as reported in the Western Edition of the Wall Street Journal, or the average of the closing price of the Stock on each day on which the Stock was traded over a period of up to twenty trading days immediately prior to such date, (B) the fair market value of the Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder, or (C) the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.

    (12) "Incentive Stock Option" means any Stock Option intended to be designated as an "incentive stock option" within the meaning of Section 422 of the Code.

    (13) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

    (14) "Parent Corporation" means any corporation (other the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

    (15) "Participant" means any Eligible Recipient selected by the Administrator, pursuant to the Administrator's authority in Section 2 below, to receive grants of Stock Options, Restricted Stock awards, Deferred Stock awards, Performance Shares or any combination of the foregoing and each non-employee director of the Company who receives an Annual Non-Employee Director Stock Option pursuant to Section 6.

    (16) "Performance Share" means an award of shares of Stock pursuant to
  Section 7 that is subject to restrictions based upon the attainment of specified performance objectives.

    (17) "Restricted Stock" means an award granted pursuant to Section 7 of shares of Stock subject to certain restrictions.

    (18) "Stock" means the common stock, par value $.001 per share, of the Company.

    (19) "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5 or any Annual Non-Employee Director Stock Option granted pursuant to Section 6.

    (20) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2. ADMINISTRATION.

  The Plan shall be administered in accordance with the requirements of
Section 162(m) of the Code (but only to the extent necessary to maintain qualification of the Plan under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") by the Board or by the Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board.

  Pursuant to the terms of the Plan, the Administrator shall have the power and authority to grant to Eligible Recipients pursuant to the terms of the
Plan: (a) Stock Options, (b) Restricted Stock, (c) Deferred Stock, (d) Performance Shares or (e) any combination of the foregoing.

  In particular, the Administrator shall have the authority:

    (a) to select those Eligible Recipients who shall be Participants;

    (b) to determine whether and to what extent Stock Options, Restricted Stock, Deferred Stock, Performance Shares or a combination of the foregoing, are to be granted hereunder to Participants;

    (c) to determine the number of shares of Stock to be covered by each such award granted hereunder;

    (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, (x) the restrictions applicable to Restricted or Deferred Stock awards and the conditions under which restrictions applicable to such Restricted or Deferred Stock shall lapse, and (y) the performance goals and periods applicable to an award of Performance Shares); and

    (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options, Restricted Stock, Deferred Stock, Performance Shares or any combination of the foregoing granted hereunder to Participants.

  The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

  All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.

SECTION 3. STOCK SUBJECT TO PLAN.

  The total number of shares of Stock reserved and available for issuance under the Plan shall initially be three million; provided, however, that the number of shares so reserved shall automatically be increased at the beginning of each calendar quarter if and to the extent that, as of such date, the quotient determined by dividing (x) the total number of shares of Stock reserved for issuance under all of Lam's stock-based incentive plans pursuant to outstanding and future awards by (y) the sum of (i) the total number of shares of Stock outstanding plus (ii) the number determined under clause (x), is less than 20%, such that immediately following any such increase such quotient will equal 18.5%; and provided, further, that the number of shares reserved for issuance under the Plan shall in no event exceed five million shares, as adjusted to take into account changes in capitalization as set forth below. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. The aggregate number of shares of Stock as to which Stock Options, Restricted Stock, Deferred Stock and Performance Shares may be granted to any individual during any calendar year may not, subject to adjustment as provided in this Section 3, exceed 20% of the shares of Stock reserved for the purposes of the Plan in accordance with the provisions of this Section 3.

  Consistent with the provisions of Section 162(m) of the Code, as from time to time applicable, to the extent that (i) a Stock Option expires or is otherwise terminated without being exercised, or (ii) any shares of Stock subject to any Restricted Stock, Deferred Stock or Performance Share award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan.

  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, (ii) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan, and
(iii) the kind, number and purchase price of shares issuable pursuant to awards of Restricted Stock, Deferred Stock and Performance Shares, as may be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. In connection with any event described in this paragraph, the Administrator may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property therefor.

SECTION 4. ELIGIBILITY.

  Officers, directors and employees of the Company or any Subsidiary, and consultants and advisors to the Company or any Subsidiary, who are responsible for or are in a position to contribute to the management, growth and/or profitability of the business of the Company shall be eligible to be granted Stock Options, Restricted Stock awards, Deferred Stock awards or Performance Shares hereunder. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Recipients recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares of Stock covered by each award.

SECTION 5. DISCRETIONARY GRANTS OF STOCK OPTIONS.

  Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into an award agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.

  The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

  The Administrator shall have the authority to grant any officer or employee of the Company (including directors who are also officers of the Company) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. Directors who are not officers of the Company, consultants and advisors may only be granted Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one option may be granted to the same optionee and be outstanding concurrently hereunder.

  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

    (1) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not be less than 100% of the Fair Market Value of the Stock on such date. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

    (2) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five years from the date of grant.

    (3) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant. The Administrator may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine, in its sole discretion, including but not limited to in connection with any "change in control" of the Company, as defined in any stock option agreement or otherwise.

    (4) Method of Exercise. Subject to Section 5(3) above, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (i) by means of any cashless exercise procedure approved by the Administrator, (ii) in the form of unrestricted Stock already owned by the optionee, or (iii) in the case of the exercise of a Non-Qualified Stock Option, in the form of Restricted Stock or Performance Shares subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant. If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Performance Shares, the shares received upon the exercise of such Stock Option shall be restricted in accordance with the original terms of the Restricted Stock or Performance Share award in question, except that the Administrator may direct that such restrictions shall apply only to that number of shares equal to the number of shares surrendered upon the exercise of such option. An optionee shall generally have the rights to dividends and any other rights of a stockholder with respect to the Stock subject to the option only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (1) of Section 10.

    The Administrator may require the voluntary surrender of all or a portion of any Stock Option granted under the Plan as a condition precedent to the grant of a new Stock Option. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Administrator at the time the new Stock Option is granted. Consistent with the provisions of
  Section 162(m), to the extent applicable, upon their surrender, Stock Options shall be canceled and the shares previously subject to such canceled Stock Options shall again be available for grants of Stock Options and other awards hereunder. Any re-pricing of Stock Options granted under the Plan will be limited, in the aggregate, to 10% of the shares reserved and available for issuance under the Plan.

    (5) Loans. The Company may make loans available to Stock Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (i) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (ii) be subject to the terms and conditions set forth in this Section 5(5) and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine, (iii) bear interest, if any, at such rate as the Administrator shall determine, and (iv) be subject to Board approval (or to approval by the Administrator to the extent the Board may delegate such authority). In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value (if any) of the shares of Stock covered by the option, or portion thereof, exercised by the holder, and (y) any Federal, state, and local income tax attributable to such exercise. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal or interest and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Administrator. Unless the Administrator determines otherwise, when a loan is made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

    (6) Non-Transferability of Options. Unless otherwise determined by the Administrator in accordance with Rule 16b-3, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

    (7) Termination of Employment or Service. If an optionee's employment with or service as a director, consultant or advisor to the Company terminates by reason of death, Disability or for any other reason, the Stock Option may thereafter be exercised to the extent provided in the applicable subscription or award agreement, or as otherwise determined by the Administrator.

    (8) Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an Optionee under this Plan and all other option plans of the Company or its Parent Corporation become exercisable for the first time by the Optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

SECTION 6. ANNUAL NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS

  Each non-employee director of the Company shall automatically be granted a Non-Qualified Stock Option to purchase 6,000 shares of Stock on the first business day of January of each calendar year (an "Annual Non-Employee Director Stock Option"). The terms and conditions of the Annual Non-Employee Director Stock Options granted pursuant to this Section 6 shall be as follows:

    (1) Option Term. The term of the option shall be ten (10) years from the date of grant.

    (2) Exercise Price. The exercise price per share of Stock subject to such option shall be 100% of the Fair Market Value of the Stock on the date of grant.

    (3) Vesting and Exercisability. The option shall be 100% vested and exercisable as of the date of grant.

    (4) Non-Transferability of Options. Unless otherwise determined by the Administrator in accordance with Rule 16b-3, the option shall not be transferable by the optionee, and shall be exercisable, during the optionee's lifetime, only by the optionee.

    (5) Payment of Exercise Price. The exercise price of such option shall be paid in cash or its equivalent as determined by the Administrator.

    (6) Termination of Service. Except as provided below, the option shall terminate as of the date on which the optionee's service as a director of the Company terminates. In the event the optionee's service as a director terminates as a result of Disability, the optionee may exercise the option within six (6) months following the date of termination (but in no event after expiration of the option term). In the event the optionee's service as a director terminates by reason of the death of the optionee, the option may be exercised by the optionee's estate or beneficiary for a period of six (6) months following the date of death (but in no event after expiration of the option term).

SECTION 7. RESTRICTED STOCK, DEFERRED STOCK AND PERFORMANCE SHARES.

  (1) General. Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock, Deferred Stock or Performance Share awards shall be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Restricted Stock, Deferred Stock or Performance Share awards; the Restricted Period (as defined in paragraph (3) hereof) applicable to Restricted Stock or Deferred Stock awards; the performance objectives applicable to Restricted Stock, Deferred Stock or Performance Share awards; the date or dates on which restrictions applicable to such Restricted Stock or Deferred Stock awards shall lapse during such Restricted Period; and all other conditions of the Restricted Stock, Deferred Stock and Performance Share awards. The Administrator may also condition the grant of Restricted Stock, Deferred Stock awards or Performance Shares upon the exercise of Stock Options, or upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of Restricted Stock, Deferred Stock or Performance Share awards need not be the same with respect to each recipient. In the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Section 5(5) with respect to the exercise of Stock Options.

  (2) Awards and Certificates. The prospective recipient of a Restricted Stock, Deferred Stock or Performance Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Stock Award Agreement," "Deferred Stock Award Agreement" or "Performance Share Award Agreement," as appropriate) and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in this
Section 7(2), (i) each Participant who is awarded Restricted Stock or Performance Shares shall be issued a stock certificate in respect of such shares of Restricted Stock or Performance Shares; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

  The Company may require that the stock certificates evidencing Restricted Stock or Performance Share awards hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award or Performance Share award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

  With respect to Deferred Stock awards, at the expiration of the Restricted Period, stock certificates in respect of such shares of Deferred Stock shall be delivered to the Participant, or his or her legal representative, in a number equal to the number of shares of Stock covered by the Deferred Stock award.

  (3) Restrictions and Conditions. The Restricted Stock, Deferred Stock and Performance Share awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

    (a) Subject to the provisions of the Plan and the Restricted Stock Award Agreement, Deferred Stock Award Agreement or Performance Share Award Agreement, as appropriate, governing such award, during such period as may be set by the Administrator commencing on the grant date (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Deferred Stock or Performance Shares awarded under the Plan; provided, however, that the Restricted Period shall not be less than (i) three years with respect to restrictions based solely on continued employment with the Company and (ii) one year with respect to restrictions based on the achievement of performance-related goals; and provided, further, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on the attainment of certain performance related goals, the Participant's termination of employment or service, death or Disability or the occurrence of a "Change of Control" as defined in the agreement evidencing such award or otherwise.

    (b) Except as provided in paragraph (3)(a) of this Section 7, the Participant shall generally have, with respect to the shares of Restricted Stock or Performance Shares, all of the rights of a stockholder with respect to such stock during the Restricted Period. The Participant shall generally not have the rights of a stockholder with respect to stock subject to Deferred Stock awards during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall be paid to the Participant. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares of Restricted Stock, Performance Shares or Deferred Stock, except as the Administrator, in its sole discretion, shall otherwise determine.

    (c) The rights of holders of Restricted Stock, Deferred Stock and Performance Share awards upon termination of employment or service for any reason during the Restricted Period shall be set forth in the Restricted Stock Award Agreement, Deferred Stock Award Agreement or Performance Share Award Agreement, as appropriate, governing such awards.

    (d) With respect to awards intended to constitute "qualified performance based compensation" for purposes of Section 162(m) of the Code, the applicable performance goals shall be based upon earnings, earnings per share, revenue growth or return on equity.

SECTION 8. AMENDMENT AND TERMINATION.

  The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant's consent, or that without the approval of the stockholders (as described below) would:

    (1) except as provided in Section 3, increase the total number of shares of Stock reserved for the purpose of the Plan;

    (2) change the class of directors, officers, employees, consultants and advisors eligible to participate in the Plan;

    (3) extend the maximum option period under paragraph (2) of Section 5 of the Plan; or

    (4) change the material terms of grants of Annual Non-Employee Director Stock Options pursuant to Section 6.

  Notwithstanding the foregoing, stockholder approval under this Section 8 shall only be required at such time and under such circumstances as stockholder approval would be required under Section 162(m) of the Code or other applicable law, rule or regulation with respect to any material amendment to any employee benefit plan of the Company.

  The Administrator may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without his or her consent.

SECTION 9. UNFUNDED STATUS OF PLAN.

  The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

SECTION 10. GENERAL PROVISIONS.

  (1) The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

  All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

  (2) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any officer, director, employee, consultant or advisor of the Company any right to continued employment or service with the Company, as the case may be, nor shall it interfere in any way with the right of the Company to terminate the employment or service of any of its officers, directors, employees, consultants or advisors at any time.

  (3) Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

  (4) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 11. EFFECTIVE DATE OF PLAN.

  The Plan became effective (the "Effective Date") on [    ], 1997, the date
the Company's stockholders formally approved the Plan.

SECTION 12. TERM OF PLAN.

  No Stock Option, Restricted Stock, Deferred Stock or Performance Share award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.

                                                                        ANNEX E
                          CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION
                                      OF
                           LAM RESEARCH CORPORATION

  Lam Research Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

  FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring such amendments to be advisable and authorizing and directing that such amendments be presented to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

  RESOLVED, that the Certificate of Incorporation of the Corporation, subject to the approval of the stock- holders, be amended by deleting it in its entirety Article Eleventh, concerning cumulative voting in the election of directors; and further

  RESOLVED, that the Certificate of Incorporation of the Corporation, subject to the approval of the stock- holders, be amended by adding a new Article Thirteenth, which shall be and read as follows:

  "THIRTEENTH:

  Except as otherwise provided by applicable law, the Corporation may take or authorize any action upon the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter thereof. Action shall be taken by stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may act in lieu of a meeting only by unanimous written consent."

  SECOND: That thereafter a meeting of the stockholders of the Corporation was duly called and held on August 5, 1997, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

  THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, Lam Research Corporation has made under its corporate seal and the hands of its Chairman of the Board and Chief Executive Officer and Secretary, respectively, of such corporation the foregoing certificate, and the said Chairman of the Board and Chief Executive Officer and Secretary have hereunto set their hands and caused the corporate seal of such corporation to be hereunto affixed this 5th day of August, 1997.

                                          LAM RESEARCH CORPORATION

                                          By:
                                            -----------------------------
                                             Roger D. Emerick
                                             Chairman of the Board and
                                             Chief Executive Officer

ATTEST:

-----------------------------
Richard H. Lovgren
Secretary

                                                                        ANNEX F

                       [LETTERHEAD OF SMITH BARNEY INC.]

March 24, 1997

The Board of Directors
Lam Research Corporation
4650 Cushing Parkway
Fremont, California 94538

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Lam Research Corporation ("LRC") of the consideration to be paid by LRC pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of March 24, 1997 (the "Merger Agreement"), by and among LRC, Omega Acquisition Corporation, a wholly owned subsidiary of LRC ("Merger Sub"), and OnTrak Systems, Inc. ("OSI"). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into OSI (the "Merger") and (ii) each outstanding share of the common stock, par value $0.0001 per share, of OSI (the "OSI Common Stock") will be converted into the right to receive 0.83 (the "Exchange Ratio") of a share of the common stock, par value $0.001 per share, of LRC (the "LRC Common Stock"); provided that, if the average of the daily closing sale prices per share of LRC Common Stock as reported on the Nasdaq National Market on the 10 trading days ending the eighth trading day preceding OSI's stockholder meeting for the Merger (the "LRC Closing Value") falls below certain thresholds specified in the Merger Agreement, then the Exchange Ratio will be subject to adjustment at the election of LRC to that number of shares of LRC Common Stock equal to $24.90 divided by the LRC Closing Value.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of LRC and certain senior officers and other representatives and advisors of OSI concerning the businesses, operations and prospects of LRC and OSI. We examined certain publicly available business and financial information relating to LRC and OSI as well as certain financial forecasts and other information and data for LRC and OSI which were provided to or otherwise discussed with us by the respective managements of LRC and OSI, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of LRC Common Stock and OSI Common Stock; the historical and projected earnings and other operating data of LRC and OSI; and the capitalization and financial condition of LRC and OSI. We considered, to the extent publicly available, the financial terms of similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of LRC and OSI. We also evaluated the potential pro forma financial impact of the Merger on LRC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and

The Board of Directors
Lam Research Corporation
March 24, 1997
Page 2

other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of LRC and OSI that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of LRC and OSI and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of LRC and OSI. We are not expressing any opinion as to what the value of the LRC Common Stock actually will be when issued to OSI stockholders pursuant to the Merger or the price at which the LRC Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LRC or OSI nor have we made any physical inspection of the properties or assets of LRC or OSI. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for LRC or the effect of any other transaction in which LRC might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to LRC in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of LRC and OSI for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided financial advisory and investment banking services to LRC unrelated to the Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with LRC and OSI.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of LRC in its evaluation of the proposed Merger, and our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that this opinion letter may be included in its entirety in the Joint Proxy Statement/Prospectus of LRC and OSI relating to the proposed Merger.


Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to LRC.

Very truly yours,

/s/ Smith Barney Inc.

Smith Barney Inc.

                 [LETTERHEAD OF DEUTSCHE MORGAN GRENFELL INC.]

                                                                        ANNEX G

                                                                 March 24, 1997

Board of Directors
OnTrak Systems, Inc.
1010 Rincon Circle
San Jose, CA 95131

Members of the Board:

  We understand that Lam Research Corporation ("Lam"), OnTrak Systems, Inc. ("OnTrak"), and Otter Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Lam, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into OnTrak. In addition, we understand that certain security holders of OnTrak have entered into stockholder voting agreements dated as of the date hereof (the "Stockholder Voting Agreements"). Pursuant to the Merger, OnTrak will become a wholly-owned subsidiary of Lam and each issued and outstanding share of common stock, $.0001 par value, of OnTrak (the "OnTrak Common Stock"), other than shares held in treasury or held by Lam or any subsidiary or affiliate of Lam or OnTrak or as to which dissenters' rights have been perfected, shall be converted into the right to receive 0.830 of a share of common stock, subject to adjustment in certain circumstances as set forth in the Merger Agreement (the "Exchange Ratio"), of Lam (the "Lam Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of OnTrak Common Stock.

  For purposes of the opinion set forth herein, we have:

    i. analyzed certain publicly available financial statements and other information of Lam and OnTrak, respectively;

    ii. analyzed certain internal financial statements and other financial and operating data concerning OnTrak prepared by the management of OnTrak;

    iii. analyzed certain financial projections relating to OnTrak prepared by the management of OnTrak;

    iv. discussed the past and current operations and financial condition and the prospects of OnTrak with senior executives of OnTrak;

OnTrak Systems, Inc.
March 24, 1997
Page 2


    v. analyzed certain internal financial statements and other financial and operating data concerning Lam prepared by the management of Lam;

    vi. discussed the past and current operations and financial condition and the prospectus of Lam with senior executives of both Lam and OnTrak;

    vii. analyzed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Lam;

    viii. reviewed the reported prices and trading activity for the OnTrak Common Stock and the Lam Common Stock, respectively;

    ix. compared the financial performance of OnTrak and the prices and trading activity of the OnTrak Common Stock with that of certain other publicly traded companies (which we deemed to be relevant) and their securities;

     x. compared the financial performance of Lam and the prices and trading activity of the Lam Common Stock with that of certain other publicly-traded companies (which we deemed to be relevant) and their securities;

    xi. reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions which we deemed to be relevant;

    xii. reviewed and discussed with the senior management of OnTrak (i) the strategic rationale for the Merger and their assessment of the synergies and other benefits expected to be derived from the Merger and (ii) certain alternatives to the Merger;

    xiii. participated in discussions and negotiations among representatives of OnTrak and Lam and their financial and legal advisors;

    xiv.  reviewed the Merger Agreement and Stockholder Voting Agreements; and

    xv. performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of OnTrak. With respect to the information furnished by Lam and OnTrak, and with respect to the information discussed with the managements of Lam and OnTrak regarding their views of future operations, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of Lam's and OnTrak's management as to the competitive, operating and regulatory environments and related financial performance of Lam and OnTrak, as the case may be, for the relevant periods. For purposes of this opinion, we have also relied upon, without independent verification, the assessment by OnTrak's management of the cost savings and other synergies as well as the strategic and other benefits expected to be derived from the Merger. We have also relied upon, without independent verification, the

OnTrak Systems, Inc.
March 24, 1997
Page 3


assessment by OnTrak's management of Lam's technology and competitive position. We have not made any independent valuation or appraisal of the assets, liabilities or technology of Lam or OnTrak, respectively, nor have we been furnished with any such appraisals. We have also relied upon OnTrak management's summary of certain due diligence inquiries made regarding the charges announced with respect to Lam's third fiscal quarter. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of OnTrak in connection with this transaction and will receive a fee for our services.

  It is understood that this letter is for the information of the Board of Directors of OnTrak and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by OnTrak, with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. In addition, we express no recommendation or opinion as to how the shareholders of OnTrak should vote at the stockholders' meeting held in connection with the Merger.

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of OnTrak Common Stock.

                                          Very truly yours,

                                          DEUTSCHE MORGAN GRENFELL INC.

                                          By:   /s/ GEORGE F. BOUTROS
                                             _________________________________
                                                    George F. Boutros
                                                    Managing Director


                                          By:     /s/ ETHAN M. TOPPER
                                             _________________________________
                                                      Ethan M. Topper
                                                     Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

  The Lam Certificate and the Lam Bylaws provide, among other things, that, to the fullest extent authorized by the DGCL, Lam indemnify each person who is or has served as a director or officer of Lam or any predecessor of Lam, or any other enterprise at the request of Lam or of any predecessor of Lam, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Lam. Lam may also indemnify each of its employees and agents against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Lam.

  The DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of any director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Lam Certificate contains provisions limiting the liability of its directors, to the fullest extent currently permitted by the DGCL for monetary damages for breach of their fiduciary duty as directors.

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

  Lam has purchased insurance which purports to insure Lam against certain costs of indemnification which may be incurred by it pursuant to the Lam Certificate and the Lam Bylaws and to insure the officers and directors of Lam, and its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.

ITEM 21. EXHIBITS

  (a) The following is a list of Exhibits included as part of this Registration Statement. Lam agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. Items marked with an asterisk are filed herewith.

    2.1* Agreement and Plan of Merger, dated as of March 24, 1997, by and among Lam Research Corporation, Omega Acquisition Corporation, and
           OnTrak Systems, Inc. (included as Annex A to the Joint Proxy
           Statement/Prospectus).
    2.2*  Form of Stockholder Agreement, dated as of March 24, 1997 (included as Annex C to the Joint Proxy Statement/Prospectus).
    2.3*  Form of Affiliate Agreement, dated as of March 24, 1997 for Lam
           Research Corporation (included as Annex B-1 to the Joint Proxy
           Statement/Prospectus).
    2.4*  Form of Affiliate Agreement, dated as of March 24, 1997 for OnTrak
           Systems, Inc. (included as Annex B-2 to the Joint Proxy
           Statement/Prospectus).
    3.1*  Certificate of Amendment of the Certificate of Incorporation of Lam
           Research Corporation, to be filed upon approval of the Written
           Consent Amendment and the Cumulative Voting Amendment (included as
           Annex E to the Joint Proxy Statement/Prospectus).
    4.1** Form of Specimen Stock Certificate.
    5.1*  Opinion of Shartsis, Friese & Ginsburg, LLP to Lam Research
           Corporation, regarding the legality of the securities being registered.
    8.1*  Opinion of Shartsis, Friese & Ginsburg, LLP, as to certain United
           States federal income tax consequences of the Merger.
    8.2*  Opinion of Heller Ehrman White & McAuliffe, as to certain United
           States federal income tax consequences of the Merger.
   10.1*  Employment Agreement between Lam Research Corporation and James W.
           Bagley dated June  , 1997.
   10.2*  Lam Research Corporation 1997 Stock Incentive Plan (included as Annex
           D to the Joint Proxy Statement/Prospectus).
   23.1*  Consent of Ernst & Young LLP.
   23.2*  Consent of Price Waterhouse LLP.
   23.3*  Consent of Shartsis, Friese & Ginsburg, LLP (included in its opinions filed as Exhibits 5.1 and 8.1 hereto).
   23.4*  Consent of Heller Ehrman White & McAuliffe (included in its opinion filed as Exhibit 8.2 hereto).
   24.1*  Power of Attorney (see Page II-4).
   99.1*  Lam Research Corporation's Stockholder Letter, dated July 7, 1997.
   99.2*  Lam Research Corporation's Notice of Special Meeting of Stockholders
           to be held August 5, 1997.
   99.3*  Form of proxy card to be mailed to stockholders of Lam Research
           Corporation.
   99.4*  OnTrak Systems, Inc.'s Stockholder Letter, dated July 7, 1997.
   99.5*  OnTrak Systems, Inc.'s Notice of Special Meeting of Stockholders to
           be held August 5, 1997.
   99.6*  Form of proxy card to be mailed to stockholders of OnTrak Systems,
           Inc.
   99.7*  Consent of Person About to Become a Director for Richard J. Elkens.
   99.8*  Consent of Person About to Become a Director for James W. Bagley.
   99.9*  Consent of Smith Barney, Inc.
   99.10* Consent of Deutsche Morgan Grenfell Inc.

  (b) Financial Statement Schedules. Not applicable.
--------
 *Filed herewith.
** Incorporated by reference to Exhibit 1 of the Form 8-A filed pursuant to the Securities Exchange Act of 1934, as amended, filed on October 24, 1984.

ITEM 22. UNDERTAKING

  (a)(1) The undersigned Registrant hereby undertakes that, for purposes of any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b)(1) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (2) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERETO DULY AUTHORIZED, IN THE CITY OF FREMONT, STATE OF CALIFORNIA ON JULY 1, 1997.

                                          Lam Research Corporation

                                                   /s/ Roger D. Emerick
                                          By: _________________________________
                                                     ROGER D. EMERICK
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                     EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger D. Emerick and Richard H. Lovgren and each of them, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-of-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 1, 1997.

              SIGNATURE                        TITLE

        /s/ Roger D. Emerick           Chairman of the Board and Chief
-------------------------------------   Executive Officer (Principal
          ROGER D. EMERICK              Executive Officer)

       /s/ Hsiu-Sheng (Way) Tu         President
-------------------------------------
         HSIU-SHENG (WAY) TU

        /s/ Mercedes Johnson           Vice President and Chief Financial
-------------------------------------   Officer (Principal Financial and
          MERCEDES JOHNSON              Accounting Officer)

        /s/ David G. Arscott           Director
-------------------------------------
          DAVID G. ARSCOTT

         /s/ Jack R. Harris            Director
-------------------------------------
           JACK R. HARRIS

         /s/ Grant M. Inman            Director
-------------------------------------
           GRANT M. INMAN

        /s/ Osamu (Sam) Kano           Director
-------------------------------------
          OSAMU (SAM) KANO

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